As filed with the Securities and Exchange Commission on July 19, 2005
Registration No. 333-126389

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
NTK Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	3634	20-1934298
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

50 Kennedy Plaza
Providence, RI 02903
Telephone: (401) 751-1600
(Address, including zip code, and telephone number,
including area code, of the registrant’s principal executive offices)
Kevin W. Donnelly, Esq.
NTK Holdings, Inc.
50 Kennedy Plaza
Providence, RI 02903
Telephone: (401) 751-1600
(Name and address, including zip code, and telephone number, including area code, of agent for service of process for the registrant)

Copy to:
John B. Ayer, Esq.
Ropes & Gray LLP
One International Place
Boston, MA 02110
Telephone: (617) 951-7000

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering:     ☐
      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall have filed a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 19, 2005
PROSPECTUS
NTK Holdings, Inc.
Offer to Exchange
$403,000,000 aggregate principal amount at maturity of our
10 3/4% Senior Discount Notes due 2014, which have been registered under the Securities Act, for any and all of our outstanding
10 3/4% Senior Discount Notes due 2014.

The Exchange Offer
      We are offering to exchange our 10 3/4% senior discount notes due 2014 registered under the Securities Act of 1933, as amended, which we refer to as the “exchange notes,” for our currently outstanding 10 3/4% senior discount notes due 2014, which we refer to as the “outstanding notes.” The outstanding notes and the exchange notes are collectively referred to as the “notes.” The exchange notes are substantially identical to the outstanding notes, except that the exchange notes have been registered under the federal securities laws, are not subject to transfer restrictions and are not entitled to certain registration rights relating to the outstanding notes, including the payment of additional interest upon our failure to meet certain registration obligations. The exchange notes will represent the same debt as the outstanding notes and will be issued under the same indenture that governs the outstanding notes.
      The notes are our general, unsecured senior obligations. The notes are not guaranteed by any of our subsidiaries.
      The principal features of the exchange offer are as follows:

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2005, unless extended. We do not currently intend to extend the expiration date of the exchange offer.

•	The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

•	We will exchange the exchange notes for all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

•	The exchange of outstanding notes for the exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes, but you should see the discussion under the caption “Material United States Federal Income Tax Consequences” beginning on page 160 for more information.

•	We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

•	We will not receive any proceeds from the exchange offer. We will pay all expenses incurred by us in connection with the exchange offer and the issuance of the exchange notes.

      You should consider carefully the risk factors beginning on page 13 of this prospectus before participating in the exchange offer.

      Neither the U.S. Securities and Exchange Commission nor any other federal or state agency has approved or disapproved of the securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
      This exchange offer is not being made to, and we will not accept surrenders for exchange from, holders of the outstanding notes in any jurisdiction in which the exchange offer or its acceptance would not comply with the securities or blue sky laws of that jurisdiction.
      All resales must be made in compliance with state securities or blue sky laws. Compliance with these laws may require that the exchange notes be registered or qualified in a state or that the resales be made by or through a licensed broker-dealer, unless exemptions from these requirements are available. We assume no responsibility for compliance with these requirements.
The date of this prospectus is July     , 2005.

     This prospectus and the accompanying letter of transmittal contain important business and financial information. You should read this prospectus and the letter of transmittal carefully before deciding whether to tender your outstanding notes.

     This prospectus contains summaries of the terms of several material documents. These summaries include the terms that we believe to be material, but are qualified in their entirety by reference to the full and complete text of the related documents. We will make copies of these documents available to you at your request. Any such request should be sent to Almon C. Hall, Vice President and Chief Financial Officer, NTK Holdings, Inc., 50 Kennedy Plaza, Providence, RI 02903-2360, (401) 751-1600. To obtain timely delivery, holders of outstanding notes must request the information no later than five business days before the expiration date of the exchange offer.

ii

PROSPECTUS SUMMARY
      This summary contains basic information about us and this exchange offer. Because it is a summary, it does not contain all of the information that you should carefully consider. You should read the entire prospectus carefully, including the section entitled “Risk Factors.” When used in this prospectus, unless otherwise indicated, the terms (a) “our company,” “we,” “us” and “our” refer to NTK Holdings, Inc. and its subsidiaries, including Nortek Holdings, Inc., Nortek, Inc. and their subsidiaries and their predecessor companies, (b) the “issuer” or “NTK Holdings” refers to NTK Holdings, Inc., exclusive of its subsidiaries, (c) “Nortek Holdings” refers to Nortek Holdings, Inc., exclusive of its subsidiaries, (d) “Nortek” refers to Nortek, Inc., exclusive of its subsidiaries, (e) the “former Nortek Holdings” and references to Nortek’s “former parent company” refer to Nortek Holdings, Inc., the parent company of Nortek from November 20, 2002 until its subsequent merger with and into Nortek on August 27, 2004, and (f) “Investors LLC” refers to THL-Nortek Investors, LLC, exclusive of its subsidiaries.
Our Holding Company Structure
      NTK Holdings, the issuer of the notes, is a Delaware corporation that was formed to hold the capital stock of Nortek Holdings. NTK Holdings became the parent company of Nortek Holdings on February 10, 2005 and its only assets are 100% of the shares of capital stock of Nortek Holdings, which is the holder of 100% of the shares of capital stock of Nortek. NTK Holdings conducts all of its business through its subsidiaries. NTK Holdings is a wholly-owned subsidiary of Investors LLC, a Delaware limited liability company whose members include affiliates of Thomas H. Lee Partners, L.P. and members of our senior management. See “— Our Equity Sponsor,” “Security Ownership of Certain Beneficial Owners and Management,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Corporate History.”
Issuance of the Outstanding Notes; Exchange Offer
      On February 15, 2005, NTK Holdings completed a private offering of $403,000,000 aggregate principal amount at maturity of 10 3/4% senior discount notes due 2014, which we refer to in this prospectus as the “outstanding notes.” The aggregate gross proceeds received by NTK Holdings in connection with the issuance of the outstanding notes were $250,408,080 and were used by NTK Holdings to pay a dividend to Investors LLC, to contribute funds to Nortek Holdings and to pay fees and expenses in connection with the offering. Investors LLC distributed all such net proceeds received by it to certain of its members, including affiliates of Thomas H. Lee Partners, L.P. and certain members of our management. Nortek Holdings distributed all such net proceeds contributed to it to members of our management (including certain of our executive officers) under and in accordance with the 2004 Nortek Holdings, Inc. Deferred Compensation Plan described below under “— THL Transactions.”
Our Business
      We are a diversified manufacturer of residential and commercial building products, operating within two principal segments:

•	the residential building products segment, and

•	the air conditioning and heating products segment.
      Through these segments, we manufacture and sell, primarily in the United States, Canada and Europe, a wide variety of products for the residential and commercial construction market, the manufactured housing market, and the do-it-yourself, or DIY, and professional remodeling and renovation markets.
      The levels of residential replacement and remodeling, new residential construction and non-residential construction significantly impact our performance. Interest rates, seasonality, inflation, consumer spending habits and unemployment are factors that affect these levels.

Residential Building Products Segment
      We manufacture and distribute built-in products primarily for the residential new construction, DIY and professional remodeling and renovation markets. The principal products that we sell through our residential building products segment are:

•	kitchen range hoods,

•	built-in exhaust fans (such as bath fans and fan, heater and light combination units),

•	indoor air quality products,

•	medicine cabinets,

•	door chimes,

•	musical intercoms,

•	central vacuum systems,

•	surround sound systems,

•	multi-room audio and video distribution equipment, and

•	architectural loudspeakers.
      We are the largest supplier in North America of range hoods, bath fans and combination units, indoor air quality products (such as continuous-ventilation systems and energy-recovery ventilators) and one of the leading suppliers in Western Europe and South America of luxury “Eurostyle” range hoods. We sell these products to distributors and dealers of electrical and lighting products, kitchen and bath dealers, retail home centers and original equipment manufacturers under the Broan®, NuTone®, Nautilus®, Venmar®, vanEE®, Best®, Channel Plus®, Elan®, SpeakerCraft®, OmniMount®, M&S Systems® and Panamax® brand names, among others. A key component of our operating strategy for this segment is to introduce new products that capitalize on our strong brand names and on our extensive distribution system. Other products that we sell through this segment include, among others, door chimes, trash compactors, attic and whole house ventilators, air quality and HEPA whole-house filtration systems, ceiling fans, as well as wireless security products, access control products, garage door and gate operators and infrared control equipment (marketed under the Linear®, Westinghouse®, Open House®, Xantech® and OSCO® brand names).
      We offer a broad array of products with various features and styles across a range of price points. We believe that our variety of product offerings helps us maintain and improve our market position for our principal products. At the same time, we believe that our status as a low-cost producer, which is in large part due to our advanced manufacturing processes, provides us with a competitive advantage. Our primary residential building products compete with many domestic and international suppliers in various markets. We compete with suppliers of competitive products primarily on the basis of quality, distribution, delivery and price. Although we believe that we compete favorably with other suppliers of residential building products, some of our competitors in this area have greater financial and marketing resources than we do.
Air Conditioning and Heating Products Segment
      We manufacture and sell heating, ventilating, and air conditioning, or HVAC, systems and products for site-built residential and manufactured housing structures, custom-designed commercial applications, and standard light commercial products. For site-built homes and light commercial structures, we market these products under the licensed names Frigidaire®, Tappan®, Philco®, Kelvinator®, Gibson®, Westinghouse® and Maytag® and certain private label names.

Residential HVAC Products
      We manufacture and sell air conditioners, heat pumps and furnaces for the residential and light commercial markets. Within the residential market, we believe that we are one of the largest suppliers of these products for manufactured homes in the United States and Canada. In the manufactured housing market, we market our products under the Intertherm® and Miller® brand names.
      Demand for replacing and modernizing existing equipment, the level of housing starts and manufactured housing shipments are the principal factors that affect the market for our residential HVAC products. We anticipate that the replacement market will continue to expand as a large number of previously installed heating and cooling products become outdated or reach the end of their useful lives.
      We sell our manufactured housing products to builders of manufactured housing and, through distributors, to manufactured housing retailers and owners. The majority of our sales to builders of manufactured housing consist of furnaces designed and engineered to meet or exceed certain standards mandated by the U.S. Department of Housing and Urban Development and other federal agencies. These standards differ in several important respects from the standards for furnaces used in site-built residential homes. The aftermarket channel of distribution includes sales of both new and replacement air conditioning units and heat pumps and replacement furnaces. We believe that we have one major competitor in the manufactured housing furnace market, York International Corporation, which markets its products primarily under the “Coleman” name. We compete with most major industry manufacturers in the manufactured housing air conditioning market.
      We sell residential HVAC products for use in site-built homes through independently-owned distributors who sell to HVAC contractors. The site-built residential HVAC market is very competitive. In this market, we compete with, among others, Carrier Corporation (a subsidiary of United Technologies Corporation), Rheem Manufacturing Company, Lennox Industries, Inc., The Trane Company (a subsidiary of American Standard Inc.), York International Corporation and Goodman Manufacturing. We compete in both the site-built and manufactured housing markets on the basis of breadth and quality of our product line, distribution, product availability and price. We believe that we compete favorably with respect to these factors, although most of our competitors have greater financial and marketing resources and some competitors may enjoy greater brand awareness than we do.
      We estimate that more than half of our sales of residential HVAC products in 2004 were attributable to the replacement market, which tends to be less cyclical than the new construction market.

Commercial HVAC Products
      We manufacture and sell HVAC systems that are custom-designed to meet customer specifications for commercial offices, manufacturing and educational facilities, hospitals, retail stores and governmental buildings. We design these systems primarily to operate on building rooftops, including large self-contained walk-in units, or on individual floors within a building and to have cooling capacities ranging from 40 to 600 tons. We market our commercial HVAC products under the Governair®, Mammoth®, Temtrol®, Venmar®, Ventrol® and Webcotm brand names. Also, our subsidiary, Eaton-Williams Group Limited, manufactures and markets custom and standard air conditioning and humidification equipment throughout Western Europe under the Vapac®, Cubit®, Qualitair®, Edenaire®, Colmantm and Moduceltm brand names.
      The market for commercial HVAC equipment is divided into standard and custom-designed equipment. Standard equipment suppliers generally have a larger share of the overall commercial HVAC market than custom-designed equipment suppliers, including us. Unlike standard equipment, our commercial HVAC equipment can be designed to match a customer’s exact space, capacity and performance requirements. Our packaged rooftop and self-contained walk-in equipment rooms maximize a building’s rentable floor space because this equipment is located outside the building. In addition, the manner of construction and timing of installation of commercial HVAC equipment can often favor custom-designed systems over standard systems. We seek to maintain strong relationships nationwide with design engineers, owners and developers, and the persons who are most likely to value the benefits and long-term cost efficiencies of our custom-designed equipment.
      We estimate that about 40% of our air conditioning and heating product commercial sales in 2004 came from replacement and retrofit activity, which typically is less cyclical than new construction activity and generally commands higher margins. We continue to develop product and marketing programs to increase market penetration in the growing replacement and retrofit market.
      We believe that we are among the largest suppliers of custom-designed commercial HVAC products in the United States. Our four largest competitors in the commercial HVAC market are Carrier Corporation, York International, McQuay International (a subsidiary of OYL Corporation), and The Trane Company. We compete primarily on the basis of engineering support, quality, design and construction flexibility and total installed system cost. Although we believe that we compete favorably with respect to some of these factors, most of our competitors have greater financial and marketing resources than we do and enjoy greater brand awareness. However, we believe that our ability to produce equipment that meets the performance characteristics required by the particular product application provides us with advantages that some of our competitors do not enjoy.
THL Transactions
      On July 15, 2004, THL Buildco Holdings, Inc. and THL Buildco, Inc., newly formed corporations affiliated with Thomas H. Lee Partners, L.P., entered into a stock purchase agreement with the owners of the former parent company of Nortek. On August 27, 2004, THL Buildco, Inc. purchased all of the outstanding capital stock of the former parent company of Nortek pursuant to the stock purchase agreement in a transaction valued at approximately $1.74 billion. As a result of the August 2004 acquisition and a series of related mergers:

•	Nortek became a wholly-owned subsidiary of THL Buildco Holdings, Inc., which was renamed Nortek Holdings, Inc., which as noted above is referred to in this prospectus as “Nortek Holdings,” and

•	Nortek Holdings became a wholly-owned subsidiary of THL-Nortek Investors, LLC, a Delaware limited liability company, which as noted above is referred to in this prospectus as “Investors LLC.”
      In connection with the August 2004 acquisition, Nortek and its parent company repurchased for cash all of the 10% senior discount notes due 2011 of Nortek’s former parent company, all of Nortek’s senior floating rate notes due 2010 and approximately 96% of the aggregate principal amount of Nortek’s 9 7/8% senior subordinated notes due 2011. The August 2004 acquisition and refinancing transactions, including related transaction expenses, were funded with the proceeds of $700.0 million in term loans borrowed under a senior secured credit facility entered into by Nortek, the issuance of $625.0 million in aggregate principal amount of Nortek’s 8 1/2% senior subordinated notes, a cash equity investment of approximately $361.8 million from Thomas H. Lee Equity Fund V, L.P. and its co-investors and approximately $155.3 million of existing cash on hand. Such acquisition and related transactions are referred to in this prospectus as the “THL Transactions.”
      In connection with the THL Transactions, members of Nortek management became participants in a deferred compensation plan of Nortek Holdings, which is referred to in this prospectus as the “2004 Nortek Holdings, Inc. Deferred Compensation Plan.” These management participants, who would have been entitled to receive cash payments upon consummation of the THL Transactions in respect of all options previously granted to them under the stock option plan of Nortek’s former parent company, instead sold a portion of those options to THL Buildco, Inc. and surrendered the remainder of the options held by them for cancellation without immediate payment. In consideration for this cancellation of options without immediate payment, Nortek Holdings established this deferred compensation plan and credited for the account of each of these management participants under the plan a notional amount equal to the value of the old stock options so cancelled. For purposes of the plan, the value of the stock options cancelled equaled the excess of the value of the stock underlying the options at the time of the THL Transactions over the aggregate exercise price of the options. The plan is a non-qualified, unfunded obligation of Nortek Holdings. Distributions to participants under the deferred compensation plan are triggered by and made only in connection with distributions by Investors LLC to its members holding Class A membership units or certain dispositions of Class A units.
Our Equity Sponsor
      Thomas H. Lee Partners, L.P., or THL, is a leading private equity firm based in Boston that manages over $12 billion, with a committed equity capital pool in excess of $6 billion. Founded in 1974, THL is focused on identifying and acquiring substantial ownership stakes in mid to large cap growth companies. THL invests in companies with leading market positions, proven and experienced management teams, recognized brand names and well-defined business plans, which include opportunities for growth and expansion in their core and related businesses. Notable transactions sponsored by the firm include American Media, Inc., AXIS Capital Holdings Limited, Cott Corporation, Endurance Specialty Insurance Ltd., Experian Corporation, Eye Care Centers of America, Inc., Fisher Scientific International Inc., Houghton Mifflin Company, Michael Foods, Inc., National Waterworks, Inc., Rayovac Corporation, Simmons Company, TransWestern Publishing Company, LLC, United Industries Corporation and Warner Music Group.

      NTK Holdings, Inc. is a corporation organized under the laws of the State of Delaware. Our principal executive offices are located at 50 Kennedy Plaza, Providence, Rhode Island 02903, and our telephone number is (401) 751-1600. The worldwide web address of our company is www.nortek-inc.com. Information contained on our website is not a part of this prospectus.

SUMMARY OF THE TERMS OF THE EXCHANGE OFFER
      On February 15, 2005, NTK Holdings, Inc. completed an offering of $403,000,000 in aggregate principal amount at maturity of 10 3/4% senior discount notes due 2014, which was exempt from registration under the Securities Act of 1933, as amended (referred to in this prospectus as the “Securities Act”).
      NTK Holdings sold the outstanding notes to certain initial purchasers which are collectively referred to in this prospectus as the “initial purchasers.” The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act.
      In connection with the sale of the outstanding notes, NTK Holdings entered into a registration rights agreement with the initial purchasers, which we refer to in this prospectus as the “registration rights agreement.” Under the terms of that agreement, NTK Holdings agreed to use reasonable best efforts to consummate the exchange offer contemplated by this prospectus. If NTK Holdings is not able to effect the exchange offer contemplated by this prospectus in a timely manner, NTK Holdings will be required to file and cause to become effective a shelf registration statement relating to resales of the outstanding notes. If NTK Holdings does not comply with these obligations, NTK Holdings will be required to pay additional interest to the holders of the outstanding notes. The exchange offer contemplated by this prospectus is intended to satisfy that obligation.
      The following is a brief summary of the material terms of the exchange offer. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the exchange offer, see “The Exchange Offer.”

Securities Offered	$403,000,000 in aggregate principal amount at maturity of 10 3/4% senior discount notes due 2014, which have been registered under the Securities Act.

Registration Rights Agreement	Under the registration rights agreement, NTK Holdings is obligated to exchange the outstanding notes for registered notes with terms identical in all material respects to the outstanding notes. The exchange offer contemplated by this prospectus is intended to satisfy that obligation. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes.

Exchange Offer	The exchange notes are being offered in exchange for a like principal amount at maturity of outstanding notes. We will accept any and all outstanding notes validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on , 2005. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000 in principal amount at maturity. The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

• the exchange notes will have been registered under the federal securities laws and will not bear any legend restricting their transfer,

• the exchange notes will bear a different CUSIP number than the outstanding notes, and

• holders of exchange notes will not be entitled to rights under certain provisions of the registration rights agreement, including those provisions that require an increase in the interest rate on the outstanding notes in some circumstances relating to the timing of the exchange offer.

See “The Exchange Offer.”

Resale	Based on an interpretation by the staff of the Securities and Exchange Commission, which we refer to as the SEC, set forth in no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

• you are acquiring the exchange notes in the ordinary course of your business,

• you have not participated in, do not intend to participate in, and have no arrangement or understanding with any person to participate in the distribution of exchange notes, and

• you are not an “affiliate” (within the meaning of Rule 405 of the Securities Act) of NTK Holdings.

Each participating broker-dealer that receives exchange notes for its own account during the exchange offer in exchange for outstanding notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Prospectus delivery requirements are discussed in greater detail in the section captioned “Plan of Distribution.”

Any holder of outstanding notes who:

• is an affiliate of NTK Holdings,

• does not acquire exchange notes in the ordinary course of its business, or

• tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes,

cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time on , 2005, unless we decide to extend the exchange offer. Any outstanding notes not accepted for exchange for any reason will be returned without expense to the tendering holders promptly after expiration or termination of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, some of which may be waived by us.

Procedures for Tendering Outstanding Notes	If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal. See “The Exchange Offer — Exchange Agent.” You should then mail or otherwise deliver the letter of transmittal, or facsimile, together with the outstanding notes to be exchanged and any other required documentation, to the exchange agent at the address set forth in this prospectus and the letter of transmittal. If you hold outstanding notes through The Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the applicable letter of transmittal.

By executing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

• any exchange notes to be received by you will be acquired in the ordinary course of your business,

• you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of exchange notes in violation of the provisions of the Securities Act,

• you are not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of NTK Holdings or if you are an affiliate of NTK Holdings, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act, and

• if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, then you will deliver a prospectus in connection with any resale of such exchange notes.

See “The Exchange Offer” and “Plan of Distribution.”

Effect of Not Tendering in the Exchange Offer	Any outstanding notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer. Since the outstanding notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration under the Securities Act or the availability of a specific exemption from registration. Upon the completion of the exchange offer, we will have no further obligations to register, and we do not currently anticipate that we will register, the outstanding notes under the Securities Act. See “The Exchange Offer — Consequences of Failure to Exchange.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes which are not registered in your name, and you wish to tender outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the applicable letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the applicable letter of transmittal or any other documents required by the applicable letter of transmittal or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer — Guaranteed Delivery Procedure.”

Interest on the Exchange Notes and the Outstanding Notes	Interest will accrue on the exchange notes in the form of an increase in the accreted value of such notes prior to September 1, 2009. Thereafter, cash interest on the exchange notes will accrue at a rate of 10 3/4% per annum and be payable on March 1 and September 1. The first such payment will be made on March 1, 2010. The outstanding notes were issued with an initial accreted value of $621.36 per $1,000 principal amount at maturity of notes. The accreted value of each exchange note will increase from the date of issuance through September 1, 2009 at a rate of 10 3/4% per annum compounded semi-annually such that the accreted value will equal the principal amount at maturity of each exchange note on that date.

Withdrawal Rights	Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

Material United States Federal Income Tax Consequences	The exchange of outstanding notes for exchange notes in the exchange offer is not a taxable event for U.S. federal income tax purposes. Please read the section of this prospectus captioned “Material United States Federal Income Tax Consequences” for more information on tax considerations of the exchange offer.

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes pursuant to the exchange offer.

Exchange Agent	U.S. Bank National Association, the trustee under the indenture governing the notes, is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth under the heading “The Exchange Offer — Exchange Agent.”

SUMMARY DESCRIPTION OF THE EXCHANGE NOTES
      The following is a brief summary of the terms of the exchange notes. For a more complete description of the terms of the exchange notes, see “Description of the Exchange Notes.”

Issuer	NTK Holdings, Inc., a Delaware corporation.

Securities Offered	$403,000,000 in aggregate principal amount at maturity of 10 3/4% senior discount notes due 2014, which have been registered under the Securities Act.

Accretion; Interest	Interest will accrue on the exchange notes in the form of an increase in the accreted value of such notes prior to September 1, 2009. Thereafter, cash interest on the exchange notes will accrue at a rate of 10 3/4% per annum and be payable on March 1 and September 1. The first such payment will be made on March 1, 2010. The outstanding notes were issued with an initial accreted value of $621.36 per $1,000 principal amount at maturity of notes. The accreted value of each exchange note will increase from the date of issuance through September 1, 2009 at a rate of 10 3/4% per annum compounded semi-annually such that the accreted value will equal the principal amount at maturity of each exchange note on that date.

Maturity Date	March 1, 2014.

Original Issue Discount	The exchange notes are being offered with original issue discount for U.S. federal income tax purposes. Although cash interest will not be payable on the exchange notes prior to March 1, 2010, original issue discount must be included as gross income for U.S. federal income tax purposes in advance of the receipt of the cash payments to which the income is attributable. See “Material United States Federal Income Tax Consequences.”

Ranking	The notes are our general, unsecured senior obligations, are not guaranteed by any of our subsidiaries and:

• rank equally in right of payment with our future unsecured senior indebtedness,

• rank senior in right of payment to any of our future indebtedness that is expressly subordinated to the notes,

• are effectively subordinated in right of payment to our future secured indebtedness to the extent of the value of the assets securing such indebtedness, and

• are effectively subordinated to all indebtedness and other liabilities, including trade payables, of each of our existing and future subsidiaries, including Nortek Holdings and Nortek.

Optional Redemption	At any time on or after September 1, 2009 we may redeem the notes, in whole or in part, at the redemption prices listed in “Description of the Exchange Notes — Optional Redemption.”

In addition, at any time prior to March 1, 2008 we may redeem up to 35% of the principal amount at maturity of the notes with the net cash proceeds of certain equity offerings at a redemption price equal to 110.750% of the accreted value on the redemption date. See “Description of the Exchange Notes — Optional Redemption.”

Mandatory Redemption	On March 1, 2010, if any notes are outstanding, we will be required to redeem approximately 31.18% of each then outstanding note’s aggregate accreted value (the “Mandatory Principal Redemption Amount”) ($125,673,051 aggregate accreted value of the notes, assuming all of the notes remain outstanding on such date) at a redemption price of 100% of the accreted value of the portion of the notes so redeemed; provided, that we shall simultaneously be required to redeem an additional portion of each note (at a redemption price of 100% of the accreted value of the additional portion so redeemed) to the extent required to prevent such note from being treated as an “Applicable High Yield Discount Obligation” within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended. The Mandatory Principal Redemption Amount represents (i) the excess of the aggregate accreted value of all notes outstanding on March 1, 2010 over the aggregate original issue price thereof less (ii) an amount equal to one year’s simple uncompounded interest on the aggregate original issue price of such notes at a rate per annum equal to the yield to maturity on the notes.

Change of Control	If we experience a change of control, we may be required to offer to purchase the notes at a purchase price equal to 101% of the accreted value of the notes, plus, without duplication accrued and unpaid interest.

Certain Covenants	The indenture that will govern the exchange notes contains covenants that limit our ability and the ability of our subsidiaries to, among other things:

• incur additional indebtedness,

• pay dividends or make other distributions or repurchase or redeem our stock,

• make loans and investments,

• incur certain liens,

• enter into agreements restricting our subsidiaries’ ability to pay dividends,

• enter into transactions with affiliates, and

• consolidate, merge or sell assets.

These covenants are subject to a number of important limitations and exceptions as described under “Description of the Exchange Notes.”

Absence of a Public Market	The exchange notes will be freely transferable but will also be a new issue of securities for which there initially will not be a market. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes.

We do not intend to apply for the listing of the exchange notes on any securities exchange or automated dealer quotation system. The initial purchasers have advised us that they currently intend to make a market for the exchange notes as permitted by applicable laws and regulations. However, they are not obligated to do so and may discontinue any such market making activities at any time without notice.

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes in the exchange offer.

Risk Factors	See “Risk Factors” beginning on page 13 for a discussion of factors you should carefully consider before deciding to exchange your outstanding notes.

RISK FACTORS
      You should carefully consider the following factors, in addition to the other information in this prospectus, before deciding to exchange your outstanding notes for exchange notes.
Risks Related to the Notes

Our substantial debt could negatively impact our business and prevent us from fulfilling our obligations under the notes.
      We have a substantial amount of debt. At April 2, 2005, we had approximately $1.62 billion of total debt outstanding and a debt to equity ratio of approximately 12.0:1. The terms of the notes and our other outstanding debt, including Nortek’s 8 1/2% senior subordinated notes and Nortek’s senior secured credit facility limit, but do not prohibit, us from incurring additional debt. At April 2, 2005, Nortek had approximately $73.9 million of additional borrowing capacity under the U.S. revolving portion of its senior secured credit facility and approximately $10.0 million of additional borrowing capacity under the Canadian portion of its senior secured credit facility with approximately $16.1 million in outstanding letters of credit. If new debt is added to current debt levels, the related risks described below could intensify.
      The amount of total debt that we incur could have important consequences to you, including the following:

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions, refinancing indebtedness, or other purposes could be impaired,

•	a substantial portion of our cash flow from operations will be dedicated to paying principal and interest on our debt, thereby reducing funds available for expansion or other purposes,

•	we may be more leveraged than some of our competitors, which may result in a competitive disadvantage,

•	we may be vulnerable to interest rate increases, as borrowings under Nortek’s senior secured credit facility are at variable rates,

•	our failure to comply with the restrictions in our financing agreements would have a material adverse effect on us, and

•	our significant amount of debt could make us more vulnerable to changes in general economic conditions and could make it difficult to satisfy our obligations with respect to the notes.
      We believe that we will need to access the capital markets in the future to raise the funds to repay our debt. We have no assurance that we will be able to complete a refinancing or that we will be able to raise any additional financing, particularly in view of our anticipated high levels of debt and the restrictions under our current debt agreements and the indenture which governs the notes. If we are unable to satisfy or refinance our current debt as it comes due, we may default on our debt obligations. If we default on our debt obligations, virtually all of our other debt, including the notes, could become immediately due and payable.

NTK Holdings is the sole obligor under the notes and its subsidiaries do not guarantee NTK Holdings’ obligations under the notes and do not have any obligation with respect to the notes. The notes are effectively subordinated to all of the debt and liabilities, including trade payables, of NTK Holdings’ subsidiaries, and are effectively subordinated to any future secured debt of NTK Holdings to the extent of the value of the assets secured by such debt.
      NTK Holdings is a holding company with no operations of its own. NTK Holdings’ sole asset is the capital stock of Nortek Holdings and it derives all of its revenues and cash flow from its subsidiaries. NTK Holdings’ ability to make payments on the notes is wholly dependent on the earnings and distribution of funds from its subsidiaries through dividends, distributions, loans or otherwise. The subsidiaries of NTK Holdings are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or otherwise. Further, following the offering of the outstanding notes, all of the net proceeds of that offering were used to pay a dividend to Investors LLC and to make payments under the 2004 Nortek Holdings, Inc. Deferred Compensation Plan. See “Use of Proceeds.” As a result of such payments, the net proceeds from the offering of the outstanding notes are not available to make payments on the notes.
      The notes are structurally subordinated to all debt and liabilities, including trade payables, of NTK Holdings’ subsidiaries, including Nortek Holdings and Nortek. In the event of a bankruptcy, liquidation or reorganization or similar proceeding, you will participate with the other holders of NTK Holdings debt and liabilities in the assets of NTK Holdings’ subsidiaries remaining after such subsidiaries have paid all of their debt and liabilities. NTK Holdings’ subsidiaries may not have sufficient funds or assets to permit payments to NTK Holdings in amounts sufficient to permit NTK Holdings to pay all or any portion of its indebtedness and other obligations, including its obligations under the notes. Although the indenture governing the notes contains limitations on the incurrence of additional indebtedness and the issuance of preferred stock by NTK Holdings and its restricted subsidiaries, such limitation is subject to a number of significant exceptions. Moreover, the indenture governing the notes does not impose any limitation on the incurrence by NTK Holding’s restricted subsidiaries of liabilities that are not considered indebtedness under the indenture. See “Description of the Exchange Notes — Certain Covenants — Incurrence of indebtedness and issuance of preferred stock” and “— Liens.” As of April 2, 2005, the aggregate debt of NTK Holdings’ subsidiaries was approximately $1.37 billion and the aggregate amount of trade payables, accrued liabilities and other balance sheet liabilities of NTK Holdings’ subsidiaries equaled approximately $510.5 million. In addition, at April 2, 2005 Nortek had approximately $73.9 million of additional borrowing capacity under the U.S. revolving portion of its senior secured credit facility and approximately $10.0 million additional borrowing capacity under the Canadian portion of its senior secured credit facility with approximately $16.1 million in outstanding letters of credit.
      If NTK Holdings incurs any secured debt in the future, holders of such secured debt will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing that other debt. In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us, holders of secured debt will have a prior claim to the assets that constitute their collateral.

NTK Holdings may not have access to the cash flow and other assets of its subsidiaries that may be needed to make payments on the notes. The agreements governing our subsidiary debt prohibit or severely restrict distributions to NTK Holdings. Legal restrictions may further limit NTK Holdings’ access to its subsidiaries’ cash flow and assets.
      The agreements governing our subsidiary debt, including the indenture governing Nortek’s 8 1/2% senior subordinated notes and Nortek’s senior secured credit facility, contain provisions that prohibit or severely restrict the ability of our subsidiaries to pay dividends or make other distributions to NTK Holdings. Furthermore, NTK Holdings’ subsidiaries will be permitted under the terms of our indebtedness to incur additional debt that may also prohibit or severely restrict the ability of such subsidiaries from making payments to NTK Holdings. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide NTK Holdings with sufficient dividends, distributions, loans or other payments to fund cash interest payments on the notes when they begin on March 1, 2010 or to repay the notes at maturity.
      Given the restrictions in our existing debt instruments, we currently anticipate that, in order to pay the principal amount at maturity of the notes or to repurchase the notes upon a change of control as defined in the indenture governing the notes, we will be required to adopt one or more alternatives, such as refinancing all of our indebtedness, selling our equity securities or seeking capital contributions or loans from our affiliates. None of our affiliates is required to make any capital contributions, loans or other payments to us with respect to our obligations on the notes. There can be no assurance that any of the foregoing actions could be effected on satisfactory terms, if at all, or that any of the foregoing actions would enable us to refinance our indebtedness or pay the principal amount of the notes or that any of such actions would be permitted by the terms of any of our other debt instruments then in effect.

      In addition, foreign government regulations may prevent, delay or require the payment of additional taxes in connection with the repatriation of funds. Other provisions of law, such as those requiring that dividends be paid only out of surplus, will also limit the ability of NTK Holdings’ subsidiaries to make distributions, loans or other payments to their parent companies. In the event NTK Holdings does not receive distributions from its subsidiaries, it will be unable to make required principal and interest payments on the notes.

The terms of our debt covenants could limit how we conduct our business and our ability to raise additional funds.
      The agreements which govern the terms of our debt, including the indenture that governs the notes, the indenture governing Nortek’s 8 1/2% senior subordinated notes and Nortek’s senior secured credit facility contain covenants that restrict our ability (in the case of the indenture that governs the notes only) and the ability of our subsidiaries to:

•	incur additional indebtedness,

•	pay dividends or make other distributions or repurchase or redeem our stock,

•	make loans or investments,

•	incur certain liens,

•	enter into agreements restricting our subsidiaries’ ability to pay dividends,

•	enter into transactions with affiliates, and

•	consolidate, merge or sell assets.
      In addition, Nortek’s senior secured credit facility contains financial maintenance covenants, and we cannot assure you that such covenants will always be met. A breach of the covenants under the indenture that governs the notes, under the indenture that governs Nortek’s 8 1/2% senior subordinated notes or under Nortek’s senior secured credit facility could result in an event of default under the applicable indebtedness. Such default may allow the creditors, if the agreements so provide, to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under Nortek’s senior secured credit facility would permit the lenders to terminate all commitments to extend further credit under that facility. Furthermore, if we were unable to repay the amounts due and payable under Nortek’s senior secured credit facility, those lenders could proceed against the collateral granted to them to secure that indebtedness. In the event our lenders or noteholders accelerate the repayment of their borrowings, we cannot assure you that we and our subsidiaries would have sufficient assets to repay such indebtedness. Our future financing arrangements will likely contain similar or more restrictive covenants. As a result of these restrictions, we may be:

•	limited in how we conduct our business,

•	unable to raise additional debt or equity financing to operate during general economic or business downturns, and

•	unable to compete effectively or to take advantage of new business opportunities.
      These restrictions may affect our ability to grow in accordance with our plans.

We may be unable to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under such indebtedness, which may not be successful.
      Our ability to make scheduled payments on or to refinance our debt obligations depends on our subsidiaries’ financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to financial, business and other factors beyond our control. We cannot assure you that our subsidiaries will maintain a level of cash flows from operating activities sufficient to permit us to pay or refinance our indebtedness, including the notes. If our subsidiaries’ cash flows and capital resources are insufficient to fund our debt service obligations, we and our subsidiaries could face substantial liquidity problems and may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

We may not be able to satisfy our obligations to holders of the notes upon a change of control.
      Upon the occurrence of a “change of control,” as defined in the indenture that governs the notes, each holder of the notes will have the right to require NTK Holdings to purchase the notes at a price equal to 101% of their accreted value. NTK Holdings’ failure to purchase, or give notice of purchase of, the notes would be a default under the indenture. In addition, a change of control may constitute an event of default under Nortek’s senior secured credit facility and would also require Nortek to offer to purchase its 8 1/2% senior subordinated notes at 101% of the principal amount thereof, together with accrued and unpaid interest. A default under Nortek’s senior secured credit facility would result in an event of default under the indenture and under the indenture governing Nortek’s 8 1/2% senior subordinated notes if the lenders accelerate the debt under Nortek’s senior secured credit facility.
      If a change of control occurs, we may not have enough assets to satisfy all obligations under Nortek’s senior secured credit facility, the indenture that governs Nortek’s 8 1/2% senior subordinated notes and the indenture that governs the notes. Upon the occurrence of a change of control, we could seek to refinance the indebtedness under Nortek’s senior secured credit facility, Nortek’s 8 1/2% senior subordinated notes and the notes or obtain a waiver from the lenders under Nortek’s senior secured credit facility, the holders of Nortek’s 8 1/2% senior subordinated notes and you as a holder of the notes. We cannot assure you, however, that we would be able to obtain a waiver or refinance our indebtedness on commercially reasonable terms, if at all.

There is no public trading market for the notes and your ability to transfer them is limited.
      No active trading market currently exists for the notes. If the exchange notes are traded, they may trade at a discount from the outstanding notes’ initial offering price, depending on prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our financial condition, performance and prospects, as well as recommendations of securities analysts. The initial purchasers have informed us that they intend to make a market in the exchange notes. They are not obligated to do so, however, and may discontinue such market-making at any time without notice. In addition, any market-making activities will be subject to the limitations imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (referred to in this prospectus as the Exchange Act) and may be limited during the effectiveness of a registration statement relating to the notes. We cannot assure you that an active trading market for the notes will develop, or if one does develop, that it will be sustained.
      In addition, changes in the overall market for high yield securities and changes in our financial performance or prospects or in the prospects for companies in our industry generally may adversely affect the liquidity of the trading market in the exchange notes and the market price quoted for the exchange notes.
      All resales must be made in compliance with state securities or “blue sky” laws. Compliance with these laws may require that the exchange notes be registered or qualified in a state or that the resales be made by or through a licensed broker-dealer, unless exemptions from these requirements are available. We assume no responsibility with regard to compliance with these requirements.

Original Issue Discount — Holders of the notes are required to include original issue discount in their gross income for federal income tax purposes.
      The outstanding notes were issued at a substantial discount from their principal amount at maturity. Although cash interest will not accrue on the notes prior to September 1, 2009, and there will be no periodic payment of cash interest on the notes prior to March 1, 2010, original issue discount (the difference between the stated redemption price at maturity and the issue price of the outstanding notes) has been accreting from the issue date of the notes. Consequently, a holder of a note will have income for tax purposes arising from such original issue discount prior to the receipt of cash in respect of such income irrespective of such holder’s method of tax accounting. See “Material United States Federal Income Tax Consequences.”

Your claim as a holder of notes may be limited in connection with a bankruptcy proceeding.
      If a bankruptcy case is commenced by or against NTK Holdings under the United States Bankruptcy Code the claim of a holder of any of the notes with respect to the principal amount at maturity thereof may be limited to an amount equal to the sum of:

•	the initial offering price of outstanding notes, and

•	that portion of the original issue discount which is not deemed to constitute “unmatured interest” for purposes of the bankruptcy code.
Any original issue discount that had not accreted as of any such bankruptcy filing would constitute “unmatured interest.”

Federal and state statutes allow courts, under specific circumstances, to void the notes and may require holders of the notes to return payments received from us.
      Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, the notes could be voided, or claims in respect of the notes could be subordinated to all of our other debts if the issuance of the notes was found to have been made for less than reasonable equivalent value and we, at the time we incurred the indebtedness evidenced by the notes:

•	were insolvent or rendered insolvent by reason of such indebtedness,

•	were engaged in, or about to engage in, a business or transaction for which our remaining assets constituted unreasonably small capital, or

•	intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they mature.
      In addition, any payment by us pursuant to the notes made at a time we were found to be insolvent could be voided and required to be returned to us or to a fund for the benefit of our creditors if such payment is made to an insider within a one year period prior to a bankruptcy filing or within 90 days for any outside party and such payment would give the creditors more than such creditors would have received in a distribution under the bankruptcy code.
      The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we would be considered insolvent if:

•	the sum of our debts, including contingent liabilities, were greater than the fair saleable value of all our assets,

•	the present fair saleable value of our assets were less than the amount that would be required to pay our probable liability on existing debts, including contingent liabilities, as they become absolute and mature, or

•	we could not pay our debts as they become due.
      On the basis of historical financial information, our recent operating history and other factors, we believe that, after giving effect to the indebtedness incurred in the offering of the outstanding notes and the application of the proceeds therefrom, we were not rendered insolvent, do not have unreasonably small capital for the business in which we are engaged and did not incur debts beyond our ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.
Risks Related to Our Business

Our business is sensitive to economic cycles and to the availability and pricing of raw materials, and adverse changes in these factors could have a negative impact on our business.
      A significant percentage of our sales of residential and commercial building products is attributable to new residential and nonresidential construction, which are affected by cyclical factors such as interest rates, seasonality, inflation, consumer spending habits and employment. In addition, we are dependent upon raw materials including, among others, steel, copper, packaging material, plastics, glass and aluminum and components that we purchase from third parties. Accordingly, our results of operations and financial condition have in the past been, and may again in the future be, adversely affected by such cyclicality and increases in raw material or component costs or their lack of availability.

If we fail to integrate the businesses we have acquired or will acquire in the future, it could negatively impact our business.
      Historically, we have engaged in a significant number of acquisitions. We will continue to review future acquisition opportunities. We cannot assure you that we will continue to locate and secure acquisition candidates on terms and conditions that are acceptable to us. There are several risks in acquisitions, including:

•	the difficulty and expense that we incur in connection with the acquisition,

•	the difficulty and expense that we incur in the subsequent assimilation of the operations of the acquired company into our operations,

•	adverse accounting consequences of conforming the acquired company’s accounting policies to ours,

•	the difficulty in operating acquired businesses,

•	the diversion of management’s attention from our other business concerns, and

•	the potential loss of key employees previously employed at acquired companies.
      We cannot assure you that any acquisition we may make will be successfully integrated into our on-going operations or that we will achieve our estimated cost savings from the acquisition. If the operations of an acquired business do not meet expectations, we may be required to restructure the acquired business or write-off the value of some or all of the assets of the acquired business.

Because we compete against competitors with substantially greater resources, we face external competitive risks that may negatively impact our business.
      Substantially all of the markets in which we operate are highly competitive and many of our competitors and potential competitors have substantially greater financial and marketing resources than we have. These competitive factors could require us to reduce prices or increase spending on product development, marketing and sales that would adversely affect our operating results.

A significant portion of our workforce is unionized and labor disruptions could adversely affect our business.
      As of April 2, 2005, approximately 11.6% of our workforce was subject to various collective bargaining agreements. Collective bargaining agreements covering approximately 2.5% of our workforce expired in 2004 and are currently being renegotiated. Two collective bargaining agreements covering an aggregate of approximately 6.8% of our workforce as of April 2, 2005 expired during June 2005, but no other collective bargaining agreements expire during the remainder of 2005. On June 15, 2005 our collective bargaining agreement (covering approximately 1.7% of our workforce as of April 2, 2005), with the International Brotherhood of Teamsters Local No. 970 at the Chaska, Minnesota location of our subsidiary Mammoth, Inc. expired. On June 22, 2005, however, the union members approved a new three year collective bargaining agreement expiring in 2008. On June 8, 2005 our collective bargaining agreement with the United Automobile Aerospace & Agricultural Implement Workers of America and its Local No. 2029 (covering approximately 5.1% of our workforce as of April 2, 2005) at the Cincinnati, Ohio location of our subsidiary NuTone, Inc. expired. We have presented our final proposal to the union bargaining committee but such proposal has not been accepted by the union members. On July 16, 2005, we locked out our union employees at NuTone’s Cincinnati, Ohio facility. Our management has prepared contingency plans to ensure that operational disruptions are minimized and our customers’ needs are met without significant delay. Nonetheless, a work stoppage at one of our facilities that lasts for a significant period of time could cause us to lose sales, incur increased costs and adversely affect our ability to meet customers’ needs. Generally, as our collective bargaining agreements expire, we do not know whether we will be able to negotiate replacement agreements on the same or more favorable terms as the current agreements or at all and without production interruptions, including labor stoppages.

We face risks of litigation and liability claims on environmental, product liability, workers compensation and other matters, the extent of which exposure can be difficult or impossible to estimate and which can negatively impact our business, financial condition and results of operations.
      We are subject to legal proceedings and claims arising out of our businesses that cover a wide range of matters, including environmental matters, contract and employment claims, product liability claims, warranty claims and claims for modification, adjustment or replacement of component parts of units sold. Product liability, environmental and other legal proceedings include those related to businesses or properties we have previously owned or operated. We have used and continue to use various substances in our products and manufacturing operations and we have generated and continue to generate waste which have been or may be deemed to be hazardous or dangerous. As such, our business is subject to and may be materially and adversely affected by compliance obligations and other liabilities under environmental, health and safety laws and regulations to which it is subject. These laws and regulations affect ongoing operations and require capital costs and operating expenses in order to achieve and maintain compliance and, if violated, may result in fines, penalties and other sanctions. These laws and regulations also impose liability, without regard to knowledge or fault, relating to the existence of contamination at or associated with properties used in our current and former operations or those of our predecessors, or at locations to which our current or former operations or those of our predecessors have shipped waste. We cannot be certain that identification of presently unidentified environmental conditions, more vigorous enforcement by regulatory agencies, enactment of more stringent laws and regulations, or other unanticipated events will not arise in the future and give rise to material environmental liabilities which could have a material adverse effect on our business, financial condition or results of operations. The extent of our potential liability under environmental, product liability and workers’ compensation statutes, rules, regulations and case law cannot be quantified at this time. Further, due to the lack of adequate information and the potential impact of present and future regulations, there are circumstances where no range of potential exposure can be reasonably estimated.

Our business operations could be significantly disrupted if we lost members of our management team.
      Our success depends to a significant degree upon the continued contributions of our executive officers and key employees and consultants, both individually and as a group. Our future performance will be substantially dependent on our ability to retain and motivate them. The loss of the services of any of these executive officers or key employees and consultants, particularly our chairman and chief executive officer Richard L. Bready and other executive officers named in “Management — Executive Officers,” could prevent us from executing our business strategy. See “Management.”

A significant equity investor controls us and its interests may not be in line with your interests.
      Thomas H. Lee Equity Fund V, L.P. and its co-investors beneficially own substantially all of the outstanding Class A units and approximately 76% of the outstanding Class B units of Investors, LLC, which is the parent company of NTK Holdings, and exercise control over matters requiring approval of our stockholders and board of directors. Thomas H. Lee Equity Fund V, L.P. has the right to designate a majority of the members of the management committee of Investors LLC. In addition, THL Managers V, LLC, an affiliate of Thomas H. Lee Equity Fund V, L.P., provides us with financial advisory and management consulting services. Because of this control, transactions may be pursued that could enhance this equity investment while involving risks to your interests. There can be no assurance that the interests of our controlling equity investor will not conflict with your interests. See “Certain Relationships and Related Transactions.”

NOTE REGARDING FORWARD LOOKING STATEMENTS
      This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this prospectus, words such as “intends,” “plans,” “estimates,” “believes,” “anticipates” and “expects” or similar expressions are intended to identify forward-looking statements. These statements are based on our current plans and expectations as of the date of this prospectus and involve risks and uncertainties, over which we have no control, that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and operating results to differ include the availability and cost of certain raw materials (including, among others, steel, copper, packaging materials, plastics, glass and aluminum) and purchased components, the level of domestic and foreign construction and remodeling activity affecting residential and commercial markets, interest rates, employment, inflation, foreign currency fluctuations, consumer spending levels, exposure to foreign economies, the rate of sales growth, price, and product and warranty liability claims.
      Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are also urged to carefully review and consider the various disclosures made by us in our periodic reports filed with the SEC. See “Where You Can Find More Information.”

USE OF PROCEEDS
      This exchange offer is intended to satisfy NTK Holdings’ obligations under the registration rights agreement, dated February 15, 2005, by and among NTK Holdings, and the initial purchasers of the outstanding notes. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. In exchange for the exchange notes, we will receive outstanding notes in like principal amount. We will retire or cancel all of the outstanding notes tendered in the exchange offer that are accepted by us and not withdrawn prior to the expiration date of the exchange offer. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.
      On February 15, 2005, NTK Holdings issued and sold the outstanding notes. The aggregate net proceeds received by NTK Holdings in connection with such offering were $244.7 million. We used the proceeds from the offering of the outstanding notes, to pay a dividend of approximately $187.0 million to Investors LLC and to contribute approximately $57.7 million of such net proceeds to Nortek Holdings. The net proceeds distributed to Investors LLC were distributed by Investors LLC to the holders of its Class A membership interests, including affiliates of Thomas H. Lee Partners, L.P. and certain members of our management, and such net proceeds contributed to Nortek Holdings were distributed by Nortek Holdings to participants in the 2004 Nortek Holdings, Inc. Deferred Compensation Plan (including certain of our executive officers of Nortek Holdings) in accordance with the terms of that plan.

CAPITALIZATION
      The following table shows our capitalization as of April 2, 2005 on an actual basis and on an as adjusted basis to reflect the exchange of the exchange notes for the outstanding notes.
      You should read this table in conjunction with our unaudited and audited consolidated financial statements and the related notes thereto included in this prospectus.

	April 2, 2005

		As
	Actual	Adjusted(1)

	(Dollars in millions)
Cash and cash equivalents(4):	$75.2	$75.2

Short-term debt(4):
Short-term obligations	$8.0	$8.0
Current maturities of long-term debt	10.7	10.7

Total short-term debt	$18.7	$18.7

Long-term debt:
Nortek senior secured credit facility — revolving loan(2)	$—	$—
Nortek senior secured credit facility — term loan	689.5	689.5
Currently outstanding 10 3/4% senior discount notes due 2014	253.9	—
Exchange 10 3/4% senior discount notes due 2014	—	253.9
Nortek’s 8 1/2% senior subordinated notes due 2014	625.0	625.0
Notes, mortgage notes and obligations(3)(4)	23.3	23.3
Nortek’s 9 7/8% senior subordinated notes due 2011	10.0	10.0

Total long-term debt	1,601.7	1,601.7

Stockholders’ investment:
Common Stock	—	—
Additional paid-in capital	129.9	129.9
Accumulated deficit	(1.8)	(1.8)
Accumulated other comprehensive income	6.8	6.8

Total stockholders’ investment	134.9	134.9

Total capitalization	$1,736.6	$1,736.6

(1)	The As Adjusted amounts reflect the exchange of the exchange notes for the outstanding notes.

(2)	As of April 2, 2005, Nortek had approximately $73.9 million of additional borrowing capacity under the U.S. revolving portion of its senior secured credit facility and approximately $10.0 million of borrowing availability under its Canadian portion of its senior secured credit facility after giving effect to approximately $16.1 million of outstanding letters of credit. See (4) below.

(3)	Notes, mortgage notes and obligations payable primarily consist of mortgage, capital lease and other debt of various continuing operations of subsidiaries of Nortek, which in certain cases are secured by the applicable property and equipment financed by the subsidiary.

(4)	On July 15, 2005, Nortek acquired the assets and certain liabilities of Niles Audio Corporation (“Niles”) for an initial purchase price of approximately $75.0 million. In connection with the acquisition of Niles, Nortek utilized approximately $40.0 million of cash on hand, borrowed approximately $25.0 million against the U.S. portion of its revolving credit facility (which effectively reduced its borrowing availability as noted in (2) above by such amount) and issued an unsecured promissory note in the amount of approximately $10.0 million. As this transaction occurred subsequent to April 2, 2005, it is not reflected in the table above.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
      NTK Holdings, a Delaware corporation, was formed to hold the capital stock of Nortek Holdings. NTK Holdings became the parent company of Nortek Holdings on February 10, 2005 and its only assets are 100% of the shares of capital stock of Nortek Holdings, which is the holder of 100% of the shares of capital stock of Nortek. NTK Holdings conducts all of its business through its subsidiaries. NTK Holdings is a wholly-owned subsidiary of Investors LLC, a Delaware limited liability company whose members include affiliates of Thomas H. Lee partners and members of our senior management.
      On July 15, 2004, THL Buildco Holdings and THL Buildco, newly formed Delaware corporations affiliated with Thomas H. Lee Partners, L.P., entered into a stock purchase agreement with the stockholders of Nortek’s former parent company, including affiliates of Kelso & Company, L.P., which we refer to in this prospectus as Kelso, and certain members of our management, pursuant to which THL Buildco agreed to purchase all the outstanding capital stock of the former Nortek Holdings.
      On August 27, 2004, THL Buildco purchased all of the outstanding capital stock of the former Nortek Holdings pursuant to a stock purchase agreement. Immediately upon the completion of this acquisition, THL Buildco was merged with and into the former Nortek Holdings and subsequently the former Nortek Holdings was merged with and into Nortek, with Nortek continuing as the surviving corporation and a wholly-owned subsidiary of THL Buildco Holdings. THL Buildco Holdings was then renamed Nortek Holdings, Inc., referred to herein as “Nortek Holdings.” The acquisition and related transactions are referred to herein as the “THL Transactions.” Prior to February 10, 2005, Nortek Holdings was a wholly-owned subsidiary of Investors LLC, a Delaware limited liability company. On February 10, 2005, NTK Holdings issued shares of capital stock to Investors LLC in exchange for Investors LLC’s shares of capital stock of Nortek Holdings. As a result of this exchange, Nortek Holdings became a wholly-owned subsidiary of NTK Holdings and NTK Holdings became a wholly-owned subsidiary of Investors LLC. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Corporate History.”
      Beginning on August 28, 2004, Nortek accounted for the THL Transactions as a purchase in accordance with the provisions of SFAS No. 141, “Business Combinations” (“SFAS No. 141”), Emerging Issue Task Force (“EITF”) Issue No. 88-16, “Basis in Leveraged Buyout Transactions”, (“EITF 88-16”) and SEC Staff Accounting Bulletin No. 54, “Push Down Basis of Accounting Required in Certain Limited Circumstances”, which resulted in a new valuation for the assets and liabilities of Nortek and its subsidiaries based upon fair values as of the date of the THL Transactions.
      On February 12, 2004, Nortek sold the capital stock of its wholly-owned subsidiary, Ply Gem Industries, Inc. (“Ply Gem”) for net cash proceeds of approximately $506.7 million after excluding approximately $21.4 million of proceeds provided to fund liabilities of Ply Gem indemnified by Nortek and recorded a net after-tax gain of approximately $74.1 million. On July 31, 2004, Nortek sold the capital stock of its wholly-owned subsidiary La Cornue SAS (“La Cornue”) for cash proceeds of approximately $5.8 million and recorded a net after tax gain of approximately $0.9 million. Nortek treated the sale of Ply Gem and La Cornue as discontinued operations and, accordingly, the results of Ply Gem and La Cornue were excluded from continuing operations in the statements of operations and the assets and liabilities of Ply Gem and La Cornue were reflected as assets and liabilities from discontinued operations in the consolidated balance sheets in the former Nortek Holdings’ consolidated financial statements included elsewhere herein. Accordingly, the selected historical consolidated financial data presented below reflects Ply Gem and La Cornue as a discontinued operation for all periods presented.
      On November 20, 2002, Nortek engaged in a reorganization transaction pursuant to which each outstanding share of capital stock of Nortek was converted into an identical share of capital stock of the former Nortek Holdings with Nortek becoming a wholly-owned subsidiary of the former Nortek Holdings. On January 9, 2003, the former Nortek Holdings completed a recapitalization transaction, which resulted in the acquisition of the former Nortek Holdings by certain affiliates and designees of Kelso and certain members of Holdings and the former Nortek Holdings management (the “2003 Recapitalization”). Beginning on January 9, 2003, the former Nortek Holdings accounted for the 2003 Recapitalization as a purchase in accordance with SFAS No. 141, which resulted in a new valuation for the assets and liabilities of the former Nortek Holdings based upon their fair values as of the date of the 2003 Recapitalization.

      The selected historical consolidated data for the periods from January 1, 2002 to December 31, 2002 and January 1, 2003 to January 9, 2003 (the “Pre-2003 Recapitalization” period) have been derived from the former Nortek, Inc. consolidated financial statements. The selected historical consolidated data for the periods from January 10, 2003 to December 31, 2003 and January 1, 2004 to August 27, 2004 (the “Post-2003 Recapitalization” period) have been derived from the former Nortek Holdings’ consolidated financial statements and for the period from August 28, 2004 to December 31, 2004 (the “Post-THL Transactions” period) have been derived from Nortek Holdings’ consolidated financial statements. These consolidated financial statements were audited by Ernst & Young LLP, an independent registered public accounting firm, and are included elsewhere herein. The selected historical consolidated financial data for the years ended December 31, 2000 and December 31, 2001 has been derived from Nortek, Inc.’s consolidated financial statements, as restated on an unaudited basis to reflect Ply Gem and La Cornue as discontinued operations. The summary consolidated historical financial data for the period from January 1, 2004 to April 3, 2004 and for the period from January 1, 2005 to April 2, 2005 has been derived from the unaudited condensed consolidated financial statements of NTK Holdings, which reflect, in the opinion of NTK Holdings, all adjustments of a normal recurring nature necessary for a fair statement of the interim periods presented.
      The results of operations presented below are not necessarily indicative of the results of operations to be expected for any other interim period or full year.
      The selected historical consolidated financial data should be read in conjunction with the unaudited and audited consolidated financial statements and the notes thereto included in the registration statement of which this prospectus forms a part and the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Capitalization” and “Unaudited Pro Forma Condensed Consolidated Financial Data” included elsewhere herein.

	For the Periods

	Post-THL		Post-2003		Post-THL	Post-2003			Pre-2003
	Transactions		Recapitalization		Transactions	Recapitalization			Recapitalization

	Jan. 1, 2005 -		Jan. 1, 2004 -		Aug. 28, 2004 -	Jan. 1, 2004 -	Jan. 10, 2003 -		Jan. 1, 2003 -	Jan. 1, 2002 -		Jan. 1, 2001 -		Jan. 1, 2000 -
	Apr. 2, 2005		Apr. 3, 2004		Dec. 31, 2004	Aug. 27, 2004	Dec. 31, 2003		Jan. 9, 2003	Dec. 31, 2002		Dec. 31, 2001		Dec. 31, 2000

	(In millions except ratios)
Consolidated Summary of Operations(1)(2):
Net sales	$434.1		$405.0		$561.0	$1,117.9	$1,480.6		$24.8	$1,376.5		$1,286.4		$1,289.6
Operating earnings (loss)	40.7		41.7		42.1	32.6	159.4		(81.8)	120.5		111.1		142.8
Earnings (loss) from continuing operations	2.3		3.0		(3.6)	(111.3)	62.1		(60.9)	44.2		33.8		60.0
Earnings (loss) from discontinued operations	—		68.1		(0.5)	67.4	12.1		(1.0)	18.3		(25.8)		(18.4)
Net earnings (loss)	2.3		71.1		(4.1)	(43.9)	74.2		(61.9)	62.5		8.0		41.6
Financial Position(1)(2):
Unrestricted cash, investments and marketable securities	$75.2		$157.2		$95.0	$202.0	$194.1		$283.6	$294.8		$255.3		$138.3
Working capital	288.9		264.7		215.8	(645.2)	689.8		830.0	816.3		745.3		730.9
Total assets	2,265.6		1,633.1		2,264.6	1,730.4	2,100.0		1,781.2	1,830.9		1,819.9		1,836.8
Total debt — Current	18.7		15.7		19.8	13.4	15.3		4.4	5.5		10.0		20.5
Long-term	1,601.7		826.7		1,350.2	30.4	1,324.6		953.7	953.8		959.7		919.4
Current ratio	1.9:1		1.7:1		1.6:1	0.5:1	2.7:1		2.9:1	3.1:1		2.6:1		2.4:1
Debt to equity ratio	12.0:1		3.1:1		4.3:1	0.4:1	6.7:1		3.5:1	3.0:1		3.6:1		3.3:1
Depreciation and amortization expense including non-cash interest	17.8		17.9		26.6	50.5	38.2		0.7	32.6		40.4		36.1
Amortization of goodwill included in depreciation and amortization expense	—		—		—	—	—		—	—		8.7		8.8
Capital expenditures	5.6		4.9		15.1	12.8	24.7		0.2	19.0		26.9		29.2
Stockholders’ investment(3)	134.9		269.0		321.8	114.6	200.2		272.1	317.5		271.3		282.2
Ratio of earnings to fixed charges(4)	1.1	x	1.2	x	—	—	2.7	x	—	2.3	x	2.1	x	2.9	x

(1)	See Notes 1, 2, 3, 10 and 11 to the Notes to the Consolidated Financial Statements of Nortek Holdings, Inc. and Subsidiaries and Notes B, D, F and G to the Notes to the Unaudited Condensed

Consolidated Financial Statements of NTK Holdings, Inc. and Subsidiaries included elsewhere in this prospectus for additional information with respect to the THL Transactions, the 2003 Recapitalization, other acquisitions and discontinued operations.

(2)	See Notes 6 and 16 to the Notes to the Consolidated Financial Statements of Nortek Holdings, Inc. and Subsidiaries and Note C of the Notes to the Unaudited Condensed Consolidated Financial Statements of NTK Holdings, Inc. and Subsidiaries and the information contained in “Capitalization” included elsewhere in this prospectus for additional information related to certain debt offerings and redemptions completed in late 2003, 2004 and 2005, including the outstanding notes and exchange notes described in this prospectus.

(3)	See Notes 1, 7 and 16 to the Notes to the Consolidated Financial Statements of Nortek Holdings, Inc. and Subsidiaries included elsewhere in this prospectus for a discussion of dividends paid to common stockholders and other distributions made to certain stock option holders, including from the net proceeds received in connection with the sale of the outstanding notes.

(4)	For purposes of calculating this ratio, “earnings” consist of earnings from continuing operations before provision for income taxes and fixed charges. “Fixed charges” consist of interest expense and the estimated interest portion of rental payments on operating leases. Such earnings were insufficient to cover fixed charges for the historical results for the periods from January 1, 2003 to January 9, 2003, from January 1, 2004 to August 27, 2004 and from August 28, 2004 to December 31, 2004 by approximately $82.7 million, $152.7 million and $0.1 million, respectively.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA
      NTK Holdings, a Delaware corporation, was formed to hold the capital stock of Nortek Holdings. NTK Holdings became the parent company of Nortek Holdings on February 10, 2005 and its only assets are 100% of the shares of capital stock of Nortek Holdings, which is the holder of 100% of the shares of capital stock of Nortek. NTK Holdings conducts all of its business through its subsidiaries. NTK Holdings is a wholly-owned subsidiary of Investors LLC, a Delaware limited liability company whose members include affiliates of Thomas H. Lee partners and members of our senior management.
      In connection with the THL Transactions, THL Buildco merged with and into the former Nortek Holdings, with the former Nortek Holdings continuing as the surviving corporation, and the former Nortek Holdings then merged with and into Nortek, with Nortek continuing as the surviving corporation. As a result of these mergers, Nortek succeeded to the rights and obligations of the former Nortek Holdings.
      Presented below is unaudited pro forma condensed consolidated financial data for NTK Holdings as a result of the mergers described above and referred to herein as the THL Transactions and the issuance of the 10 3/4% senior discount notes due 2014. The unaudited pro forma condensed consolidated financial data has been derived by the application of pro forma adjustments to the historical consolidated financial statements included herein. The unaudited pro forma condensed consolidated statements of operations data for the periods presented gives effect to the issuance of the 10 3/4% senior discount notes due 2014, the THL Transactions and other related transactions, as if they had all occurred on January 1, 2004. Assumptions underlying the pro forma adjustments are described in the accompanying notes which should be read in conjunction with the following unaudited pro forma condensed consolidated financial statements.
      The unaudited pro forma adjustments are based upon available information and certain assumptions that NTK Holdings management believes are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial data should not be considered indicative of actual results that would have been achieved had the issuance of the 10 3/4% senior discount notes due 2014, the THL Transactions and other related transactions been consummated on the dates indicated and does not purport to indicate results of operations as of any future date or future period.
      The following unaudited pro forma condensed consolidated financial statements should be read in conjunction with the audited and unaudited consolidated financial statements and related notes and the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Prospectus Summary — Issuance of the Outstanding Notes; Exchange Offer”, “Prospectus Summary — THL Transactions,” “Use of Proceeds” and “Capitalization” included elsewhere in this prospectus.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2004

	Historical	Historical
	Former Nortek	Nortek
	Holdings, Inc.	Holdings, Inc.
	for the Period	for the Period			Pro Forma	10 3/4% Senior
	from Jan. 1,	from Aug. 28,	THL		Nortek	Discount Note		Pro Forma
	2004 to	2004 to	Transactions		Holdings, Inc.	Transaction		NTK
	Aug. 27, 2004	Dec. 31, 2004	Adjustments		Subtotal	Adjustments		Holdings, Inc.

	(Dollars in millions)
Net Sales	$1,117.9	$561.0	$—		$1,678.9	$—		$1,678.9
Cost and Expenses:
Cost of products sold	792.8	409.1	(1.5	)(a)	1,200.4	—		1,200.4
Selling, general and administrative expense	283.6	101.4	(87.2	)(b)	297.8	—		297.8
Amortization of intangible assets	8.9	8.4	2.7	(c)	20.0	—		20.0

	1,085.3	518.9	(86.0)		1,518.2	—		1,518.2

Operating earnings	32.6	42.1	86.0		160.7	—		160.7
Interest expense	(56.1)	(42.5)	(1.6	)(d)	(100.2)	(28.1	)(h)	(128.3)
Loss on debt redemption	(130.7)	—	130.7	(e)	—	—		—
Investment income	1.5	0.3	(0.9	)(f)	0.9	—		0.9

Earnings (loss) from continuing operations before provision (benefit) for income taxes	(152.7)	(0.1)	214.2		61.4	(28.1)		33.3
Provision (benefit) for income taxes	(41.4)	3.5	65.9	(g)	28.0	(9.8	)(i)	18.2

Earnings (loss) from continuing operations	$(111.3)	$(3.6)	$148.3		$33.4	$(18.3)		$15.1

Ratio of earnings to fixed charges(j)	—	—						1.2	x
The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Three Months Ended April 2, 2005

						10 3/4% Senior
	Historical		THL			Discount Note		Pro Forma
	NTK		Transactions			Transaction		NTK
	Holdings, Inc.		Adjustments		Subtotal	Adjustments		Holdings, Inc.

	(Dollars in millions)
Net Sales	$434.1		$—		$434.1	$—		$434.1
Cost and Expenses:
Cost of products sold	309.5		(0.3	)(a)	309.2	—		309.2
Selling, general and administrative expense	79.6		—		79.6	—		79.6
Amortization of intangible assets	4.3		—		4.3	—		4.3

	393.4		(0.3)		393.1	—		393.1

Operating earnings	40.7		0.3		41.0	—		41.0
Interest expense	(37.2)		8.6	(d)	(28.6)	(4.0	)(h)	(32.6)
Investment income	0.5		—		0.5	—		0.5

Earnings (loss) from continuing operations before provision (benefit) for income taxes	4.0		8.9		12.9	(4.0)		8.9
Provision (benefit) for income taxes	1.7		3.1	(g)	4.8	(1.4	)(i)	3.4

Earnings (loss) from continuing operations	$2.3		$5.8		$8.1	$(2.6)		$5.5

Ratio of earnings to fixed charges (j)	1.1	x						1.3	x
The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

NOTES OF THE UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
ADJUSTMENTS RELATED TO THE THL TRANSACTIONS:

		Three Months
	Year Ended	Ended
	December 31, 2004	April 2, 2005
	Pro Forma	Pro Forma
	Adjustments	Adjustments

	(Dollars in millions)
(a) Cost of products sold
Amortization of inventory fair value adjustment	$0.3	$(0.3)
Change in depreciation expense related to property, plant and equipment fair value adjustment and changes in lives	(1.8)	—

	$(1.5)	$(0.3)

(b) Selling, general and administrative expense
Elimination of certain contractual management compensation arrangements	$(3.2)	$—
Additional contractual management fees	0.3	—
Pension expense related to pension fair value adjustment	(0.6)	—
Expenses for the cancellation of stock options, net related to the THL Transactions	(45.2)	—
Elimination of seller fees and expenses related to the THL Transactions	(26.1)	—
Elimination of change of control and severance payments to certain executive officers	(1.6)	—
Elimination of contractual management compensation	(10.0)	—
Loss on termination and modification of employee benefits	(0.8)	—

	$(87.2)	$—

(c) Amortization of intangible assets
Change in intangible amortization related to the adjustment to fair value of intangible assets and the change in lives of amortization	$2.7	$—

(d) Interest expense
Interest expense on Nortek’s 8 1/2% senior subordinated notes	$37.0	$—
Interest expense of new Nortek senior secured credit facility	23.7	—
Reduction in interest expenses of debt redemptions	(53.8)	—
Amortization of the Nortek Holdings deferred compensation plan	0.9	(8.6)
Deferred financing costs of a bridge facility	(6.2)	—

	$1.6	$(8.6)

(e) Loss on debt redemption
Eliminate loss on debt redemptions	$(130.7)	$—

(f) Investment Income
Reduction in investment income related to cash, cash equivalents and marketable securities used to fund the THL Transactions and related transactions	$(0.9)	$—

NOTES OF THE UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS — (Continued)

		Three Months
	Year Ended	Ended
	December 31, 2004	April 2, 2005
	Pro Forma	Pro Forma
	Adjustments	Adjustments

	(Dollars in millions)
(g) Provision (benefit) for income taxes
Tax impact related to amortization of inventory fair value adjustment	$(0.1)	$0.1
Change in depreciation expense related to property, plant and equipment fair value adjustment and changes in lives	0.7	—
Elimination of certain contractual management compensation arrangements	1.2	—
Additional contractual management fees	(0.1)	—
Pension expense related to pension fair value adjustment	0.2	—
Expenses and charges arising from the THL Transactions	20.2	—
Change in intangible amortization related to the adjustment to fair value of intangible assets and the change in lives of amortization	(1.0)	—
Tax impact on net change in interest expense	(0.6)	3.0
Tax impact related to loss on debt redemption	45.7	—
Reduction in investment income related to cash, cash equivalents and marketable securities used to fund the THL Transactions and related transactions	(0.3)	—

	$65.9	$3.1

ADJUSTMENTS RELATED TO THE 10 3/4% SENIOR DISCOUNT NOTES TRANSACTION:

		Three Months
	Year Ended	Ended
	December 31, 2004	April 2, 2005
	Pro Forma	Pro Forma
	Adjustments	Adjustments

	(Dollars in millions)
(h) Interest expense
Interest expense on notes issued in the offering of the outstanding notes	$28.1	$4.0

(i) Provision (benefit) for income taxes
Tax benefit related to financing	$(9.8)	$(1.4)

RATIO OF EARNINGS TO FIXED CHARGES:

(j)	Ratio of earnings to fixed charges
      For purposes of calculating this ratio, “earnings” consist of earnings from continuing operations before provision for income taxes and fixed charges. “Fixed charges” consist of interest expenses and the estimated interest portion of rental payments on operating leases. Such earnings were insufficient to cover fixed charges for the historical results for the period from January 1, 2004 to August 27, 2004 and for the period from August 28, 2004 to December 31, 2004 by approximately $152.7 million and $0.1 million, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      We are a diversified manufacturer of residential and commercial building products, operating within two principal segments: the Residential Building Products Segment and the Air Conditioning and Heating Products Segment. In the results of operations presented below, Unallocated includes corporate related items, intersegment eliminations and certain income and expense not allocated to reportable segments. Through our principal segments, we manufacture and sell, primarily in the United States, Canada and Europe, a wide variety of products for the residential and commercial construction, manufactured housing, and the do-it-yourself (“DIY”), and professional remodeling and renovation markets.
      The Residential Building Products Segment manufactures and distributes built-in products primarily for the residential new construction and DIY and professional remodeling and renovation markets. The principal products sold by the segment include:

•	kitchen range hoods,

•	built-in exhaust fans (such as bath fans and fan, heater and light combination units),

•	indoor air quality products,

•	medicine cabinets,

•	door chimes,

•	musical intercoms,

•	central vacuum systems,

•	surround sound systems,

•	multi-room audio and video distribution equipment, and

•	architectural loudspeakers
      The Air Conditioning and Heating Products Segment manufactures and sells heating, ventilating and air conditioning systems and products (“HVAC”) for site-built residential and manufactured housing structures, custom-designed commercial applications and standard light commercial products.
Corporate History

Formation of Holding Company — the Former Nortek Holdings
      On November 20, 2002, Nortek engaged in a reorganization transaction pursuant to which each outstanding share of capital stock of Nortek was converted into an identical share of capital stock of the former Nortek Holdings, with Nortek becoming a wholly-owned subsidiary of the former Nortek Holdings.

The 2003 Recapitalization
      On January 9, 2003, the former Nortek Holdings was acquired by certain affiliates of Kelso and certain members of our management in a transaction valued at approximately $1.6 billion including all of our indebtedness. These transactions are referred to herein as the “2003 Recapitalization.” Beginning on January 9, 2003, the former Nortek Holdings accounted for the 2003 Recapitalization as a purchase in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” (“SFAS No. 141”), which resulted in a new valuation for the assets and liabilities of the former Nortek Holdings and its subsidiaries based upon their fair values as of the date of the 2003 Recapitalization. For more information on the 2003 Recapitalization, see “Certain Relationships and Related Transactions — 2003 Recapitalization” and Note 2 of the Notes to the Consolidated Financial Statements of Nortek Holdings, Inc. and Subsidiaries included elsewhere herein.

The THL Transactions
      On July 15, 2004, THL Buildco Holdings and its wholly owned direct subsidiary, THL Buildco, newly formed Delaware corporations affiliated with Thomas H. Lee Partners, L.P., entered into a stock purchase agreement with the owners of the former Nortek Holdings, including affiliates of Kelso and certain members of our management, pursuant to which THL Buildco agreed to purchase all the outstanding capital stock of the former Nortek Holdings. The acquisition was completed on August 27, 2004, when THL Buildco purchased all of the outstanding capital stock of the former Nortek Holdings pursuant to the stock purchase agreement in a transaction valued at approximately $1.74 billion. Immediately upon the completion of the acquisition, THL Buildco was merged with and into the former Nortek Holdings, with the former Nortek Holdings continuing as the surviving corporation, and then the former Nortek Holdings was merged with and into Nortek, with Nortek continuing as the surviving corporation and a wholly-owned subsidiary of THL Buildco Holdings. THL Buildco Holdings was then renamed Nortek Holdings, Inc. Following the closing of the THL Transactions, Nortek Holdings was a direct wholly-owned subsidiary of Investors LLC, a Delaware limited liability company whose members include affiliates of Thomas H. Lee Partners, L.P. and members of our senior management. The acquisition and related transactions are referred to herein as the “THL Transactions.” Nortek and Nortek Holdings accounted for this transaction as a purchase in accordance with SFAS No. 141 and EITF Issue No. 88-16, “Basis in Leveraged Buyout Transactions” (“EITF 88-16”), which resulted in a new valuation for the assets and liabilities of Nortek and its subsidiaries based upon fair values as of the date of the THL Transactions. See “Prospectus Summary — THL Transactions.”

Our Current Holding Company Structure
      NTK Holdings, the issuer of the notes, was formed to hold the capital stock of Nortek Holdings in connection with the February 15, 2005 offering of the outstanding notes. Prior to February 10, 2005, Nortek Holdings was a direct wholly-owned subsidiary of Investors LLC. On February 10, 2005, NTK Holdings issued shares of capital stock to Investors LLC in exchange for Investors LLC’s shares of capital stock of Nortek Holdings. As a result of this exchange, Nortek Holdings became a wholly-owned subsidiary of NTK Holdings and NTK Holdings became a wholly-owned subsidiary of Investors LLC. NTK Holdings’ only assets are 100% of the shares of capital stock of Nortek Holdings, which is the holder of 100% of the shares of capital stock of Nortek. NTK Holdings conducts all of its business through its subsidiaries.

Timeline and Organizational Diagram
      The following timeline depicts the transactions described above:

      The following diagram depicts our current organizational structure, which has been in place since NTK Holdings became the parent company of Nortek Holdings on February 10, 2005:

Financial Statement Presentation
      The consolidated financial statements presented elsewhere herein for periods prior to January 9, 2003 reflect the financial position, results of operations and cash flows of Nortek, Inc. and its wholly-owned subsidiaries. The consolidated financial statements presented elsewhere herein for the periods subsequent to January 9, 2003 and prior to August 28, 2004 reflect the financial position, results of operations and cash flows of the former Nortek Holdings and its wholly-owned subsidiaries, the predecessor company. Subsequent to August 27, 2004 and prior to February 15, 2005, the consolidated financial statements presented elsewhere herein reflect the financial position, results of operations and cash flows of Nortek Holdings and subsequent to February 15, 2005, the consolidated financial statements presented elsewhere herein reflect the financial position, results of operations and cash flows of NTK Holdings and its wholly-owned subsidiaries. Nortek Holdings is a wholly-owned subsidiary of NTK Holdings and Nortek is a wholly-owned subsidiary of Nortek Holdings.

Issuance of the Outstanding Notes
      On February 15, 2005, NTK Holdings completed the sale of $403,000,000 aggregate principal amount at maturity ($250,408,080 gross proceeds) of its 10 3/4% senior discount notes due 2014 (referred to herein as the “10 3/4% senior discount notes” or the “outstanding notes”). The 10 3/4% senior discount notes, which are structurally subordinate to all debt and liabilities of NTK Holdings’ subsidiaries, including Nortek Holdings and Nortek, were issued and sold in a private Rule 144A offering to institutional investors. Refer to “— Liquidity and Capital Resources,” Note 6 and 16 of the Notes to the Consolidated Financial

Statements and Note C of the Notes to the Unaudited Condensed Consolidated Financial Statements, included elsewhere herein for further information surrounding the sale of the 10 3/4% senior discount notes.

Certain Other Transactions
      In connection with the THL Transactions, the former Nortek Holdings and Nortek purchased for cash through a tender offer or redeemed for cash pursuant to the applicable indenture governing such notes all of the former Nortek Holdings’ 10% senior discount notes due 2011 (the “senior discount notes”) and Nortek’s outstanding senior floating rate notes due 2010 (the “floating rate notes”). In addition, Nortek purchased for cash through a tender offer approximately 96% of the aggregate principal amount of its 9 7/8% senior subordinated notes due 2011 (the “9 7/8% notes”). Because the indenture governing the 9 7/8% notes does not allow for redemption at the election of Nortek, after completion of the tender offer on August 27, 2004, approximately $10,000,000 in aggregate principal amount of such notes were not tendered and remained outstanding at December 31, 2004.
      On July 31, 2004, we sold the capital stock of our wholly-owned subsidiary, La Cornue SAS (“La Cornue”) for net cash proceeds of approximately $5,800,000 and recorded a net after tax gain of approximately $900,000. La Cornue, situated outside of Paris, France, manufactures and sells high-end custom made cooking ranges and was included in our Residential Building Products reporting segment.
      On February 12, 2004, our wholly-owned subsidiary, WDS, LLC, sold all of the capital stock of Ply Gem Industries, Inc. (“Ply Gem”); on April 2, 2002, Ply Gem sold the capital stock of its subsidiary Hoover Treated Wood Products, Inc. (“Hoover”); and on November 22, 2002, Ply Gem sold the capital stock of its subsidiary Richwood Building Products, Inc. (“Richwood”). The results of operations of the operating subsidiaries of Ply Gem, with the exception of Hoover, comprised our entire Window, Doors and Siding Products (“WDS”) reporting segment while Hoover and the corporate expenses of Ply Gem were previously included in Unallocated Other, net in our segment reporting.
      The results of La Cornue, Ply Gem, Hoover and Richwood have been excluded from earnings (loss) from continuing operations and are classified separately as discontinued operations for all periods presented. Accordingly, for purposes of this presentation of Management’s Discussion and Analysis of Financial Condition and Results of Operations, all discussion relates to the results from continuing operations. (See Notes 1, 10 and 11 of the Notes to the Consolidated Financial Statements included elsewhere herein).
      On April 26, 2005 we, through our wholly-owned subsidiary, Linear LLC (“Linear”) acquired Panamax. Panamax is located in Petaluma, CA and manufactures and designs innovative power conditioning and surge protection products that prevent loss or damage of home and small business equipment due to power disturbances. On December 17, 2004, we, through Linear, acquired M&S Systems, LP (“M&S”). M&S is located in Dallas, TX and manufacturers and designs distributed audio and communication equipment, speakers and central vacuum systems. On March 9, 2004, we, through Linear, acquired OmniMount Systems, Inc. (“OmniMount”). OmniMount is located in Phoenix, AZ and manufactures and designs speaker mountings and other products to maximize the home theater experience. On December 15, 2003, we, through Linear, acquired all of the capital stock of Operator Specialty Company, Inc. (“OSCO”). OSCO is located in Casnovia, MI and manufactures and sells gate operators and door openers. On July 11, 2003, we, through Linear, acquired SpeakerCraft, Inc. (“SPC”). SPC is located in Riverside, CA and manufactures and sells in-wall and in-ceiling speakers, amplifiers and subwoofers. On January 17, 2003, we, through Linear, acquired Elan Home Systems L.L.C. (“Elan”). Elan is located in Lexington, KY and manufactures and sells home automation and audio video distribution equipment. These acquisitions have been accounted for under the purchase method of accounting and are included in our company’s Residential Building Products Segment. Accordingly, the results of Panamax, M&S, OmniMount, OSCO, SPC and Elan are included in our consolidated results since the date of their acquisition. (See Note 3 of the Notes to the Consolidated Financial Statements and Note D of the Notes to the Unaudited Condensed Consolidated Financial Statements included elsewhere herein).

Critical Accounting Policies
      The discussion and analysis of our financial condition and results of operations are based upon our Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States. (See the Notes to the Consolidated Financial Statements included elsewhere herein.) Certain of our accounting policies require the application of judgment in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. We periodically evaluate the judgments and estimates used for our critical accounting policies to ensure that such judgments and estimates are reasonable for our interim and year-end reporting requirements. These judgments and estimates are based on our historical experience, current trends and other information available, as appropriate. If different conditions result from those assumptions used in our company’s judgments, the results could be materially different from our estimates. Our critical accounting policies include:

Revenue Recognition and Related Expenses
      We recognize sales based upon shipment of products to our customers and have procedures in place at each of our subsidiaries to ensure that an accurate cut-off is obtained for each reporting period. Allowances for cash discounts, volume rebates, and other customer incentive programs, as well as gross customer returns, among others, are recorded as a reduction of sales at the time of sale based upon the estimated future outcome. Cash discounts, volume rebates and other customer incentive programs are based upon certain percentages agreed to with our various customers, which are typically earned by the customer over an annual period. We record periodic estimates for these amounts based upon the historical results to date, estimated future results through the end of the contract period and the contractual provisions of the customer agreements. For calendar year customer agreements, we are able to adjust our periodic estimates to actual amounts as of December 31 of each year based upon the contractual provisions of the customer agreements. For those customers who have agreements that are not on a calendar year cycle, we record estimates at December 31 consistent with the above described methodology. As a result, at the end of any given reporting period, the amounts recorded for these allowances are based upon estimates of the likely outcome of future sales with the applicable customers and may require adjustment in the future if the actual outcome differs. We believe that our procedures for estimating such amounts are reasonable and historically have not resulted in material adjustments in subsequent periods when the estimates are adjusted to the actual amounts.
      Customer returns are recorded on an actual basis throughout the year and also include an estimate at the end of each reporting period for future customer returns related to sales recorded prior to the end of the period. We generally estimate customer returns based upon the time lag that historically occurs between the date of the sale and the date of the return while also factoring in any new business conditions that might impact the historical analysis such as new product introduction. We believe that our procedures for estimating such amounts are reasonable and historically have not resulted in material adjustments in subsequent periods when the estimates are adjusted to the actual amounts.
      Provisions for the estimated costs for future product warranty claims and bad debts are recorded in cost of sales and selling, general and administrative expense, respectively, at the time a sale is recorded. The amounts recorded are generally based upon historically derived percentages while also factoring in any new business conditions that might impact the historical analysis such as new product introduction for warranty and bankruptcies of particular customers for bad debts. We also periodically evaluate the adequacy of our reserves for warranty and bad debts recorded in our consolidated balance sheet as a further test to ensure the adequacy of the recorded provisions. Warranty claims can extend far into the future and bad debt analysis often involves subjective analysis of a particular customer’s ability to pay. As a result, significant judgment is required by our company in determining the appropriate amounts to record and such judgments may prove to be incorrect in the future. We believe that our procedures for estimating such amounts are reasonable and historically have not resulted in material adjustments in subsequent periods when the estimates are adjusted to the actual amounts.

Inventory Valuation
      We value inventories at the lower of cost or market with approximately 54% as of December 31, 2004 valued using the last-in, first-out (“LIFO”) method and the remainder valued using the first-in, first-out (“FIFO”) method. In connection with both LIFO and FIFO inventories, our company will record provisions, as appropriate, to write-down obsolete and excess inventory to estimated net realizable value. The process for evaluating obsolete and excess inventory often requires our company to make subjective judgments and estimates concerning future sales levels, quantities and prices at which such inventory will be able to be sold in the normal course of business. Accelerating the disposal process or incorrect estimates of future sales potential may cause the actual results to differ from the estimates at the time such inventory is disposed or sold. We believe that our procedures for estimating such amounts are reasonable and historically have not resulted in material adjustments in subsequent periods when the estimates are adjusted to the actual amounts.

Prepaid Income Tax Assets and Deferred Tax Liabilities
      We account for income taxes using the liability method in accordance with SFAS No. 109 “Accounting for Income Taxes” (“SFAS No. 109”), which requires that the deferred tax consequences of temporary differences between the amounts recorded in our Consolidated Financial Statements and the amounts included in our federal, state and foreign income tax returns be recognized in the balance sheet. As we generally do not file our income tax returns until well after the closing process for the December 31 financial statements is complete, the amounts recorded at December 31 reflect estimates of what the final amounts will be when the actual income tax returns are filed for that fiscal year. In addition, estimates are often required with respect to, among other things, the appropriate state income tax rates to use in the various states that we and our subsidiaries are required to file, the potential utilization of operating and capital loss carry-forwards for both federal and state income tax purposes and valuation allowances required, if any, for tax assets that may not be realizable in the future. We require each of our subsidiaries to submit year-end tax information packages as part of the year-end financial statement closing process so that the information used to estimate the deferred tax accounts at December 31 is reasonably consistent with the amounts expected to be included in the filed tax returns. SFAS No. 109 requires balance sheet classification of current and long-term deferred income tax assets and liabilities based upon the classification of the underlying asset or liability that gives rise to a temporary difference. As such, we have historically had prepaid income tax assets due principally to the unfavorable tax consequences of recording expenses for required book reserves for such things as, among others, bad debts, inventory valuation, insurance, product liability and warranty that cannot be deducted for income tax purposes until such expenses are actually paid. We believe that the amounts recorded as prepaid income tax assets will be recoverable through future taxable income generated by our company, although there can be no absolute assurance that all recognized prepaid income tax assets will be fully recovered. We believe the procedures and estimates used in its accounting for income taxes are reasonable and in accordance with established tax law. The income tax estimates used have historically not resulted in material adjustments to income tax expense in subsequent periods when the estimates are adjusted to the actual filed tax return amounts, although there may be reclassifications between the current and long-term portion of the deferred tax accounts.

Goodwill and Other Long-Lived Assets
      We account for acquired goodwill and intangible assets in accordance with SFAS No. 141, SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”) and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”) which involves judgment with respect to the determination of the purchase price and the valuation of the acquired assets and liabilities in order to determine the final amount of goodwill. We believe that the estimates that we have used to record our acquisitions are reasonable and in accordance with SFAS No. 141.
      We account for acquired goodwill and goodwill impairment in accordance with SFAS No. 142, (see Note 1 of the Notes to the Consolidated Financial Statements included elsewhere herein) which requires considerable judgment in the valuation of acquired goodwill and the ongoing evaluation of goodwill impairment. We primarily utilize a discounted cash flow approach in order to value our operating segments required to be tested for impairment by SFAS No. 142, which requires that we forecast future cash flows of the operating segments and discount the cash flow stream based upon a weighted average cost of capital that is derived from comparable companies within similar industries. The discounted cash flow calculations also include a terminal value calculation that is based upon an expected long-term growth rate for the applicable operating segment. We believe that our procedures for applying the discounted cash flow methodology, including the estimates of future cash flows, the weighted average cost of capital and the long-term growth rate, are reasonable and consistent with market conditions at the time of the valuation. We have evaluated the carrying value of segment goodwill and determined that no impairment existed at either the date of the THL Transactions or our annual evaluation date as of the first day of the fourth quarter. Accordingly, no adjustments were required to be recorded in our Consolidated Financial Statements.
      We perform an annual evaluation for the impairment of long-lived assets, other than goodwill, based on expectations of non-discounted future cash flows compared to the carrying value of the subsidiary in accordance with SFAS No. 144. Our cash flow estimates are based upon historical cash flows, as well as future projected cash flows received from subsidiary management in connection with the annual company wide planning process, and include a terminal valuation for the applicable subsidiary based upon a multiple of earnings before interest expense, net, depreciation and amortization expense and income taxes (“EBITDA”). We estimate the EBITDA multiple by reviewing comparable company information and other industry data. We believe that our procedures for estimating gross future cash flows, including the terminal valuation, are reasonable and consistent with current market conditions. We historically have not had any material impairment adjustments.

Pensions and Post Retirement Health Benefits
      Our accounting for pensions, including supplemental executive retirement plans, and post retirement health benefit liabilities requires the estimating of such items as the long-term average return on plan assets, the discount rate, the rate of compensation increase and the assumed medical cost inflation rate. These estimates require a significant amount of judgment as items such as stock market fluctuations, changes in interest rates and plan amendments can have a significant impact on the assumptions used and therefore on the ultimate final actuarial determinations for a particular year. We believe the procedures and estimates used in our accounting for pensions and post retirement health benefits are reasonable and consistent with acceptable actuarial practices in accordance with accounting principles generally accepted in the United States.

Insurance Liabilities
      We record insurance liabilities and related expenses for health, workers compensation, product and general liability losses and other insurance reserves and expenses in accordance with either the contractual terms of our policies or, if self-insured, the total liabilities that are estimable and probable as of the reporting date. Insurance liabilities are recorded as current liabilities to the extent they are expected to be paid in the succeeding year with the remaining requirements classified as long-term liabilities. The accounting for self-insured plans requires that significant judgments and estimates be made both with respect to the future liabilities to be paid for known claims and incurred but not reported claims as of the reporting date. We consider historical trends when determining the appropriate insurance reserves to record in the consolidated balance sheet. In certain cases where partial insurance coverage exists, we must estimate the portion of the liability that will be covered by existing insurance policies to arrive at the net expected liability to our company. We believe that our procedures for estimating such amounts are reasonable and historically have not resulted in material adjustments in subsequent periods when the estimated amounts are adjusted to the actual insurance claims paid.

Contingencies
      Our company is subject to contingencies, including legal proceedings and claims arising out of our businesses that cover a wide range of matters, including, among others, environmental matters, contract and employment claims, workers compensation claims, product liability, warranty and modification, adjustment or replacement of component parts of units sold, which may include product recalls. Product liability, environmental and other legal proceedings also include matters with respect to businesses previously owned.
      We provide accruals for direct costs associated with the estimated resolution of contingencies at the earliest date at which it is deemed probable that a liability has been incurred and the amount of such liability can be reasonably estimated. Costs accrued have been estimated based upon an analysis of potential results, assuming a combination of litigation and settlement strategies and outcomes.
      While it is impossible to ascertain the ultimate legal and financial liability with respect to contingent liabilities, including lawsuits, we believe that the aggregate amount of such liabilities, if any, in excess of amounts provided or covered by insurance, will not have a material adverse effect on the consolidated financial position or results of operations of our company. It is possible, however, that future results of operations for any particular future period could be materially affected by changes in our assumptions or strategies related to these contingencies or changes out of our control.
Overview for the Year Ended December 31, 2004 and Significant Subsequent Events
      We are a leading, diversified manufacturer and distributor of building products used in the residential remodeling, replacement and new construction markets (including the manufactured housing industry) and to a lesser extent the commercial construction and replacement markets. We have a diverse number of products that serve multiple markets through various distribution channels. We operate through two segments: the Residential Building Products Segment (“RBP”) and the Air Conditioning and Heating Products Segment (“HVAC”). For the year ended December 31, 2004, RBP accounted for about 58% of consolidated net sales and 87% of operating earnings before unallocated expense. HVAC accounted for the balance. A little more than half of our business is believed to be used in the replacement and remodeling markets and the balance serves the new construction markets. The manufactured housing and commercial construction industries have seen significant declines in the level of business activity over the past several years, which have had an adverse effect on our business, particularly for our HVAC Segment. The level of new construction, replacement and remodeling activity in site-built residential markets has been strong over the past several years and has contributed positively to our operating performance. Key industry activity affecting our businesses in the United States for the past three years was as follows:

		% Increase (Decrease)
	Source of
	Data	2004	2003	2002

Residential construction spending	(1)	14.0%	13.0%	9.0%
Single family housing starts	(1)	7.0	10.0	7.0
New home sales	(1)	10.0	12.0	7.0
Residential improvement spending	(1)	4.0	6.0	13.0
Air conditioning and heat pump shipments	(2)	9.0	1.0	7.0
Manufactured housing shipments	(1,3)	—	(22.0)	(13.0)
Non-residential construction spending	(1)	4.0%	(7.0)%	(13.0)%
Source of data:

(1)	U.S. Census Bureau

(2)	Air Conditioning and Refrigeration Institute

(3)	Manufactured Housing Institute

      Our manufactured housing business for 2004 was about 7% of total sales versus about 13% in 2000. Our HVAC business serving the commercial construction market was about 17% (including foreign commercial sales) of consolidated sales in 2004. A large portion of our manufacturing activity and customers are located in the United States although we do have manufacturing activity and sell product to customers in Canada, Europe and China, among other countries. Our foreign sales in 2004 were about 20% of total sales. About 15% of total sales are through retail distribution and about 49% is to distributors and wholesalers and similar channels of distribution. Principal RBP products include kitchen range hoods, bath fans and indoor air quality products where we have large market shares. Principal HVAC products include residential air conditioners, heat pumps and furnaces and large custom and semi-custom commercial air handlers and cooling equipment. We have leading market shares in HVAC products in both the manufactured housing and custom and semi-custom commercial markets that we serve. In both segments we have employed a strategy of using well-recognized and respected brand names (both owned and licensed) and have introduced new products and made selected acquisitions to improve growth and profitability. As a result we have experienced stable and strong cash flow from continuing operations during the past three years. In both our manufactured housing and commercial HVAC products businesses, we have maintained our market shares and we believe that we can quickly respond to rebounds in these markets over the long term.
      In late 2003 through 2004, our HVAC business serving the residential markets undertook a significant facilities rationalization and restructuring. This project included the start-up of a new 368,000 square foot manufacturing facility in Dyersburg, TN, closure of a 214,000 square foot manufacturing facility in St. Louis, MO and expansion of two other locations, as well as significant changes in distribution and warehouse facilities. The relocation of production lines to Dyersburg, TN and other changes in production, as well as the ramp up of production and training of new workforces resulted in unfavorable charges (including severance and production inefficiencies) to operating results of about $6,900,000 in 2003 and about $10,200,000 in 2004 in the HVAC segment.
      In 2005 we expect manufactured housing and commercial construction markets to remain weak, residential new construction to decline moderately and remodeling and replacement activity to grow moderately. We also expect that our brand strategy for residential site-built HVAC products will allow us to gain market share. In RBP in 2005 we expect to continue to grow and improve the profitability of our electronics products through the integration of our acquisitions. In 2005 we also expect to achieve further cost reductions in raw material and purchased components in all our businesses through our strategic sourcing software and systems development. During 2002, 2003 and 2004 we experienced significant increases in the price we pay for raw steel and steel fabricated parts. Overall our annual purchases in this category are about 10% of total cost of products sold. We also buy some component parts from suppliers that use steel in their manufacturing process. While we have had some success in raising prices to our customers for some products (including a January 2005 price increase on certain HVAC product for residential site-built markets), as a result of higher steel costs, there is no assurance that we will be able to offset all steel increases in 2005. We also rely on our strategic sourcing initiatives to mitigate the effect of higher steel costs. Material cost as a percentage of net sales has been fairly stable reflecting higher steel costs, partially offset from benefits realized from our strategic sourcing initiatives, and was approximately 44.0% in 2002, 43.7% in 2003 and 44.4% in 2004. In the following discussion of the results of operations for the year 2004 as compared to 2003 we will talk about the significance of a number of factors that affected our operations including, among others, the following:

•	The effect of the THL Transactions and the impact of purchase accounting

•	The facilities rationalization and restructuring of our residential site-built HVAC business

•	The effect of acquisitions in the RBP segment

•	The softness in manufactured housing and commercial HVAC markets

•	The effect of changes in foreign exchange rates

      We began the year with about $194,000,000 of unrestricted cash and investments and ended the year with about $95,000,000. We have also included information with respect to our future cash flow requirements. During the past year we had a number of transactions that significantly affected our financial position including the THL Transactions on August 27, 2004 whereby we used about $155,000,000 of our existing cash and significant equity investments were made by both THL Buildco and our management (through the rollover of equity interests). Also in 2004, we completed the sale of Ply Gem. Net after tax proceeds of about $450,000,000 from the sale of Ply Gem together with cash from Nortek’s sale of $200,000,000 principal amount of floating rate notes, and existing cash allowed Nortek to redeem $695,000,000 principal amount of fixed rate senior notes in the first quarter of 2004. In 2004, we used about $32,000,000 of our cash for acquisitions to further grow our electronics businesses in our RBP segment.
      In connection with the THL Transactions on August 27, 2004, Nortek borrowed $700,000,000 under a new senior secured term loan and had available a $100,000,000 revolving credit facility. Nortek also sold $625,000,000 of 8 1/2% senior subordinated notes. These borrowings, the $155,000,000 of existing cash noted above, the $362,000,000 investment by Thomas H. Lee Partners and managements’ rollover equity were used to finance the THL Transactions. Nortek’s revolving credit facility is available for working capital and other needs (at December 31, 2004, Nortek had approximately $74,000,000 available unused on the U.S. revolving credit facility and approximately $10,000,000 unused under the Canadian facility) including posting letters of credit. At December 31, 2004, Nortek’s total indebtedness was about $1,370,000,000 and was about $1,340,000,000 at December 31, 2003.
      On February 15, 2005, NTK Holdings completed the sale of $403,000,000 aggregate principal amount at maturity ($250,408,080 gross proceeds) of its 10 3/4% senior discount notes. The 10 3/4% senior discount notes, which are structurally subordinate to all debt and liabilities of NTK Holdings’ subsidiaries, including Nortek Holdings and Nortek, were issued and sold in a private Rule 144A offering to institutional investors. The net proceeds of the offering were used to pay a dividend of approximately $187,000,000 to NTK Holdings’ sole stockholder, Investors LLC. In turn, Investors LLC authorized a distribution of approximately $187,000,000 to the equity holders of Investors LLC in accordance with the terms of the limited liability company agreement by and among Investors LLC and its members. In addition, on February 18, 2005, NTK Holdings contributed approximately $57,700,000 to Nortek Holdings for the purpose of making payments under the 2004 Nortek Holdings, Inc. Deferred Compensation Plan. As of April 2, 2005, all payments related to this contribution had been made by Nortek Holdings.

Results of Operations
      The combined year ended December 31, 2004 post-THL Transactions and post-2003 Recapitalization periods have been compared to the combined year ended December 31, 2003 and the year ended December 31, 2002 for purposes of management’s discussion and analysis of the results of operations. Any references, below, to the years ended December 31, 2004 and 2003 shall refer to the combined periods. Material fluctuations in operations resulting from the effect of purchase accounting have been highlighted.

	Post-2003	Post-THL
	Recapitalization	Transactions	Combined

	Jan. 1, 2004 -	Aug. 28, 2004 -	Year Ended
	Aug. 27, 2004	Dec. 31, 2004	Dec. 31, 2004

	(Dollar amounts in millions)
Net sales:
Residential Building Products	$623.9	$349.0	$972.9
Air Conditioning and Heating Products	494.0	212.0	706.0

Consolidated net sales	$1,117.9	$561.0	$1,678.9

Operating earnings (loss):
Residential Building Products	$102.8	$52.6	$155.4
Air Conditioning and Heating Products	25.5	(2.6)	22.9

Subtotal	128.3	50.0	178.3
Unallocated:
Expenses and charges arising from the THL Transactions	(38.5)	—	(38.5)
Stock based compensation charges	(36.4)	(0.1)	(36.5)
Other, net	(20.8)	(7.8)	(28.6)

Consolidated operating earnings	$32.6	$42.1	$74.7

Depreciation and amortization expense:
Residential Building Products	$15.4	$15.4	$30.8
Air Conditioning and Heating Products	10.0	6.7	16.7
Other	0.4	0.4	0.8

	$25.8	$22.5	$48.3

Operating earnings (loss) margin:
Residential Building Products	16.5%	15.1%	16.0%
Air Conditioning and Heating Products	5.2	(1.2)	3.2
Consolidated	2.9%	7.5%	4.4%
Depreciation and amortization expense as a % of net sales:
Residential Building Products	2.5%	4.4%	3.2%
Air Conditioning and Heating Products	2.0	3.2	2.4
Consolidated	2.3%	4.0%	2.9%

*	During the period August 28, 2004 to December 31, 2004 and from January 1, 2004 to August 27, 2004, we recorded approximately $5,700,000 and $200,000, respectively, of amortization of purchase price allocated to inventory as a non-cash charge to cost of products sold. Approximately $4,800,000 and $200,000, respectively, related to the Residential Building Products Segment and for the period from August 28, 2004 to December 31, 2004 approximately $900,000 related to the Air Conditioning and Heating Products Segment. There was no amortization of purchase price allocated to inventory in the Air Conditioning and Heating Products Segment in the period from January 1, 2004 to August 27, 2004.

      The table below presents the combined year ended December 31, 2003 pre-and post-2003 Recapitalization periods for purposes of management’s discussion and analysis of the results of operations.

	Pre-2003	Post-2003
	Recapitalization	Recapitalization	Combined

	Jan. 1, 2003 -	Jan. 10, 2003 -	Year Ended
	Jan. 9, 2003	Dec. 31, 2003	Dec. 31, 2003

	(Dollar amounts in millions)
Net sales:
Residential Building Products	$16.2	$805.3	$821.5
Air Conditioning and Heating Products	8.6	675.3	683.9

Consolidated net sales	$24.8	$1,480.6	$1,505.4

Operating earnings (loss):
Residential Building Products	$2.7	$137.2	$139.9
Air Conditioning and Heating Products	(1.2)	58.4	57.2

Subtotal	1.5	195.6	197.1
Unallocated:
Expenses and charges arising from the 2003 Recapitalization	(83.0)	—	(83.0)
Strategic sourcing, software and systems development expense	(0.1)	(3.4)	(3.5)
Stock based compensation charges	—	(1.8)	(1.8)
Other, net	(0.2)	(31.0)	(31.2)

Consolidated operating earnings (loss):	$(81.8)	$159.4	$77.6

Depreciation and amortization expense:
Residential Building Products	$0.3	$19.4	$19.7
Air Conditioning and Heating Products	0.3	11.8	12.1
Other	—	0.6	0.6

	$0.6	$31.8	$32.4

Operating earnings (loss) margin:
Residential Building Products	16.7%	17.0%	17.0%
Air Conditioning and Heating Products	(14.0)	8.6	8.4
Consolidated	(329.8)%	10.8%	5.2%
Depreciation and amortization expense as a % of net sales:
Residential Building Products	1.9%	2.4%	2.4%
Air Conditioning and Heating Products	3.5	1.7	1.8
Consolidated	2.4%	2.1%	2.2%

*	During the period from January 10, 2003 to December 31, 2003, we recorded approximately $5,400,000 of amortization of purchase price allocated to inventory as a non-cash charge to cost of products sold. Approximately $4,800,000 related to the Residential Building Products Segment and approximately $600,000 related to the Air Conditioning and Heating Products Segment.

      The tables that follow present the net sales from continuing operations, operating earnings from continuing operations and depreciation and amortization expense from continuing operations for our company’s principal segments for the combined periods ended December 31, 2004 and 2003 and the year ended December 31, 2002, the dollar amount and percentage change of such results as compared to the prior year and the percentage to net sales of operating earnings and depreciation and amortization expense for the combined periods ended December 31, 2004 and 2003 and the year ended December 31, 2002:

				Net Change

	Years Ended December 31,			2004 to 2003		2003 to 2002

	2004(1)	2003(1)	2002	$	%	$	%

	(Dollar amounts in millions)
Net sales:
Residential Building Products	$972.9	$821.5	$722.0	$151.4	18.4%	$99.5	13.8%
Air Conditioning and Heating Products	706.0	683.9	654.5	22.1	3.2	29.4	4.5

Consolidated net sales	$1,678.9	$1,505.4	$1,376.5	$173.5	11.5%	$128.9	9.4%

Operating earnings (loss):
Residential Building Products(2)	$155.4	$139.9	$123.8	$15.5	11.1%	$16.1	13.0%
Air Conditioning and Heating Products(2)	22.9	57.2	61.5	(34.3)	(60.0)	(4.3)	(7.0)

Subtotal	178.3	197.1	185.3	(18.8)	(9.5)	11.8	6.4
Unallocated:
Expenses and charges arising from the THL Transactions	(38.5)	—	—	(38.5)	*	—	—
Expenses and charges arising from the 2003 Recapitalization	—	(83.0)	(6.6)	83.0	100.0	(76.4)	*
Strategic sourcing software and systems development expense	—	(3.5)	(3.7)	3.5	100.0	0.2	5.4
Re-Audit fees and expenses	—	—	(2.1)	—	—	2.1	*
1999 equity performance plan incentive	—	—	(4.4)	—	—	4.4	*
Stock based compensation charges	(36.5)	(1.8)	(0.7)	(34.7)	*	(1.1)	(157.1)
Other, net	(28.6)	(31.2)	(47.3)	2.6	8.3	16.1	34.0

Consolidated operating earnings	$74.7	$77.6	$120.5	$(2.9)	(3.7)%	$(42.9)	(35.6)%

Depreciation and amortization expense(3):
Residential Building Products	$30.8	$19.7	$15.3	$11.1	56.3%	$4.4	28.8%
Air Conditioning and Heating Products	16.7	12.1	13.2	4.6	38.0	(1.1)	(8.3)
Other	0.8	0.6	0.3	0.2	33.3	0.3	100.0

	$48.3	$32.4	$28.8	$15.9	49.1%	$3.6	12.5%

Operating earnings margin:
Residential Building Products	16.0%	17.0%	17.1%
Air Conditioning and Heating Products	3.2	8.4	9.4
Consolidated	4.4%	5.2%	8.8%
Depreciation and amortization expense as a % of net sales:
Residential Building Products	3.2%	2.4%	2.1%
Air Conditioning and Heating Products	2.4	1.8	2.0
Consolidated	2.9%	2.2%	2.1%

*	not applicable or not meaningful

(1)	The year ended December 31, 2004 represents the combined post-2003 Recapitalization and post-THL Transactions periods of January 1, 2004 to August 27, 2004 and August 28, 2004 to December 31, 2004, respectively. The year ended December 31, 2003 represents the combined pre- and post-2003 Recapitalization periods of January 1, 2003 to January 9, 2003 and January 10, 2003 to December 31, 2003, respectively.

(2)	The operating results of the Air Conditioning and Heating Products Segment for the year ended December 31, 2004 include approximately $2,600,000 of costs associated with the closure of certain manufacturing facilities and approximately $7,600,000 of estimated inefficient production costs and expenses associated with the start-up of a new manufacturing facility. The operating results of the Air Conditioning and Heating Products Segment for the period from January 10, 2003 to December 31, 2003 include approximately $5,800,000 of costs associated with the closure of certain manufacturing facilities and approximately $1,100,000 of costs and expenses associated with the startup of a new manufacturing facility. There were no costs recorded in the period from January 1, 2003 to January 9, 2003 related to the closure of certain manufacturing facilities within the Air Conditioning and Heating Products Segment. The operating results of the Residential Building Products Segment for the year ended December 31, 2004 and the period from January 10, 2003 to December 31, 2003 include approximately $5,900,000 and $100,000, respectively, of compensation expense related to stock options issued to employees of this segment in accordance with SFAS No. 123 and the operating results of the Air Conditioning and Heating Products Segment include approximately $6,200,000 and $100,000, respectively, of compensation expense related to stock options issued to employees of this segment in accordance with SFAS No. 123.

(3)	During the year ended December 31, 2004 and the period from January 10, 2003 to December 31, 2003, we recorded approximately $5,900,000 and $5,300,000, respectively, of amortization of excess purchase price allocated to inventory as a non-cash charge to cost of products sold. In the year ended December 31, 2004, $5,000,000 was allocated to the Residential Buildings Products Segment and $900,000 was allocated to the Air Conditioning and Heating Products Segment. For the period from January 10, 2003 to December 31, 2003, approximately $4,700,000 of such amortization was allocated to the Residential Building Products Segment and approximately $600,000 was allocated to the Air Conditioning and Heating Products Segment.

      The combined year ended December 31, 2004 post-THL Transactions and post-2003 Recapitalization periods have been compared to the combined year ended December 31, 2003 and the year ended December 31, 2002 for purposes of management’s discussion and analysis of the results of operations. Any references, below, to the years ended December 31, 2004 and 2003 shall refer to the combined periods. Material fluctuations in operations resulting from the effect of purchase accounting have been highlighted.

	Post-2003	Post-THL
	Recapitalization	Transactions	Combined

	Jan. 1, 2004 -	Aug. 28, 2004 -	Year Ended
	Aug. 27, 2004	Dec. 31, 2004	Dec. 31, 2004

	(Dollar amounts in millions)
Net sales	$1,117.9	$561.0	$1,678.9
Cost of products sold	792.8	409.1	1,201.9
Selling, general and administrative expenses, net	199.9	101.4	301.3
Amortization of intangible assets	8.9	8.4	17.3
Expenses and charges arising from the THL Transactions	83.7	—	83.7

Operating earnings	32.6	42.1	74.7
Interest expense	(56.1)	(42.5)	(98.6)
Loss from debt retirement	(130.7)	—	(130.7)
Investment income	1.5	0.3	1.8

Earnings (loss) before provision (benefit) for income taxes	(152.7)	(0.1)	(152.8)
Provision (benefit) for income taxes	(41.4)	3.5	(37.9)

Loss from continuing operations	(111.3)	(3.6)	(114.9)
Earnings (loss) from discontinued operations	67.4	(0.5)	66.9

Net loss	$(43.9)	$(4.1)	$(48.0)

	Percentage of Net Sales

	Post-2003	Post-THL
	Recapitalization	Transactions	Combined

	Jan. 1, 2004 -	Aug. 28, 2004 -	Year Ended
	Aug. 27, 2004	Dec. 31, 2004	Dec. 31, 2004

Net sales	100.0%	100.0%	100.0%
Cost of products sold	70.9	72.9	71.6
Selling, general and administrative expenses, net	17.9	18.1	18.0
Amortization of intangible assets	0.8	1.5	1.0
Expenses and charges arising from the THL Transactions	7.5	—	5.0

Operating earnings	2.9	7.5	4.4
Interest expense	(5.0)	(7.6)	(5.9)
Loss from debt retirement	(11.7)	—	(7.8)
Investment income	0.1	0.1	0.1

Earnings (loss) before provision (benefit) for income taxes	(13.7)	0.0	(9.2)
Provision (benefit) for income taxes	(3.7)	0.6	(2.3)

Loss from continuing operations	(10.0)	(0.6)	(6.9)
Earnings (loss) from discontinued operations	6.0	(0.1)	4.0

Net loss	(4.0)%	(0.7)%	(2.9)%

      The table below presents the combined year ended December 31, 2003 pre-and post-2003 Recapitalization periods for purposes of management’s discussion and analysis of the results of operations.

	Pre-2003	Post-2003
	Recapitalization	Recapitalization	Combined

	Jan. 1, 2003 -	Jan. 10, 2003 -	Year Ended
	Jan. 9, 2003	Dec. 31, 2003	Dec. 31, 2003

	(Dollar amounts in millions)
Net sales	$24.8	$1,480.6	$1,505.4
Cost of products sold	18.5	1,054.0	1,072.5
Selling, general and administrative expenses, net	5.0	258.1	263.1
Amortization of intangible assets	0.1	9.1	9.2
Expenses and charges arising from the 2003 Recapitalization	83.0	—	83.0

Operating earnings (loss)	(81.8)	159.4	77.6
Interest expense	(1.0)	(57.4)	(58.4)
Investment income	0.1	1.5	1.6

Earnings (loss) before provision (benefit) for income taxes	(82.7)	103.5	20.8
Provision (benefit) for income taxes	(21.8)	41.4	19.6

Earnings (loss) from continuing operations	(60.9)	62.1	1.2
Earnings (loss) from discontinued operations	(1.0)	12.1	11.1

Net earnings (loss)	$(61.9)	$74.2	$12.3

	Percentage of Net Sales

	Pre-2003	Post-2003
	Recapitalization	Recapitalization	Combined

	Jan. 1, 2003 -	Jan. 10, 2003 -	Year Ended
	Jan. 9, 2003	Dec. 31, 2003	Dec. 31, 2003

Net sales	100.0%	100.0%	100.0%
Cost of products sold	74.6	71.2	71.2
Selling, general and administrative expenses, net	20.2	17.4	17.5
Amortization of intangible assets	0.4	0.6	0.6
Expenses and charges arising from the 2003 Recapitalization	334.7	—	5.5

Operating earnings (loss)	(329.9)	10.8	5.2
Interest expense	(4.0)	(3.9)	(3.9)
Investment income	0.4	0.1	0.1

Earnings (loss) before provision (benefit) for income taxes	(333.5)	7.0	1.4
Provision (benefit) for income taxes	(87.9)	2.8	1.3

Earnings (loss) from continuing operations	(245.6)	4.2	0.1
Earnings (loss) from discontinued operations	(4.0)	0.8	0.7

Net earnings (loss)	(249.6)%	5.0%	0.8%

      The tables that follow set forth, for each of the three years in the period ended December 31, 2004 (a) certain consolidated operating results, (b) the percentage change of such results as compared to the prior year, (c) the percentage which such results bear to net sales and (d) the change of such percentages as compared to the prior year:

				Percentage Change
	Year Ended December 31,
				2004(1)	2003(1)
	2004(1)	2003(1)	2002	to 2003	to 2002

	(Dollar amounts in millions)
Net sales	$1,678.9	$1,505.4	$1,376.5	11.5%	9.4%
Cost of products sold	1,201.9	1,072.5	987.0	(12.1)	(8.7)
Selling, general and administrative expenses, net	301.3	263.1	259.5	(14.5)	(1.4)
Amortization of intangible assets	17.3	9.2	2.9	(88.0)	*
Expenses and charges arising from the THL Transactions	83.7	—	—	*	*
Expenses and charges arising from the 2003 Recapitalization	—	83.0	6.6	*	*

Operating earnings	74.7	77.6	120.5	(3.7)	(35.6)
Interest expense	(98.6)	(58.4)	(52.4)	(68.8)	(11.5)
Loss from debt retirement	(130.7)	—	—	*	*
Investment income	1.8	1.6	5.9	12.5	(72.9)

Earnings (loss) from continuing operations before provision (benefit) for income taxes	(152.8)	20.8	74.0	*	(71.9)
Provision (benefit) for income taxes	(37.9)	19.6	29.8	*	34.2

(Loss) earnings from continuing operations	(114.9)	1.2	44.2	*	(97.3)
Earnings from discontinued operations	66.9	11.1	18.3	*	(39.3)

Net (loss) earnings	$(48.0)	$12.3	$62.5	* %	(80.3)%

	Percentage of Net Sales			Change in Percentage
	Year Ended December 31,
				2004 to	2003 to
	2004(1)	2003(1)	2002	2003	2002

Net sales	100.0%	100.0%	100.0%	—%	—%
Cost of products sold	71.6	71.2	71.7	(0.4)	0.5
Selling, general and administrative expenses, net	18.0	17.5	18.8	(0.5)	1.3
Amortization of intangible assets	1.0	0.6	0.2	(0.4)	(0.4)
Expenses and charges arising from the THL Transactions	5.0	—	—	(5.0)	—
Expenses and charges arising from the 2003 Recapitalization	—	5.5	0.5	5.5	(5.0)

Operating earnings	4.4	5.2	8.8	(0.8)	(3.6)
Interest expense	(5.9)	(3.9)	(3.8)	(2.0)	(0.1)
Loss from debt retirement	(7.8)	—	—	(7.8)	—
Investment income	0.1	0.1	0.4	—	(0.3)

Earnings (loss) from continuing operations before provision (benefit) for income taxes	(9.2)	1.4	5.4	(10.6)	(4.0)
Provision (benefit) for income taxes	(2.3)	1.3	2.2	3.6	0.9

(Loss) earnings from continuing operations	(6.9)	0.1	3.2	(7.0)	(3.1)
Earnings from discontinued operations	4.0	0.7	1.3	3.3	(0.6)

Net (loss) earnings	(2.9)%	0.8%	4.5%	(3.7)%	(3.7)%

(1)	The year ended December 31, 2004 represents the combined post-THL Transactions and post-2003 Recapitalization periods of August 28, 2004 to December 31, 2004 and January 1, 2004 to August 27, 2004, respectively. The year ended December 31, 2003 represents the combined pre- and post-2003 Recapitalization periods of January 1, 2003 to January 9, 2003 and January 10, 2003 to December 31, 2003, respectively.

*	not applicable or not meaningful

Year ended December 31, 2004 as compared to the year ended December 31, 2003
      Our segments have a significant number of different products across a wide range of price points and numerous distribution channels that do not always allow meaningful quantitative analysis to be performed with respect to the effect on net sales of changes in units sold or the price per unit sold. We, however, do ensure that whenever the underlying causes of material increases or decreases in consolidated net sales can be adequately analyzed and quantified, that appropriate disclosure of such reasons, including changes in price, volume and the mix of products sold is made.
      Combined consolidated net sales from continuing operations increased approximately $173,500,000 or 11.5% for the year ended December 31, 2004 as compared to the year ended December 31, 2003. Net sales increased for the year ended December 31, 2004 as compared to the year ended December 31, 2003 as a result of the effect of changes in foreign currency exchange rates, acquisitions in the Residential Building Products Segment, as well as price increases and higher net sales volume.
      In the Residential Building Products Segment, combined net sales increased approximately $151,400,000 or 18.4% for the year ended December 31, 2004 as compared to the year ended December 31, 2003. The year ended December 31, 2004 includes increases of approximately $19,200,000 attributable to the effect of changes in foreign currency exchange rates and approximately $63,300,000 attributable to acquisitions. The increase in net sales volume in the Residential Building Products Segment in 2004 as compared to 2003 was primarily due to increased volume of bathroom exhaust fans and range hoods as a result of the ongoing stability in the residential housing construction and remodeling markets and from the introduction of new products. In addition, increased net sales volume from our surround sound systems, multi-room audio and video distribution equipment, garage door operators and wireless security products contributed to the increase in net sales. To a lesser extent, net sales increased due to sales price increases.
      In the Air Conditioning and Heating Products Segment, combined net sales increased approximately $22,100,000 or 3.2% for the year ended December 31, 2004 as compared to the year ended December 31, 2003. The year ended December 31, 2004 includes increases of approximately $11,000,000 attributable to the effect of changes in foreign currency exchange rates in this Segment. Net sales in the Air Conditioning and Heating Products Segment for HVAC products sold to residential site-built customers constituted the largest category of product sold to a particular group of customers within this segment in 2004 and increased approximately 2.5% over 2003. The increase in net sales in this segment in the year ended December 31, 2004 as compared to the year ended December 31, 2003 was due principally to growth from this segment’s brand-name strategy of HVAC products sold to customers serving the residential site built market. To a lesser extent, net sales increased due to sales price increases. Sales of our commercial HVAC products and residential products sold to manufactured housing customers were up slightly in the year ended December 31, 2004 over the same period in 2003, before considering the effect of foreign exchange, as continued softness is being experienced by this industry. Net sales of HVAC products sold to residential site built customers in 2004 were negatively impacted due to an unseasonably cool summer, aggravated by severe weather conditions in the southeastern portion of the United States in the third and fourth quarter. We do not believe that we will see any meaningful recovery in the manufactured housing and commercial HVAC markets in 2005.
      Overall, increases in sales levels in the year ended December 31, 2004 reflect the ongoing stability of the housing construction and remodeling markets and our expanded branding effort in our line of air conditioning and heating products. For the years ended December 31, 2004 and 2003, our net sales to customers serving the manufactured housing markets, principally consisting of air conditioners and furnaces, constituted approximately 6.6% and 7.1%, respectively, of our consolidated net sales.
      Combined consolidated cost of products sold was approximately $1,201,900,000 for the year ended December 31, 2004 as compared to approximately $1,072,500,000 for the year ended December 31, 2003. Cost of products sold, as a percentage of net sales, increased from approximately 71.2% in the year ended December 31, 2003 to approximately 71.6% for the year ended December 31, 2004. Combined cost of products sold for the year ended December 31, 2004 includes (1) approximately $37,100,000 of cost of products sold from acquisitions, (2) approximately $2,600,000 of severance and other costs associated with the closure of certain manufacturing facilities, (3) approximately $7,600,000 of estimated inefficient production costs and expenses associated with the start-up of a new manufacturing facility, (4) approximately $7,100,000 of increased depreciation expense of property, plant and equipment in the year ended December 31, 2004 as compared to the year ended December 31, 2003 arising primarily from finalizing the fair value adjustments related to the 2003 Recapitalization in the fourth quarter of 2003 and the impact of the fair value adjustments related to the THL Transactions that were finalized in the fourth quarter of 2004, (5) an increase of approximately $23,600,000 related to the effect of changes in foreign currency exchange rates, (6) a non-cash charge of approximately $200,000 in 2004 related to the amortization of purchase price allocated to inventory as a result of the OmniMount acquisition and (7) a non-cash charge of approximately $5,700,000 in 2004 related to the amortization of purchase price allocated to inventory as a result of the THL Transactions. A more complete discussion on depreciation and its impact on the year ended December 31, 2004 is available in the paragraphs below. Combined cost of products sold for 2003 includes (1) a non-cash charge of approximately $800,000 related to the amortization of purchase price allocated to inventory related to the acquisition of Elan and SPC, (2) a non-cash charge of approximately $4,500,000 related to the amortization of purchase price allocated to inventory as a result of the 2003 Recapitalization and (3) approximately $6,900,000 of restructuring charges and plant start-up costs.
      In the Residential Building Products Segment, cost of products sold for the year ended December 31, 2004 was approximately $624,100,000 as compared to approximately $535,600,000 in the year ended December 31, 2003. Cost of products sold in this segment for 2004 includes (1) approximately $37,100,000 of cost of products sold from acquisitions, (2) approximately $4,000,000 of increased depreciation expense of property, plant and equipment in 2004 as compared to 2003 arising from finalizing the fair value adjustments related to the 2003 Recapitalization in the fourth quarter of 2003 and the impact of the fair value adjustments related to the THL Transactions that were finalized in the fourth quarter of 2004, (3) an increase of approximately $14,400,000 related to the effect of changes in foreign currency exchange rates, (4) a non-cash charge of approximately $200,000 in 2004 related to the amortization of purchase price allocated to inventory as a result of the OmniMount acquisition and (5) a non-cash charge of approximately $4,800,000 in 2004 related to the amortization of purchase price allocated to inventory as a result of the THL Transactions. Cost of products sold in this segment for 2003 includes approximately $3,900,000 and $800,000 related to the amortization of purchase price allocated to inventory arising from the 2003 Recapitalization and the acquisitions of Elan and SPC, respectively.
      In the Air Conditioning and Heating Products Segment cost of products sold for the year ended December 31, 2004 was approximately $577,800,000 as compared to approximately $536,900,000 for the year ended December 31, 2003. Cost of products sold in this segment in 2004 includes (1) an increase of approximately $9,200,000 related to the effect of changes in foreign currency exchange rates, (2) approximately $2,600,000 of costs associated with the closure of certain manufacturing facilities, (3) approximately $7,600,000 of estimated inefficient production costs and expenses associated with the start-up of a new manufacturing facility, (4) approximately $3,100,000 of increased depreciation expense of property, plant and equipment in 2004 as compared to 2003 arising from finalizing the fair value adjustments related to the 2003 Recapitalization in the fourth quarter of 2003 and the impact of the fair value adjustments related to the THL Transactions that were finalized in the fourth quarter of 2004 and (5) a non-cash charge of approximately $900,000 in 2004 related to the amortization of purchase price allocated to inventory as a result of the THL Transactions. Cost of products sold in this segment for the year ended December 31, 2003 includes approximately $5,800,000 of severance and other costs associated with the closure of certain manufacturing facilities, approximately $1,100,000 of costs and expenses associated with the startup of a new manufacturing facility and also includes in 2003 a non-cash charge of approximately $600,000 related to the amortization of purchase price allocated to inventory arising from the 2003 Recapitalization.
      Material costs were approximately 44.4% and 43.7% of net sales for the year ended December 31, 2004 and 2003, respectively. Both of our segments experienced material cost increases related primarily to purchases of steel, copper and aluminum in the year ended December 31, 2004 as compared to the year ended December 31, 2003. These cost increases were partially offset by the effect of increased sales prices of certain of our products and material cost improvements due to our strategic sourcing initiatives.
      Both of our segments experienced higher shipping costs in the year ended December 31, 2004 as compared to the year ended December 31, 2003, primarily for residential HVAC products where shipping costs increased from 3.4% of such net sales in 2003 to 4.3% in 2004.
      Depreciation expense increased approximately $7,100,000 in 2004 as compared to 2003, which is primarily due to the full year impact of the fourth quarter 2003 finalization of the fair value adjustments related to the 2003 Recapitalization, including a reduction in the estimated remaining useful lives, and the additional depreciation expense associated with capital expenditures. Approximately $4,000,000 and $3,100,000 of the increase relates to the Residential Building Products Segment and Air Conditioning and Heating Products Segment, respectively. In connection with both the initial and final allocations of purchase price to property, plant and equipment acquired as part of the THL Transactions, we assigned new useful lives based upon the initial estimated and then the final useful lives adopted from the date of the THL Transactions, respectively. Depreciation expense for the period from August 28, 2004 to December 31, 2004 reflects an increase of approximately $300,000 due to the finalization of the fair value adjustments related to the THL Transactions, which includes a decrease in depreciation expense of approximately $500,000 related to revisions to the remaining useful lives and an increase in depreciation expense of approximately $800,000 related to the increase in fixed assets as a result of the adjustments to the allocation of purchase price. Depreciation expense related to property, plant and equipment acquired as part the THL Transactions was recorded based upon the historical allocation of purchase price and initial estimated useful lives for the period from August 28, 2004 to October 2, 2004 and based upon the final allocation of purchase price and final remaining useful lives for the period from October 3, 2004 to December 31, 2004. Depreciation expense would have been approximately $100,000 higher for the period from August 28, 2004 to December 31, 2004 if the final allocation of purchase price and final remaining useful lives adopted had been used to record depreciation expense for the period from August 28, 2004 to October 2, 2004, primarily due to an increase in the amount of the allocation of purchase price partially offset by the final remaining useful lives being longer than the initial estimates. (See Note 2 of the Notes to the Consolidated Financial Statements included elsewhere herein.)
      Overall, changes in the cost of products sold as a percentage of net sales for one period as compared to another period may reflect a number of factors including changes in the relative mix of products sold, the effect of changes in sales prices, material costs and changes in productivity levels.
      Combined consolidated selling, general and administrative expense (“SG&A”) was approximately $301,300,000 for the year ended December 31, 2004 as compared to approximately $263,100,000 for the year ended December 31, 2003. SG&A as a percentage of net sales increased from approximately 17.5% for the year ended December 31, 2003 to approximately 18.0% for the year ended December 31, 2004 and includes in 2004 (1) approximately $14,300,000 of SG&A from acquisitions in the Residential Building Products Segment, (2) an increase of approximately $4,600,000 related to the effect of changes in foreign currency exchange rates, (3) approximately $3,400,000 of stock based compensation expense and (4) a non-cash foreign exchange loss of approximately $400,000 on intercompany debt not permanently invested among our subsidiaries, of which approximately $300,000 is included in the Residential Building Products Segment. Approximately $2,600,000 of the increase in SG&A related to the effect of changes in foreign currency exchange is included in the Residential Building Products Segment in the year ended December 31, 2004 and approximately $2,000,000 of the increase in SG&A related to the effect of foreign currency exchange rates is included in the Air Conditioning and Heating Products Segment for the year ended December 31, 2004. SG&A for the year ended December 31, 2003 includes approximately $3,500,000 of direct expenses and fees associated with our strategic sourcing software and systems development and approximately $2,000,000 of stock based compensation, of which approximately $1,400,000 relates to the adoption of SFAS No. 123 in 2003 and approximately $600,000 relates to compensation expense in the fourth quarter of 2003 from the sale of stock. Approximately $1,800,000 of this stock based compensation expense is included in Unallocated. The direct expenses and fees associated with our strategic sourcing software and systems development for 2003 are set-forth separately in the segment data. The year ended December 31, 2003 also includes a non-cash foreign exchange gain of approximately $1,500,000 on intercompany debt not permanently invested among our subsidiaries, all of which is included in Unallocated. The increase in the percentage in the year ended December 31, 2004 is principally due to acquisitions in the Residential Building Products Segment, which have a substantially higher level of SG&A than the overall segment in addition to the effect of the items noted above.
      Combined amortization of intangible assets, as a percentage of net sales from continuing operations, increased from approximately 0.6% in the year ended December 31, 2003 to approximately 1.0% for the year ended December 31, 2004, as a result of an increase of approximately $8,100,000 in amortization of intangible assets in 2004 as compared to 2003. This increase of $8,100,000 consists of an increase of approximately $3,300,000 in the fourth quarter of 2004 due to the finalization of the fair value adjustments related to the THL Transactions, an increase of approximately $2,000,000 related to the full year impact of the fourth quarter 2003 finalization of the fair value adjustments related to the 2003 Recapitalization, an increase of approximately $2,300,000 related to the full year impact of acquisitions made in 2003 and the impact of acquisitions made in 2004 in the Residential Building Products segment and an increase of approximately $500,000 related to new intangible assets in 2004. Approximately $6,700,000, $1,200,000 and $200,000 of the increase relates to the Residential Building Products Segment, Air Conditioning and Heating Products Segment and Unallocated, respectively. The increase of approximately $3,300,000 due to the finalization of the fair value adjustments related to the THL Transactions is caused by a combination of an increase of approximately $3,100,000 related to revisions to the timing of amortization and changes in useful lives and an increase of approximately $200,000 related to increases in intangible assets as a result of the allocation of purchase price. The increase of approximately $2,000,000 related to the full year impact of the fourth quarter 2003 finalization of the fair value adjustments related to the 2003 Recapitalization reflects the impact of both the increase in valuation and revisions in the estimated useful lives. In 2005, we expect to record approximately $16,900,000 of amortization of intangible assets, which is approximately $3,100,000 higher than the amortization of intangible assets expected for 2005 based upon our historical basis of accounting prior to the THL Transactions. Amortization of intangible assets acquired as part of the THL Transactions was recorded based upon the historical allocation of purchase price and initial estimated useful lives for the period from August 28, 2004 to October 2, 2004 and based upon the final allocation of purchase price and final remaining useful lives for the period from October 3, 2004 to December 31, 2004. Amortization of intangible assets would have been approximately $1,300,000 higher for the period from August 28, 2004 to December 31, 2004 if the final allocation of purchase price and final remaining useful lives adopted had been used to record amortization of intangible assets for the period from August 28, 2004 to October 2, 2004, primarily due to the final remaining useful lives being shorter than the initial estimates and an increase in the amount of the allocation of purchase price. (See Note 2 of the Notes to the Consolidated Financial Statements included elsewhere herein.)
      The operating results for the year ended December 31, 2004 includes approximately $83,700,000, or 5.0% as a percentage of net sales, of expenses and charges arising from the THL Transactions. Approximately $45,200,000 (of which approximately $34,100,000 is included in Unallocated) of stock based compensation expense that was incurred upon settlement of options in connection with the THL Transactions was recorded in the third quarter of 2004. The year ended December 31, 2003 includes approximately $83,000,000, or 5.5% as a percentage of net sales, of expenses and charges arising from the 2003 Recapitalization. See “Liquidity and Capital Resources” and Note 2 of the Notes to the Consolidated Financial Statements included elsewhere herein for further discussion of these expenses and charges.
      Combined consolidated operating earnings decreased by approximately $2,900,000 from approximately $77,600,000, or 5.2% as a percentage of net sales, for the year ended December 31, 2003 to approximately $74,700,000, or 4.4% as a percentage of net sales, for the year ended December 31, 2004 as a result of the factors discussed above.
      Combined consolidated operating earnings have been reduced by depreciation and amortization expense (other than amortization of deferred debt expense and debt premium and discount) of approximately $48,300,000 and $32,400,000 for the years ended December 31, 2004 and 2003, respectively. Acquisitions accounted for approximately $2,000,000 of the increase in such depreciation and amortization expense in 2004. Consolidated operating earnings in the year ended December 31, 2004 is net of approximately $7,100,000 of increased depreciation expense of property, plant and equipment and approximately $8,100,000 of increased amortization of intangible assets as compared to 2003 arising primarily from finalizing the fair value adjustments of each in the fourth quarter of 2003 related to the 2003 Recapitalization and the THL Transactions in the fourth quarter of 2004. Depreciation and amortization expense noted above for 2004 includes approximately $5,900,000 of amortization expense from purchase price allocated to inventory primarily as a result of the THL Transactions and includes approximately $5,300,000 for 2003 of amortization expense from purchase price allocated to inventory arising primarily from the 2003 Recapitalization. Operating earnings for 2004 includes a non-cash foreign exchange loss of approximately $400,000 on intercompany debt not permanently invested among our subsidiaries. For the year ended December 31, 2003 operating earnings include a non-cash foreign exchange gain of approximately $1,500,000 on intercompany debt not permanently invested.
      Combined operating earnings of the Residential Building Products Segment for the year ended December 31, 2004 were approximately $155,400,000 as compared to approximately $139,900,000 for the year ended December 31, 2003. Operating earnings of this segment for 2004 include (1) an increase in earnings of approximately $2,000,000 from the effect of foreign currency exchange rates, (2) approximately $9,700,000 of operating earnings contributed by acquisitions, (3) approximately $4,000,000 of increased depreciation expense of property, plant and equipment and approximately $6,700,000 of increased amortization of intangible assets during the year ended December 31, 2004 as compared to the same period in 2003 from finalizing the fair value adjustments of each in the fourth quarter of 2003 as a result of the 2003 Recapitalization and of the THL Transactions in the fourth quarter of 2004, (4) approximately $5,900,000 of stock-based compensation charges (including approximately $5,300,000 of charges arising from the THL Transactions), (5) a non-cash charge of approximately $5,000,000 of amortization of purchase price allocated to inventory primarily as a result of the THL Transactions and (6) a non-cash foreign exchange loss of approximately $300,000 on intercompany debt not permanently invested among our subsidiaries. Operating earnings of this segment for the year ended December 31, 2003 include approximately $4,700,000 of amortization expense from purchase price allocated to inventory related to the 2003 Recapitalization and approximately $100,000 of stock-based compensation charges. In addition to the effect of the items noted above, the increase in operating earnings in the Residential Building Products Segment in the year ended December 31, 2004 was primarily as a result of increased sales volume, principally bathroom exhaust fans and kitchen range hoods, due to the continued stability of new home construction and remodeling markets. In addition, increased net sales volume from our surround sound systems, multi-room audio and video distribution equipment, garage door openers and wireless security products contributed to the increase in operating earnings.
      Combined operating earnings of the Air Conditioning and Heating Products Segment were approximately $22,900,000 for the year ended December 31, 2004 as compared to approximately $57,200,000 for the year ended December 31, 2003. Operating earnings of this segment for 2004 includes (1) approximately $2,600,000 of costs associated with the closure of certain manufacturing facilities, (2) approximately $7,600,000 of estimated inefficient production costs and expenses associated with the start-up of a new manufacturing facility, (3) a decrease in earnings of approximately $200,000 from the effect of foreign currency exchange rates, (4) approximately $3,100,000 of increased depreciation expense of property, plant and equipment and approximately $1,200,000 of increased amortization of intangible assets in 2004 as compared to 2003 from finalizing the fair value adjustments of each in the fourth quarter of 2003 related to the 2003 Recapitalization and the THL Transactions in the fourth quarter of 2004, (5) approximately $900,000 of amortization of purchase price allocated to inventory related to the THL Transactions and (6) approximately $6,200,000 of stock-based compensation charges (including approximately $5,800,000 of charges arising from the THL Transactions). Operating earnings of this segment during the year ended December 31, 2003 include (1) approximately $5,800,000 of costs associated with the closure of certain manufacturing facilities, (2) approximately $1,100,000 of costs and expenses associated with the startup of a new manufacturing facility, (3) approximately $600,000 of amortization expense from purchase price allocated to inventory related to the 2003 Recapitalization and (4) approximately $100,000 of stock-based compensation charges. In addition to the items noted above, the decrease in operating earnings in the Air Conditioning and Heating Products Segment in 2004 was principally due to increased material costs within the entire segment and lower sales volume of commercial product lines due to the general slow down in the commercial market partially offset by sales price increases and by increased shipments in the residential site built market.
      The combined operating expense in Unallocated was approximately $103,600,000 for the year ended December 31, 2004 as compared to approximately $119,500,000 for the year ended December 31, 2003. Operating expense in Unallocated for 2004 includes approximately $36,400,000 of stock-based compensation charges (including approximately $34,100,000 of charges arising from the THL Transactions) and a non-cash foreign exchange loss of approximately $100,000 on intercompany debt not permanently invested among our subsidiaries. Combined operating expense in Unallocated for the year ended December 31, 2003 includes approximately $1,800,000 of stock-based compensation charges and $3,500,000 of direct expenses and fees associated with our strategic sourcing software and systems development. The year ended December 31, 2003 includes a non-cash foreign exchange gain of approximately $1,500,000 on intercompany debt not permanently invested among our subsidiaries. Combined operating expense in Unallocated for the year ended December 31, 2004 also includes approximately $38,500,000 of fees and expenses associated with the THL Transactions (other than stock-based compensation) and for the year ended December 31, 2003 also includes approximately $83,000,000 of fees and expenses associated with the 2003 Recapitalization.
      Combined operating earnings of foreign operations, consisting primarily of the results of operations of our Canadian and European subsidiaries, were approximately 11.5% and 6.6% of operating earnings (before unallocated and corporate expense) in the years ended December 31, 2004 and 2003, respectively. Sales and earnings derived from international markets are subject to, among others, the risks of currency fluctuations.
      Combined interest expense increased approximately $40,200,000 or approximately 68.8% in the year ended December 31, 2004 as compared to the year ended 2003. The increase in interest expense in 2004 is primarily due to (1) approximately $34,700,000 of increased interest expense and amortization of deferred financing costs from borrowings primarily in connection with the THL Transactions, (2) approximately $20,600,000 of increased interest expense related to the former Nortek Holdings 10% senior discount notes issued in November 2003, (3) approximately $4,400,000 of increased interest expense relating to Nortek’s floating rate notes issued in January 2004 (both the 10% senior discount notes and the floating rate notes were redeemed in August 2004 in connection with the THL Transactions), (4) approximately $6,300,000 of interest expensed on August 28, 2004 from amortization of the THL Bridge Facility and (5) approximately $2,200,000 of increased interest expense related to the amortization of the 2004 Nortek Holdings, Inc. Deferred Compensation Plan. These increases were partially offset by the effect of approximately $4,100,000 of interest expense in the first quarter of 2003 from the amortization of a bridge facility in connection with the 2003 Recapitalization and approximately $23,900,000 of reduced interest expense relating primarily to the redemption and open market purchases in early 2004 and lower interest rates from the sale of the floating rate notes used to refinance the 8 7/8% senior notes. (See Note 6 of the Notes to the Consolidated Financial Statements included elsewhere herein.)
      Combined investment income was approximately $1,800,000 and $1,600,000 for the years ended December 31, 2004 and 2003, respectively, and increased approximately $200,000 or 12.5% in 2004 as compared to 2003 primarily as a result of higher average invested balances.
      The combined income tax benefit from continuing operations was approximately $37,900,000 for the year ended December 31, 2004 as compared to a combined provision for income taxes from continuing operations of approximately $19,600,000 for the year ended December 31, 2003. The income tax rates in both 2004 and 2003 differed from the United States Federal statutory rate of 35% principally as a result of the effect of non-deductible expenses, foreign income tax on foreign source income, state income tax provisions, and in 2004 due to the THL Transactions and in 2003 due to the 2003 Recapitalization. (See Notes 1, 2 and 5 of the Notes to the Consolidated Financial Statements included elsewhere herein.)
      Combined discontinued operations for the years ended December 31, 2004 and December 31, 2003 include earnings of approximately $66,900,000 (net of a tax provision of approximately $46,000,000) and $11,100,000 (net of a tax provision of approximately $6,800,000), respectively. (See Note 10 of the Notes to the Consolidated Financial Statements included elsewhere herein.)
      We use EBITDA as both an operating performance and liquidity measure. Operating performance measure disclosures with respect to EBITDA are provided below. Refer to the “Liquidity and Capital Resources” section for liquidity measure disclosures with respect to EBITDA and a reconciliation from net cash flows from operating activities to EBITDA.
      EBITDA is defined as net earnings (loss) before interest, taxes, depreciation and amortization expense. EBITDA is not a measure of operating performance under generally accepted accounting principles in the United States (“GAAP”) and should not be considered as an alternative or substitute for GAAP profitability measures such as operating earnings (loss) from continuing operations, discontinued operations, extraordinary items and net income (loss). EBITDA as an operating performance measure has material limitations since it excludes, among other things, the statement of operations impact of depreciation and amortization expense, interest expense and the provision (benefit) for income taxes and therefore does not necessarily represent an accurate measure of profitability, particularly in situations where a company is highly leveraged or has a disadvantageous tax structure. We use a significant amount of capital assets and depreciation and amortization expense is a necessary element of our costs and ability to generate revenue and therefore its exclusion from EBITDA is a material limitation. We have a significant amount of debt and interest expense is a necessary element of our costs and ability to generate revenue and therefore its exclusion from EBITDA is a material limitation. We generally incur significant U.S. federal, state and foreign income taxes each year and the provision (benefit) for income taxes is a necessary element of our costs and therefore its exclusion from EBITDA is a material limitation. As a result, EBITDA should be evaluated in conjunction with net income (loss) for a more complete analysis of our profitability, as net income (loss) includes the financial statement impact of these items and is the most directly comparable GAAP operating performance measure to EBITDA. As EBITDA is not defined by GAAP, our definition of EBITDA may differ from and therefore may not be comparable to similarly titled measures used by other companies, thereby limiting its usefulness as a comparative measure. Because of the limitations that EBITDA has as an analytical tool, investors should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP.
      Our management uses EBITDA as a supplementary non-GAAP operating performance measure to assist with its overall evaluation of Nortek Holdings and subsidiary operating performance (including the performance of subsidiary management) relative to outside peer group companies. In addition, we use EBITDA as an operating performance measure in financial presentations to our Board of Directors, shareholders, various banks participating in Nortek’s senior secured credit facility, note holders and Bond Rating agencies, among others, as a supplemental non-GAAP operating measure to assist them in their evaluation of our performance. We are also active in mergers, acquisitions and divestitures and use EBITDA as an additional operating performance measure to assess Nortek Holdings, subsidiary and potential acquisition target enterprise value and to assist in the overall evaluation of Nortek Holdings, subsidiary and potential acquisition target performance on an internal basis and relative to peer group companies. We use EBITDA in conjunction with traditional GAAP operating performance measures as part of our overall assessment of potential valuation and relative performance and therefore do not place undue reliance on EBITDA as our only measure of operating performance. We believe EBITDA is useful for both us and our investors as it is a commonly used analytical measurement for comparing company profitability, which eliminates the effects of financing, differing valuations of fixed and intangible assets and tax structure decisions. We believe that EBITDA is specifically relevant to our company, due to the different degrees of leverage among our competitors, the impact of purchase accounting associated with the THL Transactions and 2003 Recapitalization, which impacts comparability with our competitors who may or may not have recently revalued their fixed and intangible assets, and the differing tax structures and tax jurisdictions of certain of our competitors. We have included EBITDA as a supplemental operating performance measure, which should be evaluated by investors in conjunction with the traditional GAAP performance measures discussed earlier in this Results of Operations section for a complete evaluation of our operating performance.
      The following table presents a reconciliation from net (loss) earnings, which is the most directly comparable GAAP operating performance measure, to EBITDA for the periods presented:

	For the Periods

	Post-THL	Post-2003		Pre-2003
	Transactions	Recapitalization		Recapitalization

	Aug. 28, 2004	Jan. 1, 2004 -	Jan. 10, 2003 -	Jan. 1, 2003 -
	Dec. 31, 2004	Aug. 27, 2004	Dec. 31, 2003	Jan. 9, 2003

	(Amounts in thousands)
Net (loss) earnings*	$(4,100)	$(43,900)	$74,200	$(61,900)
Provision (benefit) for income taxes from continuing operations	3,500	(41,400)	41,400	(21,800)
Provision (benefit) for income taxes from discontinued operations	500	45,500	7,400	(600)
Interest expense from continuing operations	42,487	56,073	57,376	1,049
Interest expense from discontinued operations	—	4,609	38,984	1,239
Investment income from continuing operations	(325)	(1,520)	(1,482)	(119)
Investment income from discontinued operations	—	(52)	(196)	(2)
Depreciation expense from continuing operations	8,433	16,731	17,438	581
Depreciation expense from discontinued operations	—	1,212	10,929	250
Amortization expense from continuing operations	14,095	9,092	14,369	64
Amortization expense from discontinued operations	—	201	5,327	73

EBITDA	$64,590	$46,546	$265,745	$(81,165)

*	Includes approximately $(500,000), $67,400,000, $12,100,000 and $(1,000,000) of (loss) earnings from discontinued operations for the periods from August 28, 2004 to December 31, 2004, from January 1, 2004 to August 27, 2004, from January 10, 2003 to December 31, 2003 and from January 1, 2003 to January 9, 2003, respectively. (See Note 10 of the Notes to the Consolidated Financial Statements included elsewhere herein.)

EBITDA for all periods presented includes the operating results of both continuing and discontinued operations. EBITDA for the period from January 1, 2004 to August 27, 2004 includes approximately $83,700,000 (including approximately $45,200,000 of stock based compensation expense) of expenses and charges arising from the THL Transactions, approximately $3,400,000 of stock based compensation and approximately $130,700,000 of loss on debt retirement, which are recorded in (loss) earnings from continuing operations. EBITDA for the period from January 1, 2004 to August 27, 2004 also includes approximately $6,400,000 of stock based employee compensation charges related to the former Nortek Holdings’ stock options retained by employees of Ply Gem subsequent to the sale of Ply Gem, which are recorded in earnings from discontinued operations. EBITDA for the period from January 1, 2003 to January 9, 2003 includes approximately $83,000,000 of expenses and charges arising from the 2003 Recapitalization and for the period from January 10, 2003 to December 31, 2003 includes approximately

$2,000,000 of stock based compensation, both of which are recorded in earnings (loss) from continuing operations. EBITDA for the period January 10, 2003 to December 31, 2003 includes approximately $100,000 of stock based compensation in earnings from discontinued operations. (See Notes 1, 2 and 6 of the Notes to the Consolidated Financial Statements included elsewhere herein.)

Year Ended December 31, 2003 as Compared to the Year Ended December 31, 2002
      Combined consolidated net sales from continuing operations increased approximately $128,900,000 or 9.4% for the year ended December 31, 2003 as compared to the year ended December 31, 2002. Our segments have a significant number of different products across a wide range of price points and numerous distribution channels that do not always allow meaningful quantitative analysis to be performed with respect to the effect on net sales of changes in units sold or the price per unit sold. We, however, do ensure that whenever the underlying causes of material increases or decreases in consolidated net sales can be adequately analyzed and quantified, appropriate disclosure of such reasons, including changes in price, volume and the mix of products sold is made. The effect of changes in foreign currency exchange rates accounted for approximately $37,000,000 of the increase in net sales from continuing operations for the year ended December 31, 2003 as compared to the year ended December 31, 2002. Net sales increased for the year ended December 31, 2003 as compared to the year ended December 31, 2002 as a result of the acquisitions of Elan and SPC, price increases and higher net sales volume. In the Residential Building Products Segment, net sales increased approximately $99,500,000 or 13.8% and include an increase of approximately $27,700,000 attributable to the effect of changes in foreign currency exchange rates. The acquisition of Elan in January of 2003 and SPC in July of 2003 contributed approximately $46,000,000 of the increase in net sales for the Residential Building Products Segment. In the Air Conditioning and Heating Products Segment, net sales increased approximately $29,400,000 or 4.5% and include an increase of approximately $9,300,000 attributable to the effect of changes in foreign currency exchange rates.
      Overall, increases in sales levels in the year ended December 31, 2003 reflect the ongoing stability of the housing construction and remodeling markets and our expanded branding effort in our line of air conditioning and heating products, partially offset by the general slowdown in commercial construction activity and the continued softness in the manufactured housing market. For the years ended December 31, 2003 and 2002, our net sales to customers serving the manufactured housing markets, principally consisting of air conditioners and furnaces, constituted approximately 7.1% and 8.5%, respectively, of our consolidated net sales. The increase in net sales volume in the Residential Building Products Segment in the year ended December 31, 2003 as compared to the year ended December 31, 2002 was, in part, the result of new products and the ongoing stability in the residential housing construction and remodeling markets. Increased sales volume of bathroom exhaust fans, range hoods and garage door openers was also a factor in the increase in this segment. Net sales in the Air Conditioning and Heating Products Segment for HVAC products sold to residential site-built customers constituted the largest category of products sold to a particular group of customers within this segment in 2003 and increased approximately 22% over 2002. The increase in net sales in this segment in the year ended December 31, 2003 as compared to 2002 was due to continued growth principally from this segment’s brand-name strategy of HVAC products to the residential site built market. In the year ended December 31, 2003, this segment benefited from the introduction of our Westinghouse® and Maytag® brands which were introduced in the third quarter of 2002 and from the ongoing success of existing brands. To a lesser extent, increased sales prices of HVAC residential products were also a factor in the increase in net sales. These increases were partially offset by the general slowdown in commercial construction activity, which reduced sales of our commercial HVAC products by approximately 6% and an approximate 9% decrease in sales to the manufactured housing market in this segment, as continued softness is being experienced by this industry.
      Combined cost of products sold was approximately $1,072,500,000 for the year ended 2003 and approximately $987,000,000 for the year ended 2002. Cost of products sold, as a percentage of net sales, decreased from approximately 71.7% in the year ended December 31, 2002 to approximately 71.2% in the year ended December 31, 2003. Cost of products sold for 2003 includes approximately $23,600,000 of cost of products sold from the acquisitions of Elan and SPC, including non-cash charges of approximately $800,000 related to the amortization of purchase price allocated to inventory, an increase of approximately $29,600,000 related to the effect of changes in foreign currency exchange rates, a non-cash charge of approximately $4,500,000 related to the amortization of purchase price allocated to inventory as a result of the 2003 Recapitalization, approximately $8,100,000 of lower depreciation expense as a result of the fair value adjustment to property, plant and equipment and approximately $6,900,000 of restructuring charges and plant start-up costs. A more complete discussion on depreciation and its impact on the year ended December 31, 2003 is available below. In the Residential Building Products Segment, cost of products sold for 2003 was approximately $535,700,000, as compared to approximately $474,700,000 in 2002, and includes approximately $23,600,000 of cost of products sold from the acquisitions of Elan and SPC, including non-cash charges of approximately $800,000 related to the amortization of purchase price allocated to inventory, an increase of approximately $21,700,000 related to the effect of changes in foreign currency exchange rates, a non-cash charge of approximately $3,900,000 related to the amortization of purchase price allocated to inventory related to the 2003 Recapitalization, and approximately $4,600,000 of lower depreciation expense as a result of the fair value adjustment to property, plant and equipment. In the Air Conditioning and Heating Products Segment cost of products sold in 2003 was approximately $536,800,000, as compared to approximately $512,300,000 in 2002, and includes an increase of approximately $7,900,000 related to the effect of changes in foreign currency exchange rates, a non-cash charge of approximately $600,000 related to the amortization of purchase price allocated to inventory, approximately $6,900,000 of restructuring charges and start up costs and approximately $3,500,000 of lower depreciation expense as a result of the fair value adjustment to property, plant and equipment.
      Material costs were approximately 43.7% and 44.0% of net sales for the years ended December 31, 2003 and 2002, respectively. Cost reductions due to strategic sourcing software and systems development were primarily responsible for the decrease in material costs as a percentage of net sales in 2003 as compared to 2002. Manufacturing cost reduction measures implemented in 2002 and 2003 combined with net sales increases contributed to the decrease in cost of products sold as a percentage of net sales in the year ended December 31, 2003 as compared to 2002. Increased sales volume of HVAC products to residential site built customers in the Air Conditioning and Heating Products Segment, without a proportionate increase in cost (in part, reflecting increased sales without an increase in fixed costs) was a factor in the decrease in costs in the year ended December 31, 2003. Cost of products sold for the Air Conditioning and Heating Products Segment for the year ended December 31, 2003 include approximately $5,800,000 of severance and other costs associated with the closure of certain manufacturing facilities and include approximately $1,100,000 of expenses associated with the start-up of a new manufacturing facility.
      In connection with both the initial and final allocations of purchase price to property, plant and equipment acquired as part of the 2003 Recapitalization, we assigned new useful lives based upon the initial estimated and then the final useful lives adopted from the date of the 2003 Recapitalization, respectively, in order to determine depreciation expense for all periods subsequent to the 2003 Recapitalization. For the period from January 10, 2003 to December 31, 2003, we reflected approximately $8,100,000 of lower depreciation expense in continuing operations in cost of sales as compared to our historical basis of accounting prior to the 2003 Recapitalization. The lower depreciation expense reflects the favorable impact of approximately $12,200,000 related to revisions to the remaining useful lives, which was partially offset by the unfavorable impact of approximately $4,100,000 related to the increase in property, plant and equipment related to the allocation of purchase price. Depreciation expense related to property, plant and equipment acquired as part of the 2003 Recapitalization was recorded based upon the initial allocation of purchase price and initial estimated useful lives for the period from January 10, 2003 to October 4, 2003 and based upon the final allocation of purchase price and final useful lives adopted for the period from October 5, 2003 to December 31, 2003. Depreciation expense would have been approximately $3,600,000 higher for the period from January 10, 2003 to December 31, 2003 if the final allocation of purchase price and final remaining useful lives adopted had been used to record depreciation expense for the period from January 10, 2003 to October 4, 2003, primarily due to the final remaining useful lives adopted being shorter than the initial estimates, which was partially offset by the reduction in the amount of the final purchase price allocation. During the period from January 10, 2003 to December 31, 2003, we reflected amortization of purchase price allocated to inventory of approximately $4,500,000 in continuing operations in cost of sales related to inventory acquired as part of the 2003 Recapitalization. (See Note 2 of the Notes to the Consolidated Financial Statements included elsewhere herein.) Additionally, amortization of purchase price allocated to inventory of approximately $800,000 was reflected in continuing operations in cost of sales relating to the acquisition of Elan and SPC. No similar amortization was required for such inventory in 2002 under our historical basis of accounting. (See Note 3 of the Notes to the Consolidated Financial Statements included elsewhere herein.)
      Overall, changes in the cost of products sold as a percentage of net sales for one period as compared to another period may reflect a number of factors including changes in the relative mix of products sold, the effect of changes in sales prices, material costs and changes in productivity levels.
      Combined SG&A was approximately $263,100,000 for the year ended 2003 and approximately $259,500,000 for the year ended 2002. SG&A as a percentage of net sales decreased from approximately 18.8% in 2002 to approximately 17.5% in 2003. SG&A in 2003 includes approximately $15,200,000 of SG&A from the acquisitions of Elan and SPC in the Residential Building Products Segment and an increase of approximately $5,800,000 related to the effect of changes in foreign currency exchange rates, of which approximately $3,600,000 is included in the Residential Building Products Segment and $2,200,000 is included in the Air Conditioning and Heating Products Segment. SG&A also includes in unallocated, approximately $3,500,000 of direct expenses and fees associated with our strategic sourcing software and systems development. SG&A in 2003 is also higher due to approximately $1,400,000 of stock based compensation from adopting SFAS No. 123 and $600,000 of compensation expense in the fourth quarter of 2003 from the sale of stock. SG&A in 2002 includes approximately $3,700,000 of direct expenses and fees associated with our strategic sourcing software and systems development, approximately $2,100,000 of fees and expenses incurred in connection with our re-audit of our Consolidated Financial Statements for each of the three years in the period ended December 31, 2001, a $4,400,000 charge relating to an incentive earned by certain of our officers under Nortek’s 1999 Equity Performance Plan and approximately $700,000 of stock based-compensation charges, all of which are recorded in unallocated and approximately $1,000,000 in the fourth quarter of 2002 relating to restructuring charges in the Residential Building Products Segment. The direct expenses and fees associated with our strategic sourcing software and systems development, the fees and expenses related to the re-audit of our Consolidated Financial Statements and the charge relating to incentive earned by certain of our officers under Nortek’s 1999 Equity Performance Plan are set forth separately in the segment data. The decrease in the percentage is principally due, in part, to lower compensation and benefit expenses of certain members of management subsequent to the 2003 Recapitalization and higher sales without a proportionate increase in expense (in part, reflecting increased sales without an increase in fixed expenses) in the Air Conditioning and Heating Products segment in the fourth quarter and in the year ended December 31, 2003 in the Residential Building Products Segment. These decreases were partially offset by increased expense levels associated with our brand name strategy of HVAC products sold to the residential site built market.
      Amortization of intangible assets, as a percentage of net sales from continuing operations, increased from approximately 0.2% in the year ended December 31, 2002 to approximately 0.6% in the year ended December 31, 2003 principally as a result of approximately $6,300,000 of higher amortization of intangible assets arising from the 2003 Recapitalization as compared to our historical basis of accounting prior to the 2003 Recapitalization, of which approximately $3,600,000 and $2,700,000 relates to the Residential Building Products Segment and the Air Conditioning and Heating Products Segment, respectively. This higher amortization reflects the combination of the unfavorable impact of approximately $1,400,000 related to revisions to the remaining useful lives and the unfavorable impact of approximately $4,900,000 related to the increase in intangible assets as a result of the allocation of purchase price. The acquisitions of Elan and SPC in the Residential Building Products Segment accounted for an additional increase of approximately $700,000. Amortization expense related to intangible assets acquired as part of the 2003 Recapitalization was recorded based upon the initial allocation of purchase price and estimated useful lives for the period from January 10, 2003 to October 4, 2003 and based upon the final allocation of purchase price and final useful lives for the period from October 5, 2003 to December 31, 2003. Amortization expense would have been approximately $1,800,000 higher for the period from January 10, 2003 to December 31, 2003 if the final allocation of purchase price and final remaining useful lives adopted had been used to record amortization expense for the period from January 10, 2003 to October 4, 2003, primarily due to the final remaining useful lives being shorter than the initial estimates, which was partially offset by the reduction in the amount of the allocation of purchase price. (See Note 2 of the Notes to the Consolidated Financial Statements included elsewhere herein.)
      Expenses and charges arising from the 2003 Recapitalization were $83,000,000 or 5.5%, as a percentage of net sales, and $6,600,000 or 0.5%, as a percentage of net sales, in 2003 and 2002, respectively. (See “Liquidity and Capital Resources” and Notes 1, 2 and 14 of the Notes to the Consolidated Financial Statements included elsewhere herein, for further discussion of these expenses and charges.)
      Consolidated operating earnings decreased by approximately $42,900,000 from approximately $120,500,000, or 8.8% as a percent of net sales, in 2002 to approximately $77,600,000, or 5.2% as a percent of net sales, in 2003 as a result of the factors discussed above.
      Consolidated operating earnings have been reduced by depreciation and amortization expense (other than amortization of deferred debt expense and debt premium and discount) of approximately $32,400,000 and $28,800,000 for the years ended December 31, 2003 and 2002, respectively. Consolidated operating earnings for the year ended December 31, 2003 includes approximately $5,300,000 of amortization expense from purchase price allocated to inventory and approximately $6,300,000 of additional amortization expense of intangible assets, partially offset by approximately $8,100,000 of lower depreciation expense of property, plant and equipment as a result of the fair value adjustments arising from acquisitions and the 2003 Recapitalization.
      Operating earnings of the Residential Building Products Segment were approximately $139,900,000 in 2003 compared to approximately $123,800,000 in 2002 and include an increase of approximately $2,400,000 from the effect of foreign currency exchange rates, $7,600,000 of operating earnings contributed by the acquisition of Elan and SPC and an increase of approximately $4,600,000 of lower depreciation expense as a result of the fair value adjustment to property, plant and equipment in 2003. These increases were offset by decreased operating earnings from approximately $4,700,000 of amortization expense from purchase price allocated to inventory in 2003 and $3,600,000 of increased amortization from the estimated amount of fair value adjustment to intangible assets in 2003. Operating earnings in 2002 include a decrease of $1,000,000 relating to restructuring charges recorded in the fourth quarter of 2002. Operating earnings of the Air Conditioning and Heating Products Segment were approximately $57,200,000 in 2003 as compared to approximately $61,500,000 in 2002 and include an increase of approximately $3,500,000 of lower depreciation expense as a result of the fair value adjustment to property, plant and equipment in 2003. This increase was offset by decreased operating earnings of approximately $800,000 from the effect of foreign currency exchange rates, approximately $600,000 of amortization expense from purchase price allocated to inventory in 2003, $2,700,000 of increased amortization from the estimated amount of fair value adjustment to intangible assets in 2003 and $6,900,000 of restructuring charges and plant start-up costs in 2003. The operating expense in unallocated was approximately $119,500,000 for the year ended December 31, 2003 compared to expense of approximately $64,800,000 in 2002 and includes the effect of approximately $83,000,000 of fees and expenses associated with the 2003 Recapitalization, approximately $3,500,000 of direct expenses and fees associated with our strategic sourcing software and systems development incurred in 2003 and approximately $1,800,000 of stock based compensation expense in 2003. The operating expense in unallocated for 2002 includes approximately $6,600,000 of fees and expenses associated with the 2003 Recapitalization, the effect of the incentive earned by certain of our officers under Nortek’s 1999 Equity Performance Plan of approximately $4,400,000 in the second quarter of 2002, the effect of the fees and expenses incurred in connection with our re-audit of our Consolidated Financial Statements for each of the three years in the period ended December 31, 2001 of approximately $2,100,000 in the third quarter of 2002, $3,700,000 of direct expenses and fees associated with our strategic sourcing software and systems development and approximately $700,000 of stock based compensation expense.

      The increase in operating earnings in the Residential Building Products Segment in 2003 was primarily as a result of increased sales volume, principally bathroom exhaust fans and kitchen range hoods, due to the continued stability of new home construction and remodeling markets and increased sales of garage door openers. The increase in operating earnings in the Air Conditioning and Heating Products Segment in 2003 was principally due to increased sales volume of HVAC products to customers serving the residential site built market without a proportionate increase in costs and expenses (in part, reflecting increased sales without an increase in fixed costs and expenses), strategic sourcing software and systems development and cost reduction measures implemented in 2002 and, partially offset by a decrease in operating earnings of certain product lines due to the general slowdown in the commercial construction and manufactured housing markets. The operating results of the Air Conditioning and Heating Products Segment for the year ended December 31, 2003 include approximately $5,800,000 of severance and other costs associated with the closure of certain manufacturing facilities and include approximately $1,100,000 of costs associated with the start-up of a new manufacturing facility.
      Operating earnings of foreign operations, consisting primarily of the results of operations of our Canadian and European subsidiaries were approximately 6.6% and 7.6% of operating earnings (before unallocated and corporate expense) in 2003 and 2002, respectively. Sales and earnings derived from international markets are subject to, among others, the risks of currency fluctuations.
      Interest expense increased approximately $6,000,000 or approximately 11.4% in 2003 as compared to 2002. The increase in interest expense in 2003 is primarily due to approximately $3,600,000 of interest expense associated with the sale, on November 24, 2003 of $515,000,000 aggregate principal amount at maturity of the former Nortek Holdings’ 10% senior discount notes due May 15, 2011 and approximately $4,100,000 of interest expense from the amortization of the Bridge Facility commitment fees and related expenses and reflects the effect of a net increase in debt and approximately $3,200,000 of lower interest expense allocated to discontinued operations in 2003. These increases were partially offset by approximately $5,700,000 in the year ended December 31, 2003 of lower interest expense from the amortization of premium arising from the fair value adjustment on the date of the 2003 Recapitalization allocated to indebtedness as compared to our historical basis of accounting prior to the 2003 Recapitalization. Interest allocated to discontinued operations was approximately $38,600,000 and $41,800,000 for the years ended December 31, 2003 and 2002, respectively. (See Notes 2 and 10 of the Notes to the Consolidated Financial Statements included elsewhere herein.)
      Investment income decreased approximately $4,300,000 or 72.9% in 2003 as compared to 2002 primarily as a result of lower average invested balances in 2003 as a result of the funds utilized in the 2003 Recapitalization and for acquisitions. Included in investment income in the year ended December 31, 2002 was approximately $2,600,000 related to restricted investments and marketable securities held by certain pension trusts (including related party amounts) which funds were distributed to participants on the date of the 2003 Recapitalization. (See Note 8 of the Notes to the Consolidated Financial Statements included elsewhere herein.)
      The provision for income taxes from continuing operations was approximately $19,600,000 for the year ended December 31, 2003 as compared to approximately $29,800,000 for the year ended December 31, 2002. The income tax rates in both 2003 and 2002 differed from the United States Federal statutory rate of 35% principally as a result of the effect of non-deductible expenses, foreign income tax on foreign source income, state income tax provisions, and in 2003 due to the 2003 Recapitalization. (See Notes 2 and 5 of the Notes to the Consolidated Financial Statements included elsewhere herein.)

      The table that follows presents a summary of the operating results of discontinued operations for the periods presented. (See Note 10 of the Notes to the Consolidated Financial Statements included elsewhere herein.)

	For the Periods

	Post-2003	Pre-2003
	Recapitalization	Recapitalization

	Jan. 10, 2003 -	Jan. 1, 2003 -	Jan. 1, 2002 -
	Dec. 31, 2003	Jan. 9, 2003	Dec. 31, 2002

	(Amounts in thousands)
Net sales	$532,100	$9,000	$537,300

Operating earnings (loss) of discontinued operations*	58,288	(363)	69,509
Interest expense, net	(38,788)	(1,237)	(42,709)

Earnings (loss) before provision (benefit) for income taxes	19,500	(1,600)	26,800
Provision (benefit) for income taxes	7,400	(600)	10,300

Earnings (loss) from discontinued operations	12,100	(1,000)	16,500

Gain on sale of discontinued operations	—	—	2,400
Tax provision on sale of discontinued operations	—	—	600

	—	—	1,800

Earnings (loss) from discontinued operations	$12,100	$(1,000)	$18,300

Depreciation and amortization expense	$16,256	$323	$15,161

*	Operating earnings (loss) of discontinued operations are net of Ply Gem corporate expenses previously included within Unallocated other, net in our segment reporting.

Operating earnings of discontinued operations for the period from January 10, 2003 to December 31, 2003 include approximately $600,000 of severance and other costs associated with the closure of certain manufacturing facilities. Operating earnings of discontinued operations for the period from January 10, 2003 to December 31, 2003 also include approximately $1,300,000 of costs and expenses for expanded distribution including new customers.
      We use EBITDA as both an operating performance and liquidity measure. Operating performance measure disclosures with respect to EBITDA are provided below. Refer to the “Liquidity and Capital Resources” section for liquidity measure disclosures with respect to EBITDA and a reconciliation from net cash flows from operating activities to EBITDA.
      EBITDA is defined as net earnings (loss) before interest, taxes, depreciation and amortization expense. EBITDA is not a measure of operating performance under generally accepted accounting principles in the United States (“GAAP”) and should not be considered as an alternative or substitute for GAAP profitability measures such as operating earnings (loss) from continuing operations, discontinued operations, extraordinary items and net income (loss). EBITDA as an operating performance measure has material limitations since it excludes, among other things, the statement of operations impact of depreciation and amortization expense, interest expense and the provision (benefit) for income taxes and therefore does not necessarily represent an accurate measure of profitability, particularly in situations where a company is highly leveraged or has a disadvantageous tax structure. We use a significant amount of capital assets and depreciation and amortization expense is a necessary element of our costs and ability to generate revenue and therefore its exclusion from EBITDA is a material limitation. We have a significant amount of debt and interest expense is a necessary element of our costs and ability to generate revenue and therefore the exclusion from EBITDA is a material limitation. We generally incur significant U.S. federal, state and foreign income taxes each year and the provision (benefit) for income taxes is a necessary element of our costs and therefore the exclusion from EBITDA is a material limitation. As a result, EBITDA should be evaluated in conjunction with net income (loss) for a more complete analysis of our profitability, as net income (loss) includes the financial statement impact of these items and is the most directly comparable GAAP operating performance measure to EBITDA. As EBITDA is not defined by GAAP, our definition of EBITDA may differ from and therefore may not be comparable to similarly titled measures used by other companies, thereby limiting its usefulness as a comparative measure. Because of the limitations that EBITDA has as an analytical tool, investors should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP.
      Our management uses EBITDA as a supplementary non-GAAP operating performance measure to assist with its overall evaluation of Nortek Holdings and subsidiary operating performance (including the performance of subsidiary management) relative to outside peer group companies. In addition, we use EBITDA as an operating performance measure in financial presentations to our Board of Directors, shareholders, various banks participating in Nortek’s senior secured credit facility, note holders and Bond Rating agencies, among others, as a supplemental non-GAAP operating measure to assist them in their evaluation of our performance. We are also active in mergers, acquisitions and divestitures and use EBITDA as an additional operating performance measure to assess Nortek Holdings, subsidiary and potential acquisition target enterprise value and to assist in the overall evaluation of Nortek Holdings, subsidiary and potential acquisition target performance on an internal basis and relative to peer group companies. We use EBITDA in conjunction with traditional GAAP operating performance measures as part of our overall assessment of potential valuation and relative performance and therefore do not place undue reliance on EBITDA as our only measure of operating performance. We believe EBITDA is useful for both us and our investors as it is a commonly used analytical measurement for comparing company profitability, which eliminates the effects of financing, differing valuations of fixed and intangible assets and tax structure decisions. We believe that EBITDA is specifically relevant to Nortek Holdings, due to the different degrees of leverage among our competitors, the impact of purchase accounting associated with the 2003 Recapitalization, which impacts comparability with our competitors who may or may not have recently revalued their fixed and intangible assets, and the differing tax structures and tax jurisdictions of certain of our competitors. We have included EBITDA as a supplemental operating performance measure, which should be evaluated by investors in conjunction with the traditional GAAP performance measures discussed earlier in this Results of Operations section for a complete evaluation of our operating performance.
      The following table presents a reconciliation from net earnings (loss), which is the most directly comparable GAAP operating performance measure, to EBITDA for the periods presented:

	For the Periods

	Post-2003	Pre-2003
	Recapitalization	Recapitalization

	Jan. 10, 2003 -	Jan. 1, 2003 -	Jan. 1, 2002
	Dec. 31, 2003	Jan. 9, 2003	Dec. 31, 2002

	(Amounts in thousands)
Net earnings (loss)*	$74,200	$(61,900)	$62,500
Provision (benefit) for income taxes from continuing operations	41,400	(21,800)	29,800
Provision (benefit) for income taxes from discontinued operations	7,400	(600)	10,900
Interest expense from continuing operations	57,376	1,049	52,345
Interest expense from discontinued operations	38,984	1,239	44,289
Investment income from continuing operations	(1,482)	(119)	(5,886)
Investment income from discontinued operations	(196)	(2)	(1,580)
Depreciation expense from continuing operations	17,438	581	25,961
Depreciation expense from discontinued operations	10,929	250	11,952
Amortization expense from continuing operations	14,369	64	2,898
Amortization expense from discontinued operations	5,327	73	3,209

EBITDA	$265,745	$(81,165)	$236,388

*	Includes approximately $12,100,000, $(1,000,000) and $18,300,000 of earnings (loss) from discontinued operations for the periods from January 10, 2003 to December 31, 2003 and from January 1, 2003 to January 9, 2003 and the year ended December 31, 2002, respectively. (See Note 10 of the Notes to the Consolidated Financial Statements included elsewhere herein.)

EBITDA includes approximately $83,000,000 and $6,600,000 of expenses and charges arising from the 2003 Recapitalization recorded in the period from January 1, 2003 to January 9, 2003 and the year ended December 31, 2002, respectively (see Notes 2 and 11 of the Notes to the Consolidated Financial Statements included elsewhere herein) and in the period from January 10, 2003 to December 31, 2003 includes approximately $2,000,000 of stock based compensation (see Note 1 of the Notes to the Consolidated Financial Statements included elsewhere herein), all of which is recorded in earnings (loss) from continuing operations. EBITDA for the period January 10, 2003 to December 31, 2003 includes approximately $100,000 of stock based compensation in earnings from discontinued operations.

Three Months Ended April 2, 2005 As Compared To Three Months Ended April 3, 2004
      The tables that follow present the unaudited net sales from continuing operations, operating earnings from continuing operations and depreciation and amortization expense from continuing operations for our principal segments for the three months ended April 2, 2005 and April 3, 2004, the dollar amount and percentage change of such results as compared to the prior comparable period and the percentage to net sales of operating earnings and depreciation and amortization expense for the three months ended April 2, 2005 and April 3, 2004:

	For the Three Months Ended
			Change in Earnings in
	Post-THL	Pre-THL	the First Quarter 2005
	Transactions	Transactions	as Compared to 2004

	April 2, 2005	April 3, 2004	$	%

	(Dollar amounts in thousands)
Net sales:
Residential Building Products	$261,024	$234,090	$26,934	11.5%
Air Conditioning and Heating Products	173,094	170,922	2,172	1.3

Consolidated net sales	$434,118	$405,012	$29,106	7.2%

Operating earnings:
Residential Building Products	$37,693	$40,166	$(2,473)	(6.2)%
Air Conditioning and Heating Products	7,339	9,072	(1,733)	(19.1)

Subtotal	45,032	49,238	(4,206)	(8.5)
Unallocated:
Stock based compensation charges	(100)	(200)	100	50.0
Foreign exchange loss on intercompany debt	(100)	(200)	100	50.0
Gain on legal settlement	1,400	—	1,400	*
Other, net	(5,494)	(7,165)	1,671	23.3

Consolidated operating earnings	$40,738	$41,673	$(935)	(2.2)%

Depreciation and amortization expense:
Residential Building Products	$7,264	$5,454	$1,810	33.2%
Air Conditioning and Heating Products	4,001	3,726	275	7.4
Other	350	82	268	*

	$11,615	9,262	$2,353	25.4%

Operating earnings margin:
Residential Building Products	14.4%	17.2%
Air Conditioning and Heating Products	4.2	5.3
Consolidated	9.4%	10.3%
Depreciation and amortization expense as a % of net sales:
Residential Building Products	2.8%	2.3%
Air Conditioning and Heating Products	2.3	2.2
Consolidated	2.7%	2.3%

*	not meaningful

      The tables that follow set forth, for the periods presented, (a) certain unaudited consolidated operating results, (b) the change in the amount and the percentage change of such results as compared to the prior comparable period, (c) the percentage which such results bear to net sales, and (d) the change of such percentages as compared to the prior comparable period. The results of operations for the first three months ended April 2, 2005 are not necessarily indicative of the results of operations to be expected for any other interim period or the full year.

	Three Months Ended
			Change in Earnings in
	Post-THL	Pre-THL	the First Quarter 2005
	Transactions	Transactions	as Compared to 2004

	April 2, 2005	April 3, 2004	$	%

	(Dollar amounts in millions)
Net sales	$434.1	$405.0	$29.1	7.2%
Cost of products sold	309.5	286.9	(22.6)	(7.9)
Selling, general and administrative expenses, net	79.6	73.1	(6.5)	(8.9)
Amortization of intangible assets	4.3	3.3	(1.0)	(30.3)

Operating earnings	40.7	41.7	(1.0)	(2.4)
Interest expense	(37.2)	(25.6)	(11.6)	(45.3)
Loss from debt retirement	—	(11.9)	11.9	*
Investment income	0.5	0.9	(0.4)	(44.4)

Earnings from continuing operations before provision for income taxes	4.0	5.1	(1.1)	(21.6)
Provision for income taxes	1.7	2.1	0.4	19.0

Earnings from continuing operations	2.3	3.0	(0.7)	(23.3)
Earnings from discontinued operations	—	68.1	(68.1)	*

Net earnings	$2.3	$71.1	$(68.8)	(96.8)%

	Percentage of Net Sales
	First Quarter Ended		Change in Percentage for
			the First Quarter 2005
	April 2, 2005	April 3, 2004	as Compared to 2004

Net sales	100.0%	100.0%	—%
Cost of products sold	71.3	70.8	(0.5)
Selling, general and administrative expenses, net	18.3	18.1	(0.2)
Amortization of intangible assets	1.0	0.8	(0.2)

Operating earnings	9.4	10.3	(0.9)
Interest expense	(8.6)	(6.3)	(2.3)
Loss from debt retirement	—	(2.9)	2.9
Investment income	0.1	0.2	0.1

Earnings from continuing operations before provision for income taxes	0.9	1.3	(0.4)
Provision for income taxes	0.4	0.5	(0.1)

Earnings from continuing operations	0.5	0.8	(0.3)
Earnings from discontinued operations	—	16.8	(16.8)

Net earnings	0.5%	17.6%	(17.1)%

*	not meaningful

      Our segments have a significant number of different products across a wide range of price points and numerous distribution channels that do not always allow meaningful quantitative analysis to be performed with respect to the effect on net sales of changes in units sold or the price per unit sold. We, however, do ensure that whenever the underlying causes of material increases or decreases in consolidated net sales can be adequately analyzed and quantified, that appropriate disclosure of such reasons, including changes in price, volume and the mix of products sold is made.
      Consolidated net sales from continuing operations increased approximately $29,100,000 or 7.2% for the first quarter of 2005 as compared to the first quarter of 2004. Net sales increased for the first quarter of 2005 as compared to the first quarter of 2004 as a result of acquisitions in the Residential Building Products Segment, price increases, higher net sales volume and the effect of changes in foreign currency exchange rates.
      In the Residential Building Products Segment, net sales increased approximately $26,900,000 or 11.5% for the first quarter of 2005 as compared to the first quarter of 2004. The first quarter of 2005 includes increases of approximately $3,600,000 attributable to the effect of changes in foreign currency exchange rates and approximately $12,200,000 attributable to acquisitions. The increase in net sales volume in the Residential Building Products Segment in the first quarter of 2005 as compared to the first quarter of 2004 was primarily due to increased sales volume of our surround sound systems and multi-room audio and video distribution equipment. To a lesser extent, net sales increased due to sales price increases of bathroom exhaust fans and range hoods.
      In the Air Conditioning and Heating Products Segment, net sales increased approximately $2,200,000 or 1.3% for the first quarter of 2005 as compared to the first quarter of 2004. The first quarter of 2005 includes increases of approximately $1,300,000 attributable to the effect of changes in foreign currency exchange rates in this segment. Net sales in the Air Conditioning and Heating Products Segment for HVAC products sold to residential site-built customers constituted the largest category of product sold to a particular group of customers within this segment in the first quarter of 2005 and increased approximately 2.4% over the first quarter of 2004. The increase in net sales in this segment in the first quarter of 2005 as compared to the first quarter of 2004 was due principally to increased sales prices of products sold to the residential site-built customers. Sales of our commercial HVAC products, before considering the effect of foreign exchange, were down slightly in the first quarter of 2005 as compared to the same period in 2004. Although sales of residential products sold to manufactured housing customers for the same period were up slightly, we do not believe that we will see any meaningful recovery in either the manufactured housing or commercial markets in 2005.
      For the three months ended April 2, 2005 and April 3, 2004, our net sales to customers serving the manufactured housing markets, principally consisting of air conditioners and furnaces, constituted approximately 6.3% and 6.1%, respectively, of our consolidated net sales.
      Consolidated cost of products sold was approximately $309,500,000 for the first quarter of 2005 as compared to approximately $286,900,000 for the first quarter of 2004. Cost of products sold, as a percentage of net sales, increased from approximately 70.8% in the first quarter of 2004 to approximately 71.3% for the first quarter of 2005. Cost of products sold for the first quarter of 2005 includes (1) approximately $8,600,000 of cost of products sold from acquisitions, (2) approximately $1,000,000 of increased depreciation expense of property and equipment in the first quarter of 2005 as compared to the first quarter of 2004 arising primarily from capital expenditures subsequent to the THL Transactions partially offset by the impact of the fair value adjustments related to the THL Transactions that were finalized in the fourth quarter of 2004, (3) an increase of approximately $3,800,000 related to the effect of changes in foreign currency exchange rates, (4) a non-cash charge of approximately $400,000 in the first quarter of 2005 related to the amortization of purchase price allocated to inventory primarily as a result of the THL Transactions. A more complete discussion on depreciation and its impact on the first quarter of 2005 is available in the paragraphs below. Cost of products sold for the first quarter of 2004 includes (1) approximately $1,300,000 of severance and other costs associated with the closure of certain manufacturing facilities, (2) approximately $4,100,000 of estimated inefficient production costs and expenses associated with the start-up of a new manufacturing facility and (3) a non-cash charge of approximately $100,000 related to the amortization of purchase price allocated to inventory as a result of the OmniMount acquisition.
      In the Residential Building Products Segment, cost of products sold for the first quarter of 2005 was approximately $170,200,000 as compared to approximately $147,600,000 in the first quarter of 2004. Cost of products sold in this segment for the first quarter of 2005 includes (1) approximately $8,600,000 of cost of products sold from acquisitions, (2) approximately $700,000 of increased depreciation expense of property and equipment in the first quarter of 2005 as compared to the first quarter of 2004 arising primarily from capital expenditures subsequent to the THL Transactions partially offset by the impact of the fair value adjustments related to the THL Transactions that were finalized in the fourth quarter of 2004, (3) an increase of approximately $2,700,000 related to the effect of changes in foreign currency exchange rates and (4) a non-cash charge of approximately $400,000 in the first quarter of 2005 related to the amortization of purchase price allocated to inventory primarily as a result of the THL Transactions. Cost of products sold in this segment for the first quarter of 2004 includes a non-cash charge of approximately $100,000 related to the amortization of purchase price allocated to inventory as a result of the OmniMount acquisition.
      In the Air Conditioning and Heating Products Segment cost of products sold for the first quarter of 2005 and 2004 was approximately $139,300,000. Cost of products sold in this segment in the first quarter of 2005 includes (1) an increase of approximately $1,100,000 related to the effect of changes in foreign currency exchange rates and (2) approximately $300,000 of increased depreciation expense of property and equipment in the first quarter of 2005 as compared to the first quarter of 2004 arising primarily from capital expenditures subsequent to the THL Transactions partially offset by the impact of the fair value adjustments related to the THL Transactions that were finalized in the fourth quarter of 2004. Cost of products sold in this segment in the first quarter of 2004 includes (1) approximately $1,300,000 of costs associated with the closure of certain manufacturing facilities and (2) approximately $4,100,000 of estimated inefficient production costs and expenses associated with the start-up of a new manufacturing facility.
      Material costs were approximately 45.0% and 43.3% of net sales for the first quarter of 2005 and 2004, respectively. Both of our segments experienced material cost increases related primarily to purchases of steel, copper and aluminum in the first quarter of 2005 as compared to the first quarter of 2004. These cost increases were partially offset by the effect of increased sales prices of certain of our products and material cost improvements due to our strategic sourcing initiatives.
      Overall, changes in the cost of products sold as a percentage of net sales for one period as compared to another period may reflect a number of factors including changes in the relative mix of products sold, the effect of changes in sales prices, material costs and changes in productivity levels.
      Consolidated selling, general and administrative expense (“SG&A”) was approximately $79,600,000 for the first quarter of 2005 as compared to approximately $73,100,000 for the first quarter of 2004. SG&A as a percentage of net sales increased from approximately 18.1% for the first quarter of 2004 to approximately 18.3% for the first quarter of 2005 and includes in the first quarter of 2005 (1) approximately $3,000,000 of SG&A from acquisitions in the Residential Building Products Segment, (2) an increase of approximately $900,000 related to the effect of changes in foreign currency exchange rates, of which approximately $600,000 is included in the Residential Building Products Segment and approximately $300,000 is included in the Air Conditioning and Heating Products Segment, (3) approximately $100,000 of stock based compensation expense, (4) a non-cash foreign exchange loss of approximately $500,000 on intercompany debt not permanently invested among our subsidiaries, of which approximately $400,000 is included in the Residential Building Products Segment and (5) a gain of approximately $1,400,000 from the settlement of certain obligations of former subsidiaries (see Note I of the Notes to the Unaudited Condensed Consolidated Financial Statements included elsewhere herein). SG&A in the first quarter of 2004 includes (1) approximately $250,000, of which approximately $200,000 is included in Unallocated, of stock based compensation expense and (2) a non-cash foreign exchange loss of approximately $600,000 on intercompany debt not permanently invested among our subsidiaries, of which approximately $400,000 is included in the Residential Building Products Segment. The increase in the percentage in the first quarter of 2005 is principally due to lower sales volume of HVAC products in the Air Conditioning and Heating Products Segment to customers serving the commercial market without a proportionate decrease in expense.
      Amortization of intangible assets, as a percentage of net sales from continuing operations, increased from approximately 0.8% in the first quarter of 2004 to approximately 1.0% for the first quarter of 2005. This increase is principally a result of approximately $1,000,000 of increased amortization of intangible assets in the Residential Building Products Segment in the first quarter of 2005 as compared to the first quarter of 2004 arising from finalizing the fair value adjustments to intangible assets in the fourth quarter of 2004 as a result of the THL Transactions (see Note B of the Notes to the Unaudited Condensed Consolidated Financial Statements included elsewhere herein).
      Consolidated operating earnings decreased by approximately $1,000,000 from approximately $41,700,000, or 10.3% as a percentage of net sales, for the first quarter of 2004 to approximately $40,700,000, or 9.4% as a percentage of net sales, for the first quarter of 2005 as a result of the factors discussed above.
      Consolidated operating earnings have been reduced by depreciation and amortization expense (other than amortization of deferred debt expense and debt premium and discount) of approximately $11,600,000 and $9,300,000 for the first quarters of 2005 and 2004, respectively. Acquisitions accounted for approximately $100,000 of the increase in depreciation and amortization expense in the first quarter of 2005. Consolidated operating earnings in the first quarter of 2005 is net of approximately $1,100,000 of increased depreciation expense of property and equipment arising primarily from capital expenditures subsequent to the THL Transactions partially offset by the impact of the fair value adjustments related to the THL Transactions that were finalized in the fourth quarter of 2004 and approximately $1,000,000 of increased amortization of intangible assets as compared to 2004 arising primarily from finalizing the fair value adjustments related to the THL Transactions that were finalized in the fourth quarter of 2004. Depreciation and amortization expense noted above for the first quarter of 2005 includes approximately $400,000 of amortization expense from purchase price allocated to inventory primarily as a result of the THL Transactions and for the first quarter of 2004 includes approximately $100,000 of amortization expense from purchase price allocated to inventory arising primarily from an acquisition in the Residential Building Products Segment.
      Operating earnings of the Residential Building Products Segment for the first quarter of 2005 were approximately $37,700,000 as compared to approximately $40,200,000 for the first quarter of 2004. Operating earnings of this segment for the first quarter of 2005 reflects (1) an increase in earnings of approximately $300,000 from the effect of foreign currency exchange rates, (2) approximately $500,000 of operating earnings contributed by acquisitions, (3) approximately $700,000 of increased depreciation expense of property and equipment and approximately $900,000 of increased amortization of intangible assets during the first quarter of 2005 as compared to the same period in 2004, (4) a non-cash charge of approximately $400,000 in the first quarter of 2005 related to the amortization of purchase price allocated to inventory primarily as a result of the THL Transactions and (5) a non-cash foreign exchange loss of approximately $400,000 on intercompany debt not permanently invested among our subsidiaries. Operating earnings of this segment for the first quarter of 2004 include (1) approximately $50,000 of stock-based compensation charges, (2) a non-cash charge of approximately $100,000 of amortization of purchase price allocated to inventory primarily as a result of the acquisitions in this segment and (3) a non-cash foreign exchange loss of approximately $400,000 on intercompany debt not permanently invested among our subsidiaries. In addition to the effect of the items noted above, the decrease in operating earnings in the Residential Building Products Segment in the first quarter of 2005 was primarily due to material cost increases related primarily to purchases of steel, copper and aluminum, partially offset by increased sales volume of our surround sound systems and multi-room audio and video distribution equipment and sales price increases of bathroom exhaust fans and range hoods.

      Operating earnings of the Air Conditioning and Heating Products Segment were approximately $7,300,000 for the first quarter of 2005 as compared to approximately $9,100,000 for the first quarter of 2004. Operating earnings of this segment for the first quarter of 2005 reflects (1) a decrease in earnings of approximately $100,000 from the effect of foreign currency exchange rates and (2) approximately $300,000 of increased depreciation expense of property and equipment during the first quarter of 2005 as compared to the same period in 2004. Operating earnings of this segment for the first quarter of 2004 includes (1) approximately $1,300,000 of costs associated with the closure of certain manufacturing facilities and (2) approximately $4,100,000 of estimated inefficient production costs and expenses associated with the start-up of a new manufacturing facility. In addition to the items noted above, the decrease in operating earnings in the Air Conditioning and Heating Products Segment in the first quarter of 2005 was principally due to increased material costs within the entire segment and lower sales volume of commercial product lines due to the general slow down in the commercial market partially offset by sales price increases of products serving residential markets.
      The operating expense in Unallocated was approximately $4,300,000 for the first quarter of 2005 as compared to approximately $7,600,000 for the first quarter of 2004 primarily due to the items noted below, as well as, lower compensation and employee benefit expense. Operating expense in Unallocated for the first quarter of 2005 includes (1) approximately $100,000 of stock-based compensation charges, (2) a non-cash foreign exchange loss of approximately $100,000 on intercompany debt not permanently invested among our subsidiaries and (3) a gain of approximately $1,400,000 from the settlement of certain obligations of former subsidiaries (see Note I of the Notes to the Unaudited Condensed Consolidated Financial Statements included elsewhere herein). Operating expense in Unallocated for the first quarter of 2004 includes approximately $200,000 of stock-based compensation charges and a non-cash foreign exchange loss of approximately $200,000 on intercompany debt not permanently invested among our subsidiaries.
      Combined operating earnings of foreign operations, consisting primarily of the results of operations of our Canadian and European subsidiaries, were approximately 6.0% and 11.2% of operating earnings (before unallocated and corporate expense) in the first quarters of 2005 and 2004, respectively. Sales and earnings derived from international markets are subject to, among others, the risks of currency fluctuations.
      Interest expense increased approximately $11,600,000 or approximately 45.3% in the first quarter of 2005 as compared to the first quarter 2004. The increase in interest expense in 2005 is due to (1) approximately $23,700,000 of increased interest expense and amortization of deferred financing costs from borrowings primarily in connection with the THL Transactions, (2) approximately $9,300,000 of additional interest expense related to the amortization of the Nortek Holdings deferred compensation plan, (3) approximately $3,500,000 of interest expense related to the accretion of NTK Holdings’ 10 3/4% senior discount notes due 2014 and (4) a reduction in interest expense of approximately $24,900,000 relating to the redemption and open market purchases of certain debt in 2004 as discussed in the paragraph below (see Notes B and C of the Notes to the Unaudited Condensed Consolidated Financial Statements included elsewhere herein).
      During the first quarter of 2004, Nortek called for redemption all of it’s outstanding 9 1/4% senior notes due 2007 (“9 1/4% Notes”), all of its outstanding 9 1/8% senior notes due 2007 (“9 1/8% Notes”) and all of it’s outstanding 8 7/8% senior notes due 2008 (“8 7/8% Notes”). The redemption of the 9 1/4% Notes, 9 1/8% Notes and 8 7/8% Notes resulted in a pre-tax loss of approximately $11,958,000 in the first quarter of 2004, based upon the difference between the respective redemption prices and the estimated carrying values at the redemption dates of the 9 1/4% Notes, 9 1/8% Notes and 8 7/8% Notes, which include the principal amount redeemed and the estimated remaining unamortized premium recorded in connection with the 2003 Recapitalization (see Note C of the Notes to the Unaudited Condensed Consolidated Financial Statements included elsewhere herein).
      Investment income was approximately $500,000 and $900,000 for the first quarters of 2005 and 2004, respectively, and decreased approximately $400,000 or 44.4% in the first quarter of 2005 as compared to the first quarter of 2004 primarily as a result of lower average invested balances.

      The provision for income taxes from continuing operations was approximately $1,700,000 for the first quarter of 2005 as compared to approximately $2,100,000 for the first quarter of 2004. The income tax rates in both the first quarters of 2005 and 2004 differed from the United States Federal statutory rate of 35% principally as a result of the effect of non-deductible expenses, foreign income tax on foreign source income and state income tax provisions (see Note H of the Notes to the Unaudited Condensed Consolidated Financial Statements included elsewhere herein).
      Discontinued operations for the first quarter of 2004 includes earnings of approximately $68,100,000 (net of a tax provision of approximately $47,800,000) (see Note F of the Notes to the Unaudited Condensed Consolidated Financial Statements included elsewhere herein).
      We use EBITDA as both an operating performance and liquidity measure. Operating performance measure disclosures with respect to EBITDA are provided below. Refer to the “Liquidity and Capital Resources” section for liquidity measure disclosures with respect to EBITDA and a reconciliation from net cash flows from operating activities to EBITDA.
      EBITDA is defined as net earnings (loss) before interest, taxes, depreciation and amortization expense. EBITDA is not a measure of operating performance under generally accepted accounting principles in the United States (“GAAP”) and should not be considered as an alternative or substitute for GAAP profitability measures such as operating earnings (loss) from continuing operations, discontinued operations, extraordinary items and net income (loss). EBITDA as an operating performance measure has material limitations since it excludes, among other things, the statement of operations impact of depreciation and amortization expense, interest expense and the provision (benefit) for income taxes and therefore does not necessarily represent an accurate measure of profitability, particularly in situations where a company is highly leveraged or has a disadvantageous tax structure. We use a significant amount of capital assets and depreciation and amortization expense is a necessary element of our costs and ability to generate revenue and therefore its exclusion from EBITDA is a material limitation. We have a significant amount of debt and interest expense is a necessary element of our costs and ability to generate revenue and therefore its exclusion from EBITDA is a material limitation. We generally incur significant U.S. federal, state and foreign income taxes each year and the provision (benefit) for income taxes is a necessary element of our costs and therefore its exclusion from EBITDA is a material limitation. As a result, EBITDA should be evaluated in conjunction with net income (loss) for a more complete analysis of our profitability, as net income (loss) includes the financial statement impact of these items and is the most directly comparable GAAP operating performance measure to EBITDA. As EBITDA is not defined by GAAP, our definition of EBITDA may differ from and therefore may not be comparable to similarly titled measures used by other companies, thereby limiting its usefulness as a comparative measure. Because of the limitations that EBITDA has as an analytical tool, investors should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP.
      Our management uses EBITDA as a supplementary non-GAAP operating performance measure to assist with its overall evaluation of NTK Holdings and subsidiary operating performance (including the performance of subsidiary management) relative to outside peer group companies. In addition, we use EBITDA as an operating performance measure in financial presentations to our Board of Directors, shareholders, various banks participating in Nortek’s senior secured credit facility, note holders and Bond Rating agencies, among others, as a supplemental non-GAAP operating measure to assist them in their evaluation of our performance. We are also active in mergers, acquisitions and divestitures and use EBITDA as an additional operating performance measure to assess NTK Holdings, subsidiary and potential acquisition target enterprise value and to assist in the overall evaluation of NTK Holdings, subsidiary and potential acquisition target performance on an internal basis and relative to peer group companies. We use EBITDA in conjunction with traditional GAAP operating performance measures as part of our overall assessment of potential valuation and relative performance and therefore do not place undue reliance on EBITDA as our only measure of operating performance. We believe EBITDA is useful for both us and our investors as it is a commonly used analytical measurement for comparing company profitability, which eliminates the effects of financing, differing valuations of fixed and intangible assets and tax structure decisions. We believe that EBITDA is specifically relevant to us, due to the different degrees of leverage among our competitors, the impact of purchase accounting associated with the THL Transactions, which impacts comparability with our competitors who may or may not have recently revalued their fixed and intangible assets, and the differing tax structures and tax jurisdictions of certain of our competitors. We have included EBITDA as a supplemental operating performance measure, which should be evaluated by investors in conjunction with the traditional GAAP performance measures discussed earlier in this Results of Operations section for a complete evaluation of our operating performance.
      The following table presents a reconciliation from net earnings, which is the most directly comparable GAAP operating performance measure, to EBITDA:

	For the Three Months Ended

	Post-THL	Pre-THL
	Transactions	Transactions

	April 2, 2005	April 3, 2004

	(Amounts in thousands)
Net earnings*	$2,300	$71,100
Provision for income taxes from continuing operations	1,700	2,100
Provision for income taxes from discontinued operations	—	47,800
Interest expense from continuing operations**	37,184	25,559
Interest expense from discontinued operations	—	4,587
Investment income from continuing operations	(446)	(944)
Investment income from discontinued operations	—	(29)
Depreciation expense from continuing operations	6,851	5,790
Depreciation expense from discontinued operations	—	1,176
Amortization expense from continuing operations	4,764	3,472
Amortization expense from discontinued operations	—	203

EBITDA	$52,353	$160,814

*	Includes approximately $68,100,000 of earnings from discontinued operations for the three months ended April 3, 2004 (see Note F of the Notes to the Unaudited Condensed Consolidated Financial Statements included elsewhere herein).

EBITDA includes approximately $100,000 and $250,000 of stock based compensation charges recorded in the three months ended April 2, 2005 and April 3, 2004, respectively (see Notes A and G of the Notes to the Unaudited Condensed Consolidated Financial Statements included elsewhere herein).

**	Interest expense from continuing operations for the three months ended April 2, 2005 includes cash interest of approximately $31,041,000 and non-cash interest of approximately $6,143,000 and interest expense from continuing operations for the three months ended April 3, 2004 includes cash interest of approximately $16,963,000 and non-cash interest of approximately $8,596,000.
Liquidity and Capital Resources
      On February 15, 2005, NTK Holdings completed the sale of $403,000,000 aggregate principal amount at maturity ($250,408,080 gross proceeds) of its 10 3/4% senior discount notes due March 1, 2014. The 10 3/4% senior discount notes, which are structurally subordinate to all debt and liabilities of the NTK Holdings’ subsidiaries, including Nortek Holdings and Nortek, were issued and sold in a private Rule 144A offering to institutional investors.
      The accreted value of the 10 3/4% senior discount notes will increase from the date of issuance at a rate of 10 3/4% per annum compounded semi-annually such that the accreted value would, if no prior redemptions are made, equal the principal amount of $403,000,000 in September 2009. No cash interest will accrue on the 10 3/4% senior discount notes prior to September 1, 2009 and, thereafter, cash interest will accrue at 10 3/4% per annum payable semi-annually in arrears on March 1 and September 1 of each year, commencing on March 1, 2010, until maturity. The 10 3/4% senior discount notes are unsecured obligations of NTK Holdings, which mature on March 1, 2014, and may be redeemed in whole or in part at the redemption prices as defined in the indenture governing the 10 3/4% senior discount notes. The indenture contains covenants that limit NTK Holdings’ ability to engage in certain transactions, including incurring additional indebtedness and paying dividends or distributions. The terms of the 10 3/4% senior discount notes require NTK Holdings to register notes having substantially identical terms with the SEC within 270 days after the issue date of the senior discount notes.
      The net proceeds of the offering of the 10 3/4% senior discount notes were used to pay a dividend of approximately $187,000,000 to NTK Holdings’ sole stockholder, Investors LLC. In turn, Investors LLC authorized a distribution of approximately $187,000,000 to the equity holders of Investors LLC in accordance with the terms of the limited liability company agreement by and among Investors LLC and its members. In addition, on February 18, 2005, NTK Holdings contributed approximately $57,700,000 to Nortek Holdings for the purpose of making payments under the Nortek Holdings, Inc. Deferred Compensation Plan, which resulted in additional expense of approximately $8,200,000, which we have included in interest expense in the accompanying unaudited condensed consolidated statement of operations. As of April 2, 2005, all payments related to this contribution had been made by Nortek Holdings.
      We had consolidated debt at April 2, 2005, of approximately $1,620,458,000 consisting of (i) $18,756,000 of short-term borrowings and current maturities of long-term debt, (ii) $23,294,000 of long-term notes, mortgage notes and other indebtedness, (iii) $9,985,000 of Nortek’s 9 7/8% senior subordinated notes due 2011, (iv) $625,000,000 of Nortek’s 8 1/2% senior subordinated notes due 2014, (v) $689,500,000 of long-term debt outstanding under Nortek’s senior secured credit facility and (vi) $253,923,000 of NTK Holdings’ 10 3/4% senior discount notes. During the first three months ended April 2, 2005, we had a net increase in our consolidated debt of approximately $250,470,000 primarily due to additional borrowings, including the 10 3/4% senior discount notes as discussed above, of approximately $253,909,000, debt accretion related to the 10 3/4% senior discount notes of approximately $3,515,000, partially offset by principal payments made during the period of approximately $6,954,000. Nortek’s senior secured credit facility also provides Nortek and its subsidiaries with a $100,000,000 revolving credit facility with a maturity in August 2010 that includes both a letter of credit sub-facility and swing line loan sub-facility. At April 2, 2005, Nortek had approximately $73,900,000 of borrowing availability under the U.S. credit facility and approximately $10,000,000 of borrowing availability under the Canadian credit facility.
      The indentures and other agreements governing NTK Holdings and its subsidiaries’ indebtedness (including Nortek’s credit senior secured credit facility) contain certain restrictive financial and operating covenants including covenants that restrict the ability of NTK Holdings and its subsidiaries to complete acquisitions, pay dividends, incur indebtedness, make investments, sell assets and take certain other corporate actions.
      At May 6, 2005, there was approximately $49,400,000 available for the payment of cash dividends, stock purchases or other restricted payments (“Restricted Payments”) by NTK Holdings as defined under the terms of NTK Holdings’ 10 3/4% senior discount notes’ indenture. Restricted Payments to NTK Holdings and Nortek Holdings from Nortek are limited by the terms of Nortek’s most restrictive loan agreement, Nortek’s senior secured credit facility. The amount available for such payments under Nortek’s senior secured credit facility was approximately $38,500,000 at May 6, 2005.
      At April 2, 2005, we had consolidated unrestricted cash and cash equivalents of approximately $75,200,000 as compared to approximately $95,000,000 at December 31, 2004. Our debt to equity ratio was approximately 12.0:1 at April 2, 2005 as compared to approximately 4.3:1 at December 31, 2004. The increase in the ratio was primarily due to the net increase in indebtedness discussed above.
      Our ability to pay interest on or to refinance our indebtedness depends on our future performance, working capital levels and capital structure, which are subject to general economic, financial, competitive, legislative, regulatory and other factors which may be beyond our control. There can be no assurance that we will generate sufficient cash flow from the operation of our subsidiaries or that future financings will be available on acceptable terms or in amounts sufficient to enable NTK Holdings to service or refinance its indebtedness, or to make necessary capital expenditures.
      We have evaluated and expect to continue to evaluate possible acquisition transactions and possible dispositions of certain of our businesses on an ongoing basis and at any given time may be engaged in discussions or negotiations with respect to possible acquisitions or dispositions.
      The following is a summary of NTK Holdings’ estimated future cash obligations under current and long-term debt obligations (excluding unamortized debt premium of approximately $20,000 at April 2, 2005) and interest expense (based upon interest rates in effect at the time of the preparation of this summary). Long-term debt and interest payments in the table below reflect the financing transactions during the first quarter of 2005 previously described (see Note C of the Notes to the Unaudited Condensed Consolidated Financial Statements included elsewhere herein):

		Payments Due by Period

	Remaining			2010 and
	9 Months of 2005	2006 - 2007	2008 - 2009	Thereafter		Total

	(Amounts in thousands)
Debt obligations	$15,432	$15,255	$14,789	$1,555,177		$1,600,653
Interest payments	90,299	246,734	255,457	477,034	*	1,069,524	*
Capital lease obligations	894	2,640	2,948	13,303		19,785

Total	$106,625	$264,629	$273,194	$2,045,514		$2,689,962

*	Subsidiary debt used for working capital purposes such as lines of credit are estimated to continue through December 31, 2011 in the above table.
      We expect to meet our cash flow requirements for fiscal 2005 from cash from operations, existing cash and cash equivalents and the use of Nortek’s senior secured credit facility, as needed, to fund short-term requirements, if any.
      As of April 2, 2005, approximately $16,100,000 of letters of credit had been issued as additional security for (1) approximately $4,100,000 relating to leases outstanding for certain of our manufacturing facilities, (2) approximately $11,000,000 of letters of credit had been issued as additional security for certain of our insurance programs and (3) approximately $1,000,000 of letters of credit had been issued as additional security for certain of the subsidiaries purchases and other requirements.
      We and our subsidiaries have entered into a number of operating lease obligations, purchase obligations and have guaranteed certain obligations of various third parties. No significant changes in these obligations have occurred since December 31, 2004.
      Unrestricted cash and cash equivalents decreased from approximately $95,000,000 at December 31, 2004 to approximately $75,200,000 at April 2, 2005, in part, to partially fund increases in working capital at our subsidiaries. We have classified as restricted in the accompanying consolidated balance sheet certain investments that are not fully available for use in our operations. At April 2, 2005, approximately $6,962,000 (all of which is included in long-term assets) of investments is held primarily as collateral to fund construction costs of an addition to a facility within our Air Conditioning and Heating Products Segment, as well as for insurance and letter of credit requirements.
      On July 15, 2005, Nortek acquired the assets and certain liabilities of Niles Audio Corporation (“Niles”) for an initial purchase price of approximately $75,000,000. In connection with the acquisition of Niles, Nortek utilized approximately $40,000,000 of cash on hand, borrowed approximately $25,000,000 against the U.S. portion of its revolving credit facility (which effectively reduced its borrowing availability by such amount) and issued an unsecured promissory note in the amount of approximately $10,000,000. As this transaction occurred on July 15, 2005, amounts prior to July 15, 2005 do not include the effect of the Niles acquisition. For the year ended December 31, 2004, Niles had net sales, operating earnings and depreciation and amortization expense of approximately $50,000,000, $8,500,000 and $500,000, respectively.

      Capital expenditures were approximately $5,600,000 (of which approximately $1,900,000 was financed under a capital lease) in the first three months of 2005 as compared to approximately $4,900,000 in the first three months of 2004. Capital expenditures were approximately $25,300,000 for the year ended December 31, 2004 and are expected to be between $40,000,000 and $45,000,000 in 2005. Under Nortek’s senior secured credit facility, capital expenditures are limited to approximately $48,500,000 in 2005.
      Our working capital and current ratio increased from approximately $215,800,000 and 1.6:1, respectively, at December 31, 2004 to approximately $288,900,000 and 1.9:1, respectively, at April 2, 2005. This increase in working capital was primarily as a result of the first quarter 2005 cash flow from operating activities invested in seasonal subsidiary needs for increased levels of accounts receivable and inventory as discussed below.
      Accounts receivable increased approximately $14,900,000 or approximately 6.6%, between December 31, 2004 and April 2, 2005, while net sales increased approximately $34,200,000 or approximately 8.5% in the first quarter of 2005 as compared to the fourth quarter of 2004. These increases are primarily a result of increased sales levels and timing of cash collections. The rate of change in accounts receivable in certain periods may be different than the rate of change in sales in such periods principally due to the timing of net sales. Increases or decreases in net sales near the end of any period generally result in significant changes in the amount of accounts receivable on the date of the balance sheet at the end of such period, as was the situation on April 2, 2005 as compared to December 31, 2004. We did not experience any significant overall changes in credit terms, collection efforts, credit utilization or delinquency in accounts receivable in the first quarter of 2005.
      Inventories increased approximately $16,000,000 or approximately 7.8%, between December 31, 2004 and April 2, 2005, primarily as a result of increases in products sold to customers serving the residential site built market within the HVAC segment in anticipation of increased seasonal customer demand in the second quarter and increases in inventory levels in the Residential Building Products Segment, in part, due to strong demand of certain product categories.
      Accounts payable increased approximately $20,000,000 or approximately 14.6%, between December 31, 2004 and April 2, 2005 due primarily to increased inventory levels and timing of payments.
      Changes in certain working capital accounts, as noted above, between April 2, 2005 and December 31, 2004, differ from the changes reflected in our Unaudited Condensed Consolidated Statement of Cash Flows for such period as a result of the specific items mentioned in the three preceding paragraphs and from other non-cash items, including among others, the effect of changes in foreign currency exchange rates.

      Unrestricted cash and cash equivalents decreased approximately $19,744,000 and approximately $36,903,000 from December 31, 2004 to April 2, 2005 and from December 31, 2003 to April 3, 2004, respectively, principally as a result of the following:

	Condensed Consolidated
	Cash Flows(*)

	For the Three Months Ended

	Post-THL	Pre-THL
	Transactions	Transactions

	April 2, 2005	April 3, 2004

	(Amounts in thousands)
Operating Activities:
Cash flow from operations, net	$20,878	$(19,994)
Increase in accounts receivable, net	(17,313)	(29,778)
Increase in inventories	(17,036)	(17,334)
Decrease in prepaids and other current assets	612	10,349
Increase in net assets of discontinued operations	—	(3,162)
Increase in accounts payable	21,793	35,387
(Decrease)/ Increase in accrued expenses and taxes	(31,520)	11,553
Decrease in long-term deferred compensation	(57,737)	—
Investing Activities:
Capital expenditures	(3,683)	(4,904)
Net cash for businesses acquired	—	(16,500)
Proceeds from the sale of discontinued businesses	—	519,153
Proceeds from the sale of property and equipment	5,830	151
Financing Activities:
Decrease in borrowings, net	(3,094)	(633)
Sale of NTK Holdings’ 10 3/4% senior discount notes	244,708	—
Dividend to THL-Nortek Investors, LLC	(186,971)	—
Sale of Nortek’s floating rate notes	—	196,000
Redemption of Nortek’s Senior Notes	—	(716,700)
Other, net	3,789	(491)

	$(19,744)	$(36,903)

(*)	Summarized from the Unaudited Condensed Consolidated Statement of Cash Flows for the first quarter ended April 2, 2005 and April 3, 2004 (see the Unaudited Financial Statements included elsewhere herein).
      The impact of changes in foreign currency exchange rates on cash was not material and has been included in Other, net.
      We use EBITDA as both a liquidity and operating performance measure. Liquidity measure disclosures with respect to EBITDA are provided below. Refer to the “Results of Operations” section for operating performance measure disclosures with respect to EBITDA and a reconciliation from net income (loss) to EBITDA.
      EBITDA is defined as net earnings (loss) before interest, taxes, depreciation and amortization expense. EBITDA is not a measure of cash flow under generally accepted accounting principles in the United States (“GAAP”) and should not be considered as an alternative or substitute for GAAP cash flow measures such as cash flows from operating, investing and financing activities. EBITDA does not necessarily represent an accurate measure of cash flow performance because it excludes, among other things, capital expenditures, working capital requirements, significant debt service for principal and interest payments, income tax payments and other contractual obligations, which may have a significant adverse impact on a company’s cash flow performance thereby limiting its usefulness when evaluating our cash flow performance. We use a significant amount of capital assets and capital expenditures are a significant component of our annual cash expenditures and therefore their exclusion from EBITDA is a material limitation. We have had significant working capital requirements during the year due to the seasonality of our business, which require significant cash expenditures and therefore its exclusion from EBITDA is a material limitation. We have a significant amount of debt and we have significant cash expenditures during the year related to principal and interest payments and therefore their exclusion from EBITDA is a material limitation. We generally pay significant U.S federal, state and foreign income taxes each year and therefore its exclusion from EBITDA is a material limitation. As a result, EBITDA should be evaluated in conjunction with net cash from operating, investing and financing activities for a more complete analysis of our cash flow performance, as they include the financial statement impact of these items. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA does not reflect any cash requirements for replacements. As EBITDA is not defined by GAAP, our definition of EBITDA may differ from and therefore may not be comparable to similarly titled measures used by other companies thereby limiting its usefulness as a comparative measure. Because of the limitations that EBITDA has as an analytical tool, investors should not consider it in isolation, or as a substitute for analysis of our cash flows as reported under GAAP.
      Our management uses EBITDA as a supplementary non-GAAP liquidity measure to allow us to evaluate our operating units cash-generating ability to fund income tax payments, corporate overhead, capital expenditures and increases in working capital. EBITDA is also used by management to allocate resources for growth among our businesses, to identify possible impairment charges, to evaluate our ability to service our debt and to raise capital for growth opportunities, including acquisitions. In addition, we use EBITDA as a liquidity measure in financial presentations to our Board of Directors, shareholders, various banks participating in Nortek’s senior secured credit facility, note holders and Bond Rating agencies, among others, as a supplemental non-GAAP liquidity measure to assist them in their evaluation of our cash flow performance. We use EBITDA in conjunction with traditional GAAP liquidity measures as part of our overall assessment of cash flow ability and therefore do not place undue reliance on EBITDA as our only measure of cash flow performance. We believe EBITDA is useful for both us and our investors as it is a commonly used analytical measurement for assessing a company’s cash flow ability to service and/or incur additional indebtedness, which eliminates the impact of certain non-cash items such as depreciation and amortization. We believe that EBITDA is specifically relevant to us due to our leveraged position as well as the common use of EBITDA as a liquidity measure within our industries by lenders, investors, others in the financial community and peer group companies. We have included EBITDA as a supplemental liquidity measure, which should be evaluated by investors in conjunction with the traditional GAAP liquidity measures discussed earlier in this “Liquidity and Capital Resources” section for a complete evaluation of our cash flow performance.

      The following table presents a reconciliation from net cash used in operating activities, which is the most directly comparable GAAP liquidity measure, to EBITDA:

	For the Three Months Ended

	Post-THL	Pre-THL
	Transactions	Transactions

	April 2, 2005	April 3, 2004

	(Amounts in thousands)
Net cash used in operating activities*	$(75,928)	$(13,493)
Non-cash interest expense, net from continuing operations	(6,143)	(8,596)
Cash used by (provided from) working capital and other long-term asset and liability changes	96,806	(6,501)
Deferred federal income tax provision from continuing operations	(1,100)	(19,900)
Deferred federal income tax credit from discontinued operations	—	18,100
Gain on sale of discontinued operations	—	122,700
Gain on sale of fixed assets	280	10
Loss from debt retirement	—	(11,958)
Provision for income taxes from continuing operations	1,700	2,100
Provision for income taxes from discontinued operations	—	47,800
Interest expense from continuing operations**	37,184	25,559
Interest expense from discontinued operations	—	4,587
Investment income from continuing operations	(446)	(944)
Investment income from discontinued operations	—	(29)
Depreciation expense from discontinued operations	—	1,176
Amortization expense from discontinued operations	—	203

EBITDA	$52,353	$160,814

*	Includes approximately $68,100,000 of earnings from discontinued operations for the three months ended April 3, 2004 (see Note F of the Notes to the Unaudited Condensed Consolidated Financial Statements included elsewhere herein).

EBITDA includes approximately $100,000 and $250,000 of stock based compensation charges recorded in the three months ended April 2, 2005 and April 3, 2004, respectively (see Notes A and G of the Notes to the Unaudited Condensed Consolidated Financial Statements included elsewhere herein).

**	Interest expense from continuing operations for the three months ended April 2, 2005 includes cash interest of approximately $31,041,000 and non-cash interest of approximately $6,143,000 and interest expense from continuing operations for the three months ended April 3, 2004 includes cash interest of approximately $16,963,000 and non-cash interest of approximately $8,596,000.
Inflation, Trends and General Considerations
      We have evaluated and expect to continue to evaluate possible acquisition transactions and the possible dispositions of certain of our businesses on an ongoing basis and at any given time may be engaged in discussions or negotiations with respect to possible acquisitions or dispositions.
      Our performance is dependent to a significant extent upon the levels of new residential construction, residential replacement and remodeling and non-residential construction, all of which are affected by such factors as interest rates, inflation, consumer confidence and unemployment.
      The demand for our products is seasonal, particularly in the Northeast and Midwest regions of the United States where inclement weather during the winter months usually reduces the level of building and remodeling activity in both the home improvement and new construction markets. Our lower sales levels usually occur during the first and fourth quarters. Since a high percentage of our manufacturing overhead and operating expenses are relatively fixed throughout the year, operating income and net earnings tend to be lower in quarters with lower sales levels. In addition, the demand for cash to fund the working capital of our subsidiaries is greater from late in the first quarter until early in the fourth quarter.
      The Department of Energy announced on April 2, 2004 that effective January 26, 2006, the minimum seasonal energy efficiency rating for residential central air conditioners (“SEER”) will be raised to 13 SEER. The current minimum is 10 SEER. Approximately 97% of our residential central air conditioner sales are currently below the 13 SEER efficiency rating. Our Air Conditioning and Heating Products Segment currently produces residential central air conditioners with a 13 SEER efficiency rating and continues to focus on product improvements including energy efficiency as part of its engineering and manufacturing efforts.
      As of April 2, 2005, approximately 11.6% of our workforce was subject to various collective bargaining agreements. Collective bargaining agreements covering approximately 2.5% of our workforce expired in 2004, which are currently being renegotiated. Two collective bargaining agreements covering an aggregate of approximately 6.8% of our workforce as of April 2, 2005 expired during June 2005, but no other collective bargaining agreements expire during the remainder of 2005. On June 15, 2005 our collective bargaining agreement (covering approximately 1.7% of our workforce as of April 2, 2005) with the International Brotherhood of Teamsters Local No. 970 at the Chaska, Minnesota location of our subsidiary Mammoth, Inc. expired. On June 22, 2005, however, the union members approved a new three year collective bargaining agreement expiring in 2008. On June 8, 2005 our collective bargaining agreement with the United Automobile Aerospace & Agricultural Implement Workers of America and its Local No. 2029 (covering approximately 5.1% of our workforce as of April 2, 2005) at the Cincinnati, Ohio location of our subsidiary NuTone, Inc. expired. We have presented our final proposal to the union bargaining committee but such proposal has not been accepted by the union members. On July 16, 2005, we locked out our union employees at NuTone’s Cincinnati, Ohio facility. Our management has prepared contingency plans to ensure that operational disruptions are minimized and our customers’ needs are met without significant delay. Nonetheless, a work stoppage at one of our facilities that lasts for a significant period of time could cause us to lose sales, incur increased costs and adversely affect our ability to meet customers’ needs. Generally, as our collective bargaining agreements expire, until negotiations are completed, it is not known whether we will be able to negotiate collective bargaining agreements on the same or more favorable terms as the current agreements or at all and without production interruptions, including labor stoppages.
Market Risk
      As discussed more specifically below, we are exposed to market risks related to changes in interest rates, foreign currencies and commodity pricing. We do not use derivative financial instruments, except on a limited basis, to periodically mitigate certain economic exposures. We do not enter into derivative financial instruments or other financial instruments for trading purposes.
      There have been no significant changes in market risk from the December 31, 2004 disclosures included in Nortek’s annual report on Form 10-K.

Interest Rate Risk
      We are exposed to market risk from changes in interest rates primarily through our investing and borrowing activities. In addition, our ability to finance future acquisition transactions may be impacted if we are unable to obtain appropriate financing at acceptable interest rates.
      Our investing strategy, to manage interest rate exposure, is to invest in short-term, highly liquid investments and marketable securities. Short-term investments primarily consist of federal agency discount notes, treasury bills and bank issued money market instruments with original maturities of 90 days or less.

      We have historically managed our borrowing exposure to changes in interest rates by optimizing the use of fixed rate debt with extended maturities. At April 2, 2005, approximately 56.7% of the carrying values of our long-term debt was at fixed interest rates.

Foreign Currency Risk
      Sales and earnings derived from international markets and net assets within international markets are subject to, among others, the risks of currency fluctuations primarily related to changes in the Euro, the Canadian Dollar and the British Pound. In the first quarter of 2005, the net impact of foreign currency changes was not material to our financial condition or results of operations, but may not be indicative of future results. The impact of foreign currency changes related to translation resulted in a decrease in stockholder’s investment of approximately $2,243,000 for the first quarter of 2005. We manage our exposure to foreign currency exchange risk principally by trying to minimize our net investment in foreign assets through the use of strategic short and long-term borrowings at the foreign subsidiary level. We generally do not enter into derivative financial instruments to manage foreign currency exposure. At April 2, 2005, we did not have any significant outstanding foreign currency hedging contracts.

Commodity Pricing Risk
      We are subject to significant market risk with respect to the pricing of our principal raw materials, which include, among others, steel, copper, packaging material, plastics and aluminum. If prices of these raw materials were to increase dramatically, we may not be able to pass such increases on to our customers and, as a result, gross margins could decline significantly. We manage our exposure to commodity pricing risk by continuing to diversify our product mix, strategic buying programs and vendor partnering.
      We generally do not enter into derivative financial instruments to manage commodity pricing exposure. At April 2, 2005, we did not have any material outstanding commodity forward contracts.

BUSINESS
General
      We are a diversified manufacturer of residential and commercial building products, operating within two principal segments: the residential building products segment and the air conditioning and heating products segment. Through these segments, we manufacture and sell, primarily in the United States, Canada and Europe, a wide variety of products for the residential and commercial construction market, the manufactured housing market, and the do-it-yourself or DIY, and professional remodeling and renovation markets.
      The levels of residential replacement and remodeling, new residential construction and non-residential construction significantly impact our performance. Interest rates, seasonality, inflation, consumer spending habits and unemployment are factors that affect these levels.
      On February 12, 2004, we sold our wholly-owned subsidiary, Ply Gem Industries, Inc., or “Ply Gem.” Ply Gem consisted of the operating subsidiaries that comprised our former Windows, Doors and Siding Products, or WDS, segment and Ply Gem’s corporate entity that was formerly part of unallocated in our segment reporting. Prior to the sale of Ply Gem, we sold certain subsidiaries of Ply Gem. The sale of Ply Gem and these subsidiaries and their related operating results have been excluded from earnings (loss) from continuing operations and are classified as discontinued operations for all periods presented as set forth in Notes 1 and 10 of the “Notes to the Consolidated Financial Statements” and Note F of the “Notes to the Unaudited Condensed Consolidated Financial Statements” included in this prospectus.
      Additional information concerning our business is set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus and incorporated herein by reference. Information on foreign and domestic operations, including financial data regarding our two principal segments, is set forth in Note 11 of the “Notes to the Consolidated Financial Statements” and Note G of the “Notes to the Unaudited Condensed Consolidated Financial Statements” included in this prospectus.
Residential Building Products Segment
      We manufacture and distribute built-in products primarily for the residential new construction, DIY and professional remodeling and renovation markets. The principal products that we sell through our residential building products segment are:

•	kitchen range hoods,

•	built-in exhaust fans (such as bath fans and fan, heater and light combination units),

•	indoor air quality products,

•	medicine cabinets,

•	door chimes,

•	musical intercoms,

•	central vacuum systems,

•	surround sound systems,

•	multi-room audio and video distribution equipment, and

•	architectural loudspeakers.
      We are the largest supplier in North America of range hoods, bath fans and combination units, indoor air quality products (such as continuous-ventilation systems and energy-recovery ventilators) and one of the leading suppliers in Western Europe and South America of luxury “Eurostyle” range hoods. We sell these products to distributors and dealers of electrical and lighting products, kitchen and bath dealers, retail home centers and original equipment manufacturers under the Broan®, NuTone®, Nautilus®, Venmar®, vanEE®, Best®, Channel Plus®, Elan®, SpeakerCraft®, OmniMount®, M&S Systems® and

Panamax® brand names, among others. A key component of our operating strategy for this segment is to introduce new products that capitalize on our strong brand names and on our extensive distribution system. Other products that we sell through this segment include, among others, door chimes, trash compactors, attic and whole house ventilators, air quality and HEPA whole-house filtration systems, ceiling fans, as well as, wireless security products, access control products, garage door and gate operators and infrared control equipment (marketed under the Linear®, Westinghouse®, Open House®, Xantech® and OSCO® brand names). Our sales of kitchen range hoods and exhaust fans accounted for approximately 18.6% and 17.0%, respectively, of our consolidated net sales in 2004, 18.6% and 17.4%, respectively, of our consolidated net sales in 2003 and 18.6% and 17.7%, respectively, of our consolidated net sales in 2002.
      A key component of our operating strategy is the introduction of new products which capitalize on the strong Broan®, NuTone®, Nautilus®, Venmar®, vanEE®, and Best® brand names and the extensive distribution system of the segment’s businesses. Products sold under these brand names include the Broan Allure® and Rangemaster® range hoods, Sensaire®, Solitaire® and Solitaire Ultra Silent® fans and fan lights, LoSone Select® fans, Best by Broan® “Eurostyle” luxury range hoods, the Venmar®, Guardian Plustm Air Systems and vanEE® line of indoor air quality systems, NuTone SenSonictm stereo speakers, Whispaire® range hoods and the Broan 12” wide trash compactor.
      With respect to certain product lines, private label customers accounted for approximately 17.8% of our total sales for this segment in 2004.
      Production generally consists of fabrication from coil and sheet steel and formed metal utilizing stamping, pressing and welding methods, assembly with components and subassemblies purchased from outside sources (principally motors, fan blades, heating elements, wiring harnesses, controlling devices, glass, wood, mirrors, lighting fixtures and polyethylene components, speakers, grilles and electronic components) and painting, finishing and packaging. See the discussion under “General Considerations — Raw Materials” below.
      We offer a broad array of products with various features and styles across a range of price points. We believe that our variety of product offerings helps us maintain and improve our market position for our principal products. At the same time, we believe that our status as a low-cost producer, which is in large part due to our advanced manufacturing processes, provides us with a competitive advantage.
      Our primary residential building products compete with many domestic and international suppliers in various markets. We compete with suppliers of competitive products primarily on the basis of quality, distribution, delivery and price. Although we believe that we compete favorably with other suppliers of residential building products, some of our competitors in this area have greater financial and marketing resources than we do.
      Our residential building products segment had 18 manufacturing plants and employed approximately 4,300 full-time people as of December 31, 2004, approximately 210 of whom were covered by a collective bargaining agreement which expired in 2004 and is currently under negotiation, and approximately 440 of which are covered by a collective bargaining agreement which expired in 2005 and approximately 202 of whom are covered by collective bargaining agreements which expire between 2007 and 2008. On June 8, 2005 our collective bargaining agreement with the United Automobile Aerospace & Agricultural Implement Workers of America and its Local No. 2029 (covering approximately 5.1% of our workforce as of April 2, 2005) at the Cincinnati, Ohio location of our subsidiary NuTone, Inc. expired. We have presented our final proposal to the union bargaining committee but such proposal has not been accepted by the union members. On July 16, 2005, we locked out our union employees at NuTone’s Cincinnati, Ohio facility. Our management has prepared contingency plans to ensure that operational disruptions are minimized and our customers’ needs are met without significant delay. Nonetheless, a work stoppage at one of our facilities that lasts for a significant period of time could cause us to lose sales, incur increased costs and adversely affect our ability to meet customers’ needs. We believe that our relationships with our employees are satisfactory.

Air Conditioning and Heating Products Segment
      We manufacture and sell heating, ventilating and air conditioning, or HVAC, systems and products for site-built residential and manufactured housing structures, custom-designed commercial applications, and standard light commercial products. For site-built homes and light commercial structures, we market these products under the licensed names, Frigidaire®, Tappan®, Philco®, Kelvinator®, Gibson®, Westinghouse® and Maytag® and certain private label names.

Residential HVAC Products
      We manufacture and sell air conditioners, heat pumps and furnaces for the residential and light commercial markets. Within the residential market, we believe that we are one of the largest suppliers of these products for manufactured homes in the United States and Canada. In the manufactured housing market, we market our products under the Intertherm® and Miller® brand names.
      Demand for replacing and modernizing existing equipment, the level of housing starts and manufactured housing shipments are the principal factors that affect the market for our residential HVAC products. We anticipate that the replacement market will continue to expand as a large number of previously installed heating and cooling products become outdated or reach the end of their useful lives. This growth may be accelerated by a tendency among consumers to replace older heating and cooling products with higher efficiency models prior to the end of such equipment’s useful life. The market for residential cooling products, including those sold by us, is affected by spring and summer temperatures. We do not sell window air conditioners, a segment of the market which is highly seasonal and significantly impacted by spring and summer temperatures. We believe that our ability to offer both heating and cooling products helps offset the effects of seasonality on this segment’s sales.
      We sell our manufactured housing products to builders of manufactured housing and, through distributors, to manufactured housing retailers and owners. The majority of our sales to builders of manufactured housing consist of furnaces designed and engineered to meet or exceed certain standards mandated by the U.S. Department of Housing and Urban Development and other federal agencies. These standards differ in several important respects from the standards for furnaces used in site-built residential homes. The aftermarket channel of distribution includes sales of both new and replacement air conditioning units and heat pumps and replacement furnaces. We believe that we have one major competitor in the manufactured housing furnace market, York International Corporation, which markets its products primarily under the “Coleman” name. We compete with most major industry manufacturers in the manufactured housing air conditioning market.
      We sell residential HVAC products for use in site-built homes through independently-owned distributors who sell to HVAC contractors. The site-built residential HVAC market is very competitive. In this market, we compete with, among others, Carrier Corporation (a subsidiary of United Technologies Corporation), Rheem Manufacturing Company, Lennox Industries, Inc., The Trane Company (a subsidiary of American Standard Inc.), York International Corporation and Goodman Manufacturing. We estimate that more than half of our sales of residential HVAC products in 2004 were attributable to the replacement market, which tends to be less cyclical than the new construction market.
      We compete in both the site-built and manufactured housing markets on the basis of breadth and quality of our product line, distribution, product availability and price. Although we believe that we compete favorably with respect to certain of these factors, most of our competitors have greater financial and marketing resources and certain competitors may enjoy greater brand awareness than we do.

Commercial HVAC Products
      We manufacture and sell HVAC systems that are custom-designed to meet customer specifications for commercial offices, manufacturing and educational facilities, hospitals, retail stores and governmental buildings. We design these systems primarily to operate on building rooftops (including large self-contained walk-in units) or on individual floors within a building, and to have cooling capacities ranging from 40 to 600 tons. We market our commercial HVAC products under the Governair®, Mammoth®, Temtrol®, Venmar®, Ventrol® and Webcotm brand names. Also, our subsidiary Eaton-Williams Group Limited manufactures and markets custom and standard air conditioning and humidification equipment throughout Western Europe under the Vapac®, Cubit®, Qualitair®, Edenaire®, Colmantm and Moduceltm brand names.
      The market for commercial HVAC equipment is divided into standard and custom-designed equipment. Standard equipment can be manufactured at a lower cost and therefore offered at substantially lower initial prices than custom-designed equipment. As a result, standard equipment suppliers generally have a larger share of the overall commercial HVAC market than custom-designed equipment suppliers, including us. However, because of certain building designs, shapes or other characteristics, we believe there are many applications for which custom-designed equipment is required or is more cost effective over the life of the building. Unlike standard equipment, our commercial HVAC equipment can be designed to match a customer’s exact space, capacity and performance requirements. Our packaged rooftop and self-contained walk-in equipment rooms maximize a building’s rentable floor space because this equipment is located outside the building. In addition, the manner of construction and timing of installation of commercial HVAC equipment can often favor custom-designed over standard systems. As compared with site-built and factory built HVAC systems, our systems are factory assembled according to customer specifications and then installed by the customer or third parties, rather than assembled on site, permitting extensive testing prior to shipment. As a result, our commercial systems can be installed later in the construction process than site-built systems, thereby saving the owner or developer construction and labor costs. We sell our commercial HVAC products primarily to contractors, owners and developers of commercial office buildings, manufacturing and educational facilities, hospitals, retail stores and governmental buildings. We seek to maintain strong relationships nationwide with design engineers, owners and developers, and the persons who are most likely to value the benefits and long-term cost efficiencies of our custom-designed equipment.
      We estimate that about 40% of our air conditioning and heating product commercial sales in 2004 came from replacement and retrofit activity, which typically is less cyclical than new construction activity and generally commands higher margins. We continue to develop product and marketing programs to increase penetration in the growing replacement and retrofit market.
      Our commercial products are marketed through independently-owned manufacturers’ representatives and approximately 325 sales, marketing and engineering professionals as of December 31, 2004. The independent representatives are typically HVAC engineers, a factor which is significant in marketing our commercial products because of the design intensive nature of the market segment in which we compete.
      We believe that we are among the largest suppliers of custom-designed commercial HVAC products in the United States. Our four largest competitors in the commercial HVAC market are Carrier Corporation, York International, McQuay International (a subsidiary of OYL Corporation), and The Trane Company. We compete primarily on the basis of engineering support, quality, design and construction flexibility and total installed system cost. Although we believe that we compete favorably with respect to some of these factors, most of our competitors have greater financial and marketing resources than we do and enjoy greater brand awareness. However, we believe that our ability to produce equipment that meets the performance characteristics required by the particular product application provides us with advantages that some of our competitors do not enjoy.
      Our air conditioning and heating products segment had 14 manufacturing plants and employed approximately 3,400 full-time people as of December 31, 2004, 163 of whom were covered by a collective bargaining agreement which expired in 2005. On June 15, 2005 our collective bargaining agreement (covering approximately 1.7% of our workforce as of April 2, 2005) with the International Brotherhood of Teamsters Local No. 970 at the Chaska, Minnesota location of our subsidiary Mammoth, Inc. expired. On June 22, 2005, however, the union members approved a new three year collective bargaining agreement expiring in 2008. We believe that our relationships with our employees are satisfactory.

General Considerations

Employees
      We employed approximately 7,700 persons at December 31, 2004.

Backlog
      Backlog expected to be filled during 2005 was approximately $144,900,000 at December 31, 2004 ($137,400,000 at December 31, 2003). Backlog is not regarded as a significant factor for operations where orders are generally for prompt delivery. While backlog stated for December 31, 2004 is believed to be firm, the possibility of cancellations makes it difficult to assess the firmness of backlog with certainty.

Research and Development
      Our research and development activities are principally new product development and represent approximately 1.7%, 1.5% and 1.4% of our consolidated net sales in 2004, 2003, and 2002, respectively.

Environmental Considerations
      See the discussion under the caption “— General Considerations — Legal Proceedings” for more information regarding the material effects that compliance with federal, state and local provisions regulating the discharge of materials into the environment may have upon capital expenditures, earnings and competitive position.

Patents and Trademarks
      We hold numerous design and process patents that we consider important, but no single patent is material to the overall conduct of our business. It is our policy to obtain and protect patents whenever such action would be beneficial to us. We own or license numerous trademarks that we consider material to the marketing of our products, including Broan®, NuTone®, Nautilus®, Venmar®, Guardian Plustm Air Systems, vanEE®, Best®, Governair®, Mammoth®, Temtrol®, Miller®, Intertherm®, Frigidaire®, Tappan®, Philco®, Kelvinator®, Gibson®, Westinghouse®, Maytag®, Ventrol®, Webcotm, Vapac®, Cubit®, Qualitair®, Edenaire®, Linear®, Channel Plus®, Open House®, Xantech®, Elan®, Via!®, SpeakerCraft®, Proficient Audio Systemstm, OSCO®, OmniMount®, M&S Systems® and Panamax®. We believe that our rights in these trademarks are adequately protected.

Raw Materials
      We purchase raw materials and most components used in our various manufacturing processes. The principal raw materials purchased by us are rolled sheet steel, formed and galvanized steel, copper, aluminum, plate mirror glass, various chemicals, paints and plastics.
      The materials, molds and dies, subassemblies and components purchased from other manufacturers, and other materials and supplies used in manufacturing processes have generally been available from a variety of sources. From time to time increases in raw material costs can affect future supply availability due in part to raw material demands by other industries. Whenever practical, we establish multiple sources for the purchase of raw materials and components to achieve competitive pricing, ensure flexibility and protect against supply disruption. We employ a company-wide material procurement strategy designed to reduce the purchase price of raw materials and purchased components. The strategy focuses on adopting world-class procurement practices to reduce the costs of purchased materials. We believe the use of world class strategic sourcing procurement practices will continue to enhance our competitive position by reducing costs from our vendors and limiting cost increases for goods and services in sectors experiencing rising prices.
      We are subject to significant market risk with respect to the pricing of our principal raw materials. If prices of these raw materials were to increase dramatically, we may not be able to pass such increases on to our customers and, as a result, gross margins could decline significantly. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus and incorporated herein by reference, for further discussion.

Working Capital
      The carrying of inventories to support customers and to permit prompt delivery of finished goods requires substantial working capital. Substantial working capital is also required to carry receivables. The demand for our products is seasonal, particularly in the Northeast and Midwest regions of the United States and in Canada where inclement weather during the winter months usually reduces the level of building and remodeling activity in both the home improvement and new construction markets. Certain of the residential product businesses in our air conditioning and heating products segment have in the past been more seasonal in nature than our other businesses’ product categories. As a result, the demand for working capital of our subsidiaries is greater from late in the first quarter until early in the fourth quarter. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” included elsewhere in this prospectus and incorporated herein by reference.

Website
      Our operating company’s (Nortek, Inc.) periodic and current reports are available on our website, www.nortek-inc.com, free of charge, as soon as reasonably practicable after such materials are filed with, or furnished to, the SEC.

Properties
      Set forth below is a brief description of the location and general character of the principal administrative and manufacturing facilities and other material real properties of our continuing operations, all of which we consider to be in satisfactory repair. All properties are owned, except for those indicated by an asterisk (*), which are leased under operating leases and those with a double asterisk (**), which are leased under capital leases.

		Approximate
Location(1)	Description	Square Feet

Residential Building Products Segment:
Union, IL	Manufacturing/Warehouse/Administrative	197,000	(2)
Hartford, WI	Manufacturing/Warehouse/Administrative	498,000	(4)
Mississauga, ONT, Canada	Manufacturing/Warehouse/Administrative	110,000
Sylmar, CA	Manufacturing/Administrative	18,000	*
Xixang, Bao An County, Shenzhen, PRC	Manufacturing/Warehouse/Administrative	142,000	*
Chaiwan, Hong Kong	Administrative	12,300	*
Fabriano, Italy	Manufacturing/Warehouse/Administrative	166,000
Cerreto D’Esi, Italy	Manufacturing/Warehouse/Administrative	140,000
Montefano, Italy	Manufacturing/Warehouse/Administrative	93,000	(2)
Cleburne, TX	Manufacturing/Warehouse/Administrative	212,000	(4)
Los Angeles, CA	Manufacturing/Administrative	177,000	*
Drummondville, QUE, Canada	Manufacturing/Warehouse/Administrative	76,000
Cincinnati, OH	Manufacturing/Warehouse/Administrative	836,000
Lexington, KY	Manufacturing/Warehouse/Administrative	40,000	*
Carlsbad, CA	Administrative	30,000	(2)
Riverside, CA	Manufacturing/Administrative	82,000	*
Casnovia, MI	Manufacturing/Warehouse/Administrative	23,000	*
Dallas, TX	Manufacturing/Warehouse/Administrative	68,000

		Approximate
Location(1)	Description	Square Feet

Phoenix, AZ	Manufacturing/Warehouse/Administrative	45,000	*
Petaluma, CA	Manufacturing/Warehouse/Administrative	16,000	*
Air Conditioning and Heating Products Segment:
St. Leonard d’Aston, QUE, Canada	Manufacturing/Administrative	95,000	*
O’Fallon, MO	Warehouse/Administrative	70,000	*
St. Peters, MO	Warehouse/Administrative	250,000	*
St. Louis, MO	Manufacturing/Warehouse	103,000	*(3)
Holland, MI	Manufacturing/Administrative	45,000	*
Boonville, MO	Manufacturing	250,000	(4)
Boonville, MO	Warehouse/Administrative	150,000	(2)
Tipton, MO	Manufacturing	50,000	(4)
Poplar Bluff, MO	Manufacturing/Warehouse	445,000	**
Dyersburg, TN	Manufacturing/Warehouse	368,000	**
Chaska, MN	Manufacturing/Administrative	230,000	*
Oklahoma City, OK	Manufacturing/Administrative	127,000	(4)
Okarche, OK	Manufacturing/Warehouse/Administrative	210,000	(4)
Saskatoon, Saskatchewan Canada	Manufacturing/Administrative	69,000	*
Springfield, MO	Manufacturing/Warehouse/Administrative	77,000	*
Anjou, QUE, Canada	Manufacturing/Administrative	122,000	*
Edenbridge, Kent, U.K	Manufacturing/Administrative	92,000	*
Fenton, Stoke-on-Trent, U.K	Manufacturing/Administrative	104,000	*
Other:
Providence, RI	Administrative	23,400	*

(1)	Certain locations may represent more than one property and the square footage includes all properties within that location.

(2)	These facilities are pledged as security under various subsidiary debt agreements. (See Note 6 of the Notes to the Consolidated Financial Statements included elsewhere in this prospectus.)

(3)	During 2003, we initiated restructuring activities related to the closure of two facilities in St. Louis, Missouri, in order to relocate the operations to other facilities. The relocation of operations was completed in 2004 and the closing of the sale of one of the facilities occurred on March 30, 2005. (See Note 13 of the Notes to the Consolidated Financial Statements included elsewhere prospectus.)

(4)	These facilities are pledged as security under Nortek’s senior secured credit facility.

Legal Proceedings
      We and our subsidiaries are subject to numerous federal, state and local laws and regulations, including environmental laws and regulations that impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of solid and hazardous wastes. We believe that we are in substantial compliance with the material laws and regulations applicable to us. We are involved in current, and may become involved in future, remedial actions under federal and state environmental laws and regulations which impose liability on companies to clean up, or contribute to the cost of cleaning up, sites at which their hazardous wastes or materials were disposed of or released. Such claims may relate to properties or business lines acquired by us after a release has occurred. In other instances, we may be partially liable under law or contract to other parties that have acquired businesses or assets from us for past practices relating to hazardous substances management. We believe that all such claims asserted against us, or such obligations incurred by us, will not have a material adverse effect upon our financial condition or results of operations. Expenditures in 2004, 2003 and 2002 to evaluate and remediate such sites were not material. However, we are presently unable to estimate accurately our ultimate financial exposure in connection with identified or yet to be identified remedial actions due among other reasons to: (i) uncertainties surrounding the nature and application of environmental regulations, (ii) our lack of information about additional sites to which it may be listed as a potentially responsible party or PRP, (iii) the level of clean-up that may be required at specific sites and choices concerning the technologies to be applied in corrective actions and (iv) the time periods over which remediation may occur. Furthermore, since liability for site remediation is joint and several, each PRP is potentially wholly liable for other PRP’s that become insolvent or bankrupt. Thus, the solvency of other PRP’s could directly affect our ultimate aggregate clean-up costs. In certain circumstances, our liability for clean-up costs may be covered in whole or in part by insurance or indemnification obligations of third parties.
      In addition to the legal matters described above, we and our subsidiaries are named as defendants in a number of legal proceedings, including a number of product liability lawsuits, incident to the conduct of our businesses.
      We do not expect that any of the above described proceedings will have a material adverse effect, either individually or in the aggregate, on our financial position, results of operations, liquidity or competitive position. (See Note 9 of the Notes to the Consolidated Financial Statements and Note I of the Notes to the Unaudited Condensed Consolidated Financial Statements, included elsewhere in this prospectus and incorporated herein by reference.)

MANAGEMENT
      NTK Holdings, Inc. is the sole stockholder of Nortek Holdings, Inc, which is the sole stockholder of Nortek, Inc. NTK Holdings, Inc. is a wholly-owned subsidiary of Investors LLC, whose members include affiliates of Thomas H. Lee Partners, L.P. and members of our senior management. Each member of the management committee of Investors LLC is also a director of NTK Holdings. For more information, see “Certain Relationships and Related Transactions — Securityholders Agreement.”
      The following table sets forth the names of our directors, their positions, ages and the year each of them became a director of NTK Holdings and Nortek:

			NTK Holdings	Nortek Director
Name	Position	Age	Director Since	Since

Richard L. Bready	Chairman, President and Chief Executive Officer	61	2004	1976
David B. Hiley	Director; Consultant to Nortek	67	2005	2003
Joseph M. Cianciolo	Director	66	2005	2003
Anthony J. DiNovi	Director	42	2005	2004
Kent R. Weldon	Director	38	2005	2004
David V. Harkins	Director	64	2005	2004
Jeffrey C. Bloomberg	Director	58	2005	2005
      Richard L. Bready has served as Chairman of the Board, Chief Executive Officer and President of NTK Holdings since November 2004 and of Nortek since December 1990. Mr. Bready joined Nortek as Treasurer in 1975 and was elected Director in 1976. Prior to joining Nortek, Mr. Bready was an independent financial consultant and an audit manager at a major public accounting firm.
      David B. Hiley has been a member of the Board of Directors of NTK Holdings since February 2005 and of Nortek since 2003 and has been a financial consultant, including a financial consultant to Nortek, since 1991. From April 1, 1998 through March 1, 2000, Mr. Hiley served as Executive Vice President and Chief Financial Officer of Koger Equity, Inc., a real estate investment trust. Prior to that, he was head of investment banking at Thomson McKinnon Securities. Mr. Hiley currently serves as a director of CRT Properties, Inc., which was formerly known as Koger Equity, Inc.
      Joseph M. Cianciolo has been a member of the Board of Directors of NTK Holdings since February 2005 and of Nortek since 2003. Mr. Cianciolo retired in June 1999 as the managing partner of the Providence, Rhode Island office of KPMG LLP. At the time of his retirement, Mr. Cianciolo had been a partner of KPMG LLP since 1970. Mr. Cianciolo currently serves as a director of United Natural Foods, Inc.
      Anthony J. DiNovi has been a member of the Board of Directors of NTK Holdings since February 2005 and of Nortek since August 27, 2004. Mr. DiNovi is a Managing Director of Thomas H. Lee Partners, L.P. Prior to joining Thomas H. Lee Partners, L.P. in 1988, Mr. DiNovi was in the corporate finance departments of Goldman, Sachs & Co. and Wertheim Schroder & Co., Inc. Mr. DiNovi currently serves as a director of American Media, Inc., Endurance Specialty Holdings, Inc., Eye Care Centers of America, Inc., FairPoint Communications, Inc., Michael Foods, Inc., National Waterworks, Inc., US LEC Corporation and Vertis, Inc.
      Kent R. Weldon has been a member of the Board of Directors of NTK Holdings since February 2005 and of Nortek since August 27, 2004. Mr. Weldon is a Managing Director of Thomas H. Lee Partners, L.P. Mr. Weldon was employed by Thomas H. Lee Partners, L.P. from 1991 until 1993 and has been employed by THL since 1995, when he rejoined the firm. Prior to joining Thomas H. Lee Partners, L.P., Mr. Weldon worked in the corporate finance department at Morgan Stanley & Co. Incorporated. Mr. Weldon currently serves as a director of FairPoint Communications, Inc., Michael Foods, Inc, Progressive Moulded Products, Ltd. and Syratech Corporation.

      David V. Harkins has been a member of the Board of Directors of NTK Holdings since February 2005 and of Nortek since August 27, 2004. Mr. Harkins has served as President of Thomas H. Lee Partners, L.P. for the past five years. Mr. Harkins also served briefly as the interim Chief Executive Officer of Conseco, Inc., an insurance and financial services company, from April 2000 until June 2000. Mr. Harkins currently serves as a director of Metris Companies, Inc., National Dentex Corporation, Syratech Corporation and New Refco Group Ltd., LLC.
      Jeffrey C. Bloomberg has been a member of the Board of Directors of NTK Holdings and the Nortek board since April 19, 2005. Mr. Bloomberg was previously a member of Nortek’s Board of Directors from January 9, 2003 to August 27, 2004. Mr. Bloomberg has served since 2001 in the Office of the Chairman of Gordon Brothers Group LLC, a company which assists retail and consumer goods companies in asset redeployment and providing capital solutions to middle market companies in the retail and consumer product industries. From 1994 to 2001, Mr. Bloomberg served as the President of Bloomberg Associates, an investment banking company. Mr. Bloomberg is a director of Tweeter Home Entertainment Group, Inc.
Executive Officers
      The following table sets forth the names of the executive officers of NTK Holdings, their positions, and ages:

Name	Position	Age

Richard L. Bready	Chairman, President and Chief Executive Officer	61
Almon C. Hall	Vice President and Chief Financial Officer	58
Edward J. Cooney	Vice President and Treasurer	58
Kevin W. Donnelly	Vice President, General Counsel and Secretary	50
Bryan L. Kelln	Vice President-Operations	39
      Messrs. Bready, Hall and Donnelly have served in the same or substantially similar executive positions with Nortek for at least the past five years and with NTK Holdings since February 10, 2005.
      Mr. Cooney served as Senior Vice President-Chief Financial Officer and Executive Vice President Sales and Marketing at Amtrol Inc. and as Chief Financial Officer at Speidel Inc. prior to joining Nortek in August 2001.
      On June 13, 2005, we appointed Bryan L. Kelln to the newly created position of Vice President-Operations. Prior to joining us, Mr. Kelln served as President of Jacuzzi, Inc.; as Operating Executive of The Jordan Company; as President and CEO of RockShox, Inc.; and as a Senior Vice President at General Cable Corporation. See “Executive Compensation — Employment Contracts and Termination of Employment and Change of Control Arrangements — Agreement with Bryan L. Kelln.”
      Executive officers are elected annually by our board of directors and serve until their successors are chosen and qualified. Our executive officers include only those officers who perform policy-making functions for NTK Holdings as a whole and have managerial responsibility for major aspects of our overall operations. A number of other individuals who serve as officers of our subsidiaries perform policy-making functions and have managerial responsibilities for the subsidiary or division by which they are employed, although not for NTK Holdings overall. Certain of these individuals could, depending on earnings of such unit, be more highly compensated than some executive officers of NTK Holdings.

EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table sets forth, on an accrual basis, information concerning the compensation for services to us and our subsidiaries for 2004, 2003 and 2002 of those persons who were, at December 31, 2004, our Chief Executive Officer and our other three most highly compensated executive officers (who together constitute all of our executive officers at December 31, 2004) and a former executive officer who was one of our most highly compensated executive officers in 2004, but was not serving as an executive officer on December 31, 2004.

					Long-Term Compensation

					Awards	Payouts
	Annual Compensation
					Securities
				Other Annual	Underlying	LTIP	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation(1)	Options	Payouts	Compensation(2)

Richard L. Bready(3)	2004	$2,833,333	$3,278,689	$66,858	—	—	$10,584,332
Chairman, President and	2003	2,500,000	5,000,000	295,351	1,869,149	—	127,331
Chief Executive Officer	2002	1,068,768	8,230,780	61,184	50,000	$2,586,489	1,012,214
Robert E.G. Ractliffe(4)	2004	$400,000	$—	$130,121	—	—	$653,048
Former Executive Vice	2003	600,000	532,380	105,669	167,000	—	465,445
President and Chief Operating	2002	600,000	500,000	—	15,000	$776,122	72,945
Officer
Almon C. Hall(3)	2004	$430,000	$725,000	—	—	—	$787,744
Vice President and Chief	2003	410,000	725,000	—	147,900	—	114,760
Financial Officer	2002	393,750	600,000	—	15,000	$776,122	42,447
Kevin W. Donnelly(3)	2004	$280,000	$350,000	—	—	—	$16,150
Vice President, General	2003	265,000	350,000	—	96,047	—	69,000
Counsel and Secretary	2002	252,000	450,000	—	10,000	$258,561	16,000
Edward J. Cooney	2004	$255,000	$250,000	—	—	—	$67,150
Vice President and Treasurer	2003	240,000	250,000	—	42,500	—	64,000
	2002	210,000	200,000	—	—	—	16,000

(1)	Except for Messrs. Bready and Ractliffe in 2004 and in 2003 and Mr. Bready in 2002, the aggregate amount of any compensation in the form of perquisites and other personal benefits paid in each of the years, based on our incremental cost, did not exceed the lesser of 10% of any executive officer’s annual salary and bonus or $50,000. The amount for Messrs. Bready and Ractliffe in 2004 includes $43,641 and $78,276, respectively, relating to personal use of automobiles provided by us and in 2003 includes $246,142 and $78,346, respectively, relating to installation of our products. The amount for Mr. Bready in 2002 includes $49,410 relating to personal use of automobiles provided by us.

(2)	The amounts in 2003, for each of Messrs. Bready and Hall, include premiums paid by us for split dollar life insurance agreements between us and each of them, of which $31,791 and $49 represent the term life portion of the premiums and $79,540 and $16,711 represent the non-term portion, in each case for Messrs. Bready and Hall, respectively. Subsequent to 2003, these agreements were terminated and upon the consummation of the THL Transactions, four “split dollar” life insurance policies with an aggregate cash surrender value of $8,598,749 held by us were transferred to Mr. Bready and one “split dollar” life insurance policy with a cash surrender value of $539,426 held by us was transferred to Mr. Hall.

Includes $639,518 and $231,168 paid to Messrs. Bready and Hall, respectively, in connection with “lump-sum” cash payments from the deferred compensation plan of Nortek that was terminated upon the consummation of the THL Transactions.

Includes $1,329,915 in loan forgiveness for Mr. Bready under a ten-year loan made to Mr. Bready by us in 1997. The entire balance was forgiven upon the consummation of the THL Transactions.

Includes change in control payments to Messrs. Ractliffe and Cooney of $120,000 and $51,000, respectively, made in 2004 in connection with the THL Transactions and for each of

Messrs. Ractliffe, Hall, Donnelly and Cooney, includes change in control payments of $120,000, $82,000, $53,000 and $48,000, respectively, made in 2003 in connection with the 2003 Recapitalization. See “Certain Relationships and Related Transactions — 2003 Recapitalization.”

Includes in 2004, $491,668 of severance benefits and $35,230 of unused vacation paid to Mr. Ractliffe in 2004. See “—Employment Contracts and Termination of Employment and Change in Control Arrangements — Agreement with Robert E.G. Ractliffe.” Includes in 2003, $329,445 in relocation expenses for Mr. Ractliffe.

Includes $6,150 in matching contributions by us in 2004 for Messrs. Bready, Ractliffe, Hall, Donnelly and Cooney under our 401(k) Savings Plan, which is a defined contribution retirement plan and $10,000 in profit sharing contributions by us in 2004 for each of Messrs. Bready, Hall, Donnelly and Cooney under the plan. Includes $6,000 in matching contributions and $10,000 in profit sharing contributions by us in 2003 and 2002 for each of Messrs. Bready, Ractliffe, Hall, Donnelly and Cooney under the plan.

(3)	On August 27, 2004, each of Messrs. Bready, Hall and Donnelly entered into amended and restated employment agreements with Nortek and Nortek Holdings. For more information, see “— Employment Contracts and Termination of Employment and Change in Control Arrangements — Amended and Restated Employment Agreement of Richard L. Bready” and “— Employment Contracts and Termination of Employment and Change in Control Arrangements — Amended and Restated Employment Agreements of Almon C. Hall and Kevin W. Donnelly.”

(4)	Mr. Ractliffe retired on August 26, 2005.
Options Sold or Surrendered in Connection with the THL Transactions
      Prior to the THL Transactions, members of Nortek management held stock options to purchase shares of common stock of the former Nortek Holdings issued to them under the former Nortek Holdings, Inc. 2002 Stock Option Plan. These members of Nortek management, who would have been entitled to receive cash payments upon consummation of the THL Transactions in respect of these options, instead sold a portion of those options to THL Buildco and surrendered the remainder of these options held by them for cancellation without immediate payment. In consideration for this cancellation of options without immediate payment these option holders received an equity interest in Investors LLC and, Nortek Holdings established a deferred compensation plan and credited for the account of each of these management participants under the plan a number of notional Class A units of Investors LLC equal in value to the value of the old stock options so cancelled. For purposes of the plan, the value of the stock options cancelled was equal to the excess of the fair market value of the stock underlying the options at the time of the THL Transactions over the aggregate exercise price of the options. The plan is a non-qualified, unfunded obligation of Nortek Holdings. Distributions to participants under the plan proportionately track distributions made to the Class A units of Investors LLC. In connection with the THL Transactions, the former Nortek Holdings, Inc. 2002 Stock Option Plan was terminated. See “— Employment Contracts and Termination of Employment and Change in Control Arrangements — Deferred Compensation Plan of Nortek Holdings” and “Certain Relationships and Related Transactions — Limited Liability Company Agreement of Investors LLC.”
Options Granted in Last Fiscal Year
      No stock options were granted to the named executive officers in 2004.

Aggregated Option Exercises in 2004 in connection with the THL Transactions

				Value of
			Aggregated Options	Aggregated Options
	Aggregated Options	Value	Cancelled for Equity	Cancelled for Equity
	Cancelled and	Realized	Units and Deferred	Units and Deferred
Name	Sold for Cash(1)	Upon Sale	Comp.(2)	Comp.(3)

Richard L. Bready	785,131	$56,772,806	1,048,018	$78,150,208
Robert E.G. Ractliffe	180,000	12,035,770	—	—
Almon C. Hall	63,939	4,623,440	83,961	6,031,210
Kevin W. Donnelly	44,569	3,224,573	51,478	3,697,418
Edward J. Cooney	21,224	1,527,838	21,276	1,527,838

(1)	Includes the number of shares of the former Nortek Holdings underlying such options held by the named executive officers pursuant to the former Nortek Holdings, Inc. 2002 Stock Option Plan sold by the named executive officers to THL Buildco in connection with the THL Transactions.

(2)	Includes the number of shares of the former Nortek Holdings underlying such options held by the named executive officers that were cancelled without immediate payment in exchange for deferred compensation under the 2004 Nortek Holdings, Inc. Deferred Compensation Plan and equity ownership units of Investors LLC.

(3)	Includes the value of the equity interest in Investors LLC and the deferred compensation received by each named executive officer as of the closing of the THL Transactions in consideration for the cancellation of options to purchase shares of former Nortek Holdings stock without immediate payment. On February 18, 2005, in connection with the 2005 dividend as described in “Certain Relationships and Related Transactions — 2005 Dividend”, Nortek Holdings made a distribution under its deferred compensation plan to the named executive officers, which reduced the value of each such named executive officer’s deferred compensation. (See “— Deferred Compensation Plan of Nortek Holdings.”)
Pension and Similar Plans
      Our qualified pension plan (the “Pension Plan”) was frozen as of December 31, 1995, and no further increases in benefits may occur as a result of increases in service or compensation. The benefit payable to a participant at normal retirement equals the accrued benefit as of December 31, 1995 and will be payable as a joint and 50% survivor annuity in the case of a married employee and as a single-line annuity in the case of an unmarried employee. The annual pension benefits entitled to be paid to the executive officers beginning at age 65 under the Pension Plan are as follows: Mr. Bready $160,922, Mr. Hall $52,163, Mr. Donnelly $15,574 and Mr. Ractliffe $7,004.
      Mr. Ractliffe is a participant in a Nortek supplemental executive retirement plan. Upon his resignation, the plan was amended to allow him to receive benefits as of September 1, 2006 with no reduction for early retirement. His annual pension benefit under this plan entitled to be paid to him beginning on September 1, 2006 is projected to be $181,416.
Employment Contracts and Termination of Employment and Change in Control Arrangements

Amended and Restated Employment Agreement of Richard L. Bready
      Upon the consummation of the THL Transactions, Mr. Bready’s existing employment agreement was amended and restated. As amended and restated, his agreement has an initial term commencing on August 27, 2004 and concluding on December 31, 2009, renewable thereafter for successive one-year terms unless Nortek and Nortek Holdings provide Mr. Bready with written notice of their intent not to renew the agreement at least 90 days prior to the end of the initial term or any successive term. The amended and restated employment agreement provides that during the employment term Mr. Bready will serve as Chairman and Chief Executive Officer of Nortek and Nortek Holdings.

      The amended and restated employment agreement provides that the basic annual salary for Mr. Bready during the employment term will be not less than $3,500,000, subject to increase at the board of directors’ discretion. Mr. Bready was paid a cash performance bonus award under the amended and restated employment agreement for the period beginning on January 1, 2004 and ending on the closing date of the THL Transactions of approximately $3,300,000. Mr. Bready will not be eligible for any cash performance bonus awards for any period subsequent to the closing date of the THL Transactions, unless the board in its sole discretion determines otherwise. In addition, Mr. Bready is entitled to receive all other benefits, including medical and dental plan participation, generally available to executive personnel. Mr. Bready also is entitled to two automobiles and reimbursement of associated costs and the use, or reimbursement of the cost, of private aircraft transportation for business travel and up to 50 hours per year of personal travel. Under the amended and restated employment agreement, Mr. Bready received one-third of the 70,767.07 Class C-1 units and Class C-2 units initially authorized by Investors LLC. For more information on the allocation of units initially authorized by Investors LLC, please see “Certain Relationships and Related Transactions — Limited Liability Company Agreement of Investors LLC.”
      Under the amended and restated employment agreement, if the employment of Mr. Bready is terminated:

•	by Nortek and Nortek Holdings without “cause,” as defined in the amended and restated employment agreement,

•	by Mr. Bready for “good reason,” as defined in the amended and restated employment agreement,

•	as a result of any notice from Nortek and Nortek Holdings not to renew his employment as described above, or

•	as a result of his disability or death,
then Nortek and Nortek Holdings are obligated to provide Mr. Bready or, in the event of death, his designated beneficiary or estate, severance pay at the rate of $1,750,000 per year and other specified benefits and perquisites, including long-term disability insurance, for the period equal to the longer of:

•	one year from the date of such termination, or

•	the remaining period of the initial employment term.
      Under the amended and restated employment agreement, (i) if Mr. Bready’s employment is terminated by Nortek and Nortek Holdings without cause, or as a result of non-renewal by Mr. Bready for good reason or as a result of disability, he will be prohibited from competing with Nortek and Nortek Holdings for the longer of one year or the period from the date of termination through December 31, 2009 and (ii) if Mr. Bready’s employment is terminated by Nortek and Nortek Holdings with cause or as a result of resignation without good reason, he will be prohibited from competing with Nortek and Nortek Holdings for one year.
      Under the amended and restated employment agreement, following the termination of employment of Mr. Bready for any reason, Nortek and Nortek Holdings are required to provide, at no additional cost to Mr. Bready, up to $1,000,000 (not including any additional tax gross-up payment as described below) in lifetime medical coverage to Mr. Bready, his spouse and dependents. In lieu of lifetime medical coverage, Mr. Bready or his spouse may request a lump-sum payment in an amount to be established by the board of directors as reasonably sufficient to provide such coverage. Nortek and Nortek Holdings are also required to make a “gross-up” payment to Mr. Bready to cover any and all state and federal income taxes that may be due as a result of the provision of such lifetime medical coverage or lump-sum payment.
      If it is determined that any payment or benefit provided by Nortek, Nortek Holdings or any of their predecessors to Mr. Bready under his amended and restated employment agreement or any other agreement or plan, whether paid before or after the date of his amended and restated employment agreement, is subject to the 20% excise tax imposed by Section 4999 of the Internal Revenue Code, Nortek and Nortek Holdings are required to make an additional lump-sum “gross-up” payment to

Mr. Bready sufficient, after giving effect to all federal, state and other taxes and charges with respect to that payment, to restore him to the same after-tax position that he would have been in if the excise tax had not been imposed.
      Pursuant to Mr. Bready’s amended and restated employment agreement, the outstanding principal balance (and accrued interest thereon) totaling $1,329,915 of a ten-year loan made to Mr. Bready by Nortek in 1997 in the original principal amount of $3,000,000 was forgiven upon consummation of the THL Transactions. Upon consummation of the THL Transactions, four “split dollar” life insurance policies, with an aggregate cash surrender value of $8,598,749, held by Nortek were transferred to Mr. Bready. Also upon consummation of the THL Transactions, Mr. Bready received a lump-sum cash payment in the amount of $639,518 in respect of obligations by Nortek under a deferred compensation agreement.

Amended and Restated Employment Agreements of Almon C. Hall and Kevin W. Donnelly
      Upon the consummation of the THL Transactions, the existing employment agreements of Messrs. Hall and Donnelly were amended and restated. Each such amended and restated employment agreement is on terms substantially similar to the prior employment agreements of Messrs. Hall and Donnelly and substantially similar to each other, except as otherwise noted below. Each such amended and restated employment agreement became effective upon the consummation of the THL Transactions and remains effective until the termination of the employee’s employment. The amended and restated employment agreements provide that Mr. Hall will serve as Vice President and Chief Financial Officer of Nortek and Nortek Holdings and that Mr. Donnelly will serve as Vice President, General Counsel and Secretary of Nortek and Nortek Holdings.
      The amended and restated employment agreement for Mr. Hall provides that the basic annual salary for Mr. Hall is not less than $430,000. The amended and restated employment agreement for Mr. Donnelly provides that the basic annual salary for Mr. Donnelly is not less than $280,000. Messrs. Hall and Donnelly are also eligible for incentive compensation in each year of the employment period as recommended by the Chief Executive Officer of Nortek and approved by the compensation committee of the board of directors of Nortek Holdings. In addition, Messrs. Hall and Donnelly are entitled to receive all other benefits, including medical and dental plan participation, generally available to Nortek executive personnel. Messrs. Hall and Donnelly are also entitled to reimbursement of the costs of automobile transportation for personal and business use consistent with their employment agreements prior to the THL Transactions. Messrs. Hall and Donnelly were also issued approximately 4,246 and 2,830 Class C Units of Investors LLC, respectively.
      Under each amended and restated employment agreement, if employment is terminated:

•	by Nortek and Nortek Holdings without “cause,” as defined in the amended and restated employment agreement,

•	by the employee for “good reason,” as defined in the amended and restated employment agreement, or

•	as a result of the employee’s death or disability,
then Nortek and Nortek Holdings are obligated to provide the employee or, in the event of death, his designated beneficiary or estate, severance pay and other specified benefits and perquisites, including long-term disability insurance, for the period equal to the longer of:

•	two years from the date of termination, or

•	three years from the closing date of the THL Transactions.
      Under each amended and restated employment agreement annual severance pay for the employee is equal to his annual salary as of the date of termination plus the highest amount of bonus or incentive compensation, exclusive of the Nortek 1999 equity performance plan, paid or payable in cash to the employee in any one of the three calendar years immediately prior to the completion of the THL Transactions or, if higher, the three calendar years immediately prior to such termination.
      Under each amended and restated employment agreement, (i) if the employment of the employee is terminated by Nortek and Nortek Holdings without cause, by the employee for good reason or as a result of disability, the employee will be prohibited from competing with Nortek and Nortek Holdings for the longer of the period of two years from the date of termination or three years from the closing of the THL Transactions and (ii) if the employment of the employee is terminated by Nortek and Nortek Holdings with cause or by the employee as a result of resignation without good reason, the employee will be prohibited from competing with Nortek and Nortek Holdings for one year.
      Under each such amended and restated employment agreement, following the termination of employment of the employee for any reason, Nortek and Nortek Holdings are required to provide, at no additional cost to the employee, up to $1,000,000 (not including any additional tax gross-up payments as described below) in lifetime medical coverage to the employee, his spouse and dependents. In lieu of lifetime medical coverage, at or following the date of termination or a “change in control,” as defined in the amended and restated employment agreement, the employee or his spouse may request a lump-sum payment in an amount established by the board of directors as reasonably sufficient to provide such coverage, but not less than $650,000 (not including any additional tax gross-up payment as described in the following sentence). Nortek and Nortek Holdings are also required to make “gross-up” payments to these employees to cover any and all state and federal income taxes that may be due as a result of the provision of such lifetime medical coverage or lump-sum payment. If it is determined that any payment or benefit provided by Nortek, Nortek Holdings or any of their predecessors to either of Messrs. Hall or Donnelly, under his respective amended and restated employment agreement or any other agreement or plan, whether paid before or after the date of their respective amended and restated employment agreements, is subject to the 20% excise tax imposed by Section 4999 of the Internal Revenue Code, Nortek and Nortek Holdings are required to make an additional lump-sum “gross-up” payment to the employee sufficient, after giving effect to all federal, state and other taxes and charges with respect to such payment, to restore him to the same after-tax position that he would have been in if the excise tax had not been imposed.
      Upon consummation of the THL Transactions, a “split dollar” life insurance policy, with a cash surrender value of $539,426, held by Nortek was transferred to Mr. Hall. Also upon consummation of the THL Transactions, Mr. Hall received a lump-sum cash payment in the amount of $232,168 in respect of obligations by Nortek under a deferred compensation agreement.

Consulting Agreement with David B. Hiley
      Upon the consummation of the THL Transactions, Nortek and Nortek Holdings entered into a consulting agreement with Mr. Hiley. Under the agreement, Nortek and Nortek Holdings continued to engage Mr. Hiley as a consultant through December 31, 2004 at a fee of $16,667 per month and paid a discretionary year-end bonus of $300,000. Nortek and Nortek Holdings also agreed to provide Mr. Hiley with a service bonus in the amount of $1,000,000 following the completion of his consulting services on December 31, 2004, which was paid on January 3, 2005. Nortek and Nortek Holdings also agreed that following the conclusion of his consulting services, and continuing for so long thereafter as he remains a member of the board of directors of Nortek and Nortek Holdings, Mr. Hiley is entitled to receive such compensation (cash and/or equity) as is provided by Nortek and Nortek Holdings to their non-management directors.

Agreement with Robert E.G. Ractliffe
      On August 26, 2004, Nortek and the former Nortek Holdings entered into a separation agreement with Mr. Ractliffe, Nortek’s former Executive Vice President and Chief Operating Officer, by which his employment ended on that date. Under the agreement, Mr. Ractliffe’s supplemental executive retirement plan was amended to permit him to receive benefits as of September 1, 2006 with no reduction for early retirement. In addition, under Nortek’s Change of Control Severance Benefit Plan for Key Employees, Mr. Ractliffe received a payment of $120,000 (20% of his salary) in connection with the THL Transactions and is entitled to receive severance payments in the amount of $122,917 per month for 24 months as well as the continuation of certain benefits, or a lump sum in lieu thereof, for that period. Mr. Ractliffe has agreed not to compete with the business of Nortek, Nortek Holdings or any of its subsidiaries for four years from the date his employment with Nortek and Nortek Holdings ended. Also, Mr. Ractliffe agreed that in the THL Transactions he would surrender all of his equity interests in the former Nortek Holdings in exchange for cash. Mr. Ractliffe was paid $13,112,300 for his equity interests in connection with the THL Transactions.

Agreement with Bryan L. Kelln
      On May 23, 2005, Nortek entered into an employment agreement with Mr. Bryan L. Kelln. Under the terms of the agreement, Mr. Kelln will serve as Vice President-Operations of Nortek. The agreement provides that the basic annual salary for Mr. Kelln will be $400,000 per year, subject to annual review for increases. He is also eligible for an incentive bonus of up to one hundred percent of his base salary with a minimum guaranteed bonus of $175,000 for 2005. In addition, Mr. Kelln is entitled to receive other benefits generally available to executive personnel, including reimbursement of relocation costs, medical and dental plan participation, disability insurance, and a company car. Mr. Kelln will also receive 1,500 Class C-1 units and 3,000 Class C-2 units representing membership interests in Investors LLC. The C-1 units vest pro rata on a quarterly basis over three years. If the employment of Mr. Kelln is terminated by Nortek without cause in the first two years of his employment, he is entitled to receive severance pay in the amount of six months base salary.

Second Amended and Restated Change in Control Severance Benefit Plan
      Nortek has a retention plan for certain of its key employees and consultants which provides that, in consideration of each covered individual agreeing not to voluntarily terminate his employment or service as a consultant, if there is an attempted change of control, as that term is defined in the plan of Nortek, the individual will be entitled to an immediate payment equal to 20% of his base annual salary within 30 days following the THL Transactions, and, if, within the 24 month period following the change of control, the employment or engagement of the individual is terminated by Nortek for any reason or by the individual by reason of a material adverse change in the terms of employment or service as a consultant as provided in the plan, the individual also will be entitled at the time of termination to severance pay for a period of 24 months following termination at an annual rate equal to his base annual salary plus the highest amount of bonus or incentive compensation paid or payable to him for any one of the three preceding calendar years, and to continued medical, life insurance and other benefits for the 24 month period (or a payment of an amount equal to the cost of providing these benefits). Messrs. Bready, Hall, Donnelly and Hiley are not currently participants under this plan. Edward J. Cooney, Nortek’s Vice President and Treasurer is currently among the participants under the plan.
      At the closing of the THL Transactions, Nortek made cash payments in an aggregate amount equal to $311,000 to participants under the plan, including $51,000 to Mr. Cooney and $40,000 to Mr. Hiley. In addition, in the event of the termination of employment of Mr. Cooney within 24 months following the closing date of the THL Transactions, he will be entitled to severance benefits under the plan as described above. Mr. Hiley has agreed to forego all payments owing to him under the plan in connection with the termination of his engagement as a consultant to Nortek in consideration of the $1,000,000 payment made to him in January 2005 as described above in “Employment Contracts and Termination of Employment and Change in Control Arrangements — Consulting Agreement with David B. Hiley.”
      Upon closing of the THL Transactions, the retention plan was amended by deleting the provisions providing for immediate payment of any amount upon a change of control. The provisions of the plan relating to the payment of severance and continuation of benefits upon termination following a change of control remain in effect.

Deferred Compensation Plan of Nortek Holdings
      In connection with the THL Transactions, members of Nortek management became participants in a newly adopted deferred compensation plan of Nortek Holdings. These management participants, who would have been entitled to receive cash payments upon consummation of the THL Transactions in respect of all options previously granted to them under the former Nortek Holdings, Inc. 2002 Stock Option Plan, instead sold a portion of those options to THL Buildco and surrendered the remainder of the options held by them for cancellation without immediate payment. In consideration for this cancellation of options without immediate payment, Nortek Holdings established this deferred compensation plan and credited for the account of each of these management participants under the plan a notional amount equal to the value of the old stock options so cancelled. For purposes of the plan, the value of the stock options cancelled equals the excess of the value of the stock underlying the options at the time of the THL Transactions over the aggregate exercise price of the options. The plan is a non-qualified, unfunded obligation of Nortek Holdings. Distributions to participants under the plan track proportionate distributions to those made to the Class A units of Investors LLC. The maximum aggregate amount of distributions that are payable to any participant under the plan equals the total value of the stock options surrendered by the participant for cancellation without payment, or an aggregate of approximately $111,800,000 for all participants. The maximum amounts of distributions that are payable to each of the named executive officers and directors are: Mr. Bready, $78,150,208; Mr. Hall, $6,031,210; Mr. Donnelly, $3,697,418; Mr. Cooney, $1,527,838; Mr. Hiley, $988,013; and Mr. Cianciolo, $359,050. In connection with the 2005 dividend as described in “Certain Relationships and Related Transactions — 2005 Dividend”, payments were made under the plan to the named executive officers and directors, which reduced the maximum amounts of distributions for each of the named executive officers and directors, as follows: Mr. Bready, $40,376,422; Mr. Hall $3,116,034; Mr. Donnelly, $1,910,278; Mr. Cooney, $789,361; Mr. Cianciolo, $185,504 and Mr. Hiley, $510,457. The payments to our executive officers, directors and all other participants under the plan furthermore reduced the aggregate maximum amount payable under the plan to approximately $54,100,000 for all participants.
Director Compensation
      For their services as directors, our directors who are not officers, employees or consultants of Nortek or its subsidiaries, or of Thomas H. Lee Partners, L.P., receive directors’ fees from us. The fees payable to those directors are a $50,000 annual retainer, payable quarterly in advance, a $1,500 per meeting ($1,000 if director participates by telephone) fee and a $1,000 per committee meeting ($750 if director participates by telephone) fee.
Compensation Committee Interlocks and Insider Participation
      From January 1, 2003 through the completion of the 2003 Recapitalization on January 9, 2003, the Compensation Committee of our board of directors consisted of William I. Kelly and Phillip L. Cohen. After January 9, 2003 and through August 27, 2004, our board’s Compensation Committee consisted of Mr. Bready and Mr. Berney, a former member of the board of directors who resigned from the board of directors on August 27, 2004. Mr. Bready and Mr. DiNovi are currently the members of our board’s Compensation Committee. The committee determines compensation of our executive officers other than Mr. Bready. Mr. Bready’s compensation is determined by the full board of directors.
Audit Committee Financial Expert
      Our board of directors has an audit committee currently comprised of Joseph M. Cianciolo and David B. Hiley. Although we are not a “listed issuer” within the meaning of Rule 10A-3 under the Exchange Act, our board of directors has determined that Mr. Cianciolo would be considered an “independent” director within the meaning of the rules of the New York Stock Exchange for listed companies and within the meaning of Rule 10A-3 under the Exchange Act. In addition, Mr. Cianciolo is an audit committee financial expert as that term is used in Item 401(h)(2) of Regulation S-K adopted by the Securities and Exchange Commission.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      NTK Holdings is a wholly-owned direct subsidiary of Investors LLC. The following table sets forth information regarding the beneficial ownership, as of June 27, 2005, of outstanding membership interests, or units, of Investors LLC by: (i) each person or group known to us to own more than five percent of the Class B units of Investors LLC, (ii) each member of the management committee of Investors LLC (the composition of which is identical to the board of directors of NTK Holdings) and each of our named executive officers and (iii) all members of the Investors LLC management committee and our executive officers as a group.
      The outstanding membership interests of Investors LLC consist of 361,841.07 non-voting Class A units (not including “notional” Class A units allocated to members of our senior management), 473,595.10 voting Class B units and 68,052.42 non-voting Class C units. The Class C units are divided into two series: Class C-1 time-vesting units and Class C-2 performance-vesting units. The relative rights and preferences of the Class A units, Class B units and Class C units are described in “Certain Relationships and Related Transactions — Limited Liability Company Agreement of Investors LLC.” A Securityholders Agreement governs the exercise of voting rights with respect to the Class B units of Investors LLC as described in “Certain Relationships and Related Transactions — Securityholders Agreement.” Unless otherwise noted, to our knowledge, each of the persons listed below has sole voting and investment power as to the units shown. Beneficial ownership has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act.

	Number of	Percentage of	Number of	Percentage of	Number of	Percentage of
	Class A	Class A	Class B	Class B	Class C	Class C
Name and Address	Units	Units	Units	Units	Units(1)	Units(2)

Principal Securityholders:
Thomas H. Lee Partners, L.P. and affiliates(3)	360,800.02	76.18%	360,800.02	76.18%	—	—
Management Committee Members and Named Executive Officers:
Richard L. Bready(4)†‡	78,150.21	16.50%	78,150.21	16.50%	23,586.66	34.66%
Joseph M. Cianciolo(4)†	359.05	*	359.05	*	530.76	*
Edward J. Cooney(4)‡	1,527.84	*	1,527.84	*	2,123.01	3.12%
Anthony J. DiNovi(3)†	—	—	—	—	—	—
Kevin W. Donnelly(4)‡	3,697.42	*	3,697.42	*	2,830.68	4.16%
Almon C. Hall(4)‡	6,031.21	1.27%	6,031.21	1.27%	4,246.02	6.24%
David V. Harkins(3)†	—	—	—	—	—	—
David B. Hiley(4)†	988.01	*	988.01	*	1,061.51	1.56%
Kent R. Weldon(3)†	—	—	—	—	—	—
Jeffrey C. Bloomberg†	538.58	*	538.58	*	—	—
All management committee members and executive officers as a group (9 persons)(4)	91,292.32	19.28%	91,292.32	19.28%	38,878.64	57.13%

*	Less than 1%

†	Director

‡	Named executive officer

(1)	Includes Class C-1 units that will vest within sixty (60) days after June 27, 2005 for each of the named individuals for the following amounts: Mr. Bready, 2,620.74; Mr. Cianciolo, 58.97; Mr. Cooney, 235.89; Mr. Donnelly, 314.52; Mr. Hall, 471.78; and Mr. Hiley, 117.95. Includes Class C-1 units that have not vested and will not vest within sixty (60) days after June 27, 2005 for each of the named individuals for the following amounts: Mr. Bready, 5,241.48; Mr. Cianciolo, 117.95;

Mr. Cooney, 471.78; Mr. Donnelly, 629.04; Mr. Hall, 943.56; and Mr. Hiley, 235.89. Includes Class C-2 units that have not vested for each of the named individuals for the following amounts: Mr. Bready, 15,724.44; Mr. Cianciolo, 353.83; Mr. Cooney, 1,415.34; Mr. Donnelly, 1,887.12; Mr. Hall, 2,830.68; and Mr. Hiley, 707.67. There are currently no outstanding vested Class C-2 units. See “Certain Relationships and Related Transactions — Limited Liability Company Agreement of the Investors LLC.”

(2)	Includes both vested and unvested Class C-1 units and Class C-2 units.

(3)	Includes interests owned by each of Thomas H. Lee Equity Fund V, L.P., Thomas H. Lee Parallel Fund V, L.P., Thomas H. Lee Equity (Cayman) Fund V, L.P., Putnam Investments Holdings, LLC, Putnam Investments Employees’ Securities Company I, LLC, Putnam Investments Employees’ Securities Company II, LLC, 1997 Thomas H. Lee Nominee Trust, and Thomas H. Lee Investors Limited Partnership. Thomas H. Lee Equity Fund V, L.P., Thomas H. Lee Parallel Fund V, L.P. and Thomas H. Lee Equity (Cayman) Fund V, L.P. are Delaware limited partnerships, whose general partner is THL Equity Advisors V, LLC, a Delaware limited liability company. Thomas H. Lee Advisors, LLC, a Delaware limited liability company, is the general partner of Thomas H. Lee Partners, L.P., a Delaware limited partnership, which is the sole member of THL Equity Advisors V, LLC. Thomas H. Lee Investors Limited Partnership is a Massachusetts limited partnership, whose general partner is THL Investment Management Corp., a Massachusetts corporation. The 1997 Thomas H. Lee Nominee Trust is a trust with US Bank, N.A. serving as Trustee. Thomas H. Lee, a managing director of Thomas H. Lee Partners, L.P. has voting and investment control over common shares owned of record by the 1997 Thomas H. Lee Nominee Trust. David V. Harkins, Anthony J. DiNovi and Kent R. Weldon are managing directors of Thomas H. Lee Partners, L.P. Each of Messrs. Harkins, DiNovi and Weldon may be deemed to beneficially own member units of Investors LLC held of record by Thomas H. Lee Equity Fund V, L.P., Thomas H. Lee Parallel Fund V, L.P., Thomas H. Lee Equity (Cayman) Fund V, L.P. and Thomas H. Lee Investors Limited Partnership. Each of these individuals disclaims beneficial ownership of these units except to the extent of their pecuniary interest therein. The address of Thomas H. Lee Equity Fund V, L.P., Thomas H. Lee Parallel Fund V, L.P., Thomas H. Lee Equity (Cayman) Fund V, L.P., Thomas H. Lee Investors Limited Partnership, the 1997 Thomas H. Lee Nominee Trust, Anthony J. DiNovi, David V. Harkins and Kent R. Weldon is 100 Federal Street, Boston, MA 02110. Putnam Investments Holdings LLC, Putnam Investments Employees’ Securities Company I, LLC and Putnam Investments Employees’ Securities Company II, LLC each disclaims beneficial ownership of any securities other than the securities held directly by such entity. The address for the Putnam entities is One Post Office Square, Boston, MA 02109.

(4)	With respect to the “Number of Class A Units”, represents “notional” Class A units allocated to such persons pursuant to the 2004 Nortek Holdings, Inc. Deferred Compensation Plan. See “Executive Compensation — Deferred Compensation Plan of Nortek Holdings and “Certain Relationships and Related Transactions — Limited Liability Company Agreement of Investors LLC.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
2003 Recapitalization
      On January 9, 2003, the former Nortek Holdings completed a recapitalization transaction which resulted in the acquisition of the former Nortek Holdings by affiliates of Kelso and certain members of our management. We refer to this recapitalization and the related transactions in this prospectus as the “2003 Recapitalization.” Pursuant to the terms of Exchange Agreements by and among Nortek, the former Nortek Holdings and each of Richard L. Bready, Robert E.G. Ractliffe and Edward J. Cooney, such directors and executive officers received amounts in connection with the 2003 Recapitalization as follows: Mr. Bready, $17,166,372; Mr. Ractliffe, $556,048; and Mr. Cooney, $193,125. Immediately after the 2003 Recapitalization, affiliates of Kelso held approximately 79.4% of the fully-diluted equity of the former Nortek Holdings, and Nortek’s directors and executive officers held approximately 18.4% (with approximately 16.0% held by Mr. Bready). In addition, in connection with the 2003 Recapitalization, our directors and executive officers received payments in respect of the termination of Nortek’s Supplemental Executive Retirement Plan as follows: Mr. Bready, $73,658,948; Mr. Hall, $8,563,677; and Mr. Donnelly $3,156,380; and payments under Nortek’s retention plan as follows: Mr. Cooney, $48,000; Mr. Donnelly, $53,000; Mr. Hall, $82,000; Mr. Hiley, $30,000; and Mr. Ractliffe, $120,000. See “Executive Compensation — Pension and Similar Plans” and “Executive Compensation — Employment Contracts and Termination of Employment and Change in Control Arrangements” above. Mr. Hiley received a fee of $3,000,000 in connection with the 2003 Recapitalization.
2003 Dividend
      On November 26, 2003, the former Nortek Holdings declared a cash dividend of $35.00 per share on each outstanding share of capital stock totaling approximately $298,474,000 which was paid to the former Nortek Holdings’ shareholders in the fourth quarter of 2003. Option holders of the rollover options received a cash distribution of approximately $41,600,000, which was treated as a charge to additional paid-in capital in the accompanying consolidated statement of stockholder’s investment. The distribution to each individual option holder of the rollover options was equal to the number of shares held multiplied by the lesser of (i) $35 per share or (ii) $46 per share minus the amount per share the exercise price was reduced. In conjunction with this shareholder distribution, the former Nortek Holdings adjusted the exercise price of all of the rollover options to equal $10.50 per share and all of the other options to purchase Class A stock to equal $11.00 per share.
2005 Dividend
      On February 18, 2005, NTK Holdings declared a cash dividend of $186,970,194.50 to be paid to NTK Holdings’ sole stockholder, Investors LLC. In turn, Investors LLC authorized a distribution of $186,970,194.50 to the equity holders of Investors LLC in accordance with the terms of the LLC Agreement by and among Investors LLC and its members. The result was a cash payment of $516.65 per unit of Investors LLC. In addition, on February 18, 2005, NTK Holdings contributed $57,737,885.51 to Nortek Holdings for the purpose of making payments under the 2004 Nortek Holdings, Inc. Deferred Compensation Plan. Payments under the plan were made to the named executive officers and directors as follows: Mr. Bready, $40,376,422; Mr. Hall, $3,116,034; Mr. Donnelly, $1,910,278; Mr. Cooney, $789,361; Mr. Cianciolo, $185,504; and Mr. Hiley, $510,457.
The THL Transactions
      On August 27, 2004, THL Buildco purchased all of the outstanding capital stock of the former Nortek Holdings pursuant to the Stock Purchase Agreement among THL Buildco, THL Buildco Holdings and the stockholders of the former Nortek Holdings, dated July 15, 2004. Immediately upon the completion of this acquisition, THL Buildco was merged with and into the former Nortek Holdings, with the former Nortek Holdings continuing as the surviving corporation, and the former Nortek Holdings was then merged with and into Nortek with Nortek continuing as the surviving corporation and a wholly-owned subsidiary of THL Buildco Holdings. THL Buildco Holdings was then renamed Nortek Holdings, Inc. (referred to in this prospectus as “Nortek Holdings”). Nortek Holdings is a wholly-owned subsidiary of NTK Holdings, which is a wholly-owned subsidiary of Investors LLC. In connection with this acquisition, members of Nortek management reinvested a portion of their equity interest in the former Nortek Holdings and received equity interests in Investors LLC and interests in a deferred compensation plan established by Nortek Holdings. See “Executive Compensation — Deferred Compensation Plan of Nortek Holdings.”
Limited Liability Company Agreement of Investors LLC
      Upon the consummation of the THL Transactions, the holders of units in Investors LLC entered into a limited liability company agreement. In February 2005 the limited liability company agreement was amended to reflect the formation of NTK Holdings. The limited liability company agreement of Investors LLC authorizes Investors LLC to issue three classes of limited liability company interests designated as Class A units, Class B units and Class C units.
      A management committee elected by holders of the Class B units of Investors LLC has the exclusive authority to manage and control the business and affairs of Investors LLC. The management committee’s size and composition is determined in accordance with the provisions of a Securityholders Agreement, which states that the management committee initially will consist of six managers. See “— Securityholders Agreement.”
      All distributions of property by Investors LLC are made first to the holders of Class A units and Class B units until such holders receive a return of all their invested capital in respect of their units, second, to the holders of Class C units until such holders receive any amounts from any prior distribution that they would have received in such prior distribution with respect to Class C units that have vested since the time of such prior distribution had such Class C units been vested at the time of such prior distribution; and thereafter to the holders of Class B units and Class C units (to the extent the Class C units are vested at the time of such distribution, as discussed below) proportionately based on the number of Class B units and vested Class C units held by such holders.
      The Class C units are divided into two series: Class C-1 time-vesting units and Class C-2 performance-vesting units. One-third of the total number of Class C units is designated as time-vesting units and two-thirds of the total number of Class C units is designated as performance-vesting units. The Class C units are issued to officers, directors, employees and consultants of Nortek Holdings and its subsidiaries as determined by the management committee of Investors LLC.
      The Class C-1 time-vesting units vest over a three-year period on a quarterly basis in equal amounts. The vesting of the Class C-1 time-vesting units will be accelerated and such units will become fully vested if:

•	Investors LLC has sold 90% of the capital stock of NTK Holdings held by it in exchange for cash or marketable securities, or

•	following an initial public offering of equity securities of Investors LLC or its subsidiaries, Investors LLC has distributed 90% of the capital stock of NTK Holdings to the unit holders of Investors LLC and the unit holders of Investors LLC that are affiliated with Thomas H. Lee Equity Fund V, L.P. have distributed such shares of capital stock to their limited partners or members.
      In addition, the Class C-1 time-vesting units will become fully vested upon a liquidity event that results in the Class C-2 performance-vesting units becoming fully vested. The Class C-2 performance-vesting units will vest only in connection with certain liquidity events and only upon and to the extent of satisfaction in connection with such liquidity events of minimum internal rate of return and multiple of investment hurdles relating to the Class A and Class B units held by Thomas H. Lee Equity Fund V, L.P. and its affiliates. Unvested Class C units will be subject to forfeiture in the event of termination of the employment or engagement of the holder of such Class C units.

      In addition, as described under “Executive Compensation — Deferred Compensation Plan of Nortek Holdings” as distributions are made to holders of Class A units, management participants in Nortek Holdings’ new deferred compensation plan will be entitled to receive from Nortek Holdings corresponding amounts in respect of the notional Class A units credited to their deferred compensation accounts.
Securityholders Agreement
      Upon the consummation of the THL Transactions, Investors LLC and the holders of its Class A, Class B and Class C units entered into a securityholders agreement. In February 2005 NTK Holdings became a party to the securityholders agreement.
      Under the securityholders agreement, the management committee of Investors LLC will consist of not less than five and not more than eleven managers, as from time to time determined by Thomas H. Lee Equity Fund V, L.P. and its affiliates. The management committee initially will consist of six managers. Under the terms of the securityholders agreement, for so long as Richard L. Bready is the holder of five percent or more of the outstanding Class B Units and Class C Units of Investors LLC or the fully diluted equity of any successor entity, Mr. Bready will be entitled to designate two managers to serve on the management committee and certain transactions between Investors LLC, NTK Holdings, Nortek Holdings, Nortek or its subsidiaries, on the one hand, and Thomas H. Lee Fund V, L.P. and its affiliates, on the other hand, will require the approval of Mr. Bready or a majority of the independent managers of the management committee, if any, of Investors LLC. This securityholders agreement also governs the election of directors to the boards of directors of NTK Holdings, Nortek Holdings and Nortek and requires that such boards be identical to the management committee of Investors LLC.
      Under the securityholders agreement, transfers of equity securities of Investors LLC by securityholders are permitted only to specified types of related parties who agree to sign the securityholders agreement.
      The securityholders agreement provides for customary tag-along rights, drag along rights and registration rights which would apply to shares of capital stock of NTK Holdings that are distributed to the holders of Investors LLC membership units in the event of any dissolution of Investors LLC or to shares of any corporate entity succeeding to Investors LLC upon its conversion to a corporation.
      Under the securityholders agreement, Thomas H. Lee Equity Fund V, L.P. and its affiliates and any members of Nortek’s management that hold at least 5% of the fully diluted equity of Investors LLC will be granted the right to participate in any future equity financings by Investors LLC, subject to customary exceptions, in an amount necessary to maintain the investor’s fully diluted ownership interest in Investors LLC or any successor company.
Transaction Fee; Management Agreement with Affiliate of Thomas H. Lee Partners, L.P.
      Upon the closing of the THL Transactions, Nortek Holdings and Nortek entered into a management agreement with THL Managers V, LLC, an affiliate of Thomas H. Lee Partners, L.P., pursuant to which THL Managers V, LLC provides certain financial and strategic advisory and consultancy services. In February 2005, the management agreement was amended to reflect the formation of NTK Holdings. Nortek paid to THL Managers V, LLC a transaction fee of $25,000,000 upon the closing of the THL Transactions. In addition, Nortek is obligated to pay to THL Managers V, LLC or a designee thereof an annual management fee equal to the greater of:

•	$2,000,000 per annum, and

•	an amount equal to 0.75% of the consolidated earnings before interest, taxes, depreciation and amortization of Nortek and its subsidiaries, before deduction for such fee, such annual management fee will be payable semi-annually in advance on the first business date of each January and July, commencing January 2005. A pro rated portion of such fee equal to $688,889 was paid on the closing date of the THL Transactions with respect to the period from August 27, 2004 through the end of 2004. Under the management agreement, Nortek also paid all costs and expenses incurred by THL Managers V, LLC and its affiliates in connection with the THL Transactions of approximately $6,000,000 and is obligated to pay such expenses in connection with the provision of future services under the management agreement.
      Under the management agreement Nortek has also agreed to indemnify THL Managers V, LLC and its affiliates from and against all losses, claims, damages and liabilities arising out of or related to the performance by THL Managers V, LLC of the services pursuant to the management agreement.
      The management agreement became effective upon the closing of the THL Transactions and will continue in effect until terminated by THL Managers V, LLC. Upon any termination in connection with an initial public offering of equity securities of Nortek, Nortek Holdings or NTK Holdings, Nortek will be required to pay to THL Managers V, LLC a lump-sum termination fee equal to the net present value of all annual management fees that would have otherwise been payable under the management agreement during the seven years following the date of such termination.
Transaction Fees; Financial Advisory Arrangement with Kelso
      Upon the closing of the THL Transactions, we paid a $10,500,000 transaction fee to an affiliate of Kelso.
      Philip E. Berney, one of our former directors, is also a managing director of Kelso. Upon completion of the 2003 Recapitalization, we paid Kelso and its designees a transaction fee of $10,500,000 and reimbursed Kelso and its designees for their expenses and entered into a financial advisory agreement with Kelso with respect to services provided by Kelso or some of its related parties to us in return for financial advisory fees paid annually to Kelso by us. From January 1, 2003 to July 3, 2004 we paid Kelso a total of approximately $3,000,000 as financial advisory fees pursuant to the financial advisory agreement. The financial advisory agreement was terminated on August 27, 2004 in connection with the THL Transactions.
Forgiveness of 1997 Loan to Richard L. Bready
      In 1997, Nortek made a ten-year loan to Mr. Bready in the amount of $3,000,000, repayable annually, in arrears, in installments of $300,000 principal plus accrued interest. The interest on this loan accrued daily at the applicable federal long-term rate in effect on each day the loan was outstanding, determined in accordance with Section 1274 of the Internal Revenue Code. Pursuant to Mr. Bready’s amended and restated employment agreement, the outstanding principal balance of the loan and all accrued interest totaling approximately $1,329,915 was forgiven upon consummation of the THL Transactions.
Transfer of Life Insurance Policies
      Pursuant to the terms of the stock purchase agreement for the THL Transactions, upon the consummation of the THL Transactions, four “split-dollar” life insurance policies, with an aggregate cash surrender value of $8,598,749, held by Nortek were transferred to Richard L. Bready and one such life insurance policy, with a cash surrender value of $539,426, was transferred to Almon C. Hall. From January 1, 2003 to July 3, 2004 we paid an aggregate amount of approximately $1,100,000 in premium payments with respect to such insurance policies. Subsequent to the closing of the THL Transactions, Nortek has not and will not make any further premium payments with respect to such insurance policies.
Fees Paid to Consultant
      David B. Hiley, one of our directors, provided us with consulting services in 2003 for a fee of $12,500 per month, plus a $300,000 year-end bonus and in 2004 for a fee of $16,667 per month, plus a discretionary year-end bonus of $300,000. Mr. Hiley retired as a consultant on January 1, 2005 and received a payment of $1,000,000 in connection with such retirement under the terms of this agreement (see “Executive Compensation — Employment Contracts and Termination of Employment and Change in Control Arrangements — Consulting Arrangement with David B. Hiley”). So long as Mr. Hiley continues as a director of Nortek Holdings and Nortek following such retirement he will be entitled to receive compensation payable to non-management directors.

DESCRIPTION OF CERTAIN OTHER OUTSTANDING INDEBTEDNESS
      The following is a description of the agreements that govern our principal debt obligations for borrowed money other than the outstanding notes. This summary is not a complete description of all the material terms of such agreements.
Nortek’s Senior Secured Credit Facility
      In connection with the THL Transactions, Nortek entered into a senior secured credit facility provided by a syndicate of financial institutions and institutional lenders. The credit agreement governing Nortek’s senior secured credit facility provides for senior secured financing of up to $800.0 million, consisting of

•	a $100.0 million revolving credit facility with a maturity of six years, including both a letter of credit sub-facility and a swing line loan sub-facility, and

•	a $700.0 million term loan facility with a maturity of seven years that was drawn in full in connection with the consummation of the THL Transactions.
      A portion of the revolving credit facility is available to one or more Canadian subsidiaries of Nortek in United States or Canadian dollars.
      In addition, Nortek may request incremental tranches of term loans or increases to the revolving credit facility in an aggregate amount not exceeding $200.0 million, subject to certain conditions and the receipt of lending commitments from existing or additional lenders.
      All borrowings under Nortek’s senior secured credit facility are subject to the satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties.
      Proceeds of the term loans, together with other sources of funds described under “Prospectus Summary — THL Transactions” were used to finance the THL Transactions, the related repurchases of notes and the payment of transaction fees and expenses. Proceeds of revolving loans, swing line loans and letters of credit are available to provide financing for working capital and general corporate purposes.

Interest and Fees
      The interest rates applicable to loans under Nortek’s senior secured credit facility are, at Nortek’s option, equal to either an alternate base rate or an adjusted LIBOR rate for a one, two, three or six month interest period (or a nine or 12 month period, if available) chosen by Nortek, plus an applicable margin percentage. The alternate base rate is the greater of (1) the prime rate or (2) one-half of 1% over the weighted average of the rates on overnight federal funds transactions as published by the Federal Reserve Bank of New York. The adjusted LIBOR rate is determined by reference to settlement rates established for deposits in dollars in the London interbank market for a period equal to the interest period of the loan and the maximum reserve percentages established by the Board of Governors of the United States Federal Reserve to which our lenders are subject. Swing line loans bear interest at the interest rate applicable to alternate base rate revolving loans.
      The applicable margin percentage is a percentage per annum equal to (1) 1.50% for alternate base rate term loans and 1.25% for alternative base rate revolving loans and (2) 2.50% for adjusted LIBOR rate term loans and 2.25% for adjusted LIBOR rate revolving loans. Nortek pays a commitment fee, quarterly in arrears, initially equal to 0.50% per annum in respect of any unused commitments under the revolving credit facility. Following the delivery of Nortek’s financial statements for the second full fiscal quarter after the closing of the THL Transactions, the applicable margin percentages and the commitment fee are subject to adjustment based upon a leverage ratio.

Prepayments
      Subject to exceptions, Nortek’s senior secured credit facility requires mandatory prepayments of term loans in amounts equal to:

•	50% (as may be reduced based upon our leverage ratio) of annual “excess cash flow,”

•	100% of the net cash proceeds from certain asset sales and casualty and condemnation events, subject to reinvestment rights and certain other exceptions,

•	100% of the net cash proceeds from certain incurrences of debt, and

•	50% (as may be reduced based upon our leverage ratio) of the net cash proceeds from specified issuances of equity securities.
      Voluntary prepayments and commitment reductions are permitted, in whole or in part, in minimum amounts without premium or penalty, other than customary breakage costs with respect to adjusted LIBOR rate loans.

Amortization of Principal
      Nortek’s senior secured credit facility requires scheduled quarterly payments on the term loans each equal to 0.25% of the original principal amount of the term loans for the first six years, with the balance paid in four equal quarterly installments thereafter.

Collateral and Guarantors
      The obligations of Nortek under its senior secured credit facility are guaranteed by Nortek Holdings and by all of Nortek’s existing and future significant domestic “restricted subsidiaries” (as defined in the senior secured credit facility) and are secured by substantially all of Nortek’s assets and the assets of the guarantors, whether now owned or later acquired, including a pledge of all of Nortek’s capital stock, the capital stock of certain of Nortek’s domestic subsidiaries and 65% of the capital stock of each of its significant foreign subsidiaries that is directly owned by Nortek or a guarantor subsidiary. The obligations of Nortek’s subsidiaries that are borrowers under the Canadian sub-facility of Nortek’s revolving credit facility are guaranteed by Nortek, Nortek Holdings, the guarantors described above and certain of Nortek’s other Canadian subsidiaries, and secured by certain assets of such Canadian borrowers and guarantors.

Restrictive Covenants and Other Matters
      Nortek’s senior secured credit facility requires that Nortek complies on a quarterly basis with certain financial covenants, including a minimum interest coverage ratio test and a maximum leverage ratio test, which financial covenants will become more restrictive over time. In addition, Nortek’s senior secured credit facility includes negative covenants that, subject to significant exceptions, limit Nortek’s ability and the ability of Nortek Holdings and Nortek’s subsidiaries to, among other things:

•	incur, assume or permit to exist additional indebtedness or guarantees,

•	incur liens and engage in sale leaseback transactions,

•	make capital expenditures,

•	make investments and loans,

•	pay dividends, make payments or redeem or repurchase capital stock,

•	engage in mergers, acquisitions and asset sales,

•	prepay, redeem or purchase certain indebtedness including the notes,

•	amend or otherwise alter terms of certain indebtedness, including the notes, and certain material agreements,

•	enter into agreements limiting subsidiary distributions,

•	engage in certain transactions with affiliates, and

•	alter the business that we conduct.
      Nortek’s senior secured credit facility contains certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting Nortek’s senior secured credit facility to be in full force and effect, and change of control. If such an event of default occurs, the lenders under Nortek’s senior secured credit facility would be entitled to take various actions, including the acceleration of amounts due under Nortek’s senior secured credit facility and all actions permitted to be taken by a secured creditor. Such a default may also allow the creditors, if the agreements so provide, to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies.
Nortek’s Outstanding 9 7/8% Senior Subordinated Notes
      Nortek’s 9 7/8% senior subordinated notes were issued on June 12, 2001 in an original aggregate principal amount of $250.0 million. In connection with the THL Transactions, Nortek commenced a debt tender offer to acquire all of its 9 7/8% senior subordinated notes and obtain holder consent to eliminate substantially all of the affirmative and restrictive covenants, certain events of default and other related provisions in the indenture governing such notes, and reduce the minimum required notice period for redemptions to five days. Holders of approximately 96% of the aggregate principal amount of the 9 7/8% senior subordinated notes tendered their notes in connection with the tender offer. After completion of the tender offer, approximately $10.0 million in aggregate principal amount remained outstanding. Nortek amended the indenture governing the 9 7/8% senior subordinated notes to remove substantially all the restrictive covenants pursuant to a supplemental indenture dated as of August 5, 2004. Interest on such notes accrues at 9 7/8% per annum, with such interest payable semi-annually in arrears on each June 15 and December 15 to holders of record of such notes as of each May 15 and November 15 prior to each such respective payment date. Such notes will mature on June 15, 2011. There is no sinking fund with respect to such notes. Nortek may redeem these notes on or after June 15, 2006, at specified redemption prices.
Nortek’s Outstanding 8 1/2% Senior Subordinated Notes
      Nortek’s 8 1/2% senior subordinated notes due 2014 were issued on August 27, 2004 in an original aggregate principal amount of $625.0 million, all of which remained outstanding as of March 31, 2005. Interest on such notes accrues at 8 1/2% per annum, with such interest payable semi-annually in arrears on each March 1 and September 1, commencing on March 1, 2005. Such notes will mature on September 1, 2014. January 25, 2005 Nortek fulfilled its obligations under a registration rights agreement by completing an offer to exchange the notes for substantially identical 8 1/2% senior subordinated notes registered under the Securities Act.
      Nortek’s 8 1/2% senior subordinated notes are unsecured and subordinated in right of payment to all of Nortek’s pre-existing and future senior debt. Each of Nortek’s U.S. restricted subsidiaries that guarantee other indebtedness have jointly and severally guaranteed the notes on a senior subordinated basis. Future direct and indirect U.S. subsidiaries that guarantee other indebtedness, excluding subsidiaries that are designated unrestricted subsidiaries in accordance with the indenture, will be required to guarantee the notes. The guarantees are unsecured and subordinated in right of payment to all existing and future senior debt of each guarantor.
      At any time prior to September 1, 2007, Nortek may redeem up to 35% of the aggregate principal amount of the notes with the proceeds of equity offerings at a redemption price equal to 108.5% of the principal amount, plus accrued and unpaid interest. At any time on or after September 1, 2009, Nortek may redeem the notes, in whole or part, at a redemption price equal to 100% of the principal amount, plus a premium declining ratable to par, plus accrued and unpaid interest.
      The indenture governing such notes provides that if a change in control of Nortek occurs, the holders of the notes will have the right to require Nortek to repurchase all or any part of each of their notes at a price of 101% of the aggregate principal amount of the notes plus accrued and unpaid interest. The indenture contains customary negative covenants and restrictions on actions by Nortek and its subsidiaries including, without limitation, restrictions on additional indebtedness, investments, asset dispositions outside the ordinary course of business, liens, declaration or payment of dividends and transactions with affiliates, among other restrictions.

DESCRIPTION OF THE EXCHANGE NOTES
General
      NTK Holdings issued the outstanding notes, and NTK Holdings will issue the exchange notes, pursuant to an indenture (the “Indenture”) dated as of February 15, 2005 between NTK Holdings and U.S. Bank National Association, as trustee (the “Trustee”). Any outstanding notes that remain outstanding after the completion of the exchange offer, together with the exchange notes issued in connection with the exchange offer, will be treated as a single class of securities under the Indenture. We refer to the outstanding notes and exchange notes collectively in this section as the “Notes.”
      The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
      The following description is a summary of the material provisions of the Indenture and the Registration Rights Agreement (as hereinafter defined). It does not restate those agreements in their entirety. We urge you to read the Indenture and the Registration Rights Agreement because they, and not this description, define your rights as holders of the Notes. You may request a copy of the Indenture and Registration Rights Agreement by following the procedures outlined under the caption “Where You Can Find More Information.”
      You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.” Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the Indenture. In this description, the word “issuer” refers only to NTK Holdings and not to any of its subsidiaries.
Brief Description of the Exchange Notes

Ranking
      The Notes are general unsecured obligations of the issuer. The Notes rank senior in right of payment to all future obligations of the issuer that are, by their terms, expressly subordinated in right of payment to the Notes and pari passu in right of payment with all existing and future unsecured obligations of the issuer that are not so subordinated. The Notes are effectively subordinated to any secured Indebtedness of the issuer to the extent of the value of the assets securing such Indebtedness.
      None of the issuer’s Subsidiaries guarantee the issuer’s obligations under the Notes unless such Subsidiaries become Guarantors under the limited circumstances described under “— Certain Covenants — Future guarantors.” Consequently, the Notes are effectively subordinated to all existing and future obligations, including Indebtedness, of any Subsidiaries of the issuer, including Nortek. The issuer’s Subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the Notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments. Claims of creditors of these Subsidiaries, including trade creditors, and claims of other stockholders (if any) of these Subsidiaries will generally have priority as to the assets of these Subsidiaries over the claims of the issuer and the holders of the issuer’s Indebtedness, including the Notes. There can be no assurance that, after providing for all prior claims, there would be sufficient assets available from the issuer and its Subsidiaries to satisfy the claims of the holders of Notes. See “Risk Factors — Risks Related to the Notes — NTK Holdings is the sole obligor under the notes and its subsidiaries do not guarantee NTK Holdings’ obligations under the notes and do not have any obligation with respect to the notes.”
      As of April 2, 2005, the aggregate debt of the issuer’s subsidiaries was approximately $1.37 billion and the aggregate amount of trade payables, accrued liabilities and other balance sheet liabilities of the issuer’s subsidiaries was approximately $510.5 million. In addition, at April 2, 2005, Nortek had approximately $73.9 million of additional borrowing capacity under the U.S. revolving portion of its senior secured credit facility and approximately $10.0 million of additional borrowing capacity under the Canadian revolving portion of its senior secured credit facility with approximately $16.1 million in outstanding letters of credit.

Although the Indenture contains limitations on the incurrence of additional Indebtedness and the issuance of preferred stock by the issuer and its Restricted Subsidiaries, such limitation is subject to a number of significant exceptions. Moreover, the Indenture does not impose any limitation on the incurrence by our Restricted Subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “— Certain Covenants — Incurrence of indebtedness and issuance of preferred stock” and “— Certain Covenants — Liens.”
      As of the date of the Indenture, all of the issuer’s Subsidiaries were “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “— Certain Covenants — Designation of restricted and unrestricted subsidiaries,” the issuer will be permitted to designate certain of its subsidiaries as “Unrestricted Subsidiaries.” The issuer’s Unrestricted Subsidiaries are not subject to many of the restrictive covenants in the Indenture.

Holding company structure
      The issuer is a holding company for its Subsidiaries, with no material operations of its own and only limited assets. Accordingly, the issuer is dependent upon the distribution of the earnings of its Subsidiaries, whether in the form of dividends, advances or payments on account of intercompany obligations, to service its debt obligations. The terms of the Credit Agreement and the indenture governing Nortek’s existing 8 1/2% Senior Subordinated Notes due 2014 significantly restrict the ability of Nortek and its Subsidiaries to pay dividends or make other distributions to the issuer. Furthermore, the Indenture permits the issuer’s Subsidiaries to incur additional Indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such Subsidiaries to the issuer. There can be no assurance that sufficient funds will be available when necessary to make any required cash payments.
      There can be no assurance that, after providing for all prior claims, there would be sufficient assets available from the issuer and its Subsidiaries to satisfy the claims of the holders of Notes. See “Risk factors — Risks Related to the Notes — NTK Holdings may not have access to the cash flow and other assets of its subsidiaries that may be needed to make payments on the notes.”

Principal, maturity and interest
      An aggregate principal amount at maturity of Notes equal to $403.0 million was issued on February 15, 2005. The Notes were offered at a substantial discount from their principal amount at maturity and generated gross proceeds of approximately $250.4 million. No cash interest will accrue on the Notes prior to the Full Accretion Date, although for U.S. federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a beneficial holder as such discount accretes. See “Material United States Federal Income Tax Consequences” for a discussion regarding the taxation of such original issue discount. Prior to September 1, 2009, interest will accrue on the Notes at the rate of 10 3/4% per annum in the form of an increase in the Accreted Value (representing amortization of original issue discount) between the date of original issuance and September 1, 2009, compounded on a semiannual basis using a 360-day year comprised of twelve 30-day months, such that the Accreted Value shall be equal to the full principal amount at maturity of the Notes on September 1, 2009 (the “Full Accretion Date”). Beginning on the Full Accretion Date or from the date it was most recently paid, cash interest on the Notes will accrue at the rate of 10 3/4% per annum and will be payable semiannually on March 1 and September 1 of each year to holders of record at the close of business on February 15 or August 15 immediately preceding such interest payment dates, commencing March 1, 2010. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.
      The Indenture also provides for the issuance by the issuer of additional Notes (the “Additional Notes”) with an unlimited principal amount. The issuer may issue Additional Notes from time to time. Any offering of Additional Notes is subject to the covenant described below under the caption “— Certain Covenants — Incurrence of indebtedness and issuance of preferred stock.” The Notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

The issuer issued Notes in denominations of $1,000 principal amount at maturity and integral multiples thereof. The Notes will mature on March 1, 2014.

Paying agent and registrar for the notes
      The Trustee is currently acting as Paying Agent and Registrar. The issuer may change the Paying Agent or Registrar without prior notice to the holders, and the issuer or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and exchange
      A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the issuer may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The issuer is not required to transfer or exchange any Note selected for redemption.
      Also, the issuer is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.
      The registered holder of a Note is treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.
Optional Redemption
      At any time prior to March 1, 2008, the issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes at maturity issued under the Indenture (calculated after giving effect to any issuance of Additional Notes) at a redemption price of 110.750% of the Accreted Value thereof on the redemption date, with the net cash proceeds of one or more Designated Offerings of the issuer (or any Parent); provided that:

(1) at least 65% of the aggregate principal amount of Notes at maturity issued under the Indenture (calculated after giving effect to any issuance of Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the issuer and its Subsidiaries); and

(2) the redemption must occur within 90 days of the date of the closing of such Designated Offering.
      Except pursuant to the preceding paragraph, the Notes are not redeemable at the issuer’s option prior to September 1, 2009. The issuer is not prohibited, however, from acquiring the Notes by means other than a redemption, whether pursuant to an issuer tender offer, open market transactions or otherwise, assuming such acquisition does not otherwise violate the terms of the Indenture.
      On or after September 1, 2009, the issuer may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount at maturity) set forth below plus accrued and unpaid interest and Additional Interest, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on September 1 of the years indicated below:

Year	Percentage

2009	105.375%
2010	103.583%
2011	101.792%
2012 and thereafter	100.000%

      The issuer may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.
Mandatory Redemption
      On March 1, 2010, if any Notes are outstanding, the issuer will be required to redeem approximately 31.18% of each Note then outstanding (the “Mandatory Principal Redemption Amount”) ($125,673,051 aggregate Accreted Value of the Notes, assuming all of the Notes remain outstanding on such date) at a redemption price of 100% of the Accreted Value of the portion of the Notes so redeemed (provided that if such percentage results in a holder owning less than a $1,000 principal amount increment, the issuer shall redeem such additional principal amount of such holder’s Notes to result in $1,000 increments); provided, that the issuer shall simultaneously be required to redeem an additional portion of each Note (at a redemption price of 100% of the Accreted Value of the additional portion so redeemed) to the extent required to prevent such Note from being treated as an “Applicable High Yield Discount Obligation” within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended. The Mandatory Principal Redemption Amount represents (i) the excess of the aggregate Accreted Value of all Notes outstanding on March 1, 2010 over the aggregate original issue price thereof less (ii) an amount equal to one year’s simple uncompounded interest on the aggregate original issue price of such Notes at a rate per annum equal to the yield to maturity on the Notes.
Repurchase at the Option of Holders

Change of control
      If a Change of Control occurs, each holder of Notes will have the right to require the issuer to repurchase all or any part (equal to $1,000 principal amount at maturity or an integral multiple thereof) of that holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the issuer will offer a Change of Control Payment in cash equal to 101% of the Accreted Value of Notes repurchased plus, without duplication, accrued and unpaid interest and Additional Interest, if any, thereon, to the date of purchase. Within 30 days following any Change of Control, the issuer will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.
      On the Change of Control Payment Date, the issuer will, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the Accreted Value of Notes or portions thereof being purchased by the issuer.
      The Paying Agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount at maturity to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount at maturity of $1,000 or an integral multiple thereof.
      If the terms of the Credit Agreement prohibit the issuer from making a Change of Control Offer or from purchasing the Notes pursuant thereto, prior to the mailing of the notice to holders described in the preceding paragraph, but in any event within 90 days following any Change of Control, the issuer will be required to either:

(a) repay in full all Indebtedness outstanding under the Credit Agreement or offer to repay in full all such Indebtedness and repay the Indebtedness of each lender who has accepted such offer; or

(b) obtain the requisite consent under the Credit Agreement to permit the purchase of the Notes as described above.
      The issuer must first comply with the covenant described above before it will be required to purchase Notes in the event of a Change of Control. If the issuer does not obtain such requisite consent or fails to repay in full all Indebtedness outstanding under the Credit Agreement, the issuer will remain prohibited from purchasing Notes. In that case, the issuer’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which could, in turn, constitute a default under the other Indebtedness.
      The provisions described above that require the issuer to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable, unless the issuer has elected to redeem the Notes as provided under “— Optional Redemption.” Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.
      The issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. A Change in Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. Notes repurchased pursuant to a Change of Control Offer will be retired and cancelled.
      The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the issuer and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the issuer to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.
      If a Change of Control does occur, there can be no assurance that we will have the financial resources at the time of the Change of Control to make any required repurchases of the Notes. In addition, we cannot assure you that in the event of a Change of Control the issuer will be able to obtain the consents necessary to consummate a Change of Control Offer from the lenders under the Credit Agreement and other agreements governing existing or future Indebtedness of the issuer’s Subsidiaries, which agreements may prohibit the offer. See “Risk factors — Risks Related to the Notes — We may not be able to satisfy our obligations to holders of the notes upon a change of control.”

Asset sales
      The issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) in the case of Asset Sales involving consideration in excess of $10 million, such fair market value is determined by the issuer’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee; and

(3) at least 75% of the consideration therefor received by the issuer or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets or a combination thereof. For purposes of this provision, each of the following shall be deemed to be cash:

(a) any liabilities (as shown on the issuer’s or such Restricted Subsidiary’s most recent balance sheet) of the issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets and, in the case of liabilities other than Non-Recourse Debt, where the issuer and all Restricted Subsidiaries are released from any further liability in connection therewith;

(b) any securities, notes or other obligations received by the issuer or any such Restricted Subsidiary from such transferee that are converted by the issuer or such Restricted Subsidiary into cash within 180 days thereafter (to the extent of the cash received in that conversion); and

(c) any Designated Noncash Consideration received by the issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Board of Directors of the issuer), taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $50 million or (y) 5.0% of Consolidated Tangible Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value).
      For purposes of paragraph (3) above, any liabilities of the issuer or any Restricted Subsidiary that are not assumed by the transferee of such assets in respect of which the issuer and all Restricted Subsidiaries are not released from any future liabilities in connection therewith shall not be considered consideration.
      Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the issuer may apply such Net Proceeds at its option:

(1) to repay Indebtedness under the Credit Agreement, other secured Indebtedness of the issuer or Indebtedness of any Restricted Subsidiary of the issuer (other than Indebtedness which is by its terms subordinated to any Note Guarantee), and if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; provided, that if an offer to purchase any Indebtedness of any Restricted Subsidiary is made in accordance with the terms of such Indebtedness, the obligation to reduce Indebtedness of such Restricted Subsidiary will be deemed to be satisfied to the extent of the amount of the offer, whether or not accepted by the holders thereof, and the amount of Net Proceeds will be reduced to the extent of the amount of the offer;

(2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Person engaged in a Permitted Business;

(3) to acquire other assets, including investments in property, or to make capital expenditures, that, in either case, are used or useful in a Permitted Business; or

(4) any combination of the foregoing;
provided that the issuer shall be deemed to have applied Net Proceeds in accordance with this paragraph within such 365-day period if, within such 365-day period, it has entered into a binding commitment or agreement to invest such Net Proceeds and continues to use all reasonable efforts to so apply such Net Proceeds as soon as practicable thereafter but in any event within 180 days after the end of such 365-day period; provided, further, that upon the earlier of (x) any abandonment or termination of such commitment or agreement and (y) the end of such 180-day period, the Net Proceeds not applied will constitute Excess Proceeds (as defined below).
      Pending the final application of any such Net Proceeds, the issuer may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.
      Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, the issuer will make an Asset Sale Offer to all holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase with the proceeds of sales of assets to purchase the maximum Accreted Value of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the Accreted Value (in the case of the Notes), or accreted value or principal amount, as applicable (in the case of any other Indebtedness), plus, without duplication, accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the issuer may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate Accreted Value of all Notes and the accreted value or principal amount, as the case may be, of such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes and such other pari passu Indebtedness to be purchased shall be purchased on a pro rata basis based on the Accreted Value of Notes and the accreted value or principal amount, as applicable, of such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.
      The issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, the issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

Selection and notice
      If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Notes are not so listed on any national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.
      No Notes of $1,000 aggregate principal amount at maturity or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.
      If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the aggregate principal amount at maturity thereof to be redeemed. A new Note in aggregate principal amount at maturity equal to that of the unredeemed portion of the original Note will be issued in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption.
      On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.
Certain Covenants

Restricted payments
      The issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the issuer or any of its Restricted Subsidiaries or any payment under the Holdings Deferred Compensation Plan to the extent such payment is funded with a dividend or distribution that would have constituted a “Restricted Payment” under the terms of the indenture governing Nortek’s existing 8 1/2% Senior Subordinated Notes due 2014), other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the issuer or to the issuer or a Restricted Subsidiary of the issuer;

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the issuer) any Equity Interests of the issuer or any Parent;

(3) make any payment of principal or premium on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated to the Notes or the Note Guarantees prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment (other than (A) from the issuer or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of such subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2) the issuer or such Restricted Subsidiary, as the case may be, would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the applicable Coverage Ratio Exception; provided, that in determining whether the applicable Coverage Ratio Exception is met for purposes of this clause (2) only, any of the issuer’s non-cash interest expense and amortization of original issue discount shall be excluded from the determination of the Fixed Charge Coverage Ratio of the issuer to the extent not already excluded therefrom; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the issuer and its Restricted Subsidiaries after August 27, 2004 (excluding

Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9), (10), (11), (13) (14), (15) and (16) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income (excluding, for purposes of calculating Consolidated Net Income of the issuer for this clause (3)(a) only, (A) any of the issuer’s non-cash interest expense and amortization of original issue discount to the extent not already excluded from the definition of Consolidated Net Income and (B) any other expenses actually incurred by the issuer, including amortization of expenses associated with this offering), for the period (taken as one accounting period) beginning on August 27, 2004 and ending on the date of the issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (provided, that, if the amount of Consolidated Net Income as so calculated divided by the number of full fiscal quarters in such period exceeds $5.25 million, then such amount shall equal (i) 50% of the product of $5.25 million multiplied by the number of full fiscal quarters in such period plus (ii) 75% of the amount in excess of the product of $5.25 million multiplied by the number of full fiscal quarters in such period) (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net proceeds (including the fair market value of property) received by the issuer subsequent to August 27, 2004 as a contribution to its common equity capital or from the issue or sale of Equity Interests of the issuer (other than Excluded Contributions or net proceeds from the issue and sale of Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the issuer that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of the issuer); plus

(c) an amount equal to the net reduction in Investments by the issuer and its Restricted Subsidiaries, subsequent to August 27, 2004, resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances or other transfers of assets, in each case to the issuer or any such Restricted Subsidiary from any such Investment, or from the net cash proceeds from the sale of any such Investment, or from a redesignation of an Unrestricted Subsidiary to a Restricted Subsidiary, but only if and to the extent such amounts are not included in the calculation of Consolidated Net Income (as calculated as set forth above) and not to exceed in the case of any Investment the amount of the Investment previously made by the issuer or any Restricted Subsidiary in such Person or Unrestricted Subsidiary; provided that 50% (or, if subclause (a)(ii) of this clause (3) is applicable to the period in which such amounts are received, 75%) of amounts in excess of the amount of the Investment previously made may be added to the amounts otherwise available under this clause (c) to make Restricted Investments pursuant to this clause (3).
      The preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the issuer or any Restricted Subsidiary or of any Equity Interests of the issuer (or any Parent) in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the issuer) of, Equity Interests of the issuer other than Disqualified Stock (and any distribution, loan or advance of such net cash proceeds to the issuer, or any Parent, for such purpose) or out of contributions to the equity capital of the issuer (other than Disqualified Stock); provided that the amount of any such net proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

(3) the repayment, defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the issuer or any Restricted Subsidiary with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend by a Restricted Subsidiary of the issuer to the holders of any series or class of its common Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the issuer and any distribution, loan or advance to any Parent for the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of any Parent, in each case held by any former or current employees, officers, directors or consultants of the issuer or any of its Restricted Subsidiaries or their respective estates, spouses, former spouses or family members under any management equity plan or stock option or other management or employee benefit plan upon the death, disability or termination of employment of such Persons, in an amount not to exceed $7.5 million in any calendar year; provided, that such amount in any calendar year may be increased by an amount not to exceed (i) the net cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the issuer (or any Parent) to the extent such net cash proceeds are contributed to the common equity of the issuer) to employees, officers, directors or consultants of the issuer and its Restricted Subsidiaries that occurred after August 27, 2004 (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments pursuant to clause (2) above or previously applied to the payment of Restricted Payments pursuant to this clause (5)) plus (ii) the cash proceeds of key man life insurance policies received by the issuer and its Restricted Subsidiaries after August 27, 2004 less any amounts previously applied to the payment of Restricted Payments pursuant to this clause (5); provided further that cancellation of Indebtedness owing to the issuer from employees, officers, directors and consultants of the issuer or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of the issuer from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of the Indenture to the extent that the proceeds received from the sale of such Equity Interests were excluded from clause 3(b) of the preceding paragraph; provided further that the net cash proceeds from such sales of Equity Interests described in clause (i) of this clause (5) shall be excluded from clause 3(b) of the preceding paragraph to the extent such proceeds have been or are applied to the payment of Restricted Payments pursuant to this clause (5);

(6) the payment of dividends or other distributions or the making of loans or advances to any Parent in amounts required for any Parent to pay franchise taxes and other fees required to maintain its existence and provide for all other operating costs of any Parent to the extent attributable to the ownership or operation of the issuer and its Restricted Subsidiaries, including, without limitation, in respect of director fees and expenses, administrative, legal and accounting services provided by third parties and other costs and expenses including all costs and expenses with respect to filings with the SEC plus any indemnification claims made by directors or officers of the issuer, any Parent or any Restricted Subsidiary attributable to the ownership or operation of the issuer and its Restricted Subsidiaries;

(7) the payment of dividends or other distributions by the issuer to any Parent in amounts required to pay the tax obligations of any Parent attributable to the issuer and its Subsidiaries determined as if the issuer and its Subsidiaries had filed a separate consolidated, combined or unitary return for the relevant taxing jurisdiction; provided that any refunds received by any Parent attributable to the issuer or any of its Subsidiaries shall promptly be returned by any Parent to the issuer through a contribution to the common equity of, or the purchase of common stock (other than Disqualified Stock) of the issuer from, the issuer; and provided further that the amount of any such contribution or purchase shall be excluded from clause (3)(b) of the preceding paragraph;

(8) repurchases of Capital Stock deemed to occur upon the cashless exercise of stock options and warrants;

(9) after the first anniversary of the Issue Date, other Restricted Payments not otherwise permitted pursuant to this covenant in an aggregate amount not to exceed $50 million;

(10) the declaration and payment of dividends and distributions to holders of any class or series of Disqualified Stock of the issuer or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described below under the caption “— Incurrence of indebtedness and issuance of preferred stock”;

(11) Investments that are made with Excluded Contributions;

(12) following the first Public Equity Offering of the issuer or any Parent after the Issue Date, the payment of dividends on the issuer’s common stock (and, in the case of a Public Equity Offering of any Parent, solely for the purpose of paying dividends on any Parent’s common stock) in an amount not to exceed 6% per annum of the gross proceeds of such Public Equity Offering received by or contributed to the common equity capital of, the issuer (other than any such gross proceeds constituting Excluded Contributions);

(13) upon the occurrence of a Change of Control or Asset Sale and within 60 days after completion of the offer to repurchase Notes pursuant to the covenant described above under the caption “— Repurchase at the Option of Holders — Change of control” and “— Repurchase at the Option of Holders — Asset sales” (including the purchase of all Notes tendered), any purchase or redemption of Indebtedness of the issuer subordinated to the Notes that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control or Asset Sale, at a purchase price not greater than 101% of the aggregate principal amount or accreted value, as applicable, thereof (plus accrued and unpaid interest);

(14) the payment of dividends or other distributions by the issuer to any Parent in amounts required for any Parent to pay any expenses incurred in connection with unconsummated offerings of debt securities or Equity Interests of any Parent;

(15) the payment of dividends or other distributions by the issuer to any Parent in an amount equal to any reduction in taxes realized by the issuer and its Restricted Subsidiaries in the form of refunds or deductions realized in connection with or otherwise resulting from the Transactions; and

(16) Restricted Payments made with the net proceeds received by the issuer from the sale of the Notes on the Issue Date.
provided, however, that in the case of clauses (2), (3), (5), (9), (10), (12), (13), (14) and (15) above, no Default or Event of Default has occurred and is continuing.
      The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the issuer or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall, if the fair market value thereof exceeds $10.0 million, be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $25.0 million. If any fairness opinion or appraisal is required by the Indenture in connection with any Restricted Payments, the issuer shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of such fairness opinion or appraisal.

Incurrence of indebtedness and issuance of preferred stock
      The issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the issuer will not issue any Disqualified Stock and the issuer will not permit any of its Restricted Subsidiaries to issue any Disqualified Stock or preferred stock; provided, however, that (x) the issuer may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and any of its Restricted Subsidiaries (other than Nortek and its Restricted Subsidiaries) may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock or preferred stock, if the Fixed Charge Coverage Ratio of the issuer for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.00 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period, and (y) Nortek and its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock or preferred stock, if the Fixed Charge Coverage Ratio of Nortek for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.00 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period (the tests set forth in clauses (x) and (y) each being referred to as a (“Coverage Ratio Exception”).
      The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) (a) the incurrence by the issuer or any Restricted Subsidiary of Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the issuer and the Restricted Subsidiaries thereunder) not to exceed $1.0 billion and (b) the incurrence by the issuer or any Restricted Subsidiary of additional Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the issuer and the Restricted Subsidiaries thereunder) not to exceed the amount, if any, by which (x) the amount of the Borrowing Base as of the date of such incurrence exceeds (y) the aggregate amount of Indebtedness permitted to be incurred pursuant to the immediately preceding clause (a) as of the date of such incurrence, less, in the case of clause (a), the aggregate amount of all Net Proceeds of Asset Sales applied by the issuer or any Restricted Subsidiary to repay any Indebtedness under Credit Facilities (and, in the case of any revolving credit Indebtedness under a Credit Facility, to effect a corresponding commitment reduction thereunder) pursuant to the covenant described above under the caption “— Repurchase at the Option of Holders — Asset sales” and, in the case of each of clauses (a) and (b), less amounts outstanding under any Qualified Receivables Transactions;

(2) the incurrence by the issuer or any Restricted Subsidiary of the Existing Indebtedness;

(3) the incurrence by the issuer of Indebtedness represented by the Notes issued on the Issue Date and the Exchange Notes to be issued pursuant to the Registration Rights Agreement; and any exchange notes issued by the issuer in exchange for Additional Notes, if any, issued in compliance with the Indenture and pursuant to a registered exchange offer and any Note Guarantees in respect thereof;

(4) the incurrence by the issuer or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price, or cost of construction or improvement, of property (real or personal), plant or equipment used in the business of the issuer or any of its Restricted Subsidiaries (whether through the direct acquisition of such assets or the acquisition of Equity Interests of any Person owning such assets) in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any

Indebtedness incurred pursuant to this clause (4), not to exceed, at any time outstanding, the greater of (x) $30 million or (y) 3% of Consolidated Tangible Assets of the issuer;

(5) the incurrence by the issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that is permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (15), or (16) of this paragraph;

(6) the incurrence by the issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the issuer and any of its Restricted Subsidiaries; provided, however, that (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the issuer or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the issuer or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by the issuer or any of its Restricted Subsidiaries of Hedging Obligations that are incurred in the ordinary course of business for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(8) the guarantee by the issuer or any Restricted Subsidiary of Indebtedness of the issuer or a Restricted Subsidiary of the issuer that was permitted to be incurred by another provision of this covenant; provided that, in the case of a guarantee of Indebtedness of the issuer by any Restricted Subsidiary that is not a Guarantor, such Restricted Subsidiary complies with the covenant described below under the caption “— Future guarantors”;

(9) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the issuer as accrued (other than as expressly permitted to be excluded for any purpose by the terms of the Indenture);

(10) the incurrence by the issuer’s Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the issuer that was not permitted by this clause (10);

(11) the incurrence by the issuer or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims or self-insurance; provided, however, that, upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(12) the incurrence by the issuer or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the issuer or such Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of the issuer or a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that:

(a) that Indebtedness is not reflected on the balance sheet of the issuer or any Restricted Subsidiary (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on that balance sheet for purposes of this clause (a)); and

(b) the maximum assumable liability in respect of that Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of those noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the issuer and/or that Restricted Subsidiary in connection with that disposition;

(13) the issuance of Disqualified Stock or preferred stock by any of the issuer’s Restricted Subsidiaries issued to the issuer or another Restricted Subsidiary; provided that (i) any subsequent issuance or transfer of any Equity Securities that results in such Disqualified Stock or preferred stock being held by a Person other than the issuer or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such shares of Disqualified Stock or preferred stock to a Person that is not either the issuer or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an issuance of such shares of Disqualified Stock or preferred stock that was not permitted by this clause (13);

(14) the incurrence by the issuer or any of its Restricted Subsidiaries of obligations in respect of performance and surety bonds and completion guarantees provided by the issuer or such Restricted Subsidiary in the ordinary course of business;

(15) the incurrence by the issuer or any Restricted Subsidiary of Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (15), not to exceed $75 million;

(16) the incurrence by the Foreign Restricted Subsidiaries of the issuer of Indebtedness in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Restricted Subsidiaries thereunder), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (16), not to exceed $50 million;

(17) the incurrence of any Indebtedness by a Receivables Subsidiary that is not recourse to the issuer or any other Restricted Subsidiary of the issuer (other than Standard Securitization Undertakings) incurred in connection with a Qualified Receivables Transaction; provided, that, the aggregate amount of Indebtedness under this clause (17), when aggregated with all Indebtedness outstanding under clause (1), shall not exceed the maximum amount permitted under clause (1);

(18) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

(19) the incurrence by the issuer or any Restricted Subsidiary of Indebtedness to effect the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the issuer or any Parent, in each case held by any former or current employees, officers, directors or consultants of the issuer or any of its Restricted Subsidiaries or their respective estates, spouses, former spouses or family members under any management equity plan or stock option or other management or employee benefit plan upon the death, disability or termination of employment of such Persons, in an aggregate amount at any one time outstanding not to exceed the maximum amount of such acquisitions pursuant to clause (5) of the covenant described under the caption “— Certain Covenants — Restricted payments”;

(20) the incurrence of Indebtedness of the issuer or any Restricted Subsidiary supported by a letter of credit issued pursuant to the Credit Agreement in a principal amount not in excess of the stated amount of such letter of credit; and

(21) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business.
      For purposes of determining compliance with this “Incurrence of Indebtedness and issuance of Preferred Stock” covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (21) above, or is entitled to be incurred pursuant to the Coverage Ratio Exception, the issuer will be permitted to classify such item of Indebtedness on the date of its incurrence, and from time to time may reclassify, in any manner that complies with this covenant at such time. Indebtedness under the Credit Agreement on the Issue Date is deemed to have been outstanding on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

Liens
      The issuer will not create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness of the issuer (other than Permitted Liens) upon any property or assets of the issuer or any of its Restricted Subsidiaries, now owned or hereafter acquired, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured (or, in the case of subordinated Indebtedness, prior or senior thereto, with the same relative priority as the Notes shall have with respect to such subordinated Indebtedness) until such time as such obligations are no longer secured by a Lien.

Dividend and other payment restrictions affecting restricted subsidiaries
      The issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the issuer or any of its Restricted Subsidiaries or pay any indebtedness owed to the issuer or any of its Restricted Subsidiaries;

(2) make loans or advances to the issuer or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the issuer or any of its Restricted Subsidiaries.
      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) Existing Indebtedness and the Credit Agreement;

(2) the Indenture, the Notes and the Note Guarantees, if any, or by other Indebtedness of the issuer or of a Guarantor which is pari passu in right of payment with the Notes or Note Guarantees, if any, as applicable, incurred under an indenture pursuant to the covenant described above under the caption “— Certain Covenants — Incurrence of indebtedness and issuance of preferred stock”; provided that the encumbrances and restrictions are no more restrictive, taken as a whole, than those contained in the Indenture;

(3) applicable law or regulation;

(4) any agreements or instruments governing Indebtedness or Capital Stock of a Person acquired by the issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred or issued, as the case may be, in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5) Indebtedness incurred by Restricted Subsidiaries of the issuer in compliance with the covenant described under “— Certain Covenants — Incurrence of indebtedness and issuance of preferred stock”; provided either (i) the provisions relating to such encumbrance or restriction contained in such Indebtedness, taken as a whole, are not less favorable to the issuer in any material respect as determined by the Board of Directors of the issuer in its good faith judgment than the provision contained in the Credit Agreement and the indenture governing Nortek’s existing 8 1/2% senior subordinated notes due 2014, in each case, as in effect on the Issue Date, or (ii) any encumbrance or restriction contained in such Indebtedness does not prohibit (except upon a default or event of default thereunder) the payment of dividends in an amount sufficient, as determined by the Board of Directors of the issuer in its good faith judgment, to make scheduled payments of cash interest on the Notes beginning on March 1, 2010;

(6) customary non-assignment provisions in leases, licenses and other agreements entered into in the ordinary course of business;

(7) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

(8) an agreement entered into for the sale or disposition of Capital Stock or assets of a Restricted Subsidiary or an agreement entered into for the sale of specified assets or the granting of an option to purchase specified assets (in either case, so long as such encumbrance or restriction, by its terms, terminates on the earlier of the termination of such agreement or the consummation of such agreement and so long as such restriction applies only to the Capital Stock or assets to be sold);

(9) Permitted Refinancing Indebtedness, provided that the encumbrances and restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10) Permitted Liens securing Indebtedness of the issuer or Liens securing Indebtedness of any Restricted Subsidiary of the issuer, in each case, that limit the right of the debtor to dispose of the assets subject to such Lien;

(11) customary limitations on the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(12) any Purchase Money Note, or other Indebtedness or contractual requirements of a Receivables Subsidiary in connection with a Qualified Securitization Transaction; provided that such restrictions only apply to such Receivables Subsidiary;

(13) cash or other deposits or net worth imposed by customers or agreements entered into in the ordinary course of business;

(14) customary provisions in joint venture agreements;

(15) Indebtedness of a Foreign Subsidiary permitted to be incurred under the Indenture; and

(16) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the agreements, contracts, instruments or obligations referred to in clauses (1) through (15) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the issuer’s Board of Directors, not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than the dividend or other payment restrictions contained in the contracts, agreements, instruments or obligations referred to in clauses (1) through (15) above prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; provided further, however, that with respect to contracts, agreements, instruments or obligations existing on the Issue Date, any such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings contain, in the good faith judgment of the issuer’s Board of Directors, dividend and other payment restrictions that are not materially more restrictive, taken as a whole, than such restrictions contained in such contracts, instruments or obligations as in effect on the Issue Date.

Merger, consolidation or sale of assets
      The issuer will not, directly or indirectly, consolidate or merge with or into another Person (whether or not the issuer is the surviving corporation), and the issuer will not sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person (including by way of consolidation or merger), unless:

(1) either: (a) the issuer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the issuer) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia; provided that, in the case such Person is a limited liability company or a partnership, a co-obligor of the Notes is a corporation;

(2) the Person formed by or surviving any such consolidation or merger (if other than the issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the issuer, as the case may be, under the Notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction and any related financing transactions, no Default or Event of Default exists; and

(4) the issuer or the Person formed by or surviving any such consolidation or merger (if other than the issuer), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception set forth in clause (x) of the first paragraph of the covenant described above under the caption “— Certain Covenants — Incurrence of indebtedness and issuance of preferred stock,” or if not, the Fixed Charge Coverage Ratio of the issuer or the surviving Person on such basis is higher than the Fixed Charge Coverage Ratio of the issuer immediately prior to such transactions.
      Notwithstanding clauses (3) and (4) of the preceding paragraph, the issuer may merge or consolidate with a Restricted Subsidiary incorporated solely for the purposes of organizing the issuer in another jurisdiction.
      In addition, neither the issuer nor any Restricted Subsidiary may, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This “Merger, consolidation or sale of assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the issuer and any of its Restricted Subsidiaries.

Transactions with affiliates
      The issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate involving aggregate consideration in excess of $5.0 million on or after the Issue Date (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the issuer or such Restricted Subsidiary with an unrelated Person; and

(2) the issuer delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to the issuer or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing (an “Independent Financial Advisor”).
      The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any consulting or employment agreement or arrangement entered into by the issuer or any of its Restricted Subsidiaries approved by a majority of the disinterested members of the Board of Directors of the issuer (or the Board of Directors of Nortek in the case of Nortek and its Restricted Subsidiaries);

(2) transactions between or among the issuer and/or its Restricted Subsidiaries;

(3) payment of reasonable directors fees to directors of the issuer, any Parent or any Restricted Subsidiary and the provision of customary indemnities to directors, officers employees or consultants of the issuer, and any Parent or any Restricted Subsidiary;

(4) issuances and sales of Equity Interests (other than Disqualified Stock) to Affiliates of the issuer;

(5) any tax sharing agreement or arrangement and payments pursuant thereto among the issuer and its Subsidiaries and any other Person with which the issuer or its Subsidiaries is required or permitted to file a consolidated, combined or unitary tax return or with which the issuer or any of its Restricted Subsidiaries is or could be part of a consolidated, combined or unitary group for tax purposes in amounts not otherwise prohibited by the Indenture;

(6) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “— Certain Covenants — Restricted payments” or any Permitted Investment;

(7) the payment (directly or through any Parent) of annual management, consulting, monitoring and advising fees and related expenses to the Equity Sponsor and its respective Affiliates pursuant to management agreements entered into in connection with the Transactions and as described in the prospectus delivered in connection with this offering or any document (or portion of any document) incorporated by reference into such prospectus;

(8) payments by the issuer or any of its Restricted Subsidiaries to the Equity Sponsor and its Affiliates for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by the majority of the Board of Directors of the issuer (or the Board of Directors of Nortek in the case of Nortek and its Restricted Subsidiaries) in good faith, provided that the maximum aggregate amount of any such fees in any 12-month period shall not exceed 1.25% of the aggregate transaction value (including enterprise value in connection with acquisitions or divestitures) (or portion thereof) in respect of which such services are rendered (excluding, in any case, commitment or similar fees for providing financing);

(9) loans to employees that are approved in good faith by a majority of the Board of Directors of the issuer (or the Board of Directors of Nortek in the case of Nortek and its Restricted Subsidiaries) in an amount not to exceed $5.0 million outstanding at any time and advances and expense reimbursements to employees in the ordinary course of business;

(10) agreements (and payments relating thereto) existing on the Issue Date and as described in the prospectus delivered in connection with the offering of the Notes or any document (or portion of any document) incorporated by reference into such prospectus, as the same may be amended, modified or replaced from time to time, so long as any amendment, modification or replacement is not materially less favorable to the issuer and its Restricted Subsidiaries than the agreement described in the prospectus delivered in connection with this offering or any document (or portion of any document) incorporated by reference into such prospectus and in effect on the Issue Date;

(11) transactions with a joint venture engaged in a Permitted Business; provided that all the outstanding ownership interests of such joint venture are owned only by the issuer, its Restricted Subsidiaries and Persons who are not Affiliates of the issuer;

(12) transactions between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment;

(13) transactions with customers, clients, suppliers or purchasers or sellers of goods, in each case in the ordinary course of business; and

(14) transactions which have been approved by a majority of the disinterested members of the Board of Directors of the issuer (or the Board of Directors of Nortek in the case of Nortek and its Restricted Subsidiaries) and with respect to which an Independent Financial Advisor has delivered an opinion as to the fairness to the issuer or such Restricted Subsidiary of such transaction from a financial point of view.

Future guarantors
      The issuer will cause each domestic Restricted Subsidiary that Guarantees any Indebtedness of the issuer to, at the same time, execute and deliver to the Trustee a Note Guarantee pursuant to which such Restricted Subsidiary will guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture (and if such other Indebtedness of the issuer is subordinated Indebtedness, the Guarantee by such Restricted Subsidiary of such Indebtedness shall be subordinated to the same extent to such Restricted Subsidiary’s Note Guarantee).
      The Note Guarantee of a Guarantor will be automatically released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the issuer, if the sale or other disposition of all or substantially all of the assets of that Guarantor complies with the “Asset Sale” provisions of the Indenture;

(2) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the issuer, if the sale of all such Capital Stock of that Guarantor complies with the “Asset Sale” provisions of the Indenture;

(3) if the issuer properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary;

(4) in connection with any sale of Capital Stock of a Guarantor to a Person that results in the Guarantor no longer being a Subsidiary of the issuer, if the sale of such Capital Stock of that Guarantor complies with the “Asset Sale” provisions of the Indenture, including the application of the Net Proceeds therefrom;

(5) if the issuer exercises its legal defeasance option or its covenant defeasance option as described under “— Events of Default and Remedies — Legal Defeasance and Covenant Defeasance” or if its obligations under the Indenture are discharged in accordance with the terms of the Indenture; or

(6) the release or discharge of the Guarantee by such Restricted Subsidiary of Indebtedness of the issuer or the repayment of the Indebtedness or Disqualified Equity Interests, in each case, which resulted in the obligation to Guarantee the Notes.
      A Note Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing such other Indebtedness or other exercise of remedies in respect thereof.

Designation of restricted and unrestricted subsidiaries
      The Board of Directors of the issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default; provided that in no event shall there be any Unrestricted Subsidiaries on or immediately following the Issue Date. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the issuer and its Restricted Subsidiaries in the Subsidiary so designated (after giving effect to any sale of Equity Interests of such Subsidiary in connection with such designation) will be deemed to be an Investment made as of the time of such designation and will either reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “— Certain Covenants — Restricted payments” or reduce the amount available for future Investments under one or more clauses of the definition of “Permitted Investments.” That designation will only be permitted if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the issuer of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants — Incurrence of indebtedness and issuance of preferred stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Business activities
      The issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except as would not be material to the issuer and its Subsidiaries, taken as a whole.

Payments for consent
      The issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports
      Whether or not required by the Commission, so long as any Notes are outstanding the issuer will furnish to the Trustee and Cede & Co., as the nominee of the DTC, on behalf of the holders of Notes, within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the issuer were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the issuer’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the issuer were required to file such reports;
provided, that if the issuer files such reports electronically with the Commission’s Electronic Data Gathering Analysis and Retrieval System (or any successor system) within such time periods, the issuer shall not be required under the Indenture to furnish such reports as specified above.
      In addition, following the date by which the issuer is required to consummate the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the Commission, the issuer will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the issuer has agreed that, for so long as any Notes (but not the Exchange Notes) remain outstanding, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
      In addition, if at any time Parent becomes a Guarantor (there being no obligation of Parent to do so), holds no material assets other than cash, Cash Equivalents and the Capital Stock of the issuer or any Parent (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the Commission (or any successor provision), the reports, information and other documents required to be filed and furnished to holders of the Notes pursuant to this covenant may, at the option of the issuer, be filed by and be those of any Parent rather than the issuer.
      Notwithstanding the foregoing, such requirements are deemed satisfied with respect to the furnishing of a Form 10-K for the issuer’s fiscal year 2004 by the filing with the Commission of the Exchange Offer Registration Statement (as defined under “— Registration Rights; Additional Interest”), and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act with respect to fiscal year 2004.
Events of Default and Remedies
      Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or Additional Interest with respect to, the Notes;

(2) default in payment when due of the principal of, or premium, if any, on the Notes;

(3) failure by the issuer or any of its Restricted Subsidiaries to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Change of control,” “— Repurchase at the Option of Holders — Asset sales,” or “— Certain Covenants — Merger, consolidation or sale of assets”;

(4) failure by the issuer or any of its Restricted Subsidiaries for 45 days after notice by the Trustee or by holders of at least 25% in principal amount at maturity of the then outstanding Notes to comply with any of the other agreements in the Indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the issuer or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to make any payment when due at the final maturity (after any applicable grace period) of such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(6) failure by the issuer or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $25.0 million (net of any amount covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days after such judgments have become final and non-appealable and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree that is not promptly stayed; and

(7) certain events of bankruptcy or insolvency with respect to the issuer or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.
      In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together) would constitute a Significant Subsidiary), the Accreted Value of and, without duplication, accrued and unpaid interest and Additional Interest, if any, on the outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount at maturity of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the issuer specifying the respective Event of Default;
      Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount at maturity of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Additional Interest) if it determines that withholding notice is in their interest.
      The holders of a majority in aggregate principal amount at maturity of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Additional Interest on, or the principal of, the Notes.
      The issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the issuer is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders
      No director, officer, employee, incorporator, member, partner, or stockholder of the issuer or any Subsidiary, or any Parent have any liability for any obligations of the issuer or any Guarantor under the

Notes, the Indenture or any Note Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such waiver is against public policy.

Legal Defeasance and Covenant Defeasance
      The issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to any Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such Notes when such payments are due from the trust referred to below;

(2) the issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the issuer’s and any Guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.
      In addition, the issuer may, at its option and at any time, elect to have the obligations of the issuer and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.
      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the issuer must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case, to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which the issuer or any of its Subsidiaries is a party or by which the issuer or any of its Subsidiaries is bound;

(6) the issuer must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the issuer with the intent of preferring the holders of Notes over the other creditors of the issuer with the intent of defeating, hindering, delaying or defrauding creditors of the issuer or others; and

(7) the issuer must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver
      Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount at maturity of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount at maturity of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).
      Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder):

(1) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the Accreted Value of or change the Stated Maturity of any Note or alter the provisions relating to the redemption price of any Note at any time;

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount at maturity of the Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than U.S. dollars;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on the Notes;

(7) make any change in the method of calculating Accreted Value; or

(8) make any change in the preceding amendment and waiver provisions.
      Notwithstanding the preceding, without the consent of any holder of Notes, the issuer and the Trustee may amend or supplement the Indenture or the Notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for Note Guarantees;

(4) to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect in any material respect the legal rights under the Indenture of any such holder;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6) to provide for the issuance of Additional Notes in accordance with the Indenture;

(7) to add Guarantors with respect to the Notes or to secure the Notes;

(8) to comply with the rules of any applicable securities depositary;

(9) to provide for a successor trustee in accordance with the terms of the Indenture or to otherwise comply with any requirement of the Indenture; or

(10) to conform the text of the Indenture or the Notes to any provision of this Description of the Exchange Notes to the extent that such provision was intended to be a verbatim recitation of the text of this Description of the Exchange Notes.

Satisfaction and Discharge
      The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when the issuer or any Guarantor have paid or caused to be paid all sums payable by it under the Indenture and, either:

(1) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the issuer) have been delivered to the Trustee for cancellation; or

(2) (a) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year, including as a result of a redemption notice properly given pursuant to the Indenture, and the issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for Accreted Value, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption; (b) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the issuer or any Guarantor is a party or by which the issuer or any Guarantor is bound; and (c) the issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.
      In addition, the issuer must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee
      If the Trustee becomes a creditor of the issuer or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days or apply to the Commission for permission to continue or resign.
      The holders of a majority in principal amount at maturity of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.
Governing Law
      The Indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.
Certain Definitions
      Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.
      “Accreted Value” means, as of any date (the “Specified Date”), the amount provided below for each $1,000 principal amount at maturity of Notes.

(1) if the Specified Date occurs on one of the following dates (each, a “Semi-Annual Accrual Date”), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

Semi-Annual Accrual Date	Accreted Value

March 1, 2005	$624.25
September 1, 2005	$657.81
March 1, 2006	$693.17
September 1, 2006	$730.42
March 1, 2007	$769.68
September 1, 2007	$811.05
March 1, 2008	$854.65
September 1, 2008	$900.59
March 1, 2009	$948.99
September 1, 2009	$1,000.00

(2) if the Specified Date occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of (A) the original issue price of a Note and (B) an amount equal to the product of (x) the Accreted Value for the first Semi-Annual Accrual Date less such original issue price multiplied by (y) a fraction, the numerator of which is the number of days from the Issue Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the Issue Date to the first Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months;

(3) if the Specified Date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal the sum of (A) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and (B) an amount equal to the product of (x) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date multiplied by (y) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

(4) if the Specified Date occurs after the Full Accretion Date, the Accreted Value will equal $1,000.
      “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.
      “Asset Acquisition” means (a) an Investment by the issuer or any of its Restricted Subsidiaries in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of the issuer, or shall be merged with or into the issuer or any Restricted Subsidiary of the issuer, or (b) the acquisition by the issuer or any Restricted Subsidiary of the issuer of all or substantially all of the assets of any other Person or any division or line of business of any other Person.
      “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights of the issuer or any Restricted Subsidiary; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the issuer and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “— Repurchase at the Option of Holders — Change of control” and/or the provisions described above under the caption “— Certain Covenants — Merger, consolidation or sale of assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance or sale of Equity Interests in or by any of the issuer’s Restricted Subsidiaries (other than director’s qualifying shares or shares required by applicable law to be held by Persons other than the issuer or a Restricted Subsidiary).
      Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a fair market value of less than $5.0 million;

(2) a transfer of assets between or among the issuer and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to the issuer or to another Restricted Subsidiary;

(4) the sale, lease, sublease, license, sublicense or consignment of equipment, inventory or other assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted payments”;

(7) the licensing of intellectual property to third Persons on customary terms as determined by the Board of Directors in good faith;

(8) any sale of accounts receivable, or participations therein, in connection with any Qualified Receivables Transaction;

(9) any sale or disposition of any property or equipment that has become damaged, worn-out, obsolete, condemned, given over in lieu of deed or otherwise unsuitable or not required for the ordinary course of the business of the issuer and its Restricted Subsidiaries;

(10) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(11) any foreclosures of assets; and

(12) any disposition of an account receivable in connection with the collection or compromise thereof.
      “Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.
      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a sub sequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.
      “Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or a committee thereof authorized to exercise the power of the board of directors of such corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.
      “Borrowing Base” means, as of any date, an amount equal to:

(1) 85% of the face amount of all accounts receivable owned by the issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date that were not more than 90 days past due; plus

(2) 65% of the book value of all inventory owned by the issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date;
all calculated on a consolidated basis and in accordance with GAAP.
      “Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.
      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
      “Cash Equivalents” means:

(1) United States dollars or, in the case of any Foreign Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States, Canada or any member nation of the European Union having maturities of not more than 360 days from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the rating of P-1 or better from Moody’s Investors Service, Inc. (“Moody’s”) or A-1 or better from Standard & Poor’s Rating Services (“S&P”) and in each case maturing within twelve months after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories from either Moody’s of S&P with maturities of twelve months or less from the date of acquisition;

(7) instruments equivalent to those referred to in clauses (1) to (6) above denominated in euro or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction; and

(8) investments in funds which invest substantially all of their assets in Cash Equivalents of the kinds described in clauses (1) through (7) of this definition,
      “Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the issuer and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Principals or Related Parties of the Principals;

(2) the adoption of a plan relating to the liquidation or dissolution of the issuer;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the Voting Stock of the issuer or the direct parent company of the issuer, as the case may be;

(4) the first day on which a majority of the members of the Board of Directors of the direct parent company of the issuer or the issuer are not Continuing Directors; or

(5) the direct parent company of the issuer or the issuer consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the direct parent company of the issuer or the issuer, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the direct parent company of the issuer, the issuer or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the direct parent company of the issuer or the issuer outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the Voting Stock of the surviving or transferee person.
      “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period and, without duplication, plus:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether or not paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of the step-up in inventory valuation arising from purchase accounting and other intangibles) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(4) any management fees paid by the issuer or any Restricted Subsidiary to Kelso & Company L.P. or Thomas H. Lee Partners, L.P., as the case may be, or their respective Affiliates, in such period pursuant to management agreements entered into in connection with the Transactions pursuant to the Stock Purchase Agreement, to the extent that any such management fees were deducted in computing such Consolidated Net Income; provided that the maximum aggregate amount of such management fees in any 12-month period payable to Thomas H. Lee Partners, L.P. or its Affiliates shall not exceed the amount described in the prospectus delivered in connection with this offering or in any document (or portion thereof) incorporated by reference into such prospectus; plus

(5) any reasonable expenses, fees or charges related to the Transactions or any acquisition or Investment, in each case to the extent that any such expenses, fees or charges were deducted in computing such Consolidated Net Income; plus

(6) other non-recurring cash charges not to exceed in the aggregate $3.0 million in any fiscal year; minus

(7) non-cash items increasing such Consolidated Net Income for such period, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period.
      Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the issuer shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the issuer only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the issuer by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders unless (x) such restriction with respect to the payment of dividends or similar distributions has been legally waived or (y) such restriction is permitted by the covenant described under the caption “— Certain Covenants — Dividend and other payment restrictions affecting restricted subsidiaries.”
      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be excluded; provided, that, to the extent not previously included, Consolidated Net Income shall be increased by the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions (x) has been legally waived or (y) is permitted by the covenant described under the caption “— Certain Covenants — Dividend and other payment restrictions affecting restricted subsidiaries”; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to such Person or a Restricted Subsidiary thereof (subject to provisions of this clause (2) during such period, to the extent not previously included therein;

(3) the Net Income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

(4) the cumulative effect of a change in accounting principles shall be excluded;

(5) non-cash charges relating to employee benefit or other management compensation plans of any Parent (to the extent such non-cash charges relate to plans of any Parent for the benefit of members of the Board of Directors of the issuer or any Restricted Subsidiary (in their capacity as such) or employees of the issuer or any Restricted Subsidiary), the issuer or any of its Restricted Subsidiaries or any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards of any Parent (to the extent such noncash charges relate to plans of the issuer or any Restricted Subsidiary for the benefit of members of the Board of Directors of the issuer or any Restricted Subsidiary (in their capacity as such) or employees of the issuer or any Restricted Subsidiary), the issuer or any of its Restricted Subsidiaries (excluding in each case any non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period) in each case, to the extent that such non-cash charges are deducted in computing such Consolidated Net Income shall be excluded;

(6) any non-cash goodwill or other impairment charges resulting from the application of FAS 142 or FAS 144, and non-cash charges relating to the amortization of intangibles resulting from the application of FAS 141, shall be excluded;

(7) any increase in cost of sales as a result of the step-up in inventory valuation arising from applying the purchase method of accounting in accordance with GAAP in connection with the Transactions or any acquisition consummated after the Issue Date, net of taxes, shall be excluded;

(8) unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of FAS 52 shall be excluded; and

(9) all restructuring charges, including severance, relocation and transition costs, shall be excluded.
      “Consolidated Tangible Assets” means, with respect to any Person, the consolidated total assets of such Person and its Restricted Subsidiaries determined in accordance with GAAP, less all goodwill, trade names, trademarks, patents and other similar intangibles properly classified as intangibles in accordance with GAAP, all as shown on the most recent balance sheet for such Person.
      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the issuer or any Parent, as the case may be, who:

(1) was a member of such Board of Directors on the Issue Date;

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or

(3) was designated or appointed by the Principals and the Related Parties of the Principals.
      “Credit Agreement” means that certain Credit Agreement, dated as of August 27, 2004, by and among Nortek, UBS AG Stamford Branch, as U.S. Administrative Agent and Canadian Administrative Agent, and the other Lenders named therein providing for up to $700.0 million in term loan borrowings and $100.0 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced, restated, substituted or refinanced in whole or in part from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Subsidiaries of Nortek as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement, including any agreement governing Credit Facilities incurred pursuant to clause (1) or (15) of the second paragraph of the covenant described under the caption “— Certain Covenants — Incurrence of indebtedness and issuance of preferred stock,” and whether by the same or any other agent, lender or group of lenders.
      “Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or indentures, in each case with banks or other institutional lenders or a trustee providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or issuances of notes, in each case as amended, modified, renewed, refunded, replaced, restated, substituted or refinanced in whole or in part from time to time.
      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
      “Designated Noncash Consideration” means the fair market value of noncash consideration received by the issuer or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.
      “Designated Offering” means an Equity Offering or an IDS Offering.
      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the issuer or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the issuer or such Subsidiary in order to satisfy applicable statutory or regulatory obligations; and provided further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the issuer or any of its Restricted Subsidiaries to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the issuer or any such Restricted Subsidiary may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted payments.”
      “Domestic Subsidiary” means any Restricted Subsidiary that was formed under the laws of the United States or any state thereof or the District of Columbia.
      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
      “Equity Offering” means an offering (including in a private placement) of the Equity Interests (other than Disqualified Stock) of the issuer or any Parent, other than public offerings with respect to the Equity Interests registered on Form S-8.
      “Equity Sponsor” means Thomas H. Lee Partners, L.P., a Delaware limited partnership.
      “Excluded Contributions” means the net cash proceeds received by the issuer after August 27, 2004 from (a) contributions to its common equity capital and (b) the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the issuer or any of its Subsidiaries) of Capital Stock (other than Disqualified Stock) of the issuer, in each case designated within 60 days of the receipt of such net cash proceeds as Excluded Contributions pursuant to an Officers’ Certificate, the cash proceeds of which are excluded from the calculation set forth in the second clause (3) of the first paragraph of the covenant described above under the “— Certain Covenants — Restricted payments.”
      “Existing Indebtedness” means Indebtedness outstanding on the Issue Date, other than under the Credit Agreement and the Indenture.
      “Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

      In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) the Transactions, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the issuer or any Restricted Subsidiary of the issuer during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis including Pro Forma Cost Savings assuming that the Transactions and all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary of the issuer or was merged with or into the issuer or any Restricted Subsidiary of the issuer since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period; and

(2) in calculating Fixed Charges attributable to interest on any Indebtedness computed on a pro forma basis, (a) interest on outstanding Indebtedness determined on a fluctuating basis as of the Calculation Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Calculation Date; (b) if interest on any Indebtedness actually incurred on the Calculation Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Calculation Date will be deemed to have been in effect during the four-quarter period; and (c) notwithstanding clause (a) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to interest rate swaps, caps or collars, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreement.
      “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication of,

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments (other than the amortization of discount or imputed interest arising as a result of purchase accounting), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) all dividends and distributions, whether paid or accrued and whether or not in cash, on any series of preferred stock or Disqualified Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the issuer (other than Disqualified Stock) or to the issuer or a Restricted Subsidiary of the issuer; minus

(5) the amortization or expensing of financing fees incurred by the issuer and its Restricted Subsidiaries in connection with the Transactions and recognized in the applicable period; minus

(6) interest income actually received by the issuer or any Restricted Subsidiary in cash for such period.
      “Foreign Restricted Subsidiary” means any Restricted Subsidiary of the issuer incorporated in any jurisdiction outside the United States.
      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on August 27, 2004.
      “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.
      “Guarantors” means each Person that is required to, or at the election of the issuer does, become a Guarantor by the terms of the Indenture after the Issue Date, in each case, until such Person is released from its Note Guarantee in accordance with the terms of the Indenture.
      “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping interest rate risk;

(2) commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements designed for the purpose of fixing, hedging or swapping commodity price risk; and

(3) foreign exchange contracts, currency swap agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping foreign currency exchange rate risk.
      “Holdings Deferred Compensation Plan” means the Nortek Holdings, Inc. Deferred Compensation Plan, effective as of August 27, 2004, and any replacement plan adopted by the issuer or any of its Subsidiaries, which provides for the right to receive payments to be made to participants thereunder in amounts determined in relation to amounts distributed to direct or indirect equity holders of the issuer.
      “IDS Offering” means a bona fide offering in the United States or Canada of units consisting of common stock and notes of the issuer or any Parent; provided, that the net cash proceeds of such offering that are used to redeem notes pursuant to the first paragraph under the caption “— Optional Redemption” shall only consist of the net cash proceeds attributable to the proceeds of the common stock issued in such offering.
      “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

(1) borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations,
if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any obligations constituting Indebtedness.
      The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness; and

(3) with respect to Indebtedness of another Person secured by a Lien on the assets of the issuer or any of its Restricted Subsidiaries, the lesser of the fair market value of the property secured or the amount of the secured Indebtedness.
      “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees made consistent with past practices), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the issuer or any Restricted Subsidiary of the issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the issuer, the issuer shall be deemed to have made a Restricted Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted payments.” The acquisition by the issuer or any Restricted Subsidiary of the issuer of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the issuer or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted payments.”
      For purposes of the definition of “Unrestricted Subsidiary” and the covenant described above under the caption “— Certain Covenants — Restricted payments,” (i) Investments shall include the portion (proportionate to the issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the issuer at the time such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the issuer’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the issuer.
      “Issue Date” means February 15, 2005, the original issue date of the Notes.
      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease (other than an operating lease), any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
      “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale (without reference to the $5.0 million limitation); or (b) the disposition of any other assets by such Person or any of its Restricted Subsidiaries (other than in the ordinary course of business) or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

(2) any extraordinary or nonrecurring gains, losses or charges, together with any related provision for taxes on such gain, loss or charge; and

(3) any gains, losses, or charges of the issuer and its Subsidiaries incurred in connection with the Transactions, including severance, bonus, change of control payments and other compensation charges arising therefrom, together with any related provision for taxes on such gain, loss, or charge.
      “Net Proceeds” means the aggregate cash proceeds received by the issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale or disposition of such non-cash consideration, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness (other than revolving credit Indebtedness, unless there is a required reduction in commitments) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any (1) reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP and (2) any reserve or payment with respect to any liabilities associated with such asset or assets and retained by the issuer after such sale or other disposition thereof, including, without limitation, severance costs, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.
      “Non-Recourse Debt” means Indebtedness:

(1) as to which neither the issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the issuer or any of its Restricted Subsidiaries.
      “Nortek” means Nortek, Inc., a Delaware corporation, and its successors and assigns.
      “Note Guarantee” means the Guarantee of the Notes by the Guarantor.
      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages, costs, expenses and other liabilities payable under the documentation governing any Indebtedness.
      “Officers’ Certificate” means, with respect to any Person, a certificate signed by the Chief Executive Officer or President and by the Treasurer, Chief Financial Officer or Chief Accounting Officer of such Person.
      “Old Nortek Holdings” means Nortek Holdings, Inc., a Delaware corporation, as in existence prior to the consummation of the Transactions completed on August 27, 2004.

      “Parent” means any direct or indirect parent company of the issuer.
      “Permitted Business” means any business conducted or proposed to be conducted (as described in the prospectus delivered in connection with this offering or in any document (or portion of any document) incorporated by reference into such prospectus) by the issuer and its Restricted Subsidiaries on the Issue Date and other businesses reasonably related or ancillary thereto.
      “Permitted Investments” means:

(1) any Investment in the issuer or in a Restricted Subsidiary of the issuer;

(2) any Investment in Cash Equivalents;

(3) any Investment by the issuer or any Restricted Subsidiary of the issuer in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the issuer; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the issuer or a Restricted Subsidiary of the issuer;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale or other sale of assets that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset sales”;

(5) any Investment the payment for which consists of Equity Interests (other than Disqualified Stock) of the issuer or any Parent (which Investment, in the case of any Parent, is contributed to the common equity capital of the issuer; provided that any such contribution shall be excluded from subclause (b) of the second clause (3) of the first paragraph of the covenant described under the caption “— Certain Covenants — Restricted payments”);

(6) Hedging Obligations;

(7) Investments to the extent such Investments, when taken together with all other Investments made pursuant to this clause (7) and outstanding on the date of such Investment, do not exceed the greater of (x) $50.0 million or (y) 5% of Consolidated Tangible Assets of the issuer;

(8) any Investment of the issuer or any of its Restricted Subsidiaries existing on the Issue Date; and any extension, modification or renewal of any such Investment, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

(9) loans to employees that are approved in good faith by a majority of the Board of Directors of the issuer (or the Board of Directors of Nortek in the case of Nortek and its Restricted Subsidiaries) in an amount not to exceed $5.0 million outstanding at any time;

(10) any Investment acquired by the issuer or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by the issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of a Person, or

(b) as a result of a foreclosure by the issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(11) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(12) Investments in joint ventures engaged in a Permitted Business not in excess of the greater of (x) $25.0 million or (y) 2.5% of Consolidated Tangible Assets of the issuer, in the aggregate outstanding at any one time;

(13) Investments in Unrestricted Subsidiaries not in excess of the greater of (x) $25.0 million or (y) 2.5% of Consolidated Tangible Assets of the issuer, in the aggregate outstanding at any one time;

(14) Investments by the issuer or a Restricted Subsidiary of the issuer in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person, in each case, in connection with a Qualified Receivables Transaction; and

(15) any Guarantee otherwise permitted under the Indenture.
      The amount of Investments outstanding at any time pursuant to clauses (7), (12) and (13) shall be reduced by an amount equal to the net reduction in Investments by the issuer and its Restricted Subsidiaries, subsequent to the Issue Date, resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances or other transfers of assets, in each case to the issuer or any such Restricted Subsidiary from any such Investment, or from the net cash proceeds from the sale of any such Investment, or from a redesignation of an Unrestricted Subsidiary to a Restricted Subsidiary, not to exceed, in the case of any Investment, the amount of the Investment previously made by the issuer or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.
      “Permitted Liens” means:

(1) Liens on the assets of the issuer securing Indebtedness and other obligations (including Guarantees) incurred pursuant to clause (1), (15) or (20) of the second paragraph of the covenant described under the caption “— Certain Covenants — Incurrence of indebtedness and issuance of preferred stock”;

(2) Liens on the assets of a Restricted Subsidiary securing Indebtedness (other than a Guarantee of Indebtedness of the issuer) and other obligations of such Restricted Subsidiary otherwise permitted under the Indenture;

(3) Liens in favor of the issuer or any Restricted Subsidiary of the issuer;

(4) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the issuer or any Restricted Subsidiary of the issuer; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the issuer or the Restricted Subsidiary;

(5) Liens on property existing at the time of acquisition thereof by the issuer or any Restricted Subsidiary of the issuer; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the issuer or the Restricted Subsidiary;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of indebtedness and issuance of preferred stock” covering only the assets acquired with such Indebtedness;

(7) Liens of the issuer and its Restricted Subsidiaries existing on the Issue Date;

(8) Liens incurred in the ordinary course of business of the issuer or any Restricted Subsidiary of the issuer with respect to obligations that do not exceed $10.0 million at any one time outstanding;

(9) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other similar obligations (exclusive of obligations for the payment of borrowed money) incurred in the ordinary course of business;

(10) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(11) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith;

(12) Liens to secure Indebtedness of any Foreign Restricted Subsidiary permitted by clause (16) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of indebtedness and issuance of preferred stock” covering only the assets of such Foreign Restricted Subsidiary;

(13) Liens on assets of a Receivables Subsidiary arising in connection with a Qualified Receivables Transaction;

(14) Liens for taxes, assessments, governmental charges or claims that are not yet due or are being contested in good faith by appropriate legal proceedings; provided that any reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

(15) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings; provided that any reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

(16) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the issuer or any of its Subsidiaries, taken as a whole;

(17) leases or subleases or licenses granted to others in the ordinary course of business of the issuer or any of its Restricted Subsidiaries, taken as a whole;

(18) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the issuer or any of its Restricted Subsidiaries relating to such property or assets;

(19) any interest or title of a lessor in the property subject to any Capital Lease Obligation;

(20) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(21) Liens on property of, or on shares of stock or Indebtedness of, any Person existing at the time (A) such Person becomes a Restricted Subsidiary of the issuer or (B) such Person or such property is acquired by the issuer or any Restricted Subsidiary;

(22) Liens arising from the rendering of a final judgment or order against the issuer or any Restricted Subsidiary that does not give rise to an Event of Default;

(23) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(24) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(25) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business or otherwise permitted under the terms of the Credit Facilities, in each case securing Indebtedness under commodity agreements, interest rate agreements and currency agreements;

(26) Liens solely on any cash earnest money deposits made by the issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture;

(27) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry; and

(28) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes.
      “Permitted Refinancing Indebtedness” means any Indebtedness of the issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium and other amounts necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by the issuer or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.
      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
      “Principals” means the Equity Sponsor and its Affiliates.
      “Pro Forma Cost Savings” means, with respect to any period, the reduction in net costs and related adjustments that (i) were directly attributable to an Asset Acquisition that occurred during the four-quarter period or after the end of the four-quarter period and on or prior to the Calculation Date and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of August 27, 2004, (ii) were actually implemented by the business that was the subject of any such Asset Acquisition within six months after the date of the Asset Acquisition and prior to the Calculation Date that are supportable and quantifiable by the underlying accounting records of such business or (iii) relate to the business that is the subject of any such Asset Acquisition and that the issuer reasonably determines are probable based upon specifically identifiable actions to be taken within six months of the date of the Asset Acquisition and, in the case of each of (i), (ii) and (iii), are described, as provided below, in an Officers’ Certificate, as if all such reductions in costs had been effected as of the beginning of such period. Pro Forma Cost Savings described above shall be accompanied by a certificate delivered to the Trustee from the issuer’s Chief Financial Officer that outlines the specific actions taken or to be taken, the net cost savings achieved or to be achieved from each such action and that, in the case of clause (iii) above, such savings have been determined to be probable.
      “Public Equity Offering” means an offer and sale for cash of common stock (other than Disqualified Stock) of the issuer or any Parent pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the issuer).
      “Purchase Money Note” means a promissory note evidencing a line of credit, or evidencing other Indebtedness, owed to the issuer or any Restricted Subsidiary of the issuer in connection with a Qualified Receivables Transaction, which note shall be repaid from cash available to the maker of such note, other than amounts required to be established as reserves pursuant to agreement, amounts paid to investors in respect of interest, principal and other amounts owning to such investors and amounts paid in connection with the purchase of newly generated receivables.
      “Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the issuer or by any Restricted Subsidiary of the issuer pursuant to which the issuer or any Restricted Subsidiary of the issuer may sell, convey or otherwise transfer to a Receivables Subsidiary, any accounts receivable (whether now existing or arising in the future) of the issuer or any Restricted Subsidiary of the issuer and any asset related thereto, including, without limitation, all collateral securing such accounts receivable, and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with an asset securitization transaction involving accounts receivable.
      “Receivables Subsidiary” means a Subsidiary of the issuer (other than a Guarantor) that engages in no activities other than in connection with the financing of accounts receivables and that is designated by the Board of Directors of the issuer (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by the issuer or any other Restricted Subsidiary of the issuer (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the issuer or any other Restricted Subsidiary of the issuer in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the issuer or any other Restricted Subsidiary of the issuer, directly or indirectly, contingently or otherwise to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the issuer nor any other Restricted Subsidiary of the issuer has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the issuer or such other Restricted Subsidiary of the issuer than those that might be obtained at the time from Persons that are not Affiliates of the issuer, other than fees payable in the ordinary course of business in connection with servicing accounts receivable, and (c) to which neither the issuer nor any other Restricted Subsidiary of the issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve a certain level of operating results. Any such designation by the Board of Directors of the issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the issuer giving effect to such designation and an Officers’ Certificate certifying, to the best of such officer’s knowledge and belief after consulting with counsel, that such designation complied with the foregoing conditions.
      “Related Party” means:

(1) any controlling stockholder, partner, member, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause.

      “Replacement Assets” means (1) non-current tangible assets that will be used or useful in a Permitted Business or (2) all or substantially all of the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.
      “Restricted Investment” means an Investment other than a Permitted Investment.
      “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article I, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on August 27, 2004.
      “Standard Securitization Undertakings” means representations, warrantees, covenants and indemnities entered into by the issuer or any Restricted Subsidiary of the issuer that are reasonably customary in an accounts receivable transaction.
      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
      “Stock Purchase Agreement” means the Stock Purchase Agreement, dated as of July 15, 2004, by and among Kelso Investment Associates VI, L.P., the other sellers named therein, THL Buildco Holdings, Inc. and THL Buildco, Inc.
      “Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).
      “Transactions” means (1) the purchase by THL Buildco, Inc. of all the outstanding Capital Stock of Old Nortek Holdings pursuant to the Stock Purchase Agreement, (2) the merger of THL Buildco, Inc. with and into Old Nortek Holdings with Old Nortek Holdings continuing as the surviving corporation, and the subsequent merger of Old Nortek Holdings with and into Nortek, with Nortek continuing as the surviving corporation, (3) the tender offers to purchase for cash all of Old Nortek Holdings’ outstanding 10% senior discount notes due 2011, Nortek’s outstanding senior floating rate notes due 2010 and Nortek’s outstanding 9 7/8% senior subordinated notes due 2011, (4) the repurchase or rollover of management stock options and severance, transaction bonuses and change of control payments to management, and all related transactions, in connection with the foregoing and (5) other than for purposes of clause (15) of the second paragraph of the covenant described under “— Certain Covenants — Restricted payments,” the offering and sale of the Notes and the use of proceeds thereof.

      “Unrestricted Subsidiary” means any Subsidiary of the issuer that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is a Person with respect to which neither the issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(3) is not a guarantor or does not otherwise directly or indirectly provide credit support for any Indebtedness of the issuer or any of its Restricted Subsidiaries at the time of such designation unless such guarantee or credit support is released upon such designation.
      Any designation of a Restricted Subsidiary of the issuer as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Restricted payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the issuer as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of indebtedness and issuance of preferred stock,” the issuer shall be in default of such covenant.
      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

THE EXCHANGE OFFER
General
      NTK Holdings and the initial purchasers of the outstanding notes entered into a registration rights agreement on February 15, 2005, the original issue date of the outstanding notes, under which NTK Holdings agreed that it will, at our expense, for the benefit of the holders of the outstanding notes, unless the exchange offer would violate applicable law or interpretation of the staff of the SEC,

(i) file a registration statement with the SEC on an appropriate registration form with respect to a registered offer to exchange any and all of the outstanding notes for a like aggregate principal amount at maturity of notes that are identical in all material respects to the outstanding notes (except that the exchange notes shall not contain restrictive legends, terms with respect to transfer restrictions or additional interest upon a default under the registration rights agreement),

(ii) use reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act, and

(iii) use reasonable best efforts to consummate the exchange offer on or prior to February 20, 2006.
      The exchange offer contemplated by this prospectus is intended to satisfy NTK Holdings’ obligations under the registration rights agreement with respect to such exchange offer. In the event the exchange offer is consummated, NTK Holdings will not be required to file a shelf registration statement relating to any outstanding notes other than those held by persons not eligible to participate in the exchange offer, and the interest rate on such outstanding notes will remain at its initial level.
      Following the completion of the exchange offer, holders of outstanding notes seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act. See “— Consequences of Failure to Exchange.”
      Under existing interpretations of the SEC contained in several no-action letters to third parties, the exchange notes will be freely transferable by holders thereof (other than NTK Holdings’ affiliates) after the exchange offer without further registration under the Securities Act; provided, however, that each holder that wishes to exchange its outstanding notes for exchange notes will be required to represent to us in writing that:

(i) any exchange notes to be acquired in the exchange offer will be acquired in the ordinary course of business of the person receiving such exchange notes, whether or not such recipient is such holder itself,

(ii) it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act,

(iii) it is not an affiliate of NTK Holdings as defined by Rule 405 of the Securities Act or, if it is such an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

(iv) if such holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, a distribution of exchange notes and

(v) if such holder is a broker-dealer that will receive exchange notes for its own account in exchange for notes that were acquired as a result of market-making or other trading activities (each a “participating broker-dealer”), it will comply with the applicable provision of the Securities Act (including, but not limited to, the prospectus delivery requirements thereunder) in connection with any resale of such exchange notes.
      NTK Holdings has agreed to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by participating broker-dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of exchange notes.
      Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all outstanding notes validly tendered prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer (the “Expiration Date”). We will issue $1,000 principal amount at maturity of exchange notes in exchange for each $1,000 principal amount at maturity of outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer in denominations of $1,000 and integral multiples thereof.
      Based on no-action letters issued by the Staff of the SEC to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than (i) a broker-dealer who purchased such outstanding notes directly from us to resell or (ii) a person that is an “affiliate” of NTK Holdings within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that the holder is acquiring the exchange notes in its ordinary course of business, is not one of NTK Holdings’ affiliates and is not participating, and has no arrangements or understanding with any person to participate, in the distribution of the exchange notes. Holders of outstanding notes wishing to accept the exchange offer must represent to us that such conditions have been met. If our belief is inaccurate, holders who transfer exchange notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration may bear liability under the Securities Act. We do not assume or indemnify holders against such liability.
      Each broker-dealer that receives exchange notes in exchange for outstanding notes held for its own account, as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes. We have agreed that, for a period of 180 days after the Expiration Date, we will make this prospectus and any amendment or supplement to this prospectus available to any such broker-dealer for use in connection with any such resale. See “Plan of Distribution.”
      As of the date of this prospectus, $403,000,000 aggregate principal amount at maturity of the outstanding notes is outstanding. In connection with the issuance of the outstanding notes, we arranged for the outstanding notes initially purchased by qualified institutional buyers to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. The exchange notes will also be issuable and transferable in book-entry form through DTC.
      This prospectus, together with the accompanying letter of transmittal, is being sent to all registered holders of the outstanding notes as of the close of business on                     2005, which is the record date for purposes of the exchange offer. We fixed the record date accordingly solely for reasons of administration.
      We shall be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to the exchange agent. See “— Exchange Agent.” The exchange agent will act as agent for the tendering holders of outstanding notes for the purpose of receiving exchange notes from us and delivering exchange notes to such holders.
      If any tendered outstanding notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted outstanding notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date.
      Holders of outstanding notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes in connection with the exchange offer. See “— Fees and Expenses.”
      The holders of outstanding notes do not have any appraisal or dissenters’ rights under the General Corporation Law of Delaware or the indenture governing the notes.
Expiration Dates, Extensions, and Amendments
      The term “Expiration Date” shall mean                     2005 unless we, in our sole discretion, extend the exchange offer, in which case the term “Expiration Date” shall mean the latest date to which the exchange offer is extended.
      In order to extend the Expiration Date, we will notify the exchange agent of any extension by oral or written notice and will mail to the record holders of outstanding notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Such announcement may state that we are extending the exchange offer for a specified period of time and will state the approximate aggregate principal amount at maturity of the outstanding notes tendered in the exchange offer as of the original expiration date.
      We reserve the right (i) to delay acceptance of any outstanding notes, to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted, if any of the conditions set forth in this prospectus under “— Termination” shall have occurred and shall not have been waived by us (if permitted to be waived by us), by giving oral or written notice of such delay, extension or termination to the exchange agent, and (ii) to amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the outstanding notes. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the record holders of the outstanding notes of such amendment and, if necessary, the expiration date will be extended.
      Without limiting the manner by which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to a financial service.
Procedure for Tendering
      To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile of the letter, have the signature on it guaranteed if required by the letter of transmittal and mail or otherwise deliver the letter of transmittal or facsimile of it, together with the outstanding notes (unless the tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the exchange agent so that it is received by the exchange agent prior to 5:00 p.m., New York City time, on the Expiration Date.
      Any financial institution that is a participant in DTC’s Book-Entry Transfer Facility system may make book-entry delivery of the outstanding notes by causing DTC to transfer those outstanding notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program, or ATOP. To tender in the exchange offer, the DTC participant must transmit its acceptance to DTC, which will edit and verify the acceptance and execute a book-entry delivery to the exchange agent’s account at DTC. DTC will then send a computer-generated message, or Agent’s Message, to the exchange agent for its acceptance in which the DTC participant acknowledges and agrees to be bound by the terms of, and makes the representations and warranties contained in, the letter of transmittal as fully as if it had completed the information required by the letter of transmittal and executed and delivered the letter of transmittal to the exchange agent. Delivery of the Agent’s Message by DTC to the exchange agent will satisfy the terms of the exchange offer as to execution and delivery of a letter of transmittal and must occur prior to 5:00 p.m., New York City time, on the Expiration Date.

      The tender by a holder of outstanding notes will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.
      Delivery of all documents must be made to the exchange agent at its address set forth in this prospectus. Holders may also request that their respective brokers, dealers, commercial banks, trust companies, or nominees effect the tender for those holders.
      The method of delivery of outstanding notes and the letters of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No letter of transmittal or outstanding notes should be sent to us.
      Only a holder of outstanding notes may tender those outstanding notes in the exchange offer. The term “holder” with respect to the exchange offer means any person in whose name outstanding notes are registered on the books of the company or any other person who has obtained a properly completed bond power from the registered holder, or any person whose outstanding notes are held of record by DTC who desires to deliver such outstanding notes by book-entry transfer at DTC.
      Any beneficial holder whose outstanding notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact that registered holder promptly and instruct that registered holder to tender on his behalf. If the beneficial holder wishes to tender on his own behalf, that beneficial holder must, prior to completing and executing the letter of transmittal and delivering his outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in the holder’s name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.
      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act (an “eligible guarantor institution”) unless the outstanding notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or (ii) for the account of an eligible guarantor institution.
      If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in that letter, those outstanding notes must be endorsed or accompanied by appropriate bond powers, which authorize that person to tender the outstanding notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the outstanding notes, and also must be accompanied by opinions of counsel, certifications and other information required by us. Signatures on the outstanding notes or bond powers must be guaranteed by an eligible guarantor institution.
      If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.
      All the questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered outstanding notes will be determined by us in our sole discretion, which determinations will be final and binding. We reserve the absolute right to reject any and all outstanding notes not validly tendered or any outstanding notes our acceptance of which would, in the opinion of counsel for us, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of outstanding notes nor shall any of them incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed to have been made until such irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holder of such outstanding notes unless otherwise provided in the letter of transmittal, as soon as practicable following the Expiration Date.
      In addition, we reserve the right in our sole discretion to (a) purchase or make offers for any outstanding notes that remain outstanding subsequent to the Expiration Date, or, as set forth under “— Termination,” to terminate the exchange offer and (b) to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.
      By tendering, each holder of outstanding notes will represent to us that, among other things, the exchange notes acquired pursuant to the exchange offer are being acquired in the ordinary course of business of the person receiving such exchange notes, whether or not such person is the holder, that neither the holder nor such other person intends to distribute or has an arrangement or understanding with any person to participate in the distribution of the exchange notes and that neither the holder nor such other person is NTK Holdings’ “affiliate” within the meaning of Rule 405 under the Securities Act.
Guaranteed Delivery Procedure
      Holders who wish to tender their outstanding notes and (i) whose outstanding notes are not immediately available, (ii) who cannot deliver their outstanding notes, the letter of transmittal, and any other required documents to the exchange agent prior to 5:00 p.m., New York City time, on the Expiration Date, or (iii) who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

(a) the tender is made through an eligible guarantor institution,

(b) prior to 5:00 p.m., New York City time, on the Expiration Date, the exchange agent receives from such eligible guarantor institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the outstanding notes, the certificate number or numbers of such outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made thereby, and guaranteeing that, within five business days after the Expiration Date, the letter of transmittal (or facsimile thereof), together with the certificate(s) representing the outstanding notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent, and

(c) such properly completed and executed letter of transmittal (or facsimile thereof), together with the certificate(s) representing all tendered outstanding notes in proper form for transfer (or confirmation of a book-entry transfer into the exchange agent’s account at DTC of outstanding notes delivered electronically), and all other documents required by the letter of transmittal are received by the exchange agent within five business days after the Expiration Date.
Withdrawal of Tenders
      Except as otherwise provided herein, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.
      To withdraw a tender of outstanding notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the Expiration Date and prior to acceptance for exchange thereof by us. The notice of withdrawal must (i) specify the name of the person having deposited the outstanding notes to be withdrawn (the “Depositor”), (ii) identify the outstanding notes to be withdrawn (including the certificate number or numbers and principal amount at maturity of such outstanding notes or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at DTC to be credited), (iii) include a statement that the holder is withdrawing its election to have its outstanding notes exchanged, (iv) be signed by the depositor of the notes to be withdrawn in the same manner as the original signature on the letter of transmittal, including any required signature guarantees or be accompanied by documents of transfers sufficient to permit the trustee with respect to the outstanding notes to register the transfer of such outstanding notes into the name of the depositor of the notes to be withdrawn and (v) specify the name in which any such outstanding notes are to be registered, if different from that of the depositor of the notes to be withdrawn. All questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly tendered. Any outstanding notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as promptly as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be tendered by following one of the procedures described above under “— Procedure for Tendering” at any time prior to the Expiration Date.
Termination
      Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue exchange notes for, any outstanding notes not previously accepted for exchange, and may terminate or amend the exchange offer as provided herein before the acceptance of such outstanding notes if any law, statute, rule or regulation is adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the SEC in a manner, which, in our judgment, might materially impair our ability to proceed with the exchange offer.
      If we determine that we may terminate the exchange offer, as set forth above, we may (i) refuse to accept any outstanding notes and return any outstanding notes that have been tendered to the holders thereof, (ii) extend the exchange offer and retain all outstanding notes that have been tendered prior to the expiration of the exchange offer, subject to the rights of the holders of tendered outstanding notes to withdraw their tendered outstanding notes, or (iii) waive such termination event with respect to the exchange offer and accept all properly tendered outstanding notes that have not been withdrawn.
Consequences of Failure to Exchange
      Holders of outstanding notes who do not exchange their outstanding notes for exchange notes in the exchange offer will remain subject to the restrictions on transfer of such outstanding notes:

•	as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws, and

•	otherwise set forth in the prospectus distributed in connection with the private offering of the outstanding notes.
      In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is NTK Holdings’ “affiliate” within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

•	could not rely on the applicable interpretations of the SEC, and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.
Accounting Treatment
      We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will record the expenses of the exchange offer as incurred. The costs of the exchange offer will be amortized over the term of the exchange notes.
Exchange Agent
      U.S. Bank National Association, the trustee under the indenture governing the notes, has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:
      By Mail or Hand Delivery:

U.S. Bank National Association
60 Livingston Avenue
Specialized Finance
St. Paul, Minnesota 55107
Facsimile Transmission: 651-495-8158
Confirm by Telephone: 800-934-6802
Fees and Expenses
      The expense of soliciting tenders pursuant to the exchange offer will be borne by us. We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. The principal solicitation for tenders pursuant to the exchange offer is being made by mail. Additional solicitations may be made by officers and regular employees of ours and our affiliates in person, by facsimile or telephone.
      The expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting and legal fees, will be paid by us.
      We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes pursuant to the exchange offer. If, however, certificates representing exchange notes or outstanding notes for principal amounts at maturity not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any other person other than the registered holder of the outstanding notes tendered, or if tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
      The following summary discusses the material U.S. federal income and, with respect to non-U.S. holders only, estate tax considerations relating to the exchange of the outstanding notes pursuant to the exchange offer and the ownership and disposition of the exchange notes. Except where noted, this summary deals only with notes held as capital assets and assumes that you acquire the exchange notes pursuant to the exchange offer. Additionally, this summary does not deal with special situations.
      For example, the summary does not address:

•	tax consequences to holders who may be subject to special tax treatment, including but not limited to dealers or traders in securities or currencies, financial institutions, tax-exempt entities, partnerships or other pass-through entities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, U.S. expatriates or insurance companies,

•	tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle,

•	tax consequences to U.S. holders (as defined below) of notes whose “functional currency” is not the U.S. dollar,

•	alternative minimum tax consequences, if any, or

•	any state, local or foreign tax consequences.
      The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.
      If a partnership (including an entity taxable as a partnership) holds our notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership (or an interest holder in any other pass-through entity) holding our exchange notes, you should consult your tax advisor.
      In certain circumstances, we may be obligated to pay you amounts in excess of the stated interest and accreted value of the exchange notes. The obligation to make such payments, including additional interest payable in certain circumstances, may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments.” If the notes were deemed to be contingent payment debt instruments, holders might, among other things, be required to treat any gain recognized on the sale or other disposition of an exchange note as ordinary income rather than as capital gain, and the timing and amount of income inclusion may be different from the consequences discussed herein. We intend to take the position that the likelihood that such payments will be made is remote and/or that such payments are incidental and therefore the exchange notes are not subject to the rules governing contingent payment debt instruments. This determination will be binding on a holder unless such holder explicitly discloses on a statement attached to such holder’s timely filed U.S. federal income tax return for the taxable year that includes the acquisition date of the exchange note that such holder’s determination is different. It is possible, however, that the IRS may take a contrary position from that described above, in which case the tax consequences to a holder could differ materially and adversely from those described below. The remainder of this disclosure assumes that the exchange notes will not be treated as contingent payment debt instruments.
      You should consult your own tax advisors concerning the U.S. federal income and estate tax consequences to you and any consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.
      The exchange of outstanding notes for exchange notes will not be a taxable event to holders for U.S. federal income tax purposes. Moreover, the exchange notes will have the same tax attributes as the outstanding notes, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period. References to “notes” apply equally to exchange notes and outstanding notes.
Consequences to U.S. Holders
      The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a U.S. holder of exchange notes. Certain consequences to “non-U.S. holders” of exchange notes are described under “— Consequences to non-U.S. holders” below. A “U.S. holder” is a beneficial owner of an exchange note that is for U.S. federal income tax purposes:

•	an individual that is a citizen or resident of the United States,

•	a corporation or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision of the United States,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its sources, or

•	a trust if (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Original Issue Discount
      The notes are issued with OID in an amount equal to the difference between their “stated redemption price at maturity” (the sum of all amounts payable on the notes including the stated interest) and their “issue price.” The “issue price” of the notes is the first price at which a substantial amount of the outstanding notes were sold for cash (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriter, placement agent or wholesaler).
      You should be aware that you must include OID in gross income in advance of the receipt of cash attributable to that income irrespective of your method of tax accounting. However, you generally will not be required to include separately in income cash payments received on the notes, even if denominated as interest, to the extent such payments constitute payments of previously accrued OID.
      If a U.S. holder is an initial purchaser of an outstanding note, the amount of OID includible in gross income by a U.S. holder is the sum of the “daily portions” of OID with respect to the outstanding note and related exchange note for each day during the taxable year or portion of the taxable year in which such U.S. holder held such note (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the product of the note’s “adjusted issue price” at the beginning of such accrual period and its yield to maturity (determined on a constant yield method, compounded at the close of each accrual period and properly adjusted for the length of the accrual period). OID allocable to the final accrual period is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. The “adjusted issue price” of a note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any payments previously made on such note. We are required to provide information returns stating the amount of OID accrued on exchange notes held of record by persons other than corporations and other exempt holders.
      Payments received by you upon the mandatory redemption of a portion of each exchange note on March 1, 2010 will be treated as a tax-free payment of OID.
      If you purchased outstanding notes after the initial offering for an amount that is in excess of the adjusted issue price of such notes as of the purchase date, but less than or equal to the face value of such notes, you will have purchased the related exchange notes at an acquisition premium. In that case, the amount of OID which you must include in your gross income for any taxable year (or portion thereof) may be reduced (but not below zero) by the portion of the acquisition premium allocated to the period.
      The rules regarding OID are complex and the rules described above may not apply in all cases. Accordingly, you should consult your own tax advisor regarding their application.

Market Discount and Bond Premium
      If you have purchased outstanding notes for an amount less than their adjusted issue price, the difference is treated as market discount. Subject to a de minimis exception, gain realized on the maturity, sale, exchange or retirement of a market discount note will be treated as ordinary income to the extent of any accrued market discount not previously recognized (including, in the case of an exchange note, any market discount accrued on the related outstanding note). You may elect to include market discount in income currently as it accrues, on either a ratable or constant yield method. In that case, your tax basis in your exchange notes will increase by such income inclusions. An election to include market discount in income currently, once made, will apply to all market discount obligations acquired by you during the taxable year of the election and thereafter, and may not be revoked without the consent of the IRS. If you do not make such an election, in general, all or a portion of your interest expense on any indebtedness incurred or continued in order to purchase or carry exchange notes may be deferred until the maturity of the exchange notes, or certain earlier dispositions. Unless you elect to accrue market discount under a constant yield method, any market discount will accrue ratably during the period from the date of acquisition of the related outstanding note to its maturity date.
      If you have purchased outstanding notes for an amount greater than their face value, you will have purchased the related exchange notes with amortizable bond premium. You generally may elect to amortize that premium from the purchase date to the maturity date of the exchange notes under a constant yield method. Amortizable premium generally may be deducted against interest income on such exchange notes and generally may not be deducted against other income. Your basis in an exchange note will be reduced by any premium amortization deductions. An election to amortize premium on a constant yield method, once made, generally applies to all debt obligations held or subsequently acquired by you during the taxable year of the election and thereafter, and may not be revoked without IRS consent.
      You are urged to consult your own tax advisor regarding the market discount and bond premium rules.

Sale, Exchange and Retirement of Notes
      Subject to the discussion above regarding the mandatory redemption of a portion of each note, you will generally recognize gain or loss upon the sale, exchange, retirement or other taxable disposition of a note (other than an exchange of outstanding notes for exchange notes pursuant to an exchange offer as described above, or in a tax-free transaction) equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition and your adjusted tax basis in the note. Your adjusted tax basis in an exchange note will generally be equal to the amount paid for the outstanding note, increased by the amount of OID previously included in income and the amount of market discount, if any, previously included in income in respect of the note and decreased (but not below zero) by the amount of amortized bond premium previously taken into account in respect of the note and the amount of any cash payments received with respect to the note. Generally, such gain or loss will be capital gain or loss, except as described under “ — Market Discount and Bond Premium” above. If you are an individual or, in some cases, a non-corporate taxpayer and have held the notes for more than one year, such capital gain will generally be eligible for reduced rates of taxation. The deductibility of net capital losses by individuals and corporations is subject to limitations.

Information Reporting and Backup Withholding
      If you hold your exchange notes through a broker or other securities intermediary, the intermediary must provide information to the IRS and to you on IRS Form 1099 concerning interest (including OID)

or disposition proceeds on the exchange notes, unless an exemption applies. Similarly, unless an exemption applies, you must provide the intermediary or us with your Taxpayer Identification Number (“TIN”), which, if you are an individual, is generally your social security number. You are also required to comply with other IRS requirements, including a certification that you are not subject to backup withholding and that you are a U.S. person. If you are subject to these requirements but do not comply, we or the intermediary must withhold, under the backup withholding rules, a percentage of all amounts payable to you on the exchange notes, including principal payments. Under current law, this percentage will be 28% through 2010, and 31% thereafter. Backup withholding may also apply if we are notified by the IRS that such withholding is required or that the TIN you provided is incorrect. Backup withholding is not an additional tax. You may use the withheld amounts, if any, as a credit against your federal income tax liability (or may claim a refund as long as you timely provide certain information to the IRS). All individuals are subject to these requirements. Some non-individual holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.
Consequences to Non-U.S. Holders
      The following is a summary of the material U.S. federal income and estate tax consequences that will apply to you if you are a non-U.S. holder of exchange notes. The term “non-U.S. holder” means a beneficial owner of an exchange note that is a nonresident alien or a corporation, trust or estate that is, in each case, not a U.S. holder. Special rules may apply to non-U.S. holders subject to special tax treatment including but not limited to controlled foreign corporations and passive foreign investment companies. Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

U.S. Federal Withholding Tax
      U.S. federal withholding tax will not apply to any payment to you of principal or interest (including OID) on an exchange note under the “portfolio interest rule,” provided that:

•	interest paid on the exchange note is not effectively connected with your conduct of a trade or business in the United States,

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

•	you are not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership,

•	you are not a bank receiving interest on an exchange note on an extension of credit made pursuant to a loan arrangement entered into in the ordinary course of your trade or business, and

•	you provide to us or our paying agent your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN (or successor form)). If you hold the notes through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent who will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. Special rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.
      If you cannot satisfy the requirements described above, payments of interest (including OID) will be subject to a 30% U.S. federal withholding tax, unless you provide us with a properly completed and executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the exchange note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

Sale, Exchange or Retirement of Exchange Notes
      Subject to the discussion below concerning effectively connected income and backup withholding, you will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of the exchange notes unless you are an individual, you are present in the United States for at least 183 days during the year in which you dispose of the exchange notes, and other conditions are satisfied. The exchange of the outstanding notes for the exchange notes pursuant to the exchange offer will not constitute a taxable exchange.

U.S. Trade or Business
      If you are engaged in a trade or business in the United States and your investment in the exchange notes is effectively connected with the conduct of that trade or business then you will be subject to U.S. federal income tax on interest (including OID) and gain with respect to the notes on a net income basis (although you will be exempt from the 30% withholding tax on interest (including OID), provided the certification requirements on IRS Form W-8ECI (or successor form) as discussed above in “ — U.S. federal withholding tax” are satisfied) in the same manner as if you were a U.S. holder, unless an applicable income tax treaty provides otherwise. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such amount, subject to adjustments.

Information Reporting and Backup Withholding
      U.S. rules concerning information reporting and backup withholding applicable to a non-U.S. holder provide that interest (including OID) you receive will be automatically exempt from the usual backup withholding rules if such payments are subject to the 30% withholding tax on interest or if they are exempt from that tax by application of a tax treaty or the “portfolio interest” exception or because they are effectively connected with your conduct of a United States trade or business and you have provided us with a properly completed and executed IRS Form W-8ECI. In addition, information reporting may still apply to payments of interest (on Form 1042-S) even if certification is provided and the interest is exempt from the 30% withholding tax. Payments of principal on your exchange notes and disposition proceeds received by you on a disposition of your exchange notes through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption, or do not provide the certification described above. Information reporting and backup withholding may apply if you use the U.S. office of a broker, and information reporting (but generally not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the U.S. We suggest that you consult your tax advisors concerning the application of information reporting and backup withholding rules.

U.S. Federal Estate Tax
      Your estate will not be subject to U.S. federal estate tax on exchange notes beneficially owned by you at the time of your death, provided that (i) for estate tax purposes you are not a citizen or resident of the United States, (ii) any payment to you on the exchange notes would be eligible for exemption from the 30% withholding tax under the “portfolio interest rule” described above under “ — U.S. federal withholding tax” and (iii) at the time of death, payments with respect to such exchange notes would not have been effectively connected with the conduct by you of a trade or business in the United States. In addition, the U.S. federal estate tax may not apply with respect to such note under the terms of an applicable estate tax treaty.

PLAN OF DISTRIBUTION
      Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. NTK Holdings has agreed that, for a period of 180 days after the expiration date of the exchange offer, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resales.
      NTK Holdings will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer, the purchasers of any such exchange notes or both. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      The initial purchasers of the outstanding notes have advised us that following completion of the exchange offer they intend to make a market in the exchange notes to be issued in the exchange offer. However, the initial purchasers are under no obligation to do so and any market activities with respect to the exchange notes may be discontinued at any time.

LEGAL MATTERS
      The validity of the issuance of, and the enforceability of the obligations created by, the exchange notes offered by this prospectus will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts. Some partners of Ropes & Gray LLP are members of RGIP, LLC, which owns 500 Class A units and 500 Class B units of Investors LLC.
EXPERTS
      The consolidated financial statements of Nortek Holdings, Inc. and its subsidiaries as of December 31, 2004 and 2003 and for the period from August 28, 2004 to December 31, 2004, the period from January 1, 2004 to August 27, 2004, the period from January 10, 2003 to December 31, 2003, the period from January 1, 2003 to January 9, 2003 and the year ended December 31, 2002, appearing in this prospectus and registration statement have been audited by Ernst & Young, LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      NTK Holdings has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to the issuance of the exchange notes. This prospectus, which is included in the registration statement, does not contain all of the information included in the registration statement. Certain parts of this registration statement are omitted in accordance with the rules and regulations of the SEC. For further information about us and the exchange notes, we refer you to the registration statement. You should be aware of the statements made in this prospectus as to the contents of any agreement or other document filed as an exhibit to the registration statement are not complete. Although we believe that we have summarized the material terms of these documents in the prospectus, these statements are qualified in their entirety by reference to the full and complete text of the related documents.
      We have agreed that, whether or not we are required to do so by the SEC, for so long as any of the exchange notes remain outstanding, we will furnish to the trustee under the indenture governing the notes and Cede & Co., as the nominee of the DTC, on behalf of the holders of the exchange notes within the time periods specified in the rules and regulations of the SEC:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file these forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and, with respect to the annual information only, a report thereon by our independent certified public accountants, and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file these reports.
provided, that if we file such reports electronically with the SEC’s Electronic Data Gathering Analysis and Retrieval, or EDGAR, System (or any successor system) within such time periods, we will not be required to furnish such reports as specified above.
      Any reports or documents we file with the SEC, including the registration statement, may be inspected and copied at the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these reports or other documents may be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at (800) 732-0330. In addition, the SEC maintains a web site that contains reports and other information that is filed through the SEC’s EDGAR System. The web site can be accessed at http://www.sec.gov.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page No

 Consolidated Statement of Operations for the period from August 28, 2004 to December 31, 2004, the period from January 1, 2004 to August 27, 2004, the period from January 10, 2003 to December 31, 2003, the period from January 1, 2003 to January 9, 2003 and the year ended December 31, 2002
F-2
Consolidated Balance Sheet as of December 31, 2004 and 2003	F-3
 Consolidated Statement of Cash Flows for the period from August 28, 2004 to December 31, 2004, the period from January 1, 2004 to August 27, 2004, the period from January 10, 2003 to December 31, 2003, the period from January 1, 2003 to January 9, 2003 and year ended December 31, 2002
F-5
 Consolidated Statement of Stockholder’s Investment for the year ended December 31, 2002, the period from January 1, 2003 to January 9, 2003, the period from January 10, 2003 to December 31, 2003, the period from January 1, 2004 to August 27, 2004 and the period from August 28, 2004 to December 31, 2004
F-8
Notes to Consolidated Financial Statements	F-13
Report of Independent Registered Public Accounting Firm	F-61
Unaudited Condensed Consolidated Balance Sheet as of April 2, 2005 and December 31, 2004	F-62
Unaudited Condensed Consolidated Statement of Operations for the three months ended April 2, 2005 and April 3, 2004	F-63
Unaudited Condensed Consolidated Statement of Cash Flows for the three months ended April 2, 2005 and April 3, 2004	F-64
Unaudited Condensed Consolidated Statement of Stockholder’s Investment for the three months ended April 2, 2005 and April 3, 2004	F-65
Notes to Unaudited Condensed Consolidated Financial Statements	F-67

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	For the Periods

	Post-	Post-		Pre-
	Acquisition	Recapitalization		Recapitalization

	Aug. 28, 2004 -	Jan. 1, 2004 -	Jan. 10, 2003 -	Jan. 1, 2003 -	Jan. 1, 2002 -
	Dec. 31, 2004	Aug. 27, 2004	Dec. 31, 2003	Jan. 9, 2003	Dec. 31, 2002

	(Amounts in thousands)
Net Sales	$560,978	$1,117,860	$1,480,556	$24,751	$1,376,498

Costs and Expenses:
Cost of products sold	409,052	792,759	1,053,994	18,497	986,991
Selling, general and administrative expense	101,466	199,943	258,113	4,960	259,550
Amortization of intangible assets	8,398	8,869	9,055	64	2,898
Expenses and charges arising from the Acquisition	—	83,700	—	—	—
Expenses and charges arising from the Recapitalization	—	—	—	83,000	6,600

	518,916	1,085,271	1,321,162	106,521	1,256,039

Operating earnings (loss)	42,062	32,589	159,394	(81,770)	120,459
Interest expense	(42,487)	(56,073)	(57,376)	(1,049)	(52,345)
Loss from debt retirement	—	(130,736)	—	—	—
Investment income	325	1,520	1,482	119	5,886

(Loss) earnings from continuing operations before provision (benefit) for income taxes	(100)	(152,700)	103,500	(82,700)	74,000
Provision (benefit) for income taxes	3,500	(41,400)	41,400	(21,800)	29,800

(Loss) earnings from continuing operations	(3,600)	(111,300)	62,100	(60,900)	44,200
(Loss) earnings from discontinued operations	(500)	67,400	12,100	(1,000)	18,300

Net (loss) earnings	$(4,100)	$(43,900)	$74,200	$(61,900)	$62,500

The accompanying notes are an integral part of these Consolidated Financial Statements.

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

	December 31,	December 31,
	2004	2003

	(Dollar amounts in thousands
	except per share data)
ASSETS
Current Assets:
Cash and cash equivalents	$94,955	$194,120
Restricted cash and investments at cost, which approximates market	—	1,223
Accounts receivable, less allowances of $5,467 and $5,811	225,706	212,812
Inventories:
Raw materials	72,166	53,241
Work in process	24,249	18,809
Finished goods	109,134	84,710

	205,549	156,760

Prepaid expenses	8,596	6,541
Other current assets	26,126	14,665
Prepaid income taxes	32,745	17,741
Assets of discontinued operations	—	502,811

Total current assets	593,677	1,106,673

Property and Equipment, at Cost:
Land	8,683	7,591
Buildings and improvements	75,476	67,296
Machinery and equipment	124,644	136,194

	208,803	211,081
Less accumulated depreciation	7,713	17,579

Total property and equipment, net	201,090	193,502

Other Assets:
Goodwill	1,295,105	675,846
Intangible assets, less accumulated amortization of $8,436 and $9,122	110,715	94,645
Deferred tax benefit	2,488	—
Deferred debt expense	41,741	12,589
Restricted investments and marketable securities	8,605	1,846
Other	11,154	14,879

	1,469,808	799,805

Total Assets	$2,264,575	$2,099,980

The accompanying notes are an integral part of these Consolidated Financial Statements.

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET — (Continued)

	December 31,	December 31,
	2004	2003

	(Dollar amounts in thousands
	except per share data)
LIABILITIES AND STOCKHOLDER’S INVESTMENT
Current Liabilities:
Notes payable and other short-term obligations	$5,364	$8,120
Current maturities of long-term debt	14,414	7,229
Accounts payable	137,343	111,041
Accrued expenses and taxes, net	220,784	149,297
Liabilities of discontinued operations	—	141,258

Total current liabilities	377,905	416,945

Other Liabilities:
Deferred income taxes	—	21,368
Other	214,672	136,833

	214,672	158,201

Notes, Mortgage Notes and Obligations Payable, Less Current Maturities	1,350,210	1,324,626

Stockholder’s Investment:
Common stock, $0.01 par value, authorized 3,000 shares; 3,000 issued and outstanding at December 31, 2004; none issued at December 31, 2003	—	—
Series B Preference Stock, $1.00 par value; authorized 19,000,000 shares; none issued at December 31, 2004; 8,130,442 shares issued and outstanding at December 31, 2003	—	8,130
Class A Common Stock, $1.00 par value; authorized 19,000,000 shares; none issued at December 31, 2004; 397,380 shares issued and outstanding at December 31, 2003	—	397
Additional paid-in capital	316,823	172,244
Accumulated deficit	(4,100)	—
Accumulated other comprehensive income	9,065	19,437

Total stockholder’s investment	321,788	200,208

Total Liabilities and Stockholder’s Investment:	$2,264,575	$2,099,980

The accompanying notes are an integral part of these Consolidated Financial Statements.

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Periods

	Post-	Post-		Pre-
	Acquisition	Recapitalization		Recapitalization

	Aug. 28, 2004 -	Jan. 1, 2004 -	Jan. 10, 2003 -	Jan. 1, 2003 -	Jan. 1, 2002 -
	Dec. 31, 2004	Aug. 27, 2004	Dec. 31, 2003	Jan. 9, 2003	Dec. 31, 2002

	(Amounts in thousands)
Cash Flows from operating activities:
(Loss) earnings from continuing operations	$(3,600)	$(111,300)	$62,100	$(60,900)	$44,200
(Loss) earnings from discontinued operations	(500)	67,400	12,100	(1,000)	18,300

Net (loss) earnings	(4,100)	(43,900)	74,200	(61,900)	62,500

Adjustments to reconcile net (loss) earnings to net cash provided by (used in) operating activities:
Depreciation and amortization expense, including amortization of purchase price allocated to inventory	22,528	25,823	31,807	645	28,859
Non-cash interest expense, net	4,096	24,671	6,352	125	3,827
Effect of the Acquisition, net	—	38,423	—	—	—
Effect of the Recapitalization, net	—	—	—	62,397	—
Non-cash stock-based compensation	108	48,561	2,071	—	—
Loss from debt retirement	—	130,736	—	—	—
Gain on the sale of discontinued operations	—	(125,200)	—	—	(2,400)
Deferred federal income tax provision (credit) from continuing operations	1,000	(46,900)	(4,800)	5,900	(200)
Deferred federal income tax provision (credit) from discontinued operations	—	(18,500)	500	—	2,000
Changes in certain assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable, net	26,911	(26,921)	(18,386)	4,298	(8,570)
Inventories	1,556	(34,337)	(499)	(4,457)	8,582
Prepaids and other current assets	6,164	(14,363)	(2,152)	268	(2,920)
Net assets of discontinued operations	—	2,326	3,506	1,767	(52,913)
Accounts payable	(34,112)	52,669	(6,111)	(777)	(2,199)
Accrued expenses and taxes	42,149	22,774	60,664	(19,816)	(1,264)
Long-term assets, liabilities and other, net	(10,095)	835	(9,125)	5,837	16,230

Total adjustments to net (loss) earnings	60,305	80,597	63,827	56,187	(10,968)

Net cash provided by (used in) operating activities	$56,205	$36,697	$138,027	$(5,713)	$51,532

The accompanying notes are an integral part of these Consolidated Financial Statements.

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS — (Continued)

	For the Periods

	Post-	Post-		Pre-
	Acquisition	Recapitalization		Recapitalization

	Aug. 28, 2004 -	Jan. 1, 2004 -	Jan. 10, 2003 -	Jan. 1, 2003 -	Jan. 1, 2002 -
	Dec. 31, 2004	Aug. 27, 2004	Dec. 31, 2003	Jan. 9, 2003	Dec. 31, 2002

	(Amounts in thousands)
Cash Flows from investing activities:
Capital expenditures	$(13,476)	$(11,848)	$(17,099)	$(207)	$(19,038)
Net cash paid for businesses acquired	(15,500)	(16,500)	(76,016)	—	—
Purchase of outstanding equity shares of the former Nortek Holdings by Thomas H. Lee Partners, L.P. and affiliates	(706,189)	—	—	—	—
Payment of Acquisition fees and expenses	(47,500)	—	—	—	—
Redemption of publicly held shares in connection with the Recapitalization	—	—	(469,655)	—	—
Payment of fees and expenses in connection with the Recapitalization	—	—	(27,900)	—	—
Purchase of investments and marketable securities	—	(5,000)	(30,015)	—	(332,069)
Proceeds from the sale of investments and marketable securities	—	5,000	30,015	—	428,307
Proceeds from the sale of discontinued businesses	—	526,000	—	—	29,516
Proceeds from the sale of fixed assets	7,805	324	557	—	729
Change in restricted cash and investments	(202)	(103)	1,028	(49)	(2,867)
Other, net	(294)	(615)	(1,220)	117	(4,826)

Net cash (used in) provided by investing activities	$(775,356)	$497,258	$(590,305)	$(139)	$99,752

The accompanying notes are an integral part of these Consolidated Financial Statements.

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS — (Continued)

	For the Periods

	Post-	Post-		Pre-
	Acquisition	Recapitalization		Recapitalization

	Aug. 28, 2004 -	Jan. 1, 2004 -	Jan. 10, 2003 -	Jan. 1, 2003 -	Jan. 1, 2002 -
	Dec. 31, 2004	Aug. 27, 2004	Dec. 31, 2003	Jan. 9, 2003	Dec. 31, 2002

	(Amounts in thousands)
Cash Flows from financing activities:
Change in borrowings, net	$920	$(5,370)	$2,658	$(1,313)	$(12,143)
Sale of 10% Senior Discount Notes due 2011, net of fees	—	—	339,522	—	—
Sale of Floating Rate Notes	—	196,000	—	—	—
Redemption of notes	(919,300)	(716,700)	—	—	—
Issuance of Preferred and Common stock in connection with the Recapitalization	—	—	359,185	—	—
Dividend to Preferred and Common stock holders	—	—	(298,474)	—	—
Cash distributions to stock option holders	—	—	(41,600)	—	—
Issuance of 32,608 shares of Class A common stock	—	—	1,500	—	—
Net proceeds from the sale of 8 1/2% Senior Notes	600,873	—	—	—	—
Net proceeds from borrowings under the Senior Secured Credit Facility	680,823	—	—	—	—
Equity investment by Thomas H. Lee Partners L.P. and affiliates	361,841	—	—	—	—
Settlement of stock options	(113,032)	—	—	—	—
Exercise of stock options	—	—	—	—	631
Other, net	31	(55)	7	(4,039)	(4,023)

Net cash provided by (used in) financing activities	612,156	(526,125)	362,798	(5,352)	(15,535)

Net (decrease) increase in unrestricted cash and cash equivalents	(106,995)	7,830	(89,480)	(11,204)	135,749
Unrestricted cash and cash equivalents at the beginning of the period	201,950	194,120	283,600	294,804	159,055

Unrestricted cash and cash equivalents at the end of the period	$94,955	$201,950	$194,120	$283,600	$294,804

The accompanying notes are an integral part of these Consolidated Financial Statements.

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDER’S INVESTMENT
For the Year Ended December 31, 2002

		Former
	Former	Nortek						Accumulated
	Nortek	Holdings		Nortek				Other
	Holdings	Special	Nortek	Special	Additional			Comprehensive	Comprehensive
	Common	Common	Common	Common	Paid-In	Retained	Treasury	Income	Income
	Stock	Stock	Stock	Stock	Capital	Earnings	Stock	(Loss)	(Loss)

	(Dollar amounts in thousands)
Balance, December 31, 2001	$—	$—	$18,829	$814	$210,214	$192,866	$(111,685)	$(39,725)	$—
Net earnings	—	—	—	—	—	62,500	—	—	62,500
Other comprehensive income (loss):
Currency translation adjustment	—	—	—	—	—	—	—	5,250	5,250
Minimum pension liability net of tax of $12,920	—	—	—	—	—	—	—	(22,701)	(22,701)
Unrealized decline in the fair value of marketable securities	—	—	—	—	—	—	—	(306)	(306)

Comprehensive income									$44,743

22,390 shares of special common stock converted into 22,390 shares of common stock	—	—	22	(22)	—	—	—	—
28,963 shares of common stock issued upon exercise of stock options	—	—	29	—	682	—	—	—
The effect of directors’ stock options	—	—	—	—	739	—	—	—
33 shares of treasury stock acquired	—	—	—	—	—	—	(1)	—
The former Nortek Holdings Reorganization	10,503	501	(18,880)	(792)	(103,018)	—	111,686	—

Balance, December 31, 2002	$10,503	$501	$—	$—	$108,617	$255,366	$—	$(57,482)

The accompanying notes are an integral part of these Consolidated Financial Statements.

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDER’S INVESTMENT — (Continued)
For the Period from January 1, 2003 to January 9, 2003

	Former	Former		Former
	Nortek	Nortek	Former	Nortek			Accumulated
	Holdings	Holdings	Nortek	Holdings			Other
	Series B	Class A	Holdings	Special	Additional		Comprehensive	Comprehensive
	Preference	Common	Common	Common	Paid-In	Retained	Income	Income
	Stock	Stock	Stock	Stock	Capital	Earnings	(Loss)	(Loss)

	(Dollar amounts in thousands)
Balance, December 31, 2002	$—	$—	$10,503	$501	$108,617	$255,366	$(57,482)	$—
Net loss	—	—	—	—	—	(61,900)	—	(61,900)
Other comprehensive income (loss):
Currency translation adjustment	—	—	—	—	—	—	1,096	1,096
Minimum pension liability, net of tax of $9,906	—	—	—	—	—	—	18,398	18,398

Comprehensive loss								$(42,406)

Settlement of stock options held by employees, net of taxes of $1,710	—	—	—	—	(3,000)	—	—

Subtotal	—	—	10,503	501	105,617	193,466	(37,988)
Effect of the Recapitalization	8,130	365	(10,503)	(501)	328,857	(193,466)	37,988

Balance, January 9, 2003	$8,130	$365	$—	$—	$434,474	$—	$—

The accompanying notes are an integral part of these Consolidated Financial Statements.

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDER’S INVESTMENT — (Continued)
For the Period from January 10, 2003 to December 31, 2003

	Former	Former
	Nortek	Nortek
	Holdings	Holdings			Accumulated
	Series B	Class A	Additional		Other
	Preference	Common	Paid-In	Accumulated	Comprehensive	Comprehensive
	Stock	Stock	Capital	Deficit	Income (Loss)	Income (Loss)

	(Dollar amounts in thousands)
Balance, January 9, 2003	$8,130	$365	$434,474	$—	$—	$—
Net income	—	—	—	74,200	—	74,200
Other comprehensive income (loss):
Currency translation adjustment	—	—	—	—	19,501	19,501
Minimum pension liability, net of tax of $35	—	—	—	—	(64)	(64)

Comprehensive income						$93,637

Issuance of 32,608 shares of Class A Common Stock	—	32	1,468	—	—
Dividend to common and preferred stockholders	—	—	(224,274)	(74,200)	—
Cash distribution to stock option holders	—	—	(41,600)	—	—
Stock based compensation	—	—	2,179	—	—
Other, net	—	—	(3)	—	—

Balance, December 31, 2003	$8,130	$397	$172,244	$—	$19,437

The accompanying notes are an integral part of these Consolidated Financial Statements.

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDER’S INVESTMENT — (Continued)
For the Period from January 1, 2004 to August 27, 2004

	Former	Former
	Nortek	Nortek
	Holdings	Holdings			Accumulated
	Series B	Class A	Additional		Other
	Preference	Common	Paid-In	Accumulated	Comprehensive	Comprehensive
	Stock	Stock	Capital	Deficit	Income (Loss)	Income (Loss)

	(Dollar amounts in thousands)
Balance, December 31, 2003	$8,130	$397	$172,244	$—	$19,437	$—
Net loss	—	—	—	(43,900)	—	(43,900)
Other comprehensive income (loss):
Currency translation adjustment	—	—	—	—	(3,958)	(3,958)
Unrealized appreciation in the fair value of marketable securities	—	—	—	—	21	21
Minimum pension liability, net of tax of $10	—	—	—	—	18	18

Comprehensive loss						$(47,819)

Stock based compensation	—	—	5,242	—	—
Settlement and cancellation of stock options, net of taxes of $19,131	—	—	(43,035)	—	—

Subtotal	8,130	397	134,451	(43,900)	15,518
Effect of the Acquisition	(8,130)	(397)	179,986	43,900	(15,518)

Balance, August 27, 2004	$—	$—	$314,437	$—	$—

The accompanying notes are an integral part of these Consolidated Financial Statements.

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDER’S INVESTMENT — (Continued)
For the Period from August 28, 2004 to December 31, 2004

			Accumulated
	Additional		Other
	Paid-In	Accumulated	Comprehensive	Comprehensive
	Capital	Deficit	Income (Loss)	Income (Loss)

	(Dollar amounts in thousands)
Balance, August 28, 2004	$314,437	$—	$—	$—
Net loss	—	(4,100)		(4,100)
Other comprehensive income (loss):
Currency translation adjustment	—	—	9,495	9,495
Unrealized decline in the fair value of marketable securities	—	—	(20)	(20)
Minimum pension liability, net of tax of $221			(410)	(410)

Comprehensive income				$4,965

Stock based compensation	108	—	—
Effect of the Acquisition	2,278	—	—

Balance, December 31, 2004	$316,823	$(4,100)	$9,065

The accompanying notes are an integral part of these Consolidated Financial Statements.

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
      The consolidated financial statements included herein for periods prior to January 9, 2003 reflect the financial position, results of operations and cash flows of the former Nortek, Inc. and all of its wholly-owned subsidiaries, for the period prior to August 28, 2004 and subsequent to January 9, 2003, reflect the financial position, results of operations and cash flows of the former Nortek Holdings, Inc. and all of its wholly-owned subsidiaries (the predecessor company to Nortek Holdings, Inc.) and subsequent to August 27, 2004, reflect the financial position, results of operations and cash flows of Nortek Holdings and all of its subsidiaries (“Nortek Holdings” or the “Company”). The Company is a diversified manufacturer of residential and commercial building products, operating within two principal segments (see Note 10 for a discussion of discontinued operations related to the Company’s subsidiaries, La Cornue SAS (“La Cornue”) and Ply Gem Industries, Inc. (“Ply Gem”) and Ply Gem’s current and former subsidiaries): the Residential Building Products Segment and the Air Conditioning and Heating Products Segment. Through these principal segments, the Company manufactures and sells, primarily in the United States, Canada and Europe, a wide variety of products for the residential and commercial construction, manufactured housing, and the do-it-yourself (“DIY”) and professional remodeling and renovation markets.
      On July 15, 2004, THL Buildco Holdings, Inc. (“THL Buildco Holdings”) and THL Buildco, Inc. (“THL Buildco”), newly formed Delaware corporations affiliated with Thomas H. Lee Partners, L.P., entered into a stock purchase agreement with the owners of Nortek Holdings, Inc., Nortek’s former parent company (referred to herein as “the former Nortek Holdings”), including affiliates of Kelso & Company, L.P. (“Kelso”) and certain members of Nortek’s management, pursuant to which THL Buildco agreed to purchase all the outstanding capital stock of the former Nortek Holdings. Prior to the completion of the THL Transaction described below, Nortek was a wholly-owned direct subsidiary of the former Nortek Holdings and THL Buildco was a wholly-owned direct subsidiary of THL Buildco Holdings. On January 9, 2003, the former Nortek Holdings was acquired by Kelso and certain members of Nortek’s management in a transaction valued at approximately $1,600,000,000 including all of the Company’s indebtedness (the “Recapitalization”).
      On August 27, 2004, THL Buildco purchased all of the outstanding capital stock of the former Nortek Holdings pursuant to the stock purchase agreement in a transaction valued at approximately $1,740,000,000 (the “Acquisition”). Immediately upon the completion of the Acquisition, THL Buildco was merged with and into the former Nortek Holdings with the former Nortek Holdings continuing as the surviving corporation. The former Nortek Holdings was then merged with and into Nortek with Nortek continuing as the surviving corporation and a wholly-owned subsidiary of THL Buildco Holdings. THL Buildco Holdings was then renamed becoming Nortek Holdings. As noted above, Nortek Holdings is wholly-owned by NTK Holdings, Inc. (“NTK Holdings”), which is wholly-owned by THL-Nortek Investors, LLC, a Delaware limited liability company (“Investors LLC”). In connection with the Acquisition, members of Nortek management reinvested a portion of their equity interest in the former Nortek Holdings for an equity interest in Investors LLC and interests in a deferred compensation plan established by Nortek Holdings (the Acquisition and the above events are collectively referred to herein as the “THL Transaction”) (see Note 2).
      On February 10, 2005, NTK Holdings, a newly formed Delaware corporation, issued 3,000 shares of capital stock to Investors LLC in exchange for Investors LLC’s shares of capital stock of Nortek Holdings. As a result of this exchange, Nortek Holdings became a wholly-owned subsidiary of NTK Holdings and NTK Holdings became a wholly-owned subsidiary of Investors LLC.

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Principles of Consolidation
      The Consolidated Financial Statements include the accounts of the Company and all of its continuing wholly-owned subsidiaries after elimination of intercompany accounts and transactions. Certain amounts in the prior years’ Consolidated Financial Statements have been reclassified to conform to the current year presentation.

Accounting Policies and Use of Estimates
      The preparation of these Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States involves estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of income and expense during the reporting periods. Certain of the Company’s accounting policies require the application of judgment in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. The Company periodically evaluates the judgments and estimates used for its critical accounting policies to ensure that such judgments and estimates are reasonable for its interim and year-end reporting requirements. These judgments and estimates are based on the Company’s historical experience, current trends and information available from other sources, as appropriate. If different conditions result from those assumptions used in the Company’s judgments, the results could be materially different from the Company’s estimates.

Recognition of Sales and Related Costs, Incentives and Allowances
      The Company recognizes sales upon the shipment of its products net of applicable provisions for discounts and allowances. Allowances for cash discounts, volume rebates and other customer incentive programs, as well as gross customer returns, among others, are recorded as a reduction of sales at the time of sale based upon the estimated future outcome. Cash discounts, volume rebates and other customer incentive programs are based upon certain percentages agreed to with the Company’s various customers, which are typically earned by the customer over an annual period. The Company records periodic estimates for these amounts based upon the historical results to date, estimated future results through the end of the contract period and the contractual provisions of the customer agreements. For calendar year customer agreements, the Company is able to adjust its periodic estimates to actual amounts as of December 31 each year based upon the contractual provisions of the customer agreements. For those customers who have agreements that are not on a calendar year cycle, the Company records estimates at December 31 consistent with the above described methodology. Customer returns are recorded on an actual basis throughout the year and also include an estimate at the end of each reporting period for future customer returns related to sales recorded prior to the end of the period. The Company generally estimates customer returns based upon the time lag that historically occurs between the date of the sale and the date of the return while also factoring in any new business conditions that might impact the historical analysis such as new product introduction. The Company also provides for its estimate of warranty, bad debts and shipping costs at the time of sale. Shipping and warranty costs are included in cost of products sold. Bad debt provisions are included in selling, general and administrative expense. The amounts recorded are generally based upon historically derived percentages while also factoring in any new business conditions that might impact the historical analysis such as new product introduction for warranty and bankruptcies of particular customers for bad debts.

Cash, Investments and Marketable Securities
      Cash equivalents consist of short-term highly liquid investments with original maturities of three months or less which are readily convertible into cash.

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      At December 31, 2004 and 2003, the Company has less than approximately $100,000 of marketable securities available for sale, which are recorded at fair value.
      The Company has classified as restricted in the accompanying consolidated balance sheet certain investments and marketable securities that are not fully available for use in its operations. At December 31, 2004 approximately $8,605,000 of investments (all of which is included in long-term assets) had been pledged as collateral or were held in pension trusts for certain debt, insurance, employee benefits and other requirements. At December 31, 2003, approximately $3,069,000 (of which $1,223,000 is included in current assets) of cash, investments and marketable securities had been pledged as collateral or were held in pension trusts for certain debt, insurance, employee benefits and other requirements (see Notes 6 and 8).

Disclosures About Fair Value of Financial Instruments
      The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Cash Equivalents — The carrying amount approximates fair value because of the short maturity of those instruments.

Investments — The fair value of investments are based on quoted market prices. The fair value of investments was not materially different from their cost basis at December 31, 2004 or 2003.

Long-Term Debt — At December 31, 2004 and December 31, 2003, the fair value of long-term indebtedness was approximately $29,100,000 higher and $69,800,000 higher, respectively, than the amount on the Company’s consolidated balance sheet, before unamortized premium, based on market quotations (see Note 6).

Inventories
      Inventories in the accompanying consolidated balance sheet are valued at the lower of cost or market. At December 31, 2004 and 2003, approximately $110,637,000 and $91,099,000 of total inventories, respectively, were valued on the last-in, first-out method (“LIFO”). Under the first-in, first-out method (“FIFO”) of accounting, such inventories would have been approximately $3,455,000 and $7,755,000 lower at December 31, 2004 and 2003, respectively. All other inventories were valued under the FIFO method. In connection with both LIFO and FIFO inventories, the Company records provisions, as appropriate, to write-down obsolete and excess inventory to estimated net realizable value. The process for evaluating obsolete and excess inventory often requires the Company to make subjective judgments and estimates concerning future sales levels, quantities and prices at which such inventory will be able to be sold in the normal course of business. Accelerating the disposal process or incorrect estimates of future sales potential may cause the actual results to differ from the estimates at the time such inventory is disposed or sold.
      Purchase price allocated to the fair value of inventory is amortized over the estimated period in which the inventory will be sold.

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Depreciation and Amortization
      Depreciation and amortization of property and equipment, including capital leases, is provided on a straight-line basis over their estimated useful lives, which are generally as follows:

Buildings and improvements	10-35 years
Machinery and equipment, including leases	3-15 years
Leasehold improvements	term of lease
      Expenditures for maintenance and repairs are expensed when incurred. Expenditures for renewals and betterments are capitalized. When assets are sold, or otherwise disposed, the cost and related accumulated depreciation are eliminated and the resulting gain or loss is recognized.

Goodwill and Intangible Assets
      The Company accounts for acquired goodwill and intangible assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” (“SFAS No. 141”), SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”) and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”) which involves judgment with respect to the determination of the purchase price and the valuation of the acquired assets and liabilities in order to determine the final amount of goodwill. The Company believes that the estimates that it has used to record its acquisitions are reasonable and in accordance with SFAS No. 141 (see Notes 2 and 3).
      Under SFAS No. 142, goodwill and intangible assets determined to have an indefinite useful life are not amortized, instead these assets are evaluated for impairment on an annual basis and whenever events or business conditions warrant. The Company has evaluated the carrying value of reporting unit goodwill and determined that no impairment existed at either the date of the Acquisition or at its annual evaluation date as of the first day of the fourth quarter.
      In accordance with SFAS No. 144, the Company has evaluated the realizability of non indefinite-lived and non-goodwill long-lived assets, which primarily consist of property, plant and equipment and intangible assets (the “SFAS No. 144 Long-Lived Assets”), whenever impairment indicators are present, based on expectations of non-discounted future cash flows for each subsidiary having a material amount of SFAS No. 144 Long-Lived Assets. If the sum of the expected non-discounted future cash flows is less than the carrying amount of all assets including SFAS No. 144 Long-Lived Assets, the Company would recognize an impairment loss. The Company’s cash flow estimates are based upon historical cash flows, as well as future projected cash flows received from subsidiary management in connection with the annual Company wide planning process, and include a terminal valuation for the applicable subsidiary based upon a multiple of earnings before interest expense, net, depreciation and amortization expense and income taxes (“EBITDA”). The Company estimates the EBITDA multiple by reviewing comparable company information and other industry data. The Company believes that its procedures for estimating gross future cash flows, including the terminal valuation, are reasonable and consistent with market conditions at the time of estimation. Based on its most recent analysis, the Company believes that no material impairment of SFAS No. 144 Long-Lived Assets exists at December 31, 2004.

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table presents a summary of the activity in goodwill for continuing operations and discontinued operations for the period from August 28, 2004 to December 31, 2004, the period from January 1, 2004 to August 27, 2004, the period from January 10, 2003 to December 31, 2003, the period from January 1, 2003 to January 9, 2003 and the year ended December 31, 2002. Goodwill related to discontinued operations is included in assets of discontinued operations in the accompanying consolidated balance sheet as of December 31, 2003.

	Continuing	Discontinued
	Operations	Operations	Total

	(Amounts in thousands)
Balance as of December 31, 2001	$284,437	$273,512	$557,949
Purchase accounting adjustments	426	(3,401)	(2,975)
Allocated to subsidiary sold	—	(4,200)	(4,200)
Impact of foreign currency translation	268	120	388

Balance as of December 31, 2002	285,131	266,031	551,162
Impact of foreign currency translation	269	74	343

Balance as of January 9, 2003	285,400	266,105	551,505
Effect of Recapitalization	350,807	(40,567)	310,240
Acquisitions during the period from January 10, 2003 to December 31, 2003	46,248	—	46,248
Purchase accounting adjustments	(11,979)	(4,195)	(16,174)
Impact of foreign currency translation	5,370	851	6,221

Balance as of December 31, 2003	675,846	222,194	898,040
Acquisitions during the period from January 1, 2004 to August 27, 2004	6,841	—	6,841
Dispositions	—	(222,194)	(222,194)
Purchase accounting adjustments	(3,229)	—	(3,229)
Impact of foreign currency translation	1	—	1

Balance as of August 27, 2004	679,459	—	679,459
Effect of the Acquisition	607,053	—	607,053
Acquisitions during the period from August 28, 2004 to December 31, 2004	8,805	—	8,805
Impact of foreign currency translation	1,793	—	1,793
Purchase accounting adjustments	(2,005)	—	(2,005)

Balance as of December 31, 2004	$1,295,105	$—	$1,295,105

      Goodwill associated with the Acquisition and Recapitalization and acquisitions above (see Note 2) will not be deductible for income tax purposes, with the exception of approximately $7,300,000 of goodwill associated with acquisitions during the period from January 10, 2003 to December 31, 2003 which will be deductible for income tax purposes. Purchase accounting adjustments relate principally to final revisions resulting from the completion of fair value adjustments and adjustments to deferred income taxes that impact goodwill.
      The Company has classified as goodwill the cost in excess of fair value of the net assets (including tax attributes) of companies acquired in purchase transactions. See Note 11 for a rollforward of the activity in goodwill by operating segment for the years ended December 31, 2004 and 2003.

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Intangible assets consist principally of patents, trademarks, customer relationships and non-compete agreements. Patents, trademarks and non-compete agreements are amortized on a straight-line basis, while customer relationships are amortized on an accelerated basis based upon the consumption of the estimated economic benefits of the customer relationship. Amortization of intangible assets charged to operations amounted to approximately $8,398,000, $8,869,000, $9,055,000, $64,000, and $2,898,000 for the period from August 28, 2004 to December 31, 2004, the period from January 1, 2004 to August 27, 2004, the period from January 10, 2003 to December 31, 2003, the period from January 1, 2003 to January 9, 2003 and the year ended December 31, 2002, respectively. The table that follows presents the major components of intangible assets as of December 31, 2004 and 2003:

				Weighted
				Average
	Gross Carrying	Accumulated	Net Intangible	Remaining
	Amount	Amortization	Assets	Useful Lives

	(Amounts in thousands except for useful lives)
December 31, 2004:
Trademarks	$62,114	$(1,145)	$60,969	15.0
Patents	21,423	(723)	20,700	14.7
Customer relationships	29,124	(6,046)	23,078	4.4
Other	6,490	(522)	5,968	3.8

	$119,151	$(8,436)	$110,715	8.6

December 31, 2003:
Trademarks	$51,396	$(3,257)	$48,139	15.0
Patents	16,908	(680)	16,228	16.1
Customer relationships	29,965	(4,883)	25,082	4.6
Other	5,498	(302)	5,196	4.7

	$103,767	$(9,122)	$94,645	8.5

      As of December 31, 2004, the estimated annual intangible asset amortization expense for each of the succeeding five years aggregates approximately $55,100,000 as follows:

Annual Amortization
Year Ended December 31,	Expense

(Amounts in thousands)
(Unaudited)
2005	$16,900
2006	13,000
2007	10,400
2008	8,400
2009	6,400

Pensions and Postretirement Health Benefits
      The Company accounts for pensions, including supplemental executive retirement plans, and post retirement health benefit liabilities under SFAS No. 87 “Employers’ Accounting for Pensions” (“SFAS No. 87”) and SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions” (“SFAS No. 106”). SFAS No. 87 and SFAS No. 106 require the estimating of such items as the long-term average return on plan assets, the discount rate, the rate of compensation increase and the assumed medical cost inflation rate. Such estimates require a significant amount of judgment (see Note 8).

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In December 2003, the FASB reissued SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits” (“SFAS No. 132”) to require additional disclosures to those in the original SFAS No. 132 about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined postretirement benefit plans. The revised SFAS No. 132 provides only for additional disclosures and does not change the accounting for pension and postretirement benefit plans. The Company has previously adopted SFAS No. 132 and has provided the required new disclosures of the revised SFAS No. 132 in Note 8.

Insurance Liabilities
      The Company records insurance liabilities and related expenses for health, workers compensation, product and general liability losses and other insurance reserves and expenses in accordance with either the contractual terms of its policies or, if self-insured, the total liabilities that are estimable and probable as of the reporting date. Insurance liabilities are recorded as current liabilities to the extent they are expected to be paid in the succeeding year with the remaining requirements classified as long-term liabilities. The accounting for self-insured plans requires that significant judgments and estimates be made both with respect to the future liabilities to be paid for known claims and incurred but not reported claims as of the reporting date. The Company considers historical trends when determining the appropriate insurance reserves to record in the consolidated balance sheet for a substantial portion of its workers compensation and general and product liability losses. In certain cases where partial insurance coverage exists, the Company must estimate the portion of the liability that will be covered by existing insurance policies to arrive at the net expected liability to the Company.

Income Taxes
      The Company accounts for income taxes using the liability method in accordance with SFAS No. 109 “Accounting for Income Taxes” (“SFAS No. 109”), which requires that the deferred tax consequences of temporary differences between the amounts recorded in the Company’s Consolidated Financial Statements and the amounts included in the Company’s federal and state income tax returns be recognized in the balance sheet. As the Company generally does not file its income tax returns until well after the closing process for the December 31 financial statements is complete, the amounts recorded at December 31 reflect estimates of what the final amounts will be when the actual income tax returns are filed for that fiscal year. In addition, estimates are often required with respect to, among other things, the appropriate state income tax rates to use in the various states that the Company and its subsidiaries are required to file, the potential utilization of operating and capital loss carry-forwards for both federal and state income tax purposes and valuation allowances required, if any, for tax assets that may not be realizable in the future. SFAS No. 109 requires balance sheet classification of current and long-term deferred income tax assets and liabilities based primarily upon the classification of the underlying asset or liability that gives rise to a temporary difference (see Note 5).

Interest Allocation to Dispositions
      The Company allocates interest to dispositions that qualify as a discontinued operation for debt instruments which are entered into specifically and solely with the entity disposed of and for debt which is settled with proceeds received from the disposition.

Stock-Based Compensation of Employees, Officers and Directors
      In the fourth quarter of 2003, the Company adopted the fair value method of accounting for stock-based employee compensation in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) and recorded pre-tax charges of approximately $1,400,000 in selling,

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
general and administrative expense and $100,000 in earnings from discontinued operations in the accompanying consolidated statement of operations for the period January 10, 2003 to December 31, 2003 related to stock options issued during the period. No stock options were issued during the period from January 1, 2003 to January 9, 2003. The Company had previously accounted for stock-based employee compensation in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), including related interpretations, and followed the disclosure only provisions of SFAS No. 123. The Company adopted SFAS No. 123 using the prospective method of transition in accordance with SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” (“SFAS No. 148”). The prospective method under SFAS No. 148 required the Company to adopt SFAS No. 123 effective January 1, 2003 for all employee awards granted, modified, or settled after January 1, 2003. In addition, in the fourth quarter of 2003, the Company recorded a $600,000 compensation based charge related to the sale of certain capital stock.
      The Company recorded stock-based compensation charges in continuing operations of approximately $100,000 and $48,500,000 for the period from August 28, 2004 to December 31, 2004 and the period from January 1, 2004 to August 27, 2004, respectively, in accordance with SFAS No. 123. Stock-based employee compensation charges recorded in the period from August 28, 2004 to December 31, 2004 related to the C-1 Units described below received by certain employees and consultants of the Company in connection with the THL Transaction (see Note 2) and approximately $48,500,000 recorded in the period from January 1, 2004 to August 27, 2004 related to the accelerated vesting and achievement of the performance criteria for a portion of the Company’s outstanding Class B stock options due to the change in control of the Company as a result of the Acquisition. A portion of this expense has been allocated to the Company’s reporting segments for all periods presented (see Note 11) and a portion has been recorded in “expenses and charges arising from the Acquisition”. In addition, the Company recorded stock-based employee compensation charges in discontinued operations of approximately $6,400,000 for the period from January 1, 2004 to August 27, 2004 relating to the accelerated vesting and achievement of the performance criteria for a portion of the Company’s outstanding Class A and B stock options, which were retained by employees of the discontinued operations (see Note 10) due to the change of control of the Company as a result of the Acquisition.
      During the period from January 1, 2003 to January 9, 2003, the Company had previously recorded a pre-tax stock-based employee compensation charge of approximately $4,710,000 (approximately $3,000,000 net of tax) related to the cash settlement and cancellation of outstanding stock options that were tendered in connection with the Recapitalization in accordance with the provisions of APB 25. In connection with the adoption of SFAS No. 123, the compensation charge, net of tax, of approximately $3,000,000 was reclassified in accordance with the provisions of SFAS No. 123 to be reflected as an equity adjustment to additional paid-in capital in the accompanying consolidated statement of stockholder’s investment for the period from January 1, 2003 to January 9, 2003.
      In connection with the THL Transaction, certain employees and consultants received approximately 21,184 C-1 units and approximately 42,368 C-2 units, which represent equity interests in Investors LLC that function similar to stock options. The C-1 units vest pro rata on a quarterly basis over a three-year period and approximately 1,765 were vested at December 31, 2004. The total stock-based employee compensation charge associated with the C-1 units is approximately $930,000, which is being amortized pro rata over the three-year vesting period. Approximately $830,000 remains to be amortized at December 31, 2004. The C-2 units only vest in the event that certain performance-based criteria, as defined, are met. As of December 31, 2004, there was approximately $1,500,000 of unamortized stock-based employee compensation with respect to the C-2 units, which will be amortized in the event that it becomes probable that the C-2 units or any portion thereof will vest. The C-1 and C-2 units were valued using the Black-Scholes option pricing model to determine the freely-traded call option value based upon

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
information from comparable public companies, which was then adjusted to reflect the discount period, the minority interest factor and the lack of marketability factor to arrive at the final valuations.
      All outstanding stock options at August 27, 2004 were fully vested in connection with the THL Transaction and were either sold or surrendered for cancellation as part of the THL Transaction (see Note 2). The following tables summarize the Company’s common and special common stock option transactions for stock options issued prior to the Acquisition and reflects both stock options issued prior to the Recapitalization and Class A stock options issued subsequent to the Recapitalization, including options held by the Management Investors that were exchanged in connection with the Recapitalization. Options issued prior to the Nortek Holdings Reorganization on November 20, 2002 for the common and special common stock of the Company were converted to options to purchase the common and special common stock of Nortek Holdings in connection with the Nortek Holdings Reorganization (see Notes 2 and 7).

Stock Options Issued:

			Weighted
			Average
	Number of	Option Price	Exercise
	Shares	per Share	Price

Options outstanding at December 31, 2002	2,085,546	$ 8.75 - $44.16	$23.69
Exercised and tendered in connection with the Recapitalization	(217,226)	20.25 - 44.16	24.81

Options canceled and exchanged for new Class A stock options in connection with the Recapitalization on January 9, 2003	1,868,320	$ 8.75 - $33.06	$23.56
Granted	443,266	46.00 - 46.00	46.00
Canceled	(2,333)	46.00 - 46.00	46.00

Options outstanding at December 31, 2003	2,309,253	$10.50 - $11.00	$10.62
Options canceled in connection with sale of Ply Gem	(74,667)	$10.50 - $11.00	10.70
Options sold or surrendered in connection with the THL Transaction	(2,234,586)	$10.50 - $11.00	10.59

Options outstanding at August 27, 2004	—	—	—

      The above table does not include 846,534 of Class B common stock options issued by the former Nortek Holdings, of which 841,867 were outstanding at December 31, 2003 and August 27, 2004, as 4,667 of Class B common stock options were cancelled during fiscal 2003. The Class B stock options fully vested in connection with the THL Transaction and were included in the amounts either sold or surrendered for cancellation as part of the THL Transaction (see Note 2).
      As of December 31, 2003, 1,977,026 of Class A common stock options were exercisable. As of December 31, 2002, 1,948,525 of options to acquire shares of common and special common stock were exercisable.
      As defined under the then existing stock option plans, all options became fully vested upon the completion of the Recapitalization on January 9, 2003. Options to purchase 217,226 of common stock of the former Nortek Holdings were exercised and tendered in connection with the Recapitalization for a cash settlement of approximately $4,700,000. Options to purchase 1,868,320 shares of common stock and special common stock of the former Nortek Holdings, that were rolled-over by the Management Investors, were exchanged for fully vested stock options to purchase an equal number of shares of Class A Common Stock of the former Nortek Holdings at the same price per share (the “Rollover Options”).

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In connection with a shareholder distribution made by the former Nortek Holdings in November 2003, option holders of the Rollover Options received a cash distribution of approximately $41,600,000 (see Note 7), which was treated as a charge to additional paid-in capital in the accompanying consolidated statement of stockholder’s investment in accordance with the provisions of SFAS No. 123. The distribution to each individual option holder was equal to the number of shares held multiplied by the lesser of (i) $35 per share or (ii) $46 per share minus the amount per share the exercise price was reduced. In conjunction with this shareholder distribution, the former Nortek Holdings adjusted the exercise price of all of the Rollover Options to equal $10.50 per share and all of the other Class A stock options to equal $11.00 per share, which has been reflected in the above table.
      The Company has historically used the Black-Scholes option-pricing model to determine the fair value of stock options at the date of grant. There were no stock options granted during the period from January 1, 2004 to August 27, 2004 or during the period from January 1, 2003 to January 9, 2003. The following table summarizes the weighted-average assumptions for the periods presented during which options were issued. The weighted-average assumptions for options granted subsequent to January 1, 2003 were used to calculate the stock-based employee compensation charge of approximately $1,400,000 for the period from January 10, 2003 to December 31, 2003 in connection with the Company’s adoption of SFAS No. 123. As the former Nortek Holdings was no longer a public company during this period, the weighted-average assumptions reflect the use of the minimum value calculations permitted under SFAS No. 123 for non-public companies, whereby a volatility assumption is excluded from the calculation. The weighted-average assumptions for options granted prior to January 1, 2003 included in the pro forma information for the period from January 1, 2003 to January 9, 2003 and the year ended December 31, 2002 presented below include a volatility assumption as the former Nortek Holdings and, prior to the Nortek Holdings Reorganization, the Company’s common stock was publicly traded as of the end of these periods. The weighted average assumptions related to earnings (loss) from continuing operations exclude options issued to employees of Ply Gem, which has been treated as a discontinued operation for all periods presented.

	For the Periods

	Post-	Pre-
	Recapitalization	Recapitalization

	Jan. 10, 2003 -	Jan. 1, 2002 -
	Dec. 31, 2003	Dec. 31, 2002

Assumptions for Earnings (Loss) from Continuing Operations:
Risk-free interest rate	Between 2.60%	Between 4.29%
	and 3.23%	and 4.54%
Expected life	5 years	5 years
Expected volatility	N/A	38%
Expected dividend yield	0%	0%
Weighted average fair value at grant date of options granted	$8.03	$10.68
Assumptions for Net Earnings (Loss):
Risk-free interest rate	Between 2.60%	Between 4.29%
	and 3.23%	and 4.54%
Expected life	5 years	5 years
Expected volatility	N/A	38%
Expected dividend yield	0%	0%
Weighted average fair value at grant date of options granted	$7.93	$10.67
      Pro forma information is not required under SFAS No. 148 for the periods August 28, 2004 to December 31, 2004, January 1, 2004 to August 27, 2004 and the period from January 10, 2003 to

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2003 as the consolidated statement of operations for those periods includes the actual stock-based employee compensation for stock options required under SFAS No. 123 for those periods.
      Pro forma information for the period from January 1, 2003 to January 9, 2003 and the year ended December 31, 2002 has been determined as if the Company had been accounting for its employee stock options under the fair value method of SFAS No. 123 for all options issued prior to January 1, 2003 and subsequent to the initial effective date of SFAS No. 123. The pro forma stock-based employee compensation charge for the period from January 1, 2003 to January 9, 2003 reflects the pro forma impact of the accelerated vesting associated with the immediate vesting of all unvested options in connection with the Recapitalization. No historical stock-based employee compensation is reflected for the period from January 1, 2003 to January 9, 2003 as no options were issued. No historical stock-based employee compensation is reflected in the statement of operations for the year ended December 31, 2002, as all employee options granted under those plans had an intrinsic value of zero on the date of grant. The pro forma amounts with respect to (loss) earnings from continuing operations exclude the pro forma impact of options issued to employees of Ply Gem, which has been treated as a discontinued operation for all periods presented.

	For the Periods

	Pre-Recapitalization

	Jan. 1, 2003 -	Jan. 1, 2002 -
	Jan. 9, 2003	Dec. 31, 2002

	(Amounts in thousands)
(Loss) earnings from continuing operations, as reported	$(60,900)	$44,200
Less: Total stock-based employee compensation expense determined under the fair value method for awards issued prior to January 1, 2003, net of related tax effects	(500)	(1,000)

Pro forma (loss) earnings from continuing operations	$(61,400)	$43,200

Net (loss) earnings, as reported	$(61,900)	$62,500
Less: Total stock-based employee compensation expense determined under the fair value method for awards issued prior to January 1, 2003, net of related tax effects	(600)	(1,200)

Pro forma net (loss) earnings	$(62,500)	$61,300

      On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 123 (revised 2004), “Share-Based Payment”, (“SFAS No. 123R”). SFAS No. 123R is a revision of SFAS No. 123 and supersedes APB 25 and amends SFAS No. 95, “Statement of Cash Flows” (“SFAS No. 95”). The accounting for share-based payments under SFAS No. 123R is similar to the approach described in SFAS No. 123, however, SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values and pro-forma disclosure is no longer an alternative to financial statement recognition. The provisions of SFAS No. 123R will be effective for nonpublic entities in fiscal years beginning after December 15, 2005, subject to limitations, with earlier adoption encouraged. The Company is currently evaluating the impact of adopting SFAS No. 123R on its consolidated financial statements.

Commitments and Contingencies
      The Company provides accruals for all direct costs associated with the estimated resolution of contingencies at the earliest date at which it is deemed probable that a liability has been incurred and the amount of such liability can be reasonably estimated. Costs accrued are estimated based upon an analysis

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
of potential results, assuming a combination of litigation and settlement strategies and outcomes (see Note 9).

Comprehensive Income (Loss)
      Comprehensive income (loss) includes net earnings and unrealized gains and losses from currency translation, marketable securities available for sale and minimum pension liability adjustments, net of tax attributes. The components of the Company’s comprehensive income (loss) and the effect on earnings for the periods presented are detailed in the accompanying consolidated statement of stockholder’s investment.
      The balances of each classification, net of tax attributes, within accumulated other comprehensive income/(loss) as of the periods presented are as follows:

				Total
		Unrealized		Accumulated
		Gains	Minimum	Other
	Foreign	(Losses) on	Pension	Comprehensive
	Currency	Marketable	Liability	Income
	Translation	Securities	Adjustment	(Loss)

	(Amounts in thousands)
Balance December 31, 2001	$(16,495)	$(72)	$(23,158)	$(39,725)
Change during the period	5,250	(306)	(22,701)	(17,757)

Balance December 31, 2002	(11,245)	(378)	(45,859)	(57,482)
Change during the period	1,096	—	18,398	19,494

Balance January 9, 2003	(10,149)	(378)	(27,461)	(37,988)
Effect of the Recapitalization	10,149	378	27,461	37,988
Change during the period	19,501	—	(64)	19,437

Balance December 31, 2003	19,501	—	(64)	19,437
Change during the period	(3,958)	21	18	(3,919)

Balance August 27, 2004	15,543	21	(46)	15,518
Effect of the Acquisition	(15,543)	(21)	46	(15,518)
Change during the period	9,495	(20)	(410)	9,065

Balance December 31, 2004	$9,495	$(20)	$(410)	$9,065

Foreign Currency Translation
      The financial statements of subsidiaries outside the United States are measured using the foreign subsidiaries’ local currency as the functional currency. The Company translates the assets and liabilities of its foreign subsidiaries at the exchange rates in effect at year-end. Net sales and expenses are translated using average exchange rates in effect during the year. Gains and losses from foreign currency translation are credited or charged to accumulated other comprehensive income (loss) included in stockholder’s investment in the accompanying consolidated balance sheet. Transaction gains and losses are recorded in selling, general and administrative expense and have not been material during any of the periods presented.

2.	THE ACQUISITION AND RECAPITALIZATION TRANSACTIONS
      On July 15, 2004, THL Buildco Holdings and THL Buildco, newly formed Delaware corporations affiliated with Thomas H. Lee Partners, L.P., entered into a stock purchase agreement with the owners of the former Nortek Holdings, the Company’s former parent company including affiliates of Kelso, and certain members of the Company’s management, pursuant to which THL Buildco agreed to purchase all

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
the outstanding capital stock of the former Nortek Holdings. As noted below, prior to the completion of the THL Transactions, Nortek was a wholly-owned direct subsidiary of the former Nortek Holdings and THL Buildco was a wholly-owned direct subsidiary of THL Buildco Holdings.
      On November 20, 2002, the Company reorganized into a holding company structure and each outstanding share of capital stock of Nortek was converted into an identical share of capital stock of the former Nortek Holdings, a Delaware corporation formed in 2002, with the former Nortek Holdings becoming the successor public company and Nortek becoming a wholly-owned subsidiary of the former Nortek Holdings (the “Holdings Reorganization”). On January 9, 2003, the former Nortek Holdings completed the Recapitalization, which resulted in the acquisition of the former Nortek Holdings by certain affiliates and designees of Kelso & Company L.P. (“Kelso”) and certain members of Nortek’s management. As a result, of the Recapitalization, the Company’s shares of capital stock were no longer publicly traded.
      The sections below describe more fully the Recapitalization and Acquisition transactions of Nortek and the related pro-forma effect such transactions would have had on the consolidated financial statements of the Company.

The Acquisition
      On August 27, 2004, the sole stockholder of Nortek, the former Nortek Holdings adopted and approved, by unanimous written consent in lieu of special meeting, the Agreement and plan of Merger between the former Nortek Holdings and Nortek, which provided for the merger of the former Nortek Holdings with and into Nortek.
      Prior to the Acquisition, certain members of Nortek management held stock options to purchase shares of common stock of the former Nortek Holdings issued to them under the former Nortek Holdings 2002 Stock Option Plan. These members of Nortek management, who would have been entitled to receive cash payments upon consummation of the Acquisition in respect to these options, instead sold a portion of those options to THL Buildco for approximately $113,032,000 and surrendered the remainder of these options held by them for cancellation without immediate payment. In consideration for this cancellation of options without immediate payment, these option holders received an equity interest in Investors LLC and Nortek Holdings established a deferred compensation plan and credited for the account of each of these management participants under the plan a number of notional Class A units of Investors LLC equal in value to the value of the old stock options so cancelled. For purposes of the plan, the value of the stock options cancelled was equal to the excess of the fair market value of the stock underlying the options at the time of the Acquisition over the aggregate exercise price of the options. The plan is a non-qualified, unfunded obligation of Nortek Holdings. The remaining outstanding options, including some held by Management Investors, were cancelled in exchange for the right to receive a single lump sum cash payment equal to the product of the number of shares of common stock underlying the option and the amount by which the redemption price of $82.81 per share exceeded the per share exercise price of the option.
      As noted above, in connection with the THL Transaction, members of the Company’s management became participants in a newly adopted deferred compensation plan of Nortek Holdings. These management participants, who would have been entitled to receive cash payments upon consummation of the THL Transactions in respect of all options previously granted to them under the former Nortek Holdings, Inc. 2002 Stock Option Plan, instead sold a portion of those options to THL Buildco and surrendered the remainder of the options held by them for cancellation without immediate payment. In consideration for this cancellation of options without immediate payment, Nortek Holdings established this deferred compensation plan and credited for the account of each of these management participants under the plan a notional amount equal to the value of the old stock options so cancelled. For purposes of the

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
plan, the value of the stock options cancelled equals the excess of the value of the stock underlying the options at the time of the THL Transactions over the aggregate exercise price of the options. The plan is a non-qualified, unfunded obligation of Nortek Holdings. Distributions to participants under the plan will track proportionate distributions to those made to the Class A units of Investors LLC. The maximum aggregate amount of distributions that are payable to any participant under the plan equals the total value of the stock options surrendered by the participant for cancellation without payment, or an aggregate of approximately $111,800,000 for all participants.
      Nortek Holdings recorded a liability of approximately $93,000,000 at August 27, 2004 related to its deferred compensation plan. At December 31, 2004, the deferred compensation plan totaled approximately $95,164,000, of which approximately $49,200,000 is recorded in accrued expenses and taxes, net and approximately $45,964,000 is recorded in other long-term liabilities in the accompanying consolidated balance sheet. On February 15, 2005, Nortek Holdings made a distribution to the participants of its deferred compensation plan in the amount of approximately $57,700,000 (see Note 16).
      Upon consummation of the Acquisition the outstanding principal balance, and accrued interest thereon, totaling approximately $900,000 on a loan to one of the Company’s officers was forgiven, certain “split-dollar” life insurance policies with an aggregate cash value of approximately $9,300,000 were transferred to two of Nortek’s officers and approximately $900,000 was paid to such officers in settlement of a deferred compensation plan. As a result, Nortek recorded an approximate $10,200,000 charge to operations on August 27, 2004 (see Note 14).
      The total amount of transaction fees and related costs incurred by Nortek and THL Buildco associated with the Acquisition was approximately $47,500,000, including approximately $16,000,000 of advisory fees and expenses paid to Thomas H. Lee Partners, L.P. Approximately $26,000,000 of these fees and expenses were recorded by Nortek in “expenses and charges arising from the Acquisition”, since they were obligations of Nortek prior to the Acquisition and the balance of approximately $21,500,000 was recorded as purchase price for the Acquisition (see Note 14).
      In connection with accounting for the purchase price for the Acquisition, Nortek recorded a deferred tax benefit of approximately $32,550,000 representing the tax benefit related to the deferred compensation plan of Nortek Holdings. At December 31, 2004, the deferred tax benefit was approximately $33,308,000.
      In connection with the Acquisition, on August 27, 2004, Nortek entered into a senior secured credit facility providing for aggregate borrowings of up to $800,000,000 consisting of a term loan of $700,000,000 and a revolving credit facility of $100,000,000 with a syndicate of financial lenders (the “Senior Secured Credit Facility”) (see Note 6).
      Also, in connection with the Acquisition, on August 27, 2004, THL Buildco completed an offering of $625,000,000 aggregate principal amount of 8 1/2% Senior Subordinated Notes due 2014 (the “8 1/2% Notes”) (see Note 6).
      To partially finance the purchase price of the Acquisition, affiliates of Thomas H. Lee Partners, L.P. invested approximately $361,800,000 of cash and certain members of the Company’s senior management made a roll-over investment of approximately $111,800,000. These funds, together with approximately $155,300,000 of cash of the former Nortek Holdings, the $700,000,000 proceeds from the term loan under the Senior Secured Credit Facility and the $625,000,000 proceeds from the sale of the 8 1/2% Notes (see Note 6), were used to finance the Acquisition, to refinance certain existing notes of Nortek and the former Nortek Holdings and to pay related transaction costs.
      Beginning on August 28, 2004, the Company accounted for the Acquisition as a purchase in accordance with the provisions of SFAS No. 141, Emerging Issue Task Force (“EITF”) Issue No. 88-16, “Basis in Leveraged Buyout Transactions”, (“EITF 88-16”) and SEC Staff Accounting Bulletin No. 54,

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
“Push Down Basis of Accounting Required in Certain Limited Circumstances”, which resulted in a new valuation for the assets and liabilities of the Company and its subsidiaries based upon fair values as of the date of the Acquisition. SFAS No. 141 requires the Company to establish a new basis for its assets and liabilities based on the amount paid for its ownership at August 27, 2004. In accordance with EITF 88-16, the acquired assets and liabilities have been recorded at fair value for the interests acquired by new investors and at carryover basis for continuing investors. As a result, the assets and liabilities are assigned new values, which are part Post-Recapitalization cost and part fair value, in the same proportions as the carryover basis of the residual interests retained by the continuing management investors and the new interests acquired by the affiliates of Thomas H. Lee Partners. Accordingly, the Company’s ownership basis (including the fair value of options rolled over by the Management Investors) is reflected in the Company’s consolidated financial statements beginning upon completion of the Acquisition. The purchase price for the equity of Nortek of approximately $743,154,000 was allocated to the assets and liabilities based on their relative fair values and approximately $316,715,000 was recorded in Stockholder’s Investment representing the ownership interest of Nortek’s equity holders upon completion of the Acquisition, net of a deemed dividend of approximately $63,879,000.
      Immediately prior to the Acquisition, Stockholder’s Investment was approximately $114,596,000. The purchase price for the Acquisition of approximately $743,154,000 consists of the following:

(Amounts in thousands)
Purchase price for Series B Preference stock and Class A Common Stock of the former Nortek Holdings	$706,189
Payment for the settlement and termination of the former Nortek Holdings Stock Options	113,032
Carryover basis of continuing investors	47,875
Cash of the former Nortek Holdings	(112,839)
Tax benefit related to the Nortek Holdings deferred compensation plan	(32,550)
Fees and expenses	21,447

$743,154

      Purchase price allocations are subject to refinement until all pertinent information is obtained. As of August 28, 2004, the Company preliminarily allocated the excess purchase price over the net assets acquired in the Acquisition based on its estimates of the fair value of assets and liabilities as follows:

	Initial	Final
	Allocation	Allocation

	(Amounts in thousands)
Inventories	$11,666	$10,865
Property and equipment	—	9,609
Intangible assets	—	24,331
Pension and post retirement health care benefits	(9,005)	(9,217)
Prepaid and deferred income taxes	(1,180)	(13,509)
Goodwill	634,352	607,053
Other	—	(574)

Total	$635,833	$628,558

      The following is a summary of the material adjustments made to the initial allocation of purchase price and the final allocation of purchase price:

•	Purchase price decreased by $7,275,000 from $750,429,000 to $743,154,000 due primarily to lower expenses than estimated in the initial allocation.

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	The change in the allocations to property, plant and equipment and intangible assets reflect adjustments recorded based upon the finalization of the Company’s asset appraisals for each of the Company’s significant locations in the fourth quarter of 2004.

•	The change in the allocations to pension and post retirement health benefits reflect adjustments recorded in the fourth quarter of 2004 based upon the finalization of the Company’s actuarial studies for significant pension and post retirement health benefit liabilities.

•	The change in the allocation to prepaid and deferred income taxes principally reflects the deferred tax consequences of the adjustments made to property, plant and equipment and intangible assets discussed above.

•	The decrease in the allocation to goodwill principally reflects the net impact of the changes to property, plant and equipment, intangible assets, and prepaid and deferred income taxes and the reduction to the purchase price discussed above. Goodwill associated with the Acquisition will not be deductible for federal, state or foreign income tax purposes.
      During the period from August 28, 2004 to December 31, 2004, the Company recorded approximately $5,700,000 of amortization of excess purchase price allocated to inventory related to the Acquisition as a non-cash charge to cost of goods sold.
      The following reflects the unaudited pro forma effect of the Acquisition and the Recapitalization on continuing operations for the period from January 1, 2004 to August 27, 2004 and the year ended December 31, 2003:

	Pro Forma for
	the Period	Pro Forma for
	Jan. 1, 2004 -	the Year Ended
	Aug. 27, 2004	Dec. 31, 2003

	(Amounts in thousands)
Net sales	$1,117,860	$1,505,307
Operating earnings	$121,105	$151,184
Earnings from continuing operations	$32,528	$23,884
      The unaudited pro forma condensed consolidated amounts presented above has been prepared by adjusting historical amounts for the period to give effect to the Acquisition as if it had occurred on January 1, 2003. The pro forma adjustments to the historical results of operations for the amounts presented include the pro forma impact of the purchase accounting for such period, the elimination of approximately $83,700,000 of expenses and charges arising from the Acquisition and approximately $83,000,000 of expenses and charges arising from the Recapitalization, recorded during such period as the unaudited pro forma condensed consolidated summary of operations assumes that the Acquisition occurred on January 1, 2003 (see Note 14).

The Recapitalization
      On January 8, 2003, at a special meeting of stockholders of the Company, the stockholders approved the following amendments to the certificate of incorporation (the “Stockholder Approval”), which were required in order to complete the Recapitalization:

•	A new class of common stock, Class A Common Stock, par value $1.00 per share, of the former Nortek Holdings was created consisting of 19,000,000 authorized shares.

•	At the time that the amendment to the certificate of incorporation became effective, each share of common stock, par value $1.00 per share and special common stock, par value $1.00 per share outstanding, was reclassified into one share of a new class of mandatorily redeemable common

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

stock, Class B Common Stock, par value $1.00 per share, of the former Nortek Holdings consisting of 14,000,000 authorized shares.

•	Class B Common Stock was required to be immediately redeemed for $46 per share in cash upon completion of the Recapitalization.

•	The authorized number of shares of Series B Preference Stock, par value $1.00 per share, was increased to 19,000,000 authorized shares.
      Following the Stockholder Approval, common stock and special common stock held by the Management Investors were exchanged for an equal number of newly created shares of Series B Preference Stock. In addition, certain options to purchase shares of common and special common stock held by the Management Investors were exchanged for fully vested options to purchase an equal number of shares of the newly created Class A Common Stock. The remaining outstanding options, including some held by Management Investors, were cancelled in exchange for the right to receive a single lump sum cash payment equal to the product of the number of shares of common stock or special common stock underlying the option and the amount by which the redemption price of $46 per share exceeded the per share exercise price of the option.
      On January 9, 2003, in connection with the Recapitalization, Kelso purchased newly issued shares of Series B Preference Stock for approximately $355,923,000 and purchased shares of Series B Preference Stock held by the Management Investors for approximately $18,077,000. Newly issued Class A Common Stock of approximately $3,262,000 was purchased by designated third parties. Shares of Series B Preference Stock held by the Management Investors that were not purchased by Kelso were converted into an equal number of shares of Class A Common Stock. In addition, Nortek declared and distributed to the former Nortek Holdings a dividend of approximately $120,000,000 and distributed approximately $27,900,000 for reimbursement of fees and expenses of Kelso, which were paid out of the Company’s unrestricted cash and cash equivalents on hand and were permissible under the most restrictive covenants with respect to the indentures of Nortek’s 8 7/8% Senior Notes due 2008, 9 1/4% Senior Notes due 2007, 9 1/8% Senior Notes due 2007 and 9 7/8% Senior Subordinated Notes due 2011 (the “Existing Notes”).
      The former Nortek Holdings used the proceeds from the purchase by Kelso and designated third parties of the newly issued Series B Preference Stock and Class A Common Stock and the dividend from Nortek to redeem the Company’s Class B Common Stock and to cash out options to purchase common and special common stock totaling approximately $479,185,000. Kelso also purchased from certain Management Investors 392,978 shares of Series B Preference Stock for approximately $18,077,000.
      In connection with the Recapitalization, K Holdings, Inc. (“K Holdings”) received a bridge financing letter from a lender for a senior unsecured term loan facility not to exceed $955,000,000 (the “Bridge Facility”). The Bridge Facility was intended to be used to fund, if necessary, any change in control offers Nortek might have made in connection with the Recapitalization. Nortek did not use this Bridge Facility because the structure of the Recapitalization did not require Nortek to make any change of control offers. The commitment letter expired on January 31, 2003. As a result, the Company’s consolidated interest expense for the period from January 10, 2003 to December 31, 2003 includes approximately $4,100,000 of interest expense from the amortization of the Bridge Facility commitment fees and related expenses.
      In January 2003, the former Nortek Holdings filed for the deregistration of its shares of common and special common stock under the Securities Exchange Act of 1934. The former Nortek Holdings’ shares of common and special common stock are no longer publicly traded. Nortek continues to file periodic reports with the SEC as required by the respective indentures of certain debt.
      Under the terms of one of Nortek’s supplemental executive retirement plans (“SERP”), Nortek was required to make one-time cash payments to participants in such plan in satisfaction of obligations under that plan when the Recapitalization was completed. Accordingly, Nortek made a distribution of

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
approximately $75,100,000 to the participants in the plan from funds included in the former Nortek Holdings’ Consolidated Balance Sheet at December 31, 2002 and classified in long-term assets in restricted investments and marketable securities held by pension trusts and transferred to one of the participants a life insurance policy with approximately $10,300,000 of cash surrender value to satisfy a portion of the SERP’s obligation to such participant’s obligation upon the Stockholder Approval. The termination and settlement of the obligation of this SERP resulted in a curtailment loss on January 9, 2003 (see Notes 8 and 14).
      The total amount of transaction fees and related costs incurred by Nortek and Kelso associated with the Recapitalization was approximately $47,300,000, including the $27,900,000 noted above, of which approximately $10,500,000 of advisory fees and expenses was paid to Kelso & Company L.P. A portion of these fees and expenses was recorded by Nortek in selling, general and administrative expense, since they were obligations of Nortek prior to the Recapitalization. Approximately $12,800,000 was recorded as expense on January 9, 2003 since these fees and expenses became obligations of Nortek upon consummation of the Recapitalization (see Note 14). Approximately $6,600,000 of expense was previously recorded by Nortek in the year ended December 31, 2002.

3.	ACQUISITIONS
      Acquisitions are accounted for as purchases and, accordingly, have been included in the Company’s consolidated results of operations since the acquisition date. Purchase price allocations are subject to refinement until all pertinent information regarding the acquisitions is obtained.
      On December 17, 2004, the Company acquired M&S Systems, LP (“M&S”), located in Dallas, TX, for approximately $16,400,000. M&S is a manufacturer and designer of distributed audio and communication equipment, speakers and central vacuum systems.
      On March 9, 2004, the Company acquired OmniMount Systems, inc. (“OmniMount”) for approximately $16,500,000 in cash and contingent consideration. The contingent consideration is payable 90 days after fiscal 2006 if certain fiscal 2006 financial results, as defined by the stock purchase agreement, are met. OmniMount is a manufacturer and designer of speaker mountings and other products to maximize the home theater experience.
      On December 15, 2003, the Company acquired Operator Specialty Company, Inc. (“OSCO”), located in Casnovia, MI for approximately $2,500,000. OSCO is a manufacturer and designer of gate operators and access controls.
      On July 11, 2003, the Company acquired SpeakerCraft, Inc. (“SPC”), a leading designer and supplier of architectural loudspeakers and audio products used in residential custom applications. For the year ended December 31, 2002, SPC reported net sales of approximately $34,800,000 (unaudited).
      On January 17, 2003, the Company acquired Elan Home Systems L.L.C. (“Elan”), a manufacturer and seller of consumer electronic equipment that controls whole-house entertainment, communication and automation systems for new residential construction and retrofit markets. For the year ended December 31, 2002, Elan reported net sales of approximately $21,300,000 (unaudited).
      Pro forma results related to the acquisitions of M&S, OmniMount, OSCO, Elan and SPC have not been presented as the effect is not material. Operating earnings and depreciation and amortization expense for the acquisitions of M&S and OmniMount from January 1, 2004 to the date of their acquisitions were approximately $1,826,000 (unaudited) and $507,000 (unaudited), respectively. Operating earnings and depreciation and amortization expense for the acquisitions of OSCO, Elan and SPC from January 1, 2003 to the date of their acquisition were approximately $4,600,000 (unaudited) and $200,000 (unaudited), respectively.

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	CASH FLOWS
      Interest paid was $26,242,000, $71,640,000, $91,991,000 and $95,352,000 for the period from August 28, 2004 to December 31, 2004, the period from January 1, 2004 to August 27, 2004, the period from January 10, 2003 to December 31, 2003 and the year ended December 31, 2002, respectively. There was no interest paid for the period from January 1, 2003 to January 9, 2003.
      The fair value of the assets of the businesses acquired was approximately $20,108,000, $20,786,000 and $95,000,000 in the period from August 28, 2004 to December 31, 2004, the period from January 1, 2004 to August 27, 2004 and the period from January 10, 2003 to December 31, 2003, respectively. Liabilities assumed or created from businesses acquired were approximately $4,605,000, $4,286,000 and $17,184,000 in the period from August 28, 2004 to December 31, 2004, the period from January 1, 2004 to August 27, 2004 and the period from January 10, 2003 to December 31, 2003, respectively. Net cash paid for acquisitions was approximately $15,500,000, $16,500,000 and $76,000,000 in the period from August 28, 2004 to December 31, 2004, the period from January 1, 2004 to August 27, 2004 and the period from January 10, 2003 to December 31, 2003, respectively. The Company had no acquisitions during the period from January 1, 2003 to January 9, 2003 or in 2002.
      Significant non-cash financing and investing activities excluded from the accompanying consolidated statement of cash flows include capitalized lease additions of approximately $1,613,000, $938,000 and $7,589,000 in the period from August 28, 2004 to December 31, 2004, the period from January 1, 2004 to August 27, 2004 and the period from January 10, 2003 to December 31, 2003, respectively.

5.	INCOME TAXES
      The following is a summary of the components of (loss) earnings from continuing operations before provision (benefit) for income taxes:

	For the Periods

	Post-	Post-		Pre-
	Acquisition	Recapitalization		Recapitalization

	Aug. 28, 2004 -	Jan. 1, 2004 -	Jan. 10, 2003 -	Jan. 1, 2003 -	Jan. 1, 2002 -
	Dec. 31, 2004	Aug. 27, 2004	Dec. 31, 2003	Jan. 9, 2003	Dec. 31, 2002

	(Amounts in thousands)
Domestic	$(9,500)	$(169,200)	$88,100	$(82,300)	$55,150
Foreign	9,400	16,500	15,400	(400)	18,850

	$(100)	$(152,700)	$103,500	$(82,700)	$74,000

      The following is a summary of the provision (benefit) for income taxes from continuing operations included in the accompanying consolidated statement of operations:

	For the Periods

	Post-	Post-		Pre-
	Acquisition	Recapitalization		Recapitalization

	Aug. 28, 2004 -	Jan. 1, 2004 -	Jan. 10, 2003 -	Jan. 1, 2003 -	Jan. 1, 2002 -
	Dec. 31, 2004	Aug. 27, 2004	Dec. 31, 2003	Jan. 9, 2003	Dec. 31, 2002

	(Amounts in thousands)
Federal income taxes
Current	$(3,400)	$(3,500)	$34,200	$(27,800)	$21,800
Deferred	1,000	(46,900)	(4,800)	5,900	(200)

	(2,400)	(50,400)	29,400	(21,900)	21,600
Foreign	5,200	7,600	8,700	100	6,800
State	700	1,400	3,300	—	1,400

	$3,500	$(41,400)	$41,400	$(21,800)	$29,800

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      For the period from August 28, 2004 to December 31, 2004, the Company received income tax refunds, net of payments, of approximately $36,500,000 and for the period from January 1, 2004 to August 27, 2004 the Company had income tax payments, net of refunds, of approximately $43,600,000. Income tax payments, net of refunds, in the periods from January 10, 2003 to December 31, 2003 and from January 1, 2003 to January 9, 2003 and the year ended December 31, 2002 were approximately $11,690,000, $281,000 and $49,879,000, respectively.
      Income tax benefits of approximately $14,600,000 related to a cash distribution of approximately $41,600,000 to option holders of Rollover Options in the period from January 10, 2003 to December 31, 2003 were reflected as a reduction of goodwill. Income tax benefits of approximately $19,131,000 and $1,710,000 related to the settlement of certain stock options were reflected as an equity adjustment to additional paid-in-capital in the periods from January 1, 2004 to August 27, 2004 and from January 1, 2003 to January 9, 2003, respectively.
      The tables that follow reconcile the federal statutory income tax of continuing operations dollar amount and rate to the actual income tax provision and effective tax rate of approximately 3,500.0%, 27.1%, 40.0%, 26.4% and 40.3% in the periods from August 28, 2004 to December 31, 2004, January 1, 2004 to August 27, 2004, January 10, 2003 to December 31, 2003 and January 1, 2003 to January 9, 2003 and the year ended December 31, 2002, respectively.

	For the Periods

	Post-	Post-		Pre-
	Acquisition	Recapitalization		Recapitalization

	Aug. 28, 2004 -	Jan. 1, 2004 -	Jan. 10, 2003 -	Jan. 1, 2003 -	Jan. 1, 2002 -
	Dec. 31, 2004	Aug. 27, 2004	Dec. 31, 2003	Jan. 9, 2003	Dec. 31, 2002

	(Amounts in thousands)
Income tax (benefit) provision from continuing operations at the federal statutory rate	$(35)	$(53,445)	$36,225	$(28,945)	$25,900
Net change from statutory rate:
State income tax provision, net of federal income tax effect	455	910	2,145	—	910
Tax effect of the Acquisition	—	9,100	—	—	—
Tax effect of the Recapitalization	—	—	—	6,900	—
Non-deductible expenses, net	128	170	(311)	—	2,113
Tax effect resulting from foreign activities and foreign dividends	2,995	1,876	3,286	—	545
Other, net	(43)	(11)	55	245	332

	$3,500	$(41,400)	$41,400	$(21,800)	$29,800

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Effective tax rate %:

	For the Periods

	Post-	Post-		Pre-
	Acquisition	Recapitalization		Recapitalization

	Aug. 28, 2004 -	Jan. 1, 2004 -	Jan. 10, 2003 -	Jan. 1, 2003 -	Jan. 1, 2002 -
	Dec. 31, 2004	Aug. 27, 2004	Dec. 31, 2003	Jan. 9, 2003	Dec. 31, 2002

Income tax (benefit) provision from continuing operations at the federal statutory rate	(35.0)%	(35.0)%	35.0%	(35.0)%	35.0%
Net change from statutory rate:
State income tax provision, net of federal income tax effect	455.0	0.6	2.1	—	1.2
Tax effect of the Acquisition	—	6.0	—	—	—
Tax effect of the Recapitalization	—	—	—	8.3	—
Non-deductible expenses, net	128.0	0.1	(0.3)	—	2.9
Tax effect resulting from foreign activities and foreign dividends	2,995.0	1.2	3.2	—	0.7
Other, net	(43.0)	—	—	0.3	0.5

	3,500.0%	(27.1)%	40.0%	(26.4)%	40.3%

      The tax effect of temporary differences which give rise to significant portions of deferred income tax assets and liabilities for continuing operations as of December 31, 2004 and December 31, 2003 are as follows:

	December 31,

	2004	2003

	(Amounts in thousands)
Prepaid Income Tax Assets (classified as current)
Arising From:
Accounts receivable	$1,390	$1,616
Inventories	(8,300)	(1,709)
Insurance reserves	10,715	6,525
Warranty accruals	4,357	4,239
Pension and other benefit accruals	17,220	—
Other reserves and assets, net	7,363	7,070

	$32,745	$17,741

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31,

	2004	2003

	(Amounts in thousands)
Deferred Income Tax Assets (Liabilities) (classified as non-current)
Arising From:
Property and equipment, net	$(27,586)	$(33,591)
Intangible assets, net	(37,137)	(32,127)
Pension and other benefit accruals	35,881	18,312
Insurance reserves	3,565	6,073
Warranty accruals	5,117	5,006
Capital loss carryforward/ net loss carryforward	9,721	3,174
Valuation allowances	(11,958)	(5,411)
Deferred debt expense/ debt premium	—	11,822
Net operating loss and tax credits	19,138	—
Other reserves and assets, net	5,747	5,374

	$2,488	$(21,368)

      The Company has established valuation allowances related to certain reserves and foreign net operating loss carry-forwards. Included in the deferred tax asset valuation allowance of $11,958,000 at December 31, 2004 are valuation allowances of approximately $11,055,000 which will reduce goodwill in the future should the tax assets they relate to be realized, as these tax assets existed at the date of the Acquisition and the Recapitalization. The Company has not provided United States income taxes or foreign withholding taxes on un-remitted foreign earnings as they are considered permanently invested. In addition, the Company has approximately $10,000,000 of foreign net operating loss carry-forwards that if utilized would offset future foreign tax payments.
      During the fourth quarter of 2004, the Company’s Hong Kong subsidiary made a distribution out of earnings for which the Company had previously provided deferred taxes. The Company’s tax provision related to income from continuing and discontinued operations reflects this deferred tax provision. However, as a result of excess foreign tax credits available from distributions made in connection with the Ply Gem transaction, this deferred tax liability will be offset by additional foreign tax credits. Accordingly, this deferred tax liability has been reduced, with a corresponding reduction in goodwill since the deferred tax liabilities had been established prior to the Acquisition.
      The Company files income tax returns in all jurisdictions in which it operates. The Company has established reserves to provide for additional income taxes that may be due in future years as these previously filed tax returns are audited. These reserves have been established based on the Company’s management’s assessment as to the potential exposure attributable to permanent differences and interest applicable to both permanent and temporary differences. All tax reserves are analyzed periodically and adjustments made as events occur that warrant modification.
      The Company has a federal net operating loss carryforward of approximately $49,000,000 (tax effect of $17,150,000) and an alternative minimum tax credit carryforward of approximately $2,000,000 at December 31, 2004.

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	NOTES, MORTGAGE NOTES AND OBLIGATIONS PAYABLE
      Short-term bank obligations for continuing operations at December 31, 2004 and 2003 consist of the following:

	December 31,

	2004	2003

	(Amounts in
	thousands)
Secured lines of credit and bank advances of the Company’s European subsidiaries	$5,364	$8,120

      These short-term bank obligations are secured by approximately $41,748,000 of accounts receivable, and have a weighted average interest rate of approximately 2.56% at December 31, 2004.
      Notes, mortgage notes and obligations payable for continuing operations, included in the accompanying consolidated balance sheet at December 31, 2004 and 2003, consist of the following:

	December 31,

	2004	2003

	(Amounts in thousands)
8 7/8% Senior Notes due 2008 (“8 7/8% Notes”), including unamortized premium of $2,698,000 at December 31, 2003	$—	$212,698
9 1/4% Senior Notes due 2007 (“9 1/4% Notes”), including unamortized premium of $3,136,000 at December 31, 2003	—	178,136
9 1/8% Senior Notes due 2007 (“9 1/8% Notes”), including unamortized premium of $4,456,000 at December 31, 2003	—	314,456
9 7/8% Senior Subordinated Notes due 2011 (“9 7/8% Notes”), including unamortized premium of $21,000 and $577,000 at December 31, 2004 and 2003, respectively	9,986	250,577
10% Senior Discount Notes due 2011 (“Senior Discount Notes”), net of unamortized discount of $162,084,000 at December 31, 2003	—	352,916
8 1/2% Senior Subordinated Notes due 2014 (“8 1/2% Notes”)	625,000	—
Senior Secured Term Loan	698,250	—
Senior Secured Credit Facility	—	—
Mortgage notes payable	5,650	1,647
Other	25,738	21,425

	1,364,624	1,331,855
Less amounts included in current liabilities	14,414	7,229

	$1,350,210	$1,324,626

      On August 27, 2004, in connection with the Acquisition, the former Nortek Holdings and Nortek purchased for cash through a tender offer or redeemed for cash pursuant to the applicable indenture governing such notes all of the former Nortek Holdings’ Senior Discount Notes (approximately $376,500,000 of accreted principal as of August 27, 2004), all of its outstanding Floating Rate Notes due 2010 ($200,000,000 in principal amount as of August 27, 2004) (the “Floating Rate Notes), and approximately $240,000,000 principal amount of its outstanding 9 7/8% Notes ($250,000,000 in principal amount outstanding immediately before the Acquisition) and recorded a pre-tax loss from debt retirement of approximately $118,778,000 in the period from January 1, 2004 to August 27, 2004. Because the indenture governing the 9 7/8% Notes does not allow for redemption, after completion of the tender offer on August 27, 2004, approximately $10,000,000 in aggregate principal amount of such notes remained outstanding and remains outstanding as of December 31, 2004.

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In connection with the Acquisition, on August 27, 2004, under its Senior Secured Credit Facility, Nortek borrowed $700,000,000 under a term loan which will be amortized through quarterly payments equal to 0.25% of the original principal amount of the term loan, or $1,750,000 per quarter for six years, with the balance paid in four equal quarterly amounts thereafter. The facility also provides for a revolving credit facility with a maturity in August 2010, in an aggregate principal amount of $100,000,000, including both a letter of credit sub-facility and a swing line loan sub-facility. The interest rates applicable to loans under Nortek’s senior secured credit facility are, at Nortek’s option, equal to either an alternate base rate or an adjusted LIBOR rate for a one, two, three or six month interest period (or a nine or 12 month period, if available) chosen by Nortek, plus and applicable margin percentage. The alternate base rate will be the greater of (1) the prime rate of (2) one-half of 1% over the weighted average of the rates on overnight federal funds transactions as published by the Federal Reserve Bank of New York. The adjusted LIBOR rate is determined by reference to settlement rates established for deposits in dollars in the London interbank market for a period equal to the interest period of the loan and the maximum reserve percentages established by the Board of Governors of the United States Federal Reserve to which Nortek’s lenders are subject. Swing line loans will bear interest at the interest rate applicable to alternate base rate revolving loans. The applicable margin percentage is initially a percentage per annum equal to (1) 1.50% for alternate base rate term loans and 1.25% for alternate base rate revolving loans and (2) 2.50% for adjusted LIBOR rate term loans and 2.25% for adjusted LIBOR rate revolving loans. Nortek is also obligated to pay a commitment fee, quarterly in arrears, initially equal to 0.5% per annum in respect to any unused commitments under the revolving credit facility. Following the delivery of Nortek’s financial statements for the second full fiscal quarter after the closing, the applicable margin percentages and the commitment fee rates are subject to adjustment based on its leverage ratio. The weighted average rate at December 31, 2004 for outstanding borrowings under Nortek’s Senior Secured Credit Facility was approximately 4.8%.
      The obligations under the Senior Secured Credit Facility are guaranteed by the former Nortek Holdings and by all of Nortek’s existing and future significant domestic “restricted subsidiaries” (as defined in the credit facility) and are secured by substantially all of the Company’s assets and the assets of the guarantors, whether now owned or later acquired, including a pledge of all of the Company’s capital stock, the capital stock of certain of the Company’s domestic subsidiaries and 65% of the capital stock of each of the Company’s significant foreign subsidiaries that is directly owned by the Company or a guarantor subsidiary.
      On August 27, 2004, in connection with the Acquisition, Nortek sold $625,000,000 of 8 1/2% Senior Subordinated Notes due September 1, 2014 (“8 1/2% Notes”). The 8 1/2% Notes accrue interest at 8 1/2% which is payable semi-annually in arrears on March 1 and September 1, commencing on March 1, 2005. The 8 1/2% Notes are unsecured and are subordinated to all existing and future debt including the Senior Secured Credit Facility. The 8 1/2% Notes are guaranteed by all of Nortek’s current and certain future domestic subsidiaries and are not guaranteed by any of Nortek’s subsidiaries outside of the United States as defined by the indenture governing the 8 1/2% Notes. The 8 1/2% Notes are redeemable at the option of the Company, in whole or in part, at any time and from time to time, on or after September 1, 2009 at 104.25%, declining to 100% on September 1, 2012. In addition, at anytime prior to September 1, 2007, 35% of the aggregate principal amount of the 8 1/2% Notes are redeemable with proceeds of equity offerings at 108.5% of the principal amount. The indenture governing the 8 1/2% Notes contains certain restrictive financial and operating covenants including covenants that restrict, among other things, the payment of cash dividends, repurchase of the Company’s capital stock and the making of certain other restricted payments, the incurrence of additional indebtedness, the making of certain investments, mergers, consolidations and sale of assets (all as defined in the indenture and other agreements). Refer to Nortek’s latest Form 10-K as filed with the SEC for guarantor financial statements as it pertains to the 8 1/2% Notes.

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In connection with the Acquisition, Nortek received a bridge-financing letter from a lender for a senior unsecured term loan facility not to exceed $625,000,000 (the “THL Bridge Facility”). The THL Bridge Facility was intended to be used to fund, if necessary, any short fall in raising the financing necessary to consummate the Acquisition. Nortek did not use this THL Bridge Facility because it was able to obtain the financing necessary to consummate the Acquisition through conventional sources. The THL Bridge Facility expired upon the closing of the Acquisition. As a result, the Company’s consolidated interest expense for the period from August 28, 2004 to December 31, 2004 includes approximately $6,300,000 of interest expense from the amortization of the THL Bridge Facility commitment fees and related expenses. Interest expense for the period from January 10, 2003 to December 31, 2003 included approximately $4,100,000 for the amortization of bridge financing commitment fees and expenses related to the Recapitalization.
      From January 1, 2004 through February 3, 2004, Nortek purchased approximately $14,800,000 of its 9 1/4% Notes and approximately $10,700,000 of its 9 1/8% Notes in open market transactions. On March 15, 2004, Nortek redeemed all its outstanding 9 1/4% Notes (approximately $160,200,000 in principal amount) and on March 14, 2004 redeemed all of its outstanding 9 1/8% Notes (approximately $299,300,000 in principal amount). The 9 1/4% Notes and 9 1/8% Notes were redeemed at a redemption price of 101.542% and 103.042%, respectively, of the principal amount thereof plus accrued and unpaid interest. The 9 1/4% Notes and 9 1/8% Notes ceased to accrue interest as of the respective redemption dates indicated above. The Company used the net after tax proceeds from the sale of Ply Gem of approximately $450,000,000 (see Note 10), together with existing cash on hand, to fund the redemption of the 9 1/4% Notes and 9 1/8% Notes. On March 14, 2004, Nortek redeemed $60,000,000 of its outstanding 8 7/8% Notes. On March 31, 2004, Nortek redeemed the remaining $150,000,000 of its outstanding 8 7/8% Notes (see below). The 8 7/8% Notes were called at a redemption price of 104.438% of the principal amount thereof plus accrued and unpaid interest.
      On March 1, 2004, Nortek completed the sale of $200,000,000 of Floating Rate Notes (see above). Nortek used the net proceeds of approximately $196,000,000 from the sale of the Floating Rate Notes, together with existing cash on hand, to fund the redemption of the 8 7/8% Notes.
      The open market purchases and the redemption of the Senior Discount Notes, the Floating Rate Notes, the 9 7/8% Notes, the 9 1/4% Notes, the 9 1/8% Notes and the 8 7/8% Notes noted above resulted in a pre-tax loss of approximately $130,736,000 in the period from January 1, 2004 to August 27, 2004 based upon the difference between the respective redemption prices indicated above and the estimated carrying values at the redemption dates.
      Interest expense for the period from January 1, 2004 to August 27, 2004 includes duplicative interest arising during the waiting period from the call for redemption to the date of redemption of the 8 7/8% Senior Notes, as during that period the Floating Rate Notes, whose proceeds were used to refinance the 8 7/8% Senior Notes, were also outstanding.
      On November 24, 2003, the former Nortek Holdings completed the sale of $515,000,000 aggregate principal amount at maturity ($349,400,000 gross proceeds) of its Senior Discount Notes. The net proceeds of the offering were used to pay a dividend of approximately $298,474,000 to holders of the former Nortek Holdings’ capital stock and approximately $41,000,000 of these proceeds were used by the former Nortek Holdings to purchase additional capital stock of Nortek. Nortek used these proceeds to fund the majority of a cash distribution of approximately $41,600,000 to option holders in the fourth quarter of 2003.
      Restricted Payments to NTK Holdings and Nortek Holdings from Nortek are limited by the terms of Nortek’s most restrictive loan agreement, Nortek’s Senior Secured Credit Facility. The amount available for the payment of cash dividends, stock purchases or other restricted payments as defined under the terms

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
of Nortek’s Senior Secured Credit Facility was approximately $32,800,000 at March 25, 2005. Any restricted payments in excess of $10,000,000 would require an equal prepayment of Nortek’s Senior Secured Credit Facility.
      Mortgage notes payable of approximately $5,650,000 outstanding as of December 31, 2004 includes various mortgage notes and other related indebtedness payable in installments through 2019. These notes bear interest at rates ranging from approximately 2.40% to 6.25% and are collateralized by property and equipment with an aggregate net book value of approximately $11,212,000 at December 31, 2004.
      Other obligations of approximately $25,738,000 outstanding at December 31, 2004 include borrowings relating to equipment purchases, notes payable issued for acquisitions and other borrowings bearing interest at rates ranging between 3.36% to 10.50% and maturing at various dates through 2018. Approximately $20,098,000 of such indebtedness is collateralized by property and equipment with an aggregate net book value of approximately $20,917,000 at December 31, 2004.
      The table that follows is a summary of maturities of all of the Company’s debt obligations, excluding unamortized debt premium of approximately $21,000, due after December 31, 2004:

(Amounts in thousands)
2005	$19,778
2006	9,127
2007	8,768
2008	8,816
2009	8,921
Thereafter	1,314,557
      As of December 31, 2004, approximately $16,100,000 of letters of credit have been issued as additional security for approximately $4,100,000 relating to leases outstanding for certain of the Company’s manufacturing facilities, approximately $11,000,000 of letters of credit have been issued as additional security for certain of the Company’s insurance programs and approximately $1,000,000 of letters of credit have been issued as additional security for certain of the subsidiaries purchases and other requirements.
      On February 15, 2005, NTK Holdings, the successor to Nortek Holdings, completed the sale of $403,000,000 aggregate principal amount at maturity ($250,408,080 gross proceeds) of its 10 3/4% Senior Discount Notes due March 1, 2014 (the “10 3/4% Senior Discount Notes”). The above table of maturities does not reflect the effect of this subsequent event (see Note 16).

7.	COMMON STOCK, SPECIAL COMMON STOCK, STOCK OPTIONS AND DEFERRED COMPENSATION
      In connection with the Acquisition on August 28, 2004, Nortek Holdings issued 3,000 shares of common stock to its parent, Investors LLC. At December 31, 2004, these 3,000 shares remain authorized and outstanding.
      In connection with the Holdings Reorganization on November 20, 2002, Nortek became a wholly-owned subsidiary of the former Nortek Holdings as each outstanding share of capital stock of Nortek was converted into an identical share of capital stock of the former Nortek Holdings with the former Nortek Holdings receiving 100 shares of Nortek’s common stock. As a result of the Holdings Reorganization, Nortek’s previously outstanding common stock and treasury stock balances were reclassified to additional paid-in capital to reflect the former Nortek Holdings’ new capital structure.

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      On January 9, 2003, Nortek declared and distributed to the former Nortek Holdings a cash dividend of approximately $120,000,000 and distributed approximately $27,900,000 for reimbursement of fees and expenses of Kelso as contemplated by the Recapitalization (see Note 2).
      Prior to the Holdings Reorganization, Nortek had several Equity and Cash Incentive Plans, which provided for the granting of options and other awards to certain officers, employees and non-employee directors of Nortek. Nortek also had a cash incentive program for certain key employees under the 1999 Equity and Cash Incentive Plan and the 1999 Equity Performance Plan based on the performance of Nortek’s stock price. During 2002, approximately $4,400,000 was paid to the participants in the plan under this cash incentive program and is included in selling, general and administrative expenses in the accompanying consolidated statement of operations for the year ended December 31, 2002. No amounts were required to be paid under the cash incentive program in prior years. Options that were granted under the Equity and Cash Incentive Plans vested over periods ranging up to five years and expired ten years from the date of grant. As of the date of the Holdings Reorganization, the former Nortek Holdings assumed and was assigned each of the plans and Nortek no longer has any stock-based compensation programs for the granting of options or other awards.
      As of December 31, 2002, the former Nortek Holdings had 40,000,000 authorized shares of common stock with 10,502,627 shares issued and outstanding and 5,000,000 authorized shares of special common stock with 501,224 shares issued and outstanding. In connection with the Holdings Reorganization, Nortek retired all treasury shares held by Nortek, which consisted of 8,377,968 shares of common stock and 290,136 shares of special common stock. The retirement of Nortek’s treasury shares was recorded as a reduction to Nortek’s common stock and special common stock for the par value of the retired shares with the remaining balance recorded as a reduction to additional paid-in capital. The net outstanding Nortek shares of common and special common stock, after the retirement of the respective treasury shares, were then converted to an equal number of outstanding shares of the former Nortek Holdings’ common and special common stock as of the date of the Holdings Reorganization. The impact of the retirement of Nortek’s treasury shares and the conversion of Nortek common and special common stock to the former Nortek Holdings common and special common stock is included in the accompanying consolidated statement of stockholder’s investment for the year ended December 31, 2002.

8.	PENSION, PROFIT SHARING AND OTHER POST RETIREMENT BENEFITS
      The Company and its subsidiaries have various pension, supplemental retirement plans for certain officers, profit sharing and other post retirement benefit plans requiring contributions to qualified trusts and union administered funds.
      Pension and profit sharing expense charged to operations aggregated approximately $3,300,000 for the period August 28, 2004 to December 31, 2004, approximately $10,400,000 for the period January 1, 2004 to August 27, 2004, approximately $14,400,000 for the period from January 10, 2003 to December 31, 2003, approximately $950,000 for the period from January 1, 2003 to January 9, 2003 and approximately $19,300,000 for the year ended December 31, 2002. The Company’s policy is to generally fund currently at least the minimum allowable annual contribution of its various qualified defined benefit plans. In 2005, the Company expects to contribute approximately $4,600,000 to its defined benefit pension plans.

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company uses a September 30 measurement date for its plans. The table that follows provides a reconciliation of benefit obligations, plan assets and funded status of the plans in the accompanying consolidated balance sheet at December 31, 2004 and 2003:

	Pension Benefits

	2004	2003

	(Amounts in thousands)
Change in benefit obligation:
Benefit obligation at October 1,	$161,699	$238,910
Service cost	1,152	2,035
Interest cost	9,117	9,655
Plan participant contributions	—	342
Amendments	255	690
Actuarial loss due to exchange rate	2,134	2,930
Actuarial gain excluding assumption changes	(238)	(2,460)
Actuarial loss due to assumption changes	10,705	2,692
Actuarial loss due to Acquisition	111	—
Actuarial loss due to Recapitalization	—	1,548
Benefits and expenses paid	(12,101)	(94,643)

Benefit obligation at September 30,	$172,834	$161,699

Change in plan assets:
Fair value of plan assets at October 1,	$108,552	$96,930
Actual return on plan assets	10,101	15,385
Actuarial gain due to exchange rate	1,468	1,867
Employer contribution	7,048	88,671
Plan participant contributions	—	342
Benefits and expenses paid	(12,101)	(94,643)

Fair value of plan assets at September 30,	$115,068	$108,552

Funded status and statement of financial position:
Fair value of plan assets at September 30,	$115,068	$108,552
Benefit obligation at September 30,	(172,834)	(161,699)

Funded status	(57,766)	(53,147)
Amount contributed during fourth quarter	888	390
Unrecognized actuarial gain	(89)	(3,502)
Unrecognized prior service cost	—	378

Accrued benefit cost	$(56,967)	$(55,881)

Amount recognized in the statement of financial position consists of:
Accrued benefit liabilities	$(57,610)	$(55,952)
Accumulated other comprehensive loss before tax benefit	643	71

Accrued benefit cost	$(56,967)	$(55,881)

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were approximately $172,834,000, $165,391,000 and $115,068,000, respectively, as of December 31, 2004 and $161,699,000, $155,004,000 and $108,552,000, respectively, as of December 31, 2003.
      The table that follows is a summary of the expected benefit payments for the Company after December 31, 2004:

(Amounts in thousands)
2005	$9,407
2006	9,621
2007	9,604
2008	9,772
2009	9,940
2010 to 2014	53,099
      As a result of the Acquisition and the Recapitalization, purchase accounting adjustments were made for all defined benefit plans as of the August 27, 2004 and the January 9, 2003 transaction dates. The purchase accounting adjustments reflect the immediate recognition of all unrecognized actuarial gains and losses and unrecognized prior service costs as well as the reversal of the accumulated other comprehensive loss before tax benefit and the intangible pension asset. Employer contributions decreased approximately $81,623,000 between December 31, 2003 and December 31, 2004 primarily due to the termination of one of the Company’s supplemental executive retirement plans in 2003 as part of the Recapitalization discussed below.
      Plan assets primarily consist of cash and cash equivalents, common stock, U.S. Government securities, corporate debt and mutual funds, as well as other investments, and include certain commingled funds. At December 31, 2004 and 2003, the Company has recorded as long-term restricted investments and marketable securities held by pension trusts, in the accompanying consolidated balance sheet, of approximately $1,326,000 and $1,123,000, respectively, which have been contributed to trusts. These assets are not included in the amount of fair value of plan assets at December 31, 2004 and 2003 but are available to fund certain of the benefit obligations included in the table above relating to certain supplemental retirement plans. Under the terms of one of Nortek’s supplemental executive retirement plans, Nortek was required to make one-time distributions to participants in such plan in satisfaction of obligations under that plan upon a change of control, as defined. Accordingly, upon completion of the Recapitalization, this plan was terminated and Nortek made distributions of approximately $75,100,000 to the participants in the plan and transferred to one of the participants a life insurance policy with approximately $10,300,000 of cash surrender value to satisfy a portion of such participant’s obligation. Assets of the related pension trust were used to pay the amounts due to plan participants, and these amounts are included in benefits and expenses paid and employer contributions in the above table for December 31, 2003.

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The weighted average rate assumptions used in determining pension, supplemental retirement plans and post retirement costs and the projected benefit obligation are as follows:

	For the Periods

	Post-
	Acquisition	Post-Recapitalization		Pre-Recapitalization

	Aug. 28, 2004 -	Jan. 1, 2004 -	Jan. 10, 2003 -	Jan. 1, 2003 -	Jan. 1, 2002 -
	Dec. 31, 2004	Aug. 27, 2004	Dec. 31, 2003	Jan. 9, 2003	Dec. 31, 2002

Discount rate for projected benefit obligation	5.25%	5.25%	6.00%	6.25%	6.25%
Discount rate for pension costs	6.00%	6.00%	6.25%	6.25%	7.00%
Expected long-term average return on plan assets	7.75%	7.75%	7.75%	7.75%	8.50%
Rate of compensation increase	5.00%	5.00%	5.00%	5.00%	5.00%
      The Company’s net periodic benefit cost for its defined benefit plans for the periods presented consist of the following components:

	For the Periods

	Post-
	Acquisition	Post-Recapitalization		Pre-Recapitalization

	Aug. 28, 2004 -	Jan. 1, 2004 -	Jan. 10, 2003 -	Jan. 1, 2003 -	Jan. 1, 2002 -
	Dec. 31, 2004	Aug. 27, 2004	Dec. 31, 2003	Jan. 9, 2003	Dec. 31, 2002

	(Amounts in thousands)
Service cost	$384	$768	$1,955	$80	$2,833
Interest cost	3,015	6,102	9,270	385	12,399
Expected return on plan assets	(2,834)	(5,269)	(7,438)	(184)	(8,531)
Amortization of prior service cost	—	123	210	70	2,860
Recognized actuarial loss	—	9	29	210	1,828
Curtailment loss	—	806	123	65,766	—

Net periodic benefit cost	$565	$2,539	$4,149	$66,327	$11,389

      The Company’s pension plan weighted-average asset allocations at December 31, 2004 and 2003, by asset category are as follows:

	Plan Assets at
	December 31,

Asset Category	2004	2003

Cash and cash equivalents	3.2%	3.4%
Equity securities	58.3	56.9
Fixed income securities	37.8	39.2
Other	0.7	0.5

	100.0%	100.0%

      The Company’s domestic qualified defined benefit plans’ assets are invested to maximize returns without undue exposure to risk. The investment objectives are also to produce a total return exceeding the median of a universe of portfolios with similar average asset allocation and investment style objectives, and to earn a return, net of fees, greater or equal to the long-term rate of return used by the Company in determining pension expense.

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Risk is controlled by maintaining a portfolio of assets that is diversified across a variety of asset classes, investment styles and investment managers. The plans’ asset allocation policies are consistent with the established investment objectives and risk tolerances. The asset allocation policies are developed by examining the historical relationships of risk and return among asset classes, and are designed to provide the highest probability of meeting or exceeding the return objectives at the lowest possible risk. For 2005, the target allocation is 57% for equity securities, 41% for fixed income securities and 2% for cash.
      The table that follows provides a reconciliation of the benefit obligations, plan assets and funded status of the Company’s post retirement health benefit plans included in the accompanying consolidated balance sheet at December 31, 2004 and 2003:

	Non-Pension
	Post Retirement
	Health Benefits

	2004	2003

	(Amounts in thousands)
Change in benefit obligation:
Benefit obligation at October 1,	$41,492	$40,174
Service cost	793	994
Interest cost	2,412	2,237
Plan participant contributions	—	134
Amendments	—	(1,857)
Actuarial loss excluding assumption changes	1,207	(3,068)
Actuarial loss due to assumption changes	227	4,520
Actuarial gain due to Recapitalization	(113)	(33)
Benefits and expenses paid	(1,405)	(1,609)

Benefit obligation at September 30,	$44,613	$41,492

Change in plan assets:
Fair value of plan assets at October 1,	$—	$—
Employer contribution	1,405	1,474
Plan participant contributions	—	135
Benefits and expenses paid	(1,405)	(1,609)

Fair value of plan assets at September 30,	$—	$—

Funded status and statement of financial position:
Fair value of plan assets at September 30,	$—	$—
Benefit obligation at September 30,	(44,613)	(41,492)

Funded status	(44,613)	(41,492)
Amount contributed during fourth quarter	—	411
Unrecognized actuarial loss	1,037	3,888

Accrued post-retirement benefit cost	$(43,576)	$(37,193)

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The table that follows is a summary of the expected benefit payments for the Company after December 31, 2004:

(Amounts in thousands)
2005	$1,843
2006	1,907
2007	2,034
2008	4,542
2009	2,374
2010 to 2014	16,551
      The Company’s net periodic benefit cost for its subsidiary’s Post Retirement Health Benefit Plan for the periods presented consists of the following components:

	For the Periods

	Post-
	Acquisition	Post-Recapitalization		Pre-Recapitalization

	Aug. 28, 2004 -	Jan. 1, 2004 -	Jan. 10, 2003 -	Jan. 1, 2003 -	Jan. 1, 2002 -
	Dec. 31, 2004	Aug. 27, 2004	Dec. 31, 2003	Jan. 9, 2003	Dec. 31, 2002

	(Amounts in thousands)
Service cost	$147	$646	$981	$13	$352
Interest cost	817	1,595	2,175	62	2,148
Amortization of prior service cost	—	—	8	2	310
Recognized actuarial (gain) loss	—	—	(8)	35	760
Curtailment gain	—	(14)	—	(355)	—

Net periodic post retirement health benefit cost (income)	$964	$2,227	$3,156	$(243)	$3,570

      For purposes of calculating the post retirement health benefit cost, a medical inflation rate of 13% and 12% was assumed for 2004 and 2003, respectively. The rate was assumed to decrease gradually to an ultimate rate of 5.0% by 2013 in 2004 and to an ultimate rate of 5.5% by 2012 in 2003.
      Assumed health care cost trend rates have a significant effect on the amounts reported for the post retirement health benefit plan. A one-percentage-point change in assumed health care cost trend rate would have the following effect:

	Decrease Trend 1%	Increase Trend 1%

	(Amounts in thousands)
Effect on the total service and interest cost components	$(257)	$312
Effect on the post retirement benefit obligation	$(4,771)	$5,653
      On December 8, 2003, President Bush signed into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“the Act”). The Act expanded Medicare to include, for the first time, coverage for prescription drugs. Based upon an analysis of plan provisions and prescription drug claims experience, it has been determined that the potential savings that NuTone Retiree Medical Plan could realize as a result of the Act would be immaterial. Therefore, the Company has not reflected any reduction in cost under FASB Staff Position No. FAS 106-2.

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	COMMITMENTS AND CONTINGENCIES
      The Company provides accruals for all direct costs associated with the estimated resolution of contingencies at the earliest date at which it is deemed probable that a liability has been incurred and the amount of such liability can be reasonably estimated.
      At December 31, 2004, the Company and its subsidiaries are obligated under lease agreements for the rental of certain real estate and machinery and equipment used in its operations. Future minimum rental obligations related to continuing operations aggregate approximately $71,186,000 at December 31, 2004. The obligations are payable as follows:

(Amounts in thousands)
2005	$15,739
2006	10,076
2007	8,588
2008	6,692
2009	5,589
Thereafter	24,502
      Certain of these lease agreements provide for increased payments based on changes in the consumer price index. Rental expense charged to continuing operations in the accompanying consolidated statement of operations was approximately $6,500,000, $12,400,000, $16,400,000, $400,000 and $15,500,000 for the period from August 28, 2004 to December 31, 2004, the period from January 1, 2004 to August 27, 2004, the period from January 10, 2003 to December 31, 2003, the period from January 1, 2003 to January 9, 2003 and the year ended December 31, 2002, respectively. Under certain of these lease agreements, the Company or its subsidiaries are also obligated to pay insurance and taxes.
      As of December 31, 2004, the Company’s former subsidiary, Ply Gem, has guaranteed approximately $25,700,000 of third party obligations relating to rental payments through June 30, 2016 under a facility leased by SNE (a former subsidiary), which was sold on September 21, 2001. The Company has indemnified these guarantees in connection with the sale of Ply Gem on February 12, 2004 and has recorded an estimated liability related to this indemnified guarantee of approximately $1,000,000 at December 31, 2004 in accordance with Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”) (see Note 10). The buyer of SNE has provided certain indemnifications and other rights to Nortek for any payments that it might be required to make pursuant to this guarantee. Should the buyer of SNE cease making payments then the Company may be required to make payments on its indemnification.
      The Company has indemnified third parties for certain matters in a number of transactions involving dispositions of former subsidiaries. The Company has recorded liabilities in relation to these indemnifications, including the indemnified guarantee noted above, of approximately $17,800,000 at December 31, 2004 and $20,900,000 at December 31, 2003. Approximately $6,000,000 of short-term liabilities and approximately $11,800,000 of long-term liabilities were recorded in accrued expenses and other long-term liabilities, respectively, in the accompanying consolidated balance sheet at December 31, 2004 related to these indemnifications. Approximately $15,300,000 of these indemnifications at December 31, 2004 relate to indemnifications provided to a buyer in connection with the sale of certain former subsidiaries, including Ply Gem. Accordingly, the Company has included approximately $3,500,000 of short-term liabilities, which were included in discontinued operations at December 31, 2003 and approximately $11,800,000 of long-term liabilities, which were included in discontinued operations at December 31, 2003, respectively, in accrued expenses and other long-term liabilities in the accompanying consolidated balance sheet at December 31, 2004. These indemnifications totaled approximately

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
$18,200,000 as of December 31, 2003 related to Ply Gem and were included in liabilities from discontinued operations in the accompanying consolidated balance sheet prior to the sale of Ply Gem (see Note 10).
      The Company sells a number of products and offers a number of warranties including in some instances, extended warranties for which the Company receives proceeds. The specific terms and conditions of these warranties vary depending on the product sold and country in which the product is sold. The Company estimates the costs that may be incurred under its warranties, with the exception of extended warranties, and records a liability for such costs at the time of sale. Proceeds received from extended warranties are amortized over the life of the warranty and reviewed to ensure that the liability recorded is equal to or greater than estimated future costs. Factors that affect the Company’s warranty liability include the number of units sold, historical and anticipated rates of warranty claims, cost per claim and new product introduction. The Company periodically assesses the adequacy of its recorded warranty claims and adjusts the amounts as necessary.
      Changes in the Company’s combined short-term and long-term warranty liabilities during the periods presented are as follows (see Note 12):

	For the Periods

	Post-	Post-		Pre-
	Acquisition	Recapitalization		Recapitalization

	Aug. 28, 2004 -	Jan. 1, 2004 -	Jan. 10, 2003 -	Jan. 1, 2003 -
	Dec. 31, 2004	Aug. 27, 2004	Dec. 31, 2003	Jan. 9, 2003

	(Amounts in thousands)
Balance, beginning of period	$29,683	$29,087	$25,983	$26,007
Warranties provided during period	6,321	11,437	16,259	234
Settlements made during period	(7,105)	(10,877)	(15,187)	(274)
Changes in liability estimate, including expirations and acquisitions	1,420	36	2,032	16

Balance, end of period	$30,319	$29,683	$29,087	$25,983

      The Company is subject to other contingencies, including legal proceedings and claims arising out of its businesses that cover a wide range of matters, including, among others, environmental matters, contract and employment claims, product liability, warranty and modification, adjustment or replacement of component parts of units sold, which include product recalls. Product liability, environmental and other legal proceedings also include matters with respect to businesses previously owned. The Company has used various substances in its products and manufacturing operations which have been or may be deemed to be hazardous or dangerous, and the extent of its potential liability, if any, under environmental, product liability and workers’ compensation statutes, rules, regulations and case law is unclear. Further, due to the lack of adequate information and the potential impact of present regulations and any future regulations, there are certain circumstances in which no range of potential exposure may be reasonably estimated.
      While it is impossible to ascertain the ultimate legal and financial liability with respect to contingent liabilities, including lawsuits, the Company believes that the aggregate amount of such liabilities, if any, in excess of amounts provided or covered by insurance, will not have a material adverse effect on the consolidated financial position, results of operations or liquidity of the Company. It is possible, however, that future results of operations for any particular future period could be materially affected by changes in the Company’s assumptions or strategies related to these contingencies or changes out of the Company’s control.

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	DISCONTINUED OPERATIONS
      On July 31, 2004, the Company sold the capital stock of its wholly-owned subsidiary, La Cornue SAS (“La Cornue”) for net cash proceeds of approximately $5,800,000 and recorded a net after tax gain of approximately $900,000. La Cornue, situated outside of Paris, France manufactures and sells high-end custom made cooking ranges.
      On February 12, 2004, the Company sold the capital stock of its wholly-owned subsidiary Ply Gem for net cash proceeds of approximately $506,700,000, after excluding approximately $21,400,000 of proceeds provided to fund liabilities of Ply Gem indemnified by the Company, and recorded a net after-tax gain on the sale of approximately $74,100,000 (see Note 9). Ply Gem, through its operating subsidiaries, is a manufacturer and distributor of a range of products for use in the residential new construction, do-it-yourself and professional renovation markets, including vinyl siding, windows, patio doors, fencing, railing, decking and accessories. The results of operations of the operating subsidiaries of Ply Gem comprised the Company’s entire Windows, Doors and Siding Products (“WDS”) reporting segment and the corporate expenses of Ply Gem were previously included in Unallocated other, net in the Company’s segment reporting (see Note 11).
      On November 22, 2002, Ply Gem sold the capital stock of its subsidiary Richwood Building Products, Inc. (“Richwood”) for approximately $8,500,000 of net cash proceeds and recorded a pre-tax loss of approximately $3,000,000 in the fourth quarter of 2002. Prior to the sale of Ply Gem, the operating results of Richwood were previously included in WDS in the Company’s segment reporting. As required by SFAS No. 142, the Company allocated $4,200,000 of goodwill to Richwood in connection with the determination of the loss on sale based upon the relative fair value of Richwood to the total fair value of the WDS operating segment.
      On April 2, 2002, Ply Gem sold the capital stock of its subsidiary Hoover Treated Wood Products, Inc. (“Hoover”) for approximately $20,000,000 of net cash proceeds and recorded a pre-tax gain of approximately $5,400,000 in the second quarter of 2002. Prior to the sale of Ply Gem, the operating results of Hoover were previously included in Other in the Company’s segment reporting. Approximately $8,500,000 of the cash proceeds was used to pay down outstanding debt under the Company’s Ply Gem credit facility in the second quarter of 2002.
      The Company allocates interest to dispositions that qualify as a discontinued operation for debt instruments which are entered into specifically and solely with the entity disposed of and for debt which is settled with proceeds received from the disposition. Interest allocated to discontinued operations, included in interest expense, net in the table below, was approximately $2,800,000 (net of taxes of approximately $1,600,000), approximately $23,600,000 (net of taxes of approximately $13,800,000), approximately $800,000 (net of taxes of approximately $400,000) and approximately $26,300,000 (net of taxes of approximately $15,500,000) for the period from January 1, 2004 to August 27, 2004, the period from January 10, 2003 to December 31, 2003, the period from January 1, 2003 to January 9, 2003 and the year ended December 31, 2002, respectively. No interest was allocated to discontinued operations for the period from August 28, 2004 to December 31, 2004.
      The sale of La Cornue, Ply Gem, Richwood and Hoover and the related operating results have been excluded from earnings (loss) from continuing operations and are classified as discontinued operations for all periods presented.

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The table that follows presents a summary of the results of discontinued operations for the periods presented:

	For the Periods

	Post-	Post-		Pre-
	Acquisition	Recapitalization		Recapitalization

	Aug. 28, 2004 -	Jan. 1, 2004 -	Jan. 10, 2003 -	Jan. 1, 2003 -	Jan. 1, 2002 -
	Dec. 31, 2004	Aug. 27, 2004	Dec. 31, 2003	Jan. 9, 2003	Dec. 31, 2002

	(Amounts in thousands)
Net sales	$—	$48,900	$532,100	$9,000	$537,300

Operating earnings (loss) of discontinued operations*	$—	$(7,743)	$58,288	$(363)	$69,509
Interest expense, net	—	(4,557)	(38,788)	(1,237)	(42,709)

Earnings (loss) before provision (benefit) for income taxes	—	(12,300)	19,500	(1,600)	26,800
Provision (benefit) for income taxes	—	(4,700)	7,400	(600)	10,300

Earnings (loss) from discontinued operations	—	(7,600)	12,100	(1,000)	16,500

Gain on sale of discontinued operations	—	125,200	—	—	2,400
Income tax provision on sale of discontinued operations	500	50,200	—	—	600

	(500)	75,000	—	—	1,800

Earnings (loss) from discontinued operations	$(500)	$67,400	$12,100	$(1,000)	$18,300

Depreciation and amortization expense	$—	$1,413	$16,256	$323	$15,161

*	Operating earnings (loss) of discontinued operations are net of Ply Gem corporate expenses previously included within Unallocated other, net in the Company’s segment reporting.

Operating earnings for the period January 1, 2004 to August 27, 2004 reflect the pre-tax impact of stock-based employee compensation charges of approximately $6,400,000 related to the former Nortek Holdings’ stock options retained by employees of Ply Gem subsequent to the sale of Ply Gem (see Note 1).

Operating earnings (loss) of discontinued operations for the period from January 10, 2003 to December 31, 2003 include approximately $600,000 of severance and other costs associated with the closure of certain manufacturing facilities. Operating earnings (loss) of discontinued operations for the period from January 10, 2003 to December 31, 2003 also include approximately $1,300,000 of costs and expenses for expanded distribution including new customers.

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The table that follows presents a breakdown of the major components of assets and liabilities of discontinued operations as of December 31, 2003:

December 31,
2003

(Amounts in
thousands)
Assets:
Accounts receivable, less allowances of $8,695,000	$46,691
Inventories	46,791
Prepaid income taxes	8,477
Property and equipment, net	123,769
Goodwill	222,194
Intangible assets, less accumulated amortization of $3,849,000	44,363
Other assets	10,526

Total assets of discontinued operations	$502,811

Liabilities:
Accounts payable	$20,607
Accrued expenses	35,554
Notes, mortgage notes and obligations payable	29,562
Deferred income taxes	25,416
Other liabilities	30,119

Total liabilities of discontinued operations	$141,258

11.	OPERATING SEGMENT INFORMATION AND CONCENTRATION OF CREDIT RISK
      The Company is a diversified manufacturer of residential and commercial building products, which is organized within two principal operating segments: the Residential Building Products Segment; and the Air Conditioning and Heating Products Segment. Individual subsidiary companies are included in each of the Company’s two principal operating segments based on the way the chief operating decision maker manages the business and on the similarity of products, production processes, customers and expected long-term financial performance. In the tables below, Unallocated includes corporate related items, intersegment eliminations and certain income and expense items not allocated to reportable segments.
      The Residential Building Products Segment manufactures and distributes built-in products primarily for the residential new construction, DIY and professional remodeling and renovation markets. The principal products sold by the segment include, kitchen range hoods, exhaust fans (such as bath fans and fan, heater and light combination units), indoor air quality products, bath cabinets, radio intercoms and central vacuum systems. The Air Conditioning and Heating Products Segment principally manufactures and sells heating, ventilating and air conditioning (“HVAC”) systems for custom-designed commercial applications and for manufactured and site-built residential housing.
      On July 31, 2004, the Company sold its La Cornue subsidiary which was previously part of the Residential Building Products segment, on February 12, 2004, the Company sold its Ply Gem subsidiary, which encompasses the WDS Segment and the corporate costs of Ply Gem that were formerly included in Unallocated other, net in the Company’s segment reporting. On November 22, 2002, the Company sold the capital stock of Richwood. On April 2, 2002, the Company sold the capital stock of Hoover. On September 21, 2001, the Company sold the capital stock of Peachtree and SNE. Accordingly, the results

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
of Ply Gem which were previously the WDS Segment, Hoover, which were previously part of the Other Segment, and Richwood, Peachtree and SNE, which were previously part of the WDS Segment prior to the sale of Ply Gem, have been excluded from earnings from continuing operations and classified separately as discontinued operations for all periods presented (see Notes 1 and 10). Accordingly the segment information presented below excludes La Cornue, the WDS Segment, Richwood, Hoover, Peachtree and SNE for all periods.
      The accounting policies of the segments are the same as those described in Note 1 Summary of Significant Accounting Policies. The Company evaluates segment performance based on operating earnings before allocations of corporate overhead costs. Intersegment net sales and intersegment eliminations are not material for any of the periods presented. The income statement impact of all purchase accounting adjustments, including goodwill and intangible assets amortization, is reflected in the operating earnings of the applicable operating segment. Unallocated assets consist primarily of cash and cash equivalents, marketable securities, prepaid and deferred income taxes, deferred debt expense and long-term restricted investments and marketable securities.

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Summarized financial information for the Company’s reportable segments is presented in the tables that follow for each of the periods presented:

	For the Periods

	Post-	Post-		Pre-
	Acquisition	Recapitalization		Recapitalization

	Aug. 28, 2004 -	Jan. 1, 2004 -	Jan. 10, 2003 -	Jan. 1, 2003 -	Jan. 1, 2002 -
	Dec. 31, 2004	Aug. 27, 2004	Dec. 31, 2003	Jan. 9, 2003	Dec. 31, 2002

	(Amounts in thousands)
Net sales:
Residential building products	$348,950	$623,859	$805,253	$16,138	$721,939
Air conditioning and heating products	212,028	494,001	675,303	8,613	654,559

Consolidated net sales	$560,978	$1,117,860	$1,480,556	$24,751	$1,376,498

Operating earnings (loss):
Residential building products	$52,612	$102,833	$137,172	$2,726	$123,783
Air conditioning and heating products	(2,630)	25,507	58,408	(1,258)	61,461

Subtotal	49,982	128,340	195,580	1,468	185,244
Unallocated:
Expenses and charges arising from the Acquisition	—	(38,500)	—	—	—
Expenses and charges arising from the Recapitalization	—	—	—	(83,000)	(6,600)
Strategic sourcing, software and systems development expense	—	—	(3,400)	(100)	(3,700)
Re-Audit fees and expenses	—	—	—	—	(2,100)
1999 equity performance plan incentive	—	—	—	—	(4,400)
Stock based compensation charges	(100)	(36,400)	(1,800)	—	(700)
Other, net	(7,820)	(20,851)	(30,986)	(138)	(47,285)

Consolidated operating earnings (loss)	42,062	32,589	159,394	(81,770)	120,459
Interest expense	(42,487)	(56,073)	(57,376)	(1,049)	(52,345)
Loss from debt retirement	—	(130,736)	—	—	—
Investment income	325	1,520	1,482	119	5,886

Earnings (loss) before provision (benefit) for income taxes	$(100)	$(152,700)	$103,500	$(82,700)	$74,000

      See Notes 1, 2, 13 and 14 with respect to restructuring charges and certain other income (expense) items affecting segment earnings (loss).

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Periods

	Post-	Post-		Pre-
	Acquisition	Recapitalization		Recapitalization

	Aug. 28, 2004 -	Jan. 1, 2004 -	Jan. 10, 2003 -	Jan. 1, 2003 -	Jan. 1, 2002 -
	Dec. 31, 2004	Aug. 27, 2004	Dec. 31, 2003	Jan. 9, 2003	Dec. 31, 2002

	(Amounts in thousands)
Segment Assets:
Residential building products	$1,505,282	$889,723	$855,525	$537,732	$536,756
Air conditioning and heating products	566,633	522,209	494,830	257,475	256,965

	2,071,915	1,411,932	1,350,355	795,207	793,721
Unallocated:
Cash, cash equivalents and marketable securities	94,955	209,535	195,343	286,411	297,612
Prepaid and deferred income taxes	35,233	45,921	17,741	53,714	15,931
Assets of discontinued operations	—	—	502,811	575,092	574,435
Other assets	62,472	62,998	33,730	70,793	149,220

Consolidated assets	$2,264,575	$1,730,386	$2,099,980	$1,781,217	$1,830,919

Depreciation Expense:
Residential building products	$4,257	$8,495	$8,462	$290	$12,893
Air conditioning and heating products	3,984	7,828	8,407	276	12,674
Other	192	408	569	15	394

Consolidated depreciation expense	$8,433	$16,731	$17,438	$581	$25,961

Amortization of intangible assets and purchase price allocated to inventory:
Residential building products	$11,181	$6,879	$10,894	$50	$2,412
Air conditioning and heating products	2,741	2,213	3,475	14	486
Other	173	—	—	—	—

Consolidated amortization expense and purchase price allocated to inventory	$14,095	$9,092	$14,369	$64	$2,898

Capital Expenditures*:
Residential building products	$7,159	$6,956	$10,505	$91	$9,494
Air conditioning and heating products	7,734	5,483	13,434	116	9,335
Other	196	347	749	—	209

Consolidated capital expenditures	$15,089	$12,786	$24,688	$207	$19,038

*	including capital lease additions

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table presents a summary of the activity in goodwill for continuing operations by reporting segment for the periods from August 28, 2004 to December 31, 2004, from January 1, 2004 to August 27, 2004, from January 10, 2003 to December 31, 2003 and from January 1, 2003 to January 9, 2003 and the year ended December 31, 2002:

		Air
	Residential	Conditioning
	Building	and Heating	Consolidated
	Products	Products	Nortek

	(Amounts in thousands)
Balance as of December 31, 2001	$249,939	$34,498	$284,437
Purchase accounting adjustments	403	23	426
Impact of foreign currency translation	(89)	357	268

Balance as of December 31, 2002	250,253	34,878	285,131
Impact of foreign currency translation	264	5	269

Balance as of January 9, 2003	250,517	34,883	285,400
Effect of the Recapitalization	163,395	187,412	350,807
Acquisitions during the period from January 10, 2003 to December 31, 2003	46,248	—	46,248
Purchase accounting adjustments	(7,807)	(4,172)	(11,979)
Impact of foreign currency translation	1,327	4,043	5,370

Balance December 31, 2003	453,680	222,166	675,846
Acquisition during the period from January 1, 2004 to August, 27, 2004 (Note 3)	6,841	—	6,841
Purchase accounting adjustments	(2,165)	(1,064)	(3,229)
Impact of foreign currency translation	(29)	30	1

Balance August 27, 2004	458,327	221,132	679,459
Effect of the Acquisition	552,666	54,387	607,053
Acquisition during the period from August 28, 2004 to December 31, 2004 (Note 3)	8,805	—	8,805
Impact of foreign currency translation	501	1,292	1,793
Purchase accounting adjustments	(1,627)	(378)	(2,005)

Balance December 31, 2004	$1,018,672	$276,433	$1,295,105

      In accordance with SFAS No. 141 and SFAS No. 142, the Company allocated the effect of the Recapitalization on goodwill to its reportable segments (see Note 1). Purchase accounting adjustments relate principally to fair value revisions resulting from the completion of the final valuation of assets and liabilities and adjustments to deferred income taxes that impact goodwill.
      Foreign net sales were approximately 22.0%, 19.5%, 19.8%, 20.8% and 18.9% of consolidated net sales for the period from August 28, 2004 to December 31, 2004, January 1, 2004 to August 27, 2004, January 10, 2003 to December 31, 2003, January 1, 2003 to January 9, 2003 and the year ended December 31, 2002, respectively. Foreign Long-Lived Assets were approximately 6.6%, 9.0%, 8.9%, 14.8% and 14.7% of consolidated Long-Lived Assets for the periods from August 28, 2004 to December 31, 2004, from January 1, 2004 to August 27, 2004, from January 10, 2003 to December 31, 2003 and from January 1, 2003 to January 9, 2003 and the year ended December 31, 2002, respectively. Foreign net sales

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
are attributed based on the location of the Company’s subsidiary responsible for the sale. As required, Long-Lived Assets exclude financial instruments and deferred income taxes.
      No single customer accounts for 10% or more of consolidated net sales or accounts receivable.
      The Company operates internationally and is exposed to market risks from changes in foreign exchange rates. Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of temporary cash investments and trade receivables. The Company places its temporary cash investments with high credit quality financial institutions and limits the amount of credit exposure to any one financial institution. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company’s customer base and their dispersion across many different geographical regions. At December 31, 2004, the Company had no significant concentrations of credit risk.

12.	ACCRUED EXPENSES AND TAXES, NET
      Accrued expenses and taxes, net, included in current liabilities in the accompanying consolidated balance sheet, consist of the following at December 31, 2004 and 2003:

	December 31,

	2004	2003

	(Amounts in thousands)
Payroll, pension and employee benefits	$46,147	$48,768
Deferred compensation	49,200	—
Insurance and employee health benefit accruals	19,243	12,384
Interest	18,858	23,176
Product warranty	15,218	14,456
Sales and marketing	24,456	23,089
Employee termination and other costs	3,180	1,843
Other, net	44,482	25,581

	$220,784	$149,297

      Accrued expenses, included in other long-term liabilities in the accompanying consolidated balance sheet, consist of the following at December 31, 2004 and 2003:

	December 31,

	2004	2003

	(Amounts in thousands)
Employee pension retirement benefit obligations	$56,583	$55,497
Deferred compensation	45,964	—
Product warranty	15,101	14,631
Post retirement health benefit obligations	42,189	35,994
Insurance	25,220	17,350
Other, net	29,615	13,361

	$214,672	$136,833

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	RESTRUCTURING CHARGES
      The Company records restructuring costs primarily in connection with operations acquired or facility closings which management plans to eliminate in order to improve future operating results of the Company. During the fourth quarter of 2002, the Company provided approximately $1,000,000 for liabilities related to restructuring and closing costs of certain subsidiaries within its Residential Building Products Segment. During the period from January 10, 2003 to December 31, 2003, the Company recognized restructuring charges primarily associated with plant closings in the Air Conditioning Segment.
      Within the Air Conditioning and Heating Products Segment, the Company, in the second quarter of 2003, initiated restructuring activities related to the closure of two facilities in St. Louis, Missouri, in order to relocate the operations to other facilities. The facilities currently support warehousing and distribution activities of the segment’s residential HVAC products. During 2004 and 2003, approximately 109 and 293 employees were terminated and an additional 36 employees are expected to be terminated during the first, second and third quarters of 2005. During the periods from August 28, 2004 to December 31, 2004, from January 1, 2004 to August 27, 2004 and from January 10, 2003 to December 31, 2003 the Company provided approximately $400,000, $2,200,000 and $5,800,000, respectively, in cost of goods sold related to liabilities incurred as a result of this restructuring. The facilities to be closed are owned by the Company and one of the two facilities is expected to be sold in the first half of 2005.
      During August of 2004, the Company accrued approximately $3,400,000 related to severance benefits for certain of the Company’s employees at its corporate office in connection with the Acquisition. Approximately $1,400,000 has been included as a charge in the Company’s accompanying consolidated statement of operations in “expenses and charges arising from the Acquisition” on August 27, 2004 and the balance has been recorded as an intangible asset related to a non-compete agreement. No additional amounts are expected to be incurred. These severance benefits are in addition to other benefits previously earned or which would have been received as part of the Acquisition. It is expected that this amount will be paid over the next two years (see Notes 1 and 2).

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table sets forth restructuring activity in the accompanying consolidated statement of operations for the periods presented. These costs are included in cost of goods sold and selling, general and administrative expenses in the accompanying consolidated statement of operations of the Company.

	Employee		Total
	Separation		Restructuring
	Expenses	Other	Costs

	(Amounts in thousands)
Balance at December 31, 2001	$710	$159	$869
Provision	524	486	1,010
Payments and asset write downs	(200)	—	(200)
Other adjustments	(214)	—	(214)

Balance at December 31, 2002	$820	$645	$1,465

Balance at December 31, 2002	$820	$645	$1,465
Other adjustments	(90)	(110)	(200)

Balance at January 9, 2003	730	535	1,265
Provision	3,629	2,128	5,757
Payments and asset write downs	(2,369)	(2,205)	(4,574)
Other adjustments	(352)	(253)	(605)

Balance at December 31, 2003	$1,638	$205	$1,843

Balance at December 31, 2003	$1,638	$205	$1,843
Provision	3,547	1,988	5,535
Payments and asset write downs	(1,355)	(2,049)	(3,404)

Balance at August 27, 2004	3,830	144	3,974
Provision	74	427	501
Payments and asset write downs	(754)	(541)	(1,295)

Balance at December 31, 2004	$3,150	$30	$3,180

      Employee separation expenses are comprised of severance, vacation, outplacement and retention bonus payments. Other restructuring costs include expenses associated with terminating other contractual arrangements, costs to prepare facilities for closure, costs to move equipment and products to other facilities and write-offs related to equipment sales and disposals.

14.	OTHER INCOME AND EXPENSE
      The operating results of the Air Conditioning and Heating Products Segment for the periods from August 28, 2004 to December 31, 2004, from January 1, 2004 to August 27, 2004 and from January 10, 2003 to December 31, 2003, include approximately $400,000, $2,200,000 and $5,800,000, respectively, of costs associated with the closure of certain manufacturing facilities (see Note 13). There were no costs recorded in the period from January 1, 2003 to January 9, 2003 related to the closure of certain manufacturing facilities within the Air Conditioning and Heating Products Segment. The operating results of the Air Conditioning and Heating Products Segment for the period from January 10, 2003 to December 31, 2003 also include approximately $1,100,000, of expenses associated with the start-up of a new manufacturing facility.

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Operating results for the period from August 28, 2004 to December 31, 2004 include non-cash foreign exchange gains of approximately $400,000 and include for the period from January 1, 2004 to August 27, 2004 non-cash foreign exchange losses of approximately $800,000 on intercompany debt not permanently invested among the Company’s subsidiaries. For the period from January 10, 2003 to December 31, 2003, operating results include non-cash foreign exchange gains of approximately $1,500,000 on intercompany debt not permanently invested. There were no foreign exchange gains or losses recorded on intercompany debt not permanently invested for the period from January 1, 2003 to January 9, 2003.
      For the period from January 1, 2004 to August 27, 2004, the Company incurred certain expenses and charges in connection with the Acquisition which are summarized as follows:

(Amounts in thousands)
Expense related to the cancellation of stock options, net	$45,200
Sellers fees and expenses	26,000
Expense related to settlement and termination of certain benefits with two of the Company’s officers	10,200
Other	2,300

$83,700

      The Company recorded stock-based compensation charges in continuing operations of approximately $100,000 and $48,500,000 for the period from August 28, 2004 to December 31, 2004 and the period from January 1, 2004 to August 27, 2004, respectively, in accordance with SFAS No. 123. Stock-based employee compensation charges recorded in the period from August 28, 2004 to December 31, 2004 relate to the C-1 Units received by certain employees and consultants of the Company in connection with the THL Transaction and approximately $48,500,000 recorded in the period from January 1, 2004 to August 27, 2004 relate to the accelerated vesting and achievement of the performance criteria for a portion of the Company’s outstanding Class B stock options due to the change in control of the Company as a result of the Acquisition (see Notes 1 and 2). A portion of this expense has been allocated to the Company’s reporting segments for all periods presented (see Note 11) and a portion has been recorded in “expenses and charges arising from the Acquisition” as shown in the table above.
      During the periods from January 10, 2003 to December 31, 2003 and from January 1, 2003 to January 9, 2003, the Company incurred approximately $3,400,000 and $100,000, respectively, of direct expenses and fees associated with the Company’s strategic sourcing software and systems development, which were recorded in Unallocated in the Company’s segment reporting.
      For the nine days ended January 9, 2003, the Company incurred certain charges in connection with the Recapitalization. These charges were as follows:

(Amounts in thousands)
Curtailment loss upon termination of a SERP	$70,142
Recapitalization fees, expenses and other	12,848
Other	10

$83,000

      During the period from January 10, 2003 to December 31, 2003, the Company recorded a pre-tax charge to continuing operations of approximately $1,400,000 for compensation expense related to stock options issued to employees, officers and Directors in accordance with SFAS No. 123 and recorded compensation expense of approximately $600,000 in the fourth quarter of 2003 in connection with the issuance of common stock.

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      During the fourth quarter of 2002, the Company provided approximately $1,000,000 for liabilities related to restructuring and closing costs of certain subsidiaries within its Residential Building Products Segment.
      In the second quarter of 2002, approximately $4,400,000 was charged to operating earnings and is included in selling, general and administrative expenses relating to an incentive earned by certain of the Company’s officers under the Company’s 1999 Equity Performance Plan. In addition, as discussed in Note 2, the Company has recorded expenses of approximately $6,600,000 in the year ended 2002 related to fees and expenses associated with the Recapitalization of the Company. In the third quarter of 2002, the Company incurred approximately $2,100,000 in connection with its re-audit of the Company’s Consolidated Financial Statements for each of the three years in the period ended December 31, 2001. In the year ended December 31, 2002, the Company incurred approximately $3,700,000 of direct expenses and fees associated with the Company’s strategic sourcing software and systems development which are recorded in Unallocated in the Company’s segment reporting.

15.	SUMMARIZED QUARTERLY FINANCIAL DATA (UNAUDITED)
      The tables that follow summarize unaudited quarterly financial data for the years ended December 31, 2004 and December 31, 2003:

	For the Quarters Ended

	April 3	July 3	October 2(1)	December 31

	(Amounts in thousands)
2004
Net sales	$405,012	$446,012	$427,864	$399,950
Gross profit	118,130	131,208	120,899	106,790
Selling, general and administrative expense	73,148	80,781	74,280	73,200
Acquisition expenses and charges	—	—	83,700	—
Depreciation expense	5,790	7,000	6,465	5,909
Amortization of intangible assets and purchase price allocated to inventory	3,472	3,600	5,803	10,312
Operating earnings (loss)	41,673	46,887	(40,505)	26,596
Earnings (loss) from continuing operations	3,000	17,100	(132,200)	(2,800)
Earnings (loss) from discontinued operations	68,100	(1,200)	500	(500)
Net earnings (loss)	$71,100	$15,900	$(131,700)	$(3,300)

During the year ended December 31, 2004, the Acquisition of the Company in connection with the THL Transaction occurred in the third quarter ended October 2, 2004 (see Notes 1 and 2) and the redemption of certain of the Company’s debt occurred in the first quarter ended April 3, 2004 and in the third quarter ended October 2, 2004 (see Note 6).

(1)	The third quarter ended October 2, 2004 represents the combined post-Recapitalization period from July 4, 2004 to August 27, 2004 and the post-Acquisition period from August 28, 2004 to October 2, 2004.

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Quarters Ended

	April 5(2)	July 5	October 4	December 31

	(Amounts in thousands)
2003
Net sales	$358,412	$387,582	$395,873	$363,440
Gross profit	101,917	108,397	118,891	103,611
Selling, general and administrative expense	64,144	62,509	67,484	68,936
Recapitalization expenses and charges	83,000	—	—	—
Depreciation expense	4,329	3,928	3,990	5,772
Amortization of intangible assets and purchase price allocated to inventory	5,859	2,874	2,298	3,402
Operating (loss) earnings	(47,106)	43,921	49,432	31,377
(Loss) earnings from continuing operations	(49,800)	18,600	20,800	11,600
(Loss) earnings from discontinued operations	(6,600)	7,300	9,100	1,300
Net (loss) earnings	$(56,400)	$25,900	$29,900	$12,900

During the year ended December 31, 2003, the Recapitalization of the Company in connection with the Kelso Transaction occurred in the first quarter ended April 5, 2003 (see Note 2) and the subsequent sale of Ply Gem was treated as a discontinued operation for all quarters in 2003 (see Note 10).

(2)	The first quarter ended April 5, 2003 represents the combined pre- and post-Recapitalization periods of January 1, 2003 to January 9, 2003 and January 10, 2003 to April 5, 2003, respectively.
      See Notes 1, 2, 3, 5 and 13 and Management’s Discussion and Analysis of Financial Condition and Results of Operations, Item 7 of Part II of this report, regarding certain other quarterly transactions which impact the operating results in the above table including dispositions, financing activities, new accounting pronouncements, income taxes, acquisitions, sales volume, material costs, rationalization and relocation of manufacturing operations, material procurement strategies and weakness in the manufactured housing industry.

16.	SUBSEQUENT EVENTS
      On February 15, 2005, NTK Holdings, the successor to Nortek Holdings, completed the sale of $403,000,000 aggregate principal amount at maturity ($250,408,080 gross proceeds) of its 10 3/4% Senior Discount Notes. The 10 3/4% Senior Discount Notes, which are structurally subordinate to all debt and liabilities of NTK Holdings subsidiaries, including Nortek Holdings and Nortek, were issued and sold in a private Rule 144A offering to institutional investors.
      The accreted value of the 10 3/4% Senior Discount Notes will increase from the date of issuance at a rate of 10 3/4% per annum compounded semi-annually such that the accreted value would, if no prior redemptions are made, equal the principal amount of $403,000,000 in September 2009. No cash interest will accrue on the 10 3/4% Senior Discount Notes prior to September 1, 2009 and, thereafter, cash interest will accrue at 10 3/4% per annum payable semi-annually in arrears on March 1 and September 1 of each year, commencing on March 1, 2010, until maturity. The 10 3/4% Senior Discount Notes are unsecured obligations of NTK Holdings, which mature on March 1, 2014, and may be redeemed in whole or in part at the redemption prices as defined in the indenture governing the 10 3/4% Senior Discount Notes (the “Indenture”). The Indenture contains covenants that limit NTK Holdings’ ability to engage in certain transactions, including incurring additional indebtedness and paying dividends or distributions. The terms of the 10 3/4% Senior Discount Notes require NTK Holdings to register notes having substantially identical

NORTEK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
terms with the SEC within 270 days after the issue date of the 10 3/4% Senior Discount Notes. The 10 3/4% Senior Discount Notes had not been registered with the SEC as of December 31, 2004 but are expected to be registered during the second or third quarter of 2005.
      The net proceeds of the offering were used to pay a dividend of approximately $187,000,000 to its sole stockholder, Investors LLC. In turn, Investors LLC authorized a distribution of approximately $187,000,000 to the equity holders of Investors LLC in accordance with the terms of the LLC agreement by and among Investors LLC and its members. In addition, on February 18, 2005, NTK Holdings contributed approximately $57,700,000 to Nortek Holdings for the purpose of making payments under the Nortek Holdings, Inc. Deferred Compensation Plan, which payments were made prior to April 2, 2005.
      At December 31, 2004, approximately $32,800,000 was available for the payment of cash dividends, stock purchase or other restricted payments (“Restricted Payments”) by Nortek as defined under the terms of Nortek’s most restrictive loan agreement, its Senior Secured Credit Facility. Subsequent to the issuance of the 10 3/4% Senior Discount Notes, restricted payments by NTK Holdings, were limited as defined under the terms of the 10 3/4% Senior Discount Notes to approximately $49,400,000 at May 6, 2005. However, Restricted Payments to NTK Holdings and Nortek Holdings from Nortek were limited by Nortek’s Senior Secured Credit Facility and the amount available for such payments was approximately $38,500,000 at May 6, 2005.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholder of Nortek Holdings, Inc.:
      We have audited the accompanying consolidated balance sheets of Nortek Holdings, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholder’s investment, and cash flows for the period from August 28, 2004 to December 31, 2004, the period from January 1, 2004 to August 27, 2004, the period from January 10, 2003 to December 31, 2003, the period from January 1, 2003 to January 9, 2003, and for the year ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Nortek Holdings, Inc. and subsidiaries at December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for the period from August 28, 2004 to December 31, 2004, the period from January 1, 2004 to August 27, 2004, the period from January 10, 2003 to December 31, 2003, the period from January 1, 2003 to January 9, 2003, and for the year ended December 31, 2002, in conformity with U.S. generally accepted accounting principles.
      As discussed in Note 1 to the consolidated financial statements, in 2003 the Company changed its method of accounting for stock-based compensation, pursuant to the adoption of Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure an Amendment of FASB statement No. 123.

ERNST & YOUNG, LLP
Boston, Massachusetts
March 25, 2005

NTK HOLDINGS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

	April 2,	December 31,
	2005	2004

	(Dollar amounts in
	thousands, except common
	stock data)
ASSETS
Current Assets:
Cash and cash equivalents	$75,211	$94,955
Accounts receivable, less allowances of $5,802 and $5,467	240,634	225,706
Inventories:
Raw materials	70,530	72,166
Work in process	23,532	24,249
Finished goods	127,491	109,134

	221,553	205,549

Prepaid expenses	7,656	8,596
Other current assets	24,339	26,126
Prepaid income taxes	37,353	32,745

Total current assets	606,746	593,677

Property and Equipment, at Cost:
Land	8,514	8,683
Buildings and improvements	71,908	75,476
Machinery and equipment	127,385	124,644

	207,807	208,803
Less accumulated depreciation	12,302	7,713

Total property and equipment, net	195,505	201,090

Other Assets:
Goodwill	1,295,846	1,295,105
Intangible assets, less accumulated amortization of $12,740 and $8,436	105,927	110,715
Deferred tax benefit	559	2,488
Deferred debt expense	46,279	41,741
Restricted investments and marketable securities	6,962	8,605
Other	7,802	11,154

	1,463,375	1,469,808

	$2,265,626	$2,264,575

LIABILITIES AND STOCKHOLDER’S INVESTMENT
Current Liabilities:
Notes payable and other short-term obligations	$8,028	$5,364
Current maturities of long-term debt	10,728	14,414
Accounts payable	157,381	137,343
Accrued expenses and taxes, net	141,749	220,784

Total current liabilities	317,886	377,905

Other Liabilities:
Other	211,091	214,672

Notes, Mortgage Notes and Obligations Payable, Less Current Maturities	1,601,702	1,350,210

Stockholder’s Investment:
Common stock, $0.01 par value, authorized 3,000 shares; 3,000 issued and outstanding at April 2, 2005 and December 31, 2004	—	—
Additional paid-in capital	129,931	316,823
Accumulated deficit	(1,800)	(4,100)
Accumulated other comprehensive income	6,816	9,065

Total stockholder’s investment	134,947	321,788

Total Liabilities and Stockholder’s Investment:	$2,265,626	$2,264,575

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NTK HOLDINGS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	For the Three Months Ended

	Post-	Pre-
	Acquisition	Acquisition

	April 2, 2005	April 3, 2004

	(Amounts in thousands)
Net Sales	$434,118	$405,012

Costs and Expenses:
Cost of products sold	309,459	286,882
Selling, general and administrative expense	79,588	73,148
Amortization of intangible assets	4,333	3,309

	393,380	363,339

Operating earnings	40,738	41,673
Interest expense	(37,184)	(25,559)
Loss from debt retirement	—	(11,958)
Investment income	446	944

Earnings from continuing operations before provision for income taxes	4,000	5,100
Provision for income taxes	1,700	2,100

Earnings from continuing operations	2,300	3,000
Earnings from discontinued operations	—	68,100

Net earnings	$2,300	$71,100

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NTK HOLDINGS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Three Months Ended

	Post-	Pre-
	Acquisition	Acquisition

	April 2, 2005	April 3, 2004

	(Amounts in thousands)
Cash Flows from operating activities:
Net earnings from continuing operations	$2,300	$3,000
Earnings from discontinued operations	—	68,100

Net earnings	2,300	71,100

Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization expense, including amortization of purchase price allocated to inventory	11,615	9,262
Non-cash interest expense, net	6,143	8,596
Loss from debt retirement	—	11,958
Gain on the sale of discontinued operations	—	(122,700)
Gain on sale of fixed assets	(280)	(10)
Deferred federal income tax provision from continuing operations	1,100	19,900
Deferred federal income tax credit from discontinued operations	—	(18,100)
Changes in certain assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable, net	(17,313)	(29,778)
Inventories	(17,036)	(17,334)
Prepaids and other current assets	612	10,349
Net assets of discontinued operations	—	(3,162)
Accounts payable	21,793	35,387
Accrued expenses and taxes	(31,520)	11,553
Long-term deferred compensation	(57,737)	—
Long-term assets, liabilities and other, net	4,395	(514)

Total adjustments to net earnings	(78,228)	(84,593)

Net cash used in operating activities	(75,928)	(13,493)

Cash Flows from investing activities:
Capital expenditures	(3,683)	(4,904)
Net cash paid for businesses acquired	—	(16,500)
Proceeds from the sale of discontinued businesses	—	519,153
Proceeds from the sale of property and equipment	5,830	151
Other, net	(399)	44

Net cash provided by investing activities	1,748	497,944

Cash Flows from financing activities:
Change in borrowings, net	(3,094)	(633)
Sale of 10 3/4% Senior Discount Notes	244,708	—
Dividend to THL-Nortek Investors, LLC	(186,971)	—
Sale of Floating Rate Notes	—	196,000
Redemption of Senior Notes	—	(716,700)
Other, net	(207)	(21)

Net cash provided by (used in) financing activities	54,436	(521,354)

Net decrease in unrestricted cash and cash equivalents	(19,744)	(36,903)
Unrestricted cash and cash equivalents at the beginning of the period	94,955	194,120

Unrestricted cash and cash equivalents at the end of the period	$75,211	$157,217

Supplemental disclosure of cash flow information:
Interest paid	$44,630	$31,867

Income taxes paid, net	$6,106	$4,741

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NTK HOLDINGS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDER’S INVESTMENT
For the Three Months Ended April 3, 2004

	Former Nortek
	Holdings, Inc.				Accumulated
					Other
	Series B	Class A	Additional		Comprehensive	Comprehensive
	Preference	Common	Paid in	Retained	Income	Income
	Stock	Stock	Capital	Earnings	(Loss)	(Loss)

	(Dollar amounts in thousands)
Balance, December 31, 2003	$8,130	$397	$172,244	$—	$19,437	$—
Net earnings	—	—	—	71,100	—	71,100
Other comprehensive income (loss):
Currency translation adjustment	—	—	—	—	(3,250)	(3,250)
Unrealized decline in the fair value of marketable securities	—	—	—	—	(3)	(3)
Minimum pension liability, net of tax of $10	—	—	—	—	18	18

Comprehensive income						$67,865

Stock based compensation	—	—	973	—	—

Balance, April 3, 2004	$8,130	$397	$173,217	$71,100	$16,202

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NTK HOLDINGS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDER’S INVESTMENT — (Continued)
For the Three Months Ended April 2, 2005

			Accumulated
			Other
	Additional		Comprehensive	Comprehensive
	Paid in	Retained	Income	Income
	Capital	Earnings	(Loss)	(Loss)

	(Dollar amounts in thousands)
Balance, December 31, 2004	$316,823	$(4,100)	$9,065	$—
Net earnings	—	2,300	—	2,300
Other comprehensive income (loss):
Currency translation adjustment	—	—	(2,243)	(2,243)
Unrealized decline in the fair value of marketable securities	—	—	(6)	(6)

Comprehensive income				$51

Stock based compensation	79	—	—
Dividend to THL-Nortek Investors, LLC	(186,971)	—	—

Balance, April 2, 2005	$129,931	$(1,800)	$6,816

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NTK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
April 2, 2005 and April 3, 2004
      (A) The unaudited condensed consolidated financial statements presented herein (the “Unaudited Financial Statements”) for the pre-acquisition period ended April 3, 2004 reflects the results of operations of the former Nortek Holdings, Inc. and all of its wholly-owned subsidiaries (the predecessor company) and for the post-acquisition period ended April 2, 2005 reflects the results of operations of NTK Holdings, Inc. and its wholly-owned subsidiary, Nortek Holdings, Inc. Nortek, Inc. (“Nortek”) is a wholly-owned subsidiary of Nortek Holdings, Inc., and is required under the terms of its indenture to file periodic reports with the Securities and Exchange Commission (“SEC”). The Unaudited Financial Statements include the accounts of the former Nortek Holdings, Inc. and NTK Holdings, Inc., as appropriate and all of their wholly-owned subsidiaries (individually and collectively, the “Company” or “Holdings”), after elimination of intercompany accounts and transactions, without audit and, in the opinion of management, reflect all adjustments of a normal recurring nature necessary for a fair statement of the interim periods presented. Although certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted, the Company believes that the disclosures included are adequate to make the information presented not misleading. Certain amounts in the prior year’s Unaudited Financial Statements have been reclassified to conform to the current year presentation. It is suggested that these Unaudited Financial Statements be read in conjunction with the consolidated financial statements and the notes included in Nortek’s latest annual report on Form 10-K and its latest Current Reports on Form 8-K as filed with the SEC.
Stock-Based Compensation of Employees, Officers and Directors
      The Company uses the fair value method of accounting for stock-based employee compensation in accordance with Statement of Financial Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”).
      The Company recorded stock-based compensation charges in continuing operations of approximately $100,000 and $250,000 for the three months ended April 2, 2005 and April 3, 2004, respectively, in accordance with SFAS No. 123. A portion of this expense has been allocated to the Company’s reporting segments for all periods presented (see Note G) and a portion has been recorded in Unallocated. In addition, the Company recorded stock-based employee compensation charges in discontinued operations of approximately $700,000 for the three months ended April 3, 2004 relating to the accelerated vesting and achievement of the performance criteria for a portion of the Company’s outstanding Class A and B stock options, which were retained by employees of the discontinued operations (see Note F).
      In connection with the THL Transaction, certain employees and consultants received approximately 21,184 C-1 units and approximately 42,368 C-2 units, which represent equity interests in Investors LLC that function similar to stock options. The C-1 units vest pro rata on a quarterly basis over a three-year period and approximately 3,524 and 1,765 were vested at April 2, 2005 and December 31, 2004, respectively. The total stock-based employee compensation charge associated with the C-1 units is approximately $930,000, which is being amortized pro rata over the three-year vesting period. Approximately $750,000 remains to be amortized at April 2, 2005. The C-2 units only vest in the event that certain performance-based criteria, as defined, are met. As of April 2, 2005 and December 31, 2004, there was approximately $1,500,000 of unamortized stock-based employee compensation with respect to the C-2 units, which will be amortized in the event that it becomes probable that the C-2 units or any portion thereof will vest. The C-1 and C-2 units were valued using the Black-Scholes option pricing model to determine the freely-traded call option value based upon information from comparable public companies, which was then adjusted to reflect the discount period, the minority interest factor and the lack of marketability factor to arrive at the final valuations.
      On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 123 (revised 2004), “Share-Based Payment”, (“SFAS No. 123R”). SFAS No. 123R is a

NTK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
revision of SFAS No. 123 and supersedes APB 25 and amends SFAS No. 95, “Statement of Cash Flows” (“SFAS No. 95”). The accounting for share-based payments under SFAS No. 123R is similar to the approach described in SFAS No. 123, however, SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values and pro-forma disclosure is no longer an alternative to financial statement recognition. The provisions of SFAS No. 123R will be effective for nonpublic entities in fiscal years beginning after December 15, 2005, subject to limitations, with earlier adoption encouraged. The Company is currently evaluating the impact of adopting SFAS No. 123R on its consolidated financial statements.
      (B) On July 15, 2004, THL Buildco Holdings, Inc. (“THL Buildco Holdings”) and THL Buildco, Inc. (“THL Buildco”), newly formed Delaware corporations affiliated with Thomas H. Lee Partners, L.P., entered into a stock purchase agreement with the owners of Nortek Holdings, Inc., Nortek’s former parent company (referred to herein as “the former Nortek Holdings”), which included affiliates of Kelso & Company, L.P. (“Kelso”) and certain members of Nortek’s management, pursuant to which THL Buildco agreed to purchase all the outstanding capital stock of the former Nortek Holdings. Prior to the completion of the THL Transaction described below, Nortek was a wholly-owned direct subsidiary of the former Nortek Holdings and THL Buildco was a wholly-owned direct subsidiary of THL Buildco Holdings.
      On August 27, 2004, THL Buildco purchased all of the outstanding capital stock of the former Nortek Holdings pursuant to a stock purchase agreement in a transaction valued at approximately $1,740,000,000 (the “Acquisition”). Immediately upon the completion of the Acquisition, THL Buildco was merged with and into the former Nortek Holdings with the former Nortek Holdings continuing as the surviving corporation. The former Nortek Holdings was then merged with and into Nortek with Nortek continuing as the surviving corporation and a wholly-owned subsidiary of THL Buildco Holdings. THL Buildco Holdings was then renamed Nortek Holdings, Inc. (“Nortek Holdings”). Nortek Holdings is wholly-owned by the Company, which is wholly-owned by THL-Nortek Investors, LLC, a Delaware limited liability company (“Investors LLC”). In connection with the Acquisition, members of Nortek management reinvested a portion of their equity interest in the former Nortek Holdings for an equity interest in Investors LLC and interests in a deferred compensation plan established by Nortek Holdings (the Acquisition and the above events are collectively referred to herein as the “THL Transaction”).
The Acquisition
      On August 27, 2004, the sole stockholder of Nortek, the former Nortek Holdings, adopted and approved, by unanimous written consent in lieu of special meeting, the Agreement and plan of Merger between the former Nortek Holdings and Nortek, which provided for the merger of the former Nortek Holdings with and into Nortek.
      Prior to the Acquisition, certain members of Nortek management held stock options to purchase shares of common stock of the former Nortek Holdings issued to them under the former Nortek Holdings 2002 Stock Option Plan. These members of Nortek management, who would have been entitled to receive cash payments upon consummation of the Acquisition in respect to these options, instead sold a portion of those options to THL Buildco for approximately $113,032,000 and surrendered the remainder of these options held by them for cancellation without immediate payment. In consideration for this cancellation of options without immediate payment, these option holders received an equity interest in Investors LLC and Nortek Holdings established a deferred compensation plan and credited for the account of each of these management participants under the plan a number of notional Class A units of Investors LLC equal in value to the value of the old stock option so cancelled.
      In connection with the THL Transactions, members of the Company’s management became participants in a newly adopted deferred compensation plan of Nortek Holdings. These management

NTK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
participants, who would have been entitled to receive cash payments upon consummation of the THL Transactions in respect of all options previously granted to them under the former Nortek Holdings, Inc. 2002 Stock Option Plan, instead sold a portion of those options to THL Buildco and surrendered the remainder of the options held by them for cancellation without immediate payment. In consideration for this cancellation of options without immediate payment, Nortek Holdings established this deferred compensation plan and credited for the account of each of these management participants under the plan a notional amount equal to the value of the old stock options so cancelled. For purposes of the plan, the value of the stock options cancelled equals the excess of the value of the stock underlying the options at the time of the THL Transactions over the aggregate exercise price of the options. The plan is a non-qualified, unfunded obligation of Nortek Holdings. Distributions to participants under the plan will track proportionate distributions to those made to the Class A units of Investors LLC. The maximum aggregate amount of distributions that are payable to any participant under the plan equals the total value of the stock options surrendered by the participant for cancellation without payment, or an aggregate of approximately $111,800,000 for all participants.
      Nortek Holdings recorded approximately $93,000,000 at August 27, 2004 in other long-term liabilities related to its deferred compensation plan. At April 2, 2005, other long-term liabilities include approximately $46,753,000 related to the deferred compensation plan and at December 31, 2004 approximately $95,164,000 (of which approximately $49,200,000 is recorded in accrued expenses and taxes, net and approximately $45,964,000 is recorded in other long-term liabilities) was recorded in the accompanying unaudited condensed consolidated balance sheet relating to the deferred compensation plan. On February 15, 2005, Nortek Holdings made a distribution to the participants of its deferred compensation plan in the amount of approximately $57,700,000 (see Note C).
      In connection with accounting for the purchase price for the Acquisition, Nortek recorded a deferred tax benefit of approximately $32,550,000 representing the tax benefit related to the deferred compensation plan of Nortek Holdings. At April 2, 2005 the deferred tax benefit was approximately $36,571,000 and at December 31, 2004 the deferred tax benefit was approximately $33,308,000.
      Beginning on August 28, 2004, the Company accounted for the Acquisition as a purchase in accordance with the provisions of SFAS No. 141, “Business Combinations” (“SFAS No. 141”), Emerging Issue Task Force (“EITF”) Issue No. 88-16, “Basis in Leveraged Buyout Transactions”, (“EITF 88-16”) and SEC Staff Accounting Bulletin No. 54, “Push Down Basis of Accounting Required in Certain Limited Circumstances”, which resulted in a new valuation for the assets and liabilities of the Company and its subsidiaries based upon fair values as of the date of the Acquisition. SFAS No. 141 requires the Company to establish a new basis for its assets and liabilities based on the amount paid for its ownership at August 27, 2004. In accordance with EITF 88-16, the acquired assets and liabilities have been recorded at fair value for the interests acquired by new investors and at carryover basis for continuing investors. As a result, the assets and liabilities are assigned new values, which are part Pre-Acquisition cost and part fair value, in the same proportions as the carryover basis of the residual interests retained by the continuing management investors and the new interests acquired by the affiliates of Thomas H. Lee Partners. Accordingly, the Company’s ownership basis (including the fair value of options rolled over by the Management Investors) is reflected in the Company’s consolidated financial statements beginning upon completion of the Acquisition. The purchase price for the equity of the Company of approximately $743,154,000 was allocated to the assets and liabilities based on their relative fair values and approximately $316,715,000 was recorded in Stockholder’s Investment representing the ownership interest of the Company’s equity holders upon completion of the Acquisition, net of a deemed dividend of approximately $63,879,000.

NTK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      During the three months ended April 2, 2005, the Company recorded approximately $300,000 of amortization of excess purchase price allocated to inventory related to the Acquisition as a non-cash charge to cost of goods sold.
      The following reflects the unaudited pro forma effect of the Acquisition on continuing operations for the periods from January 1, 2004 to April 3, 2004 and from January 1, 2004 to August 27, 2004:

	Pro Forma for	Pro Forma for
	the Period	the Period
	Jan. 1, 2004 -	Jan. 1, 2004 -
	April 3, 2004	Aug. 27, 2004

	(Amounts in thousands)
Net sales	$405,012	$1,117,860
Operating earnings	$36,057	$110,296
Earnings from continuing operations	$7,846	$27,041
      The unaudited pro forma condensed consolidated amounts presented above have been prepared by adjusting historical amounts for the period to give effect to the Acquisition as if it had occurred on January 1, 2004. The pro forma adjustments to the historical results of operations for the amounts presented include the pro forma impact of the purchase accounting for such period, the elimination of approximately $83,700,000 of expenses and charges arising from the Acquisition in August of 2004, recorded during such period as the unaudited pro forma condensed consolidated summary of operations assumes that the Acquisition occurred on January 1, 2004.
      The following table presents a summary of the activity in goodwill for continuing operations and discontinued operations for the first quarter of 2005, the period from August 28, 2004 to December 31, 2004 and the period from January 1, 2004 to August 27, 2004.

	Continuing	Discontinued
	Operations	Operations	Total

	(Amounts in thousands)
Balance as of December 31, 2003	$675,846	$222,194	$898,040
Acquisitions during the period from January 1, 2004 to August 27, 2004	6,841	—	6,841
Dispositions	—	(222,194)	(222,194)
Purchase accounting adjustments	(3,229)	—	(3,229)
Impact of foreign currency translation	1	—	1

Balance as of August 27, 2004	679,459	—	679,459
Effect of the Acquisition	607,053	—	607,053
Acquisitions during the period from August 28, 2004 to December 31, 2004	8,805	—	8,805
Purchase accounting adjustments	(2,005)	—	(2,005)
Impact of foreign currency translation	1,793	—	1,793

Balance as of December 31, 2004	1,295,105	—	1,295,105
Purchase accounting adjustments	808	—	808
Impact of foreign currency translation	(67)	—	(67)

Balance as of April 2, 2005	$1,295,846	$—	$1,295,846

      Goodwill associated with the Acquisition and Recapitalization transactions, as well as, acquisitions (see Note D) above will not be deductible for income tax purposes. Purchase accounting adjustments relate principally to final revisions resulting from the completion of fair value adjustments and adjustments to deferred income taxes that impact goodwill.

NTK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      (C) On February 15, 2005, the Company completed the sale of $403,000,000 aggregate principal amount at maturity ($250,408,080 gross proceeds) of its 10 3/4% Senior Discount Notes due March 1, 2014 (the “10 3/4% Senior Discount Notes”). The 10 3/4% Senior Discount Notes, which are structurally subordinate to all debt and liabilities of the Company’s subsidiaries, including Nortek Holdings, Inc. and Nortek, Inc., were issued and sold in a private Rule 144A offering to institutional investors.
      The accreted value of the 10 3/4% Senior Discount Notes will increase from the date of issuance at a rate of 10 3/4% per annum compounded semi-annually such that the accreted value would, if no prior redemptions are made, equal the principal amount of $403,000,000 in September 2009. No cash interest will accrue on the 10 3/4% Senior Discount Notes prior to September 1, 2009 and, thereafter, cash interest will accrue at 10 3/4% per annum payable semi-annually in arrears on March 1 and September 1 of each year, commencing on March 1, 2010, until maturity. The 10 3/4% Senior Discount Notes are unsecured obligations of the Company, which mature on March 1, 2014, and may be redeemed in whole or in part at the redemption prices as defined in the indenture governing the 10 3/4% Senior Discount Notes (the “Indenture”). The Indenture contains covenants that limit the Company’s ability to engage in certain transactions, including incurring additional indebtedness and paying dividends or distributions. The terms of the 10 3/4% Senior Discount Notes require the Company to register notes having substantially identical terms with the SEC within 270 days after the issue date of the 10 3/4% Senior Discount Notes. The 10 3/4% Senior Discount Notes have not been registered with the SEC as of April 2, 2005.
      The net proceeds of the offering were used to pay a dividend of approximately $187,000,000 to its sole stockholder, Investors LLC. In turn, Investors LLC authorized a distribution of approximately $187,000,000 to the equity holders of Investors LLC in accordance with the terms of the LLC agreement by and among Investors LLC and its members. In addition, on February 18, 2005, NTK Holdings contributed approximately $57,700,000 to Nortek Holdings for the purpose of making payments under the Nortek Holdings, Inc. Deferred Compensation Plan, which resulted in additional expense of approximately $8,200,000, which the Company has included in interest expense in the accompanying unaudited condensed consolidated statement of operations. As of April 2, 2005, all payments related to this contribution have been made by Nortek Holdings, Inc.
      From January 1, 2004 through February 3, 2004, Nortek purchased approximately $14,800,000 of its 9 1/4% Senior Notes due 2007 (“9 1/4% Notes”) and approximately $10,700,000 of its 9 1/8% Senior Notes due 2007 (“9 1/8% Notes”) in open market transactions. On March 15, 2004, Nortek redeemed all of its outstanding 9 1/4% Notes (approximately $160,200,000 in principal amount) and on March 14, 2004 redeemed all of its outstanding 9 1/8% Notes (approximately $299,300,000 in principal amount). The 9 1/4% Notes and 9 1/8% Notes were redeemed at a redemption price of 101.542% and 103.042%, respectively, of the principal amount thereof plus accrued and unpaid interest. The 9 1/4% Notes and 9 1/8% Notes ceased to accrue interest as of the respective redemption dates indicated above. The Company used the net after tax proceeds from the sale of Ply Gem of approximately $450,000,000 (see Note F), together with existing cash on hand, to fund the redemption of the 9 1/4% Notes and 9 1/8% Notes.
      On March 14, 2004, Nortek redeemed $60,000,000 of its outstanding 8 7/8% Senior Notes due 2008 (“8 7/8% Notes”) and on March 31, 2004, Nortek redeemed the remaining $150,000,000 of its outstanding 8 7/8% Notes (see below). The 8 7/8% Notes were called at a redemption price of 104.438% of the principal amount thereof plus accrued and unpaid interest.
      On March 1, 2004, Nortek completed the sale of $200,000,000 of Floating Rate Notes due 2010 (the “Floating Rate Notes”), which were subsequently redeemed on August 28, 2004 in connection with the Acquisition (see below). Nortek used the net proceeds of approximately $196,000,000 from the sale of the Floating Rate Notes, together with existing cash on hand, to fund the redemption of the 8 7/8% Notes.
      The open market purchases and the redemption of the Floating Rate Notes, the 9 1/4% Notes, the 9 1/8% Notes and the 8 7/8% Notes noted above resulted in a pre-tax loss of approximately $11,958,000 which

NTK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
was recorded in the three months ended April 3, 2004, based upon the difference between the respective redemption prices indicated above and the estimated carrying values at redemption.
      Interest expense in the first quarter of 2004 includes duplicative interest arising during the waiting period from the call for redemption to the date of redemption of the 8 7/8% Senior Notes, as during that period the Floating Rate Notes, whose proceeds were used to refinance the 8 7/8% Senior Notes, were also outstanding.
      At May 6, 2005, there was approximately $49,400,000 available for the payment of cash dividends, stock purchases or other restricted payments (“Restricted Payments”) by the Company as defined under the terms of the Company’s 10 3/4% Senior Discount Notes’ indenture. Restricted Payments to Holdings and Nortek Holdings, Inc. from Nortek are limited by the terms of Nortek’s most restrictive loan agreement, Nortek’s Senior Secured Credit Facility. The amount available for such payments under Nortek’s Senior Secured Credit Facility was approximately $38,500,000 at May 6, 2005.
      (D) On December 17, 2004, the Company acquired M&S Systems, LP (“M&S”), located in Dallas, Texas, for approximately $16,400,000. M&S is a manufacturer and designer of distributed audio and communication equipment, speakers and central vacuum systems.
      On March 9, 2004, the Company acquired OmniMount Systems, Inc. (“OmniMount”) for approximately $16,500,000 in cash and contingent consideration. The contingent consideration is payable 90 days after fiscal 2006 if certain fiscal 2006 financial results, as defined by the stock purchase agreement, are met. OmniMount is a manufacturer and designer of speaker and video mountings and other products to maximize the home theater experience.
      Acquisitions contributed approximately $12,200,000, $500,000 and $100,000 to net sales, operating earnings and depreciation and amortization expense, respectively, for the three months ended April 2, 2005. M&S and OmniMount are included in the Residential Building Products Segment in the Company’s segment reporting. Pro forma results related to these acquisitions have not been presented, as the effect is not significant to the Company’s consolidated operating results.
      Acquisitions are accounted for as purchases and, accordingly, have been included in the Company’s consolidated results of operations since the acquisition date. Purchase price allocations are subject to refinement until all pertinent information regarding the acquisition is obtained.
      On April 26, 2005, the Company, through its indirect wholly-owned subsidiary, Linear LLC, acquired Panamax (“Panamax”) for an initial purchase price of approximately $11,250,000 plus an earn-out based upon the earnings of Panamax for 2005 which is capped at approximately $4,250,000. Panamax is located in Petaluma, CA and manufactures and designs innovative power conditioning and surge protection products that prevent loss or damage of home and small business equipment due to power disturbances.
      On July 15, 2005, Nortek acquired the assets and certain liabilities of Niles Audio Corporation (“Niles”) for an initial purchase price of approximately $75,000,000. In connection with the acquisition of Niles, Nortek utilized approximately $40,000,000 of cash on hand, borrowed approximately $25,000,000 against the U.S. portion of its revolving credit facility (which effectively reduced its borrowing availability by such amount) and issued an unsecured promissory note in the amount of approximately $10,000,000. Niles is located in Miami, FL and manufactures and designs products that provide customers with innovative solutions for whole-house distribution and integration of audio and video systems, including speakers, receivers, amplifiers, automation devices, controls and accessories. For the year ended December 31, 2004, Niles had net sales, operating earnings and depreciation and amortization expense of approximately $50,000,000, $8,500,000 and $500,000, respectively.
      (E) The operating results of the Air Conditioning and Heating Products Segment for the three months ended April 3, 2004 include approximately $1,300,000 of costs associated with the closure of certain manufacturing facilities (see Note J).

NTK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Operating results for the three months ended April 2, 2005 and April 3, 2004 include a non-cash foreign exchange loss of approximately $500,000 and $600,000, respectively, on certain intercompany debt between the Company’s subsidiaries.
      Operating results for the three months ended April 2, 2005 includes a gain of approximately $1,400,000 from the settlement of certain obligations of former subsidiaries (see Note I).
      During the three months ended April 2, 2005 and April 3, 2004 the Company recorded a pre-tax charge to continuing operations of approximately $100,000 and $250,000, respectively, for compensation expense related to stock options issued to employees, officers and Directors in accordance with SFAS No. 123 (see Note A).
      (F) On July 31, 2004, the Company sold the capital stock of its wholly-owned subsidiary, La Cornue SAS (“La Cornue”) for net cash proceeds of approximately $5,800,000 and recorded a net after tax gain of approximately $900,000. La Cornue, situated outside of Paris, France manufactures and sells high-end custom made cooking ranges.
      On February 12, 2004, the Company sold the capital stock of its wholly-owned subsidiary Ply Gem Industries, Inc. (“Ply Gem”) for net cash proceeds of approximately $506,700,000, after excluding approximately $21,400,000 of proceeds provided to fund liabilities of Ply Gem indemnified by the Company (see Note I), and recorded a net after-tax gain on the sale of approximately $74,100,000. Ply Gem, through its operating subsidiaries, is a manufacturer and distributor of a range of products for use in the residential new construction, do-it-yourself and professional renovation markets, including vinyl siding, windows, patio doors, fencing, railing, decking and accessories. The results of operations of the operating subsidiaries of Ply Gem comprised the Company’s entire Windows, Doors and Siding Products (“WDS”) reporting segment and the corporate expenses of Ply Gem, which were previously included in Unallocated in the Company’s segment reporting (see Note G).
      The Company allocates interest to dispositions that qualify as a discontinued operation for debt instruments which are entered into specifically and solely with the entity disposed of and for debt which is settled with proceeds received from the disposition. Interest allocated to discontinued operations, included in interest expense, net in the table below, was approximately $2,800,000 (net of taxes of approximately $1,600,000) for the three months ended April 3, 2004.
      The sale of La Cornue and Ply Gem and the related operating results have been excluded from earnings from continuing operations and are classified as discontinued operations for all periods presented.
      The table that follows presents a summary of the results of discontinued operations for the three months ended April 3, 2004:

Pre-Acquisition for the
Three Months Ended
April 3, 2004

(Amounts in thousands)
Net sales	$43,000

Operating loss of discontinued operations*	$(2,242)
Interest expense, net	(4,558)

Loss before income tax benefit	(6,800)
Income tax benefit	(2,600)

Loss from discontinued operations	(4,200)

Gain on sale of discontinued operations	122,700
Income tax provision on sale of discontinued operations	50,400

72,300

Earnings from discontinued operations	$68,100

Depreciation and amortization expense	$1,379

NTK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

*	Operating loss of discontinued operations are net of Ply Gem corporate expenses, which were previously included within Unallocated in the Company’s segment reporting.
      (G) The Company has two reportable segments: the Residential Building Products Segment and the Air Conditioning and Heating Products Segment. In the tables below, Unallocated includes corporate related items, intersegment eliminations and certain income and expense items not allocated to reportable segments.
      The Company evaluates segment performance based on operating earnings before allocations of corporate overhead costs. Intersegment net sales and intersegment eliminations were not material for any of the periods presented. The income statement impact of all purchase accounting adjustments, including goodwill and intangible asset amortization, is reflected in the operating earnings of the applicable operating segment.
      Unaudited net sales, operating earnings and pre-tax earnings from continuing operations for the Company’s segments for the periods presented below were as follows:

	For the Three Months Ended

	Post-	Pre-
	Acquisition	Acquisition
	April 2, 2005	April 3, 2004

	(Amounts in thousands)
Net sales:
Residential building products	$261,024	$234,090
Air conditioning and heating products	173,094	170,922

Consolidated net sales	$434,118	$405,012

Operating earnings:
Residential building products*	$37,693	$40,166
Air conditioning and heating products*	7,339	9,072

Subtotal	45,032	49,238
Unallocated:
Stock based compensation charges*	(100)	(200)
Foreign exchange loss on intercompany debt*	(100)	(200)
Gain on legal settlement	1,400	—
Other, net	(5,494)	(7,165)

Consolidated operating earnings	40,738	41,673
Interest expense	(37,184)	(25,559)
Loss from debt retirement	—	(11,958)
Investment income	446	944

Earnings before provision for income taxes	$4,000	$5,100

*	The operating results of the Air Conditioning and Heating Products Segment for the three months ended April 3, 2004 include approximately $1,300,000 of costs associated with the closure of certain manufacturing facilities (see Note J).

The operating results of the Residential Building Products Segment for the three months ended April 2, 2005 and April 3, 2004 each include a non-cash foreign exchange loss of approximately $400,000 on certain intercompany debt between the Company’s subsidiaries. The operating results of the Residential Building Products Segment for the three months ended April 3, 2004 also include approximately $50,000 of stock based compensation charges.

NTK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Unaudited depreciation expense, amortization of intangible assets and purchase price allocated to inventory and capital expenditures from continuing operations for the Company’s segments for the periods presented below were as follows:

	For the Three Months Ended

	Post-	Pre-
	Acquisition	Acquisition

	April 2, 2005	April 3, 2004

	(Amounts in thousands)
Depreciation Expense:
Residential building products	$3,428	$2,806
Air conditioning and heating products	3,198	2,902
Other	225	82

Consolidated depreciation expense	$6,851	$5,790

Amortization of intangible assets and purchase price allocated to inventory*:
Residential building products	$3,836	$2,648
Air conditioning and heating products	803	824
Other	125	—

Consolidated amortization expense and purchase price allocated to inventory	$4,764	$3,472

Capital Expenditures:
Residential building products	$2,447	$2,429
Air conditioning and heating products	2,881	2,157
Other	237	318

Consolidated capital expenditures	$5,565	$4,904

*	During the three months ended April 2, 2005 and April 3, 2004 the Company reflected in the Residential Building Products Segment amortization of approximately $400,000 and $100,000, respectively, of excess purchase price allocated to inventory as a non-cash charge to cost of products sold.
      (H) The Company provides income taxes on an interim basis based upon the estimated annual effective income tax rate. The following reconciles the federal statutory income tax rate to the estimated effective tax rate of approximately 42.5% and 41.2% for the periods presented:

	For the Three Months Ended

	Post-	Pre-
	Acquisition	Acquisition

	April 2, 2005	April 3, 2004

Income tax provision at the federal statutory rate	35.0%	35.0%
Net change from federal statutory rate:
State income tax provision, net of federal income tax effect	3.7	1.8
Tax effect resulting from foreign activities	(1.1)	1.6
Change in tax reserves	—	0.3
Non-deductible expenses	0.6	0.3
Other, net	4.3	2.2

Income tax provision at estimated effective rate	42.5%	41.2%

NTK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      (I) As of April 2, 2005, the Company’s former subsidiary, Ply Gem, has guaranteed approximately $25,200,000 of third party obligations relating to rental payments through June 30, 2016 under a facility leased by a former subsidiary, which was sold on September 21, 2001. The Company has indemnified these guarantees in connection with the sale of Ply Gem on February 12, 2004 (see Note F) and has recorded an estimated liability related to this indemnified guarantee of approximately $1,000,000 at April 2, 2005 in accordance with Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). The buyer of the former subsidiary has provided certain indemnifications and other rights to Nortek for any payments that it might be required to make pursuant to this guarantee. Should the buyer of the former subsidiary cease making payments then the Company may be required to make payments on its indemnification.
      The Company has indemnified third parties for certain matters in a number of transactions involving dispositions of former subsidiaries. The Company has recorded liabilities in relation to these indemnifications, including the indemnified guarantee noted above, of approximately $13,500,000 at April 2, 2005 and $17,800,000 at December 31, 2004. In February 2005 the Company settled a portion of these obligations with a lump sum cash payment resulting in a reduction of approximately $1,400,000 in such liabilities which was recorded as income in the Company’s unaudited condensed consolidated statement of operations for the first quarter ended April 2, 2005 (see Note E). Approximately $6,000,000 of short-term liabilities and approximately $7,500,000 of long-term liabilities are recorded in accrued expenses and other long-term liabilities, respectively, in the accompanying unaudited condensed consolidated balance sheet at April 2, 2005 related to these indemnifications. Approximately $12,700,000 of these indemnifications at April 2, 2005 relate to indemnifications provided to a buyer in connection with the sale of certain former subsidiaries, including Ply Gem (see Note F). Accordingly, the Company has included approximately $5,200,000 of short-term liabilities and approximately $7,500,000 of long-term liabilities in accrued expenses and other long-term liabilities, respectively, in the accompanying consolidated balance sheet at April 2, 2005 related to these indemnifications.
      The Company sells a number of products and offers a number of warranties including in some instances, extended warranties for which the Company receives proceeds. The specific terms and conditions of these warranties vary depending on the product sold and country in which the product is sold. The Company estimates the costs that may be incurred under its warranties, with the exception of extended warranties, and records a liability for such costs at the time of sale. Proceeds received from extended warranties are amortized over the life of the warranty and reviewed to ensure that the liability recorded is equal to or greater than estimated future costs. Factors that affect the Company’s warranty liability include the number of units sold, historical and anticipated rates of warranty claims, cost per claim and new product introduction. The Company periodically assesses the adequacy of its recorded warranty claims and adjusts the amounts as necessary. Changes in the Company’s unaudited combined short-term and long-term warranty liabilities during the periods presented are as follows:

	For the Three Months Ended

	Post-	Pre-
	Acquisition	Acquisition

	April 2, 2005	April 3, 2004

	(Amounts in thousands)
Balance, beginning of period	$30,319	$29,087
Warranties provided during period	4,424	4,195
Settlements made during period	(4,171)	(3,588)
Changes in liability estimate, including acquisitions	250	(316)

Balance, end of period	$30,822	$29,378

NTK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company is subject to other contingencies, including legal proceedings and claims arising out of its businesses that cover a wide range of matters, including, among others, environmental matters, contract and employment claims, product liability, warranty and modification, adjustment or replacement of component parts of units sold, which include product recalls. Product liability, environmental and other legal proceedings also include matters with respect to businesses previously owned. The Company has used various substances in its products and manufacturing operations which have been or may be deemed to be hazardous or dangerous, and the extent of its potential liability, if any, under environmental, product liability and workers’ compensation statutes, rules, regulations and case law is unclear. Further, due to the lack of adequate information and the potential impact of present regulations and any future regulations, there are certain circumstances in which no range of potential exposure may be reasonably estimated.
      While it is impossible to ascertain the ultimate legal and financial liability with respect to contingent liabilities, including lawsuits, the Company believes that the aggregate amount of such liabilities, if any, in excess of amounts provided or covered by insurance, will not have a material adverse effect on the consolidated financial position, results of operations or liquidity of the Company. It is possible, however, that future results of operations for any particular future period could be materially affected by changes in the Company’s assumptions or strategies related to these contingencies or changes out of the Company’s control.
      (J) The Company records restructuring costs primarily in connection with operations acquired or facility closings which management plans to eliminate in order to improve future operating results of the Company.
      Within the Air Conditioning and Heating Products Segment, the Company, in the second quarter of 2003, initiated restructuring activities related to the closure of two facilities in St. Louis, Missouri, in order to relocate the operations to other facilities. The facilities currently support warehousing and distribution activities of the segment’s residential HVAC products. Since the initiation of these restructuring activities in 2003, a total of approximately 403 employees have been terminated and an additional 35 employees are expected to be terminated during the second and third quarters of 2005. During the three months ended April 3, 2004 the Company provided approximately $1,300,000 in cost of goods sold related to liabilities incurred as a result of this restructuring. Two of the facilities to be closed are owned by the Company, one of which was sold during the three months ended April 2, 2005.
      During August of 2004, the Company accrued approximately $3,400,000 related to severance benefits for certain of the Company’s employees at its corporate office. Approximately $1,400,000 was included as a charge in the Company’s consolidated statement of operations on August 27, 2004 and the balance was recorded as an intangible asset related to a non-compete agreement. No additional amounts have been incurred or are expected to be incurred related to these severance benefits. It is expected that these severance benefits will be paid through August 2006.

NTK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table sets forth restructuring activity in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities (“SFAS No. 146”) in the accompanying unaudited condensed consolidated statement of operations for the periods presented. These costs are included in cost of goods sold and selling, general and administrative expenses in the accompanying unaudited condensed consolidated statement of operations of the Company.

	Employee		Total
	Separation		Restructuring
	Expenses	Other	Costs

	(Amounts in thousands)
	(Unaudited)
Balance at December 31, 2003	$1,638	$205	$1,843
Provision	71	1,219	1,290
Payments and asset write downs	(1,139)	(1,420)	(2,559)

Balance at April 3, 2004	$570	$4	$574

Balance at December 31, 2004	$3,150	$30	$3,180
Payments and asset write downs	(454)	(30)	(484)
Other	(10)	—	(10)

Balance at April 2, 2005	$2,686	$—	$2,686

      Employee separation expenses are comprised of severance, vacation, outplacement and retention bonus payments. Other restructuring costs include expenses associated with terminating other contractual arrangements, costs to prepare facilities for closure, costs to move equipment and products to other facilities and write-offs related to equipment sales and disposals.
      (K) The Company and its subsidiaries have various pension, supplemental retirement plans for certain officers, profit sharing and other post retirement benefit plans requiring contributions to qualified trusts and union administered funds.
      Pension and profit sharing expense charged to operations aggregated approximately $3,600,000 and $4,200,000 for the three months ended April 2, 2005 and April 3, 2004, respectively. The Company’s policy is to generally fund currently at least the minimum allowable annual contribution of its various qualified defined benefit plans. As previously disclosed in the Company’s latest annual report on Form 10-K as filed with the SEC, the Company expects to contribute approximately $4,600,000 to its defined benefit pension plans in 2005. As of April 2, 2005, approximately $320,000 of contributions has been made.
      The Company’s unaudited net periodic benefit cost for its defined benefit plans for the periods presented consist of the following components:

	For the Three Months Ended

	Post-	Pre-
	Acquisition	Acquisition

	April 2, 2005	April 3, 2004

	(Amounts in thousands)
Service cost	$340	$297
Interest cost	2,259	2,392
Expected return on plan assets	(2,147)	(2,066)
Amortization of prior service cost	—	49
Recognized actuarial loss	5	—

Net periodic benefit cost	$457	$672

NTK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company’s unaudited net periodic benefit cost for its subsidiary’s Post Retirement Health Benefit Plan for the periods presented consists of the following components:

	For the Three Months Ended

	Post-	Pre-
	Acquisition	Acquisition

	April 2, 2005	April 3, 2004

	(Amounts in thousands)
Service cost	$112	$255
Interest cost	619	628
Recognized actuarial gain	—	(6)

Net periodic post retirement health benefit cost	$731	$877

      On December 8, 2003, President Bush signed into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“the Act”). The Act expanded Medicare to include, for the first time, coverage for prescription drugs. Based upon an analysis of plan provisions and prescription drug claims experience, it has been determined that the potential savings that the NuTone Retiree Medical Plan could realize as a result of the Act would be immaterial and the Company has not reflected any reduction in cost under FASB Staff Position No. FAS 106-2 as of April 2, 2005.
      (L) On June 8, 2005 our collective bargaining agreement with the United Automobile Aerospace & Agricultural Implement Workers of America and its Local No. 2029 (covering approximately 5.1% of our workforce as of April 2, 2005) at the Cincinnati, Ohio location of our subsidiary Nutone, Inc. expired. We have presented our final proposal to the union bargaining committee but such proposal has not been accepted by the union members. On July 16, 2005, we locked out our union employees at NuTone’s Cincinnati, Ohio facility. Our management has prepared contingency plans to ensure that operational disruptions are minimized and our customers’ needs are met without significant delay. Nonetheless, a work stoppage at one of our facilities that lasts for a significant period of time could cause us to lose sales, incur increased costs and adversely affect our ability to meet customers’ needs.

          No person has been authorized in connection with the exchange offer made hereby to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.
      Until                     all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

$403,000,000
Aggregate Principal
Amount at Maturity
NTK Holdings, Inc.
Offer to Exchange
10 3/4% Senior Discount Notes due 2014,
which have been registered under the
Securities Act, for any and all
of our outstanding
10 3/4% Senior Discount Notes due 2014

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers
      The registrant is a corporation incorporated in the state of Delaware. Section 145(a) of the Delaware General Corporation Law provides in relevant part that a corporation may indemnify any officer or director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Under Section 145(b) of the Delaware General Corporation Law, such eligibility for indemnification may be further subject to the adjudication of the Delaware Court of Chancery.
      Furthermore, Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation may in its Certificate of Incorporation eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: for any breach of the director’s duty of loyalty to the corporation or its stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; under Section 174 of the Delaware General Corporation Law (pertaining to certain prohibited acts including unlawful payment of dividends or unlawful purchase or redemption of the corporation’s capital stock); or for any transaction from which the director derived an improper personal benefit. The registrant does eliminate such personal liability of its directors in its Certificate of Incorporation.
      The Certificate of Incorporation of NTK Holdings, Inc. provides that the corporation shall indemnify and advance expenses to each person who is or was a director or officer of the corporation to the maximum extent permitted under the General Corporation Law of the State of Delaware, except that the registrant is not required to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person.
      Any repeal or modification of the above provisions of the registrant’s Certificate of Incorporation shall not apply to or adversely affect any right or protection of a director or officer of the corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.
      The By-laws of the registrant contain no articles, sections or provisions relating to indemnification.

Item 21.	Exhibits and Financial Statement Schedules.
      (a) Exhibits:

See Exhibit Index immediately following the Financial Statement Schedules included in this Registration Statement.
      (b) Financial Statement Schedules:

The following financial statement schedules are included in Part II of the Registration Statement:

Schedule I — Condensed Financial Information of Nortek Holdings, Inc., the former Nortek Holdings, Inc. and Nortek, Inc.	S-1
Schedule II — Valuation and Qualifying Accounts	S-16
Report of Independent Registered Public Accounting Firm	S-17

      All other schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.
      Item 22. Undertakings.
      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
      (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (e) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.
      (f) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, NTK Holdings, Inc. has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Providence, state of Rhode Island, on July 19, 2005.

NTK HOLDINGS, INC.

By:	/s/ Kevin W. Donnelly

Name: Kevin W. Donnelly

Title:	Vice President,

General Counsel and Secretary
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Richard L. Bready	Chairman of the Board, President, Chief Executive Officer and Director	July 19, 2005

* Almon C. Hall	Vice President, Chief Financial Officer and Principal Accounting Officer	July 19, 2005

* Jeffrey C. Bloomberg	Director	July 19, 2005

* David B. Hiley	Director	July 19, 2005

* Kent Weldon	Director	July 19, 2005

* Anthony DiNovi	Director	July 19, 2005

Signature		Title	Date

* Joseph M. Cianciolo		Director	July 19, 2005

* David V. Harkins		Director	July 19, 2005

*By:	/s/ Kevin W. Donnelly Kevin W. Donnelly Attorney-in-Fact

NORTEK HOLDINGS, INC. (PARENT COMPANY)
SCHEDULE I CONDENSED FINANCIAL INFORMATION OF NORTEK HOLDINGS, INC.
CONDENSED BALANCE SHEET

December 31,
2004

(Dollar amounts
in thousands,
except share data)
ASSETS
Current Assets:
Prepaid income taxes	$17,220

Investments and Other Assets:
Net intercompany balance and investment in subsidiaries	383,645
Deferred tax benefit	16,087

399,732

$416,952

LIABILITIES AND STOCKHOLDER’S INVESTMENT
Current Liabilities:
Accrued expenses	$49,200

Other long-term liabilities	45,964

Commitments and Contingencies (Note 3)
Stockholder’s Investment:
Common stock, $0.01 par value; authorized 3,000 shares; 3,000 issued and outstanding at December 31, 2004	—
Additional paid-in capital	316,823
Accumulated deficit	(4,100)
Accumulated other comprehensive income	9,065

Total stockholder’s investment	321,788

$416,952

The accompanying notes are an integral part of these condensed financial statements.

NORTEK HOLDINGS, INC. (PARENT COMPANY)
SCHEDULE I CONDENSED FINANCIAL INFORMATION OF NORTEK HOLDINGS, INC.
CONDENSED STATEMENT OF OPERATIONS

For the Period
August 28, 2004 to
December 31, 2004

(Amounts in
thousands)
Expenses:
Selling, general and administrative expense	$36
Interest expense	2,164

2,200

Loss from continuing operations before equity in subsidiaries’ earnings	(2,200)
Equity in subsidiaries’ earnings before Provision for income taxes	2,100

Loss from continuing operations before Provision for income taxes	(100)
Provision for income taxes	3,500

Loss from continuing operations	(3,600)
Loss from discontinued operations	(500)

Net loss	$(4,100)

The accompanying notes are an integral part of these condensed financial statements.

NORTEK HOLDINGS, INC. (PARENT COMPANY)
SCHEDULE I CONDENSED FINANCIAL INFORMATION OF NORTEK HOLDINGS, INC.
CONDENSED STATEMENT OF CASH FLOWS

For the Period
August 28, 2004 to
December 31, 2004

(Amounts in
thousands)
Cash flows from operating activities:
Loss from continuing operations	$(3,600)
Loss from discontinued operations	(500)

Net loss	(4,100)

Adjustments to reconcile net loss to cash:
Non-cash interest expense	2,164
Equity in subsidiaries’ earnings before provision for income taxes	(2,100)
Current income tax provision from continuing operations	2,500
Deferred income tax provision from continuing operations	1,000
Current income tax provision for discontinued operations	500
Changes in certain assets and liabilities, net of effects from acquisitions and dispositions:
Accrued expenses and taxes	36

Total adjustments to net loss	4,100

Net cash provided by operating activities	—

Net increase in cash and cash equivalents	—
Cash and cash equivalents at the beginning of the period	—

Cash and cash equivalents at the end of the period	$—

The accompanying notes are an integral part of these condensed financial statements.

NORTEK HOLDINGS, INC. (PARENT COMPANY)
SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF NORTEK HOLDINGS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
For the period from August 28, 2004 to December 31, 2004
      1. On July 15, 2004, THL Buildco Holdings, Inc. (“THL Buildco Holdings”) and THL Buildco, Inc. (“THL Buildco”), newly formed Delaware corporations affiliated with Thomas H. Lee Partners, L.P., entered into a stock purchase agreement with the owners of Nortek Holdings, Inc., Nortek Inc.’s (“Nortek’) former parent company (referred to herein as “the former Nortek Holdings”), including affiliates of Kelso & Company, L.P. (“Kelso”) and certain members of Nortek’s management, pursuant to which THL Buildco agreed to purchase all the outstanding capital stock of the former Nortek Holdings. Prior to the completion of the THL Transactions described below, Nortek was a wholly-owned direct subsidiary of the former Nortek Holdings and THL Buildco was a wholly-owned direct subsidiary of THL Buildco Holdings. On January 9, 2003, the former Nortek Holdings was acquired by Kelso and certain members of Nortek’s management in a transaction valued at approximately $1,600,000,000 including all of the Company’s indebtedness (the “Recapitalization”).
      On August 27, 2004, THL Buildco purchased all of the outstanding capital stock of the former Nortek Holdings pursuant to the stock purchase agreement in a transaction valued at approximately $1,740,000,000 (the “Acquisition”). Immediately upon the completion of the Acquisition, THL Buildco was merged with and into the former Nortek Holdings with the former Nortek Holdings continuing as the surviving corporation. The former Nortek Holdings was then merged with and into Nortek with Nortek continuing as the surviving corporation and a wholly-owned subsidiary of THL Buildco Holdings. THL Buildco Holdings was then renamed Nortek Holdings, Inc. (“Nortek Holdings”), which was wholly-owned by THL-Nortek Investors, LLC, a Delaware limited liability company (“Investors LLC”). In connection with the Acquisition, members of Nortek management reinvested a portion of their equity interest in the former Nortek Holdings for an equity interest in Investors LLC and interests in a deferred compensation plan established by Nortek Holdings (the Acquisition and the above events are collectively referred to herein as the “THL Transactions”).
      On February 10, 2005, NTK Holdings, Inc (“NTK Holdings”), a newly formed Delaware Corporation, issued 3,000 shares of capital stock to Investors LLC in exchange for Investor LLC’s shares of capital stock of Nortek Holdings. As a result of this exchange, Nortek Holdings became a wholly-owned subsidiary of NTK Holdings and NTK Holdings became a wholly-owned subsidiary of Investors LLC.
      On November 20, 2002, Nortek reorganized into a holding company structure and each outstanding share of capital stock of Nortek was converted into an identical share of capital stock of the former Nortek Holdings with the former Nortek Holdings becoming the successor public company and Nortek becoming a wholly-owned subsidiary of the former Nortek Holdings (the “Holdings Reorganization”). From June 19, 2002 through November 20, 2002, the former Nortek Holdings was a wholly-owned subsidiary of Nortek, which had no operating or cash flow activity.
      Although NTK Holdings was not formed until fiscal 2005, its predecessor company, Nortek Holdings, met the restricted net asset requirements under the Securities and Exchange Commission’s (“SEC”) rules and regulations for financial statement schedules as of December 31, 2004. Prior to the THL Transactions and subsequent to the Holdings Reorganization, the former Nortek Holdings was the Registrant and parent company for all filings required by the SEC. Prior to the Holdings Reorganization, Nortek was the Registrant and parent company for all filings required by the SEC. Previously both the former Nortek Holdings and Nortek had met the restricted net asset requirements under the SEC’s rules and regulations for financial statement schedules for the respective applicable periods as of December 31, 2003 and 2002.
      Nortek Holdings, Inc. (Parent Company) — Schedule I — Condensed Financial Information of Nortek Holdings, included in this Form S-4, provides all parent company information for the periods subsequent to the THL Transactions, when Nortek Holdings became the parent company, that are

NORTEK HOLDINGS, INC. (PARENT COMPANY)
SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF NORTEK HOLDINGS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)
required to be presented in accordance with SEC rules and regulations for financial statement schedules. The former Nortek Holdings (Parent Company) — Schedule I — Condensed Financial Information of the former Nortek Holdings, which cover the required periods prior to the THL Transactions and subsequent to the Holdings Reorganization, and the Nortek, Inc. (Parent Company) — Schedule I — Condensed Financial Information of Nortek, Inc., which cover the required periods prior to the Holdings Reorganization, are included elsewhere in this Form S-4 and are incorporated herein by reference. The accompanying condensed financial statements have been prepared in accordance with the reduced disclosure requirements permitted by Form S-4, Item 21, Schedule I — Condensed Financial Information of the Registrant. The Nortek Holdings, Inc. and Subsidiaries Consolidated Financial Statements are included elsewhere in this Registration Statement and are incorporated herein by reference.
      Beginning on August 28, 2004, Nortek Holdings accounted for the Acquisition as a purchase in accordance with the provisions of SFAS No. 141, Emerging Issue Task Force (“EITF”) Issue No. 88-16, “Basis in Leveraged Buyout Transactions”, (“EITF 88-16”) and SEC Staff Accounting Bulletin No. 54, “Push Down Basis of Accounting Required in Certain Limited Circumstances”, which resulted in a new valuation for the assets and liabilities of the Company and its subsidiaries based upon fair values as of the date of the Acquisition. Refer to Notes 1 and 2 of the Notes to the Nortek Holdings, Inc. and Subsidiaries Consolidated Financial Statements, which are incorporated herein by reference for a complete discussion of the Acquisition and the Recapitalization.
      2. Refer to Notes 1 and 10 of the Notes to the Nortek Holdings, Inc. and Subsidiaries Consolidated Financial Statements, which are incorporated herein by reference, for information pertaining to the accounting for discontinued operations, including the sale of La Cornue SAS and Ply Gem Industries, Inc. during fiscal 2004.
      3. Accrued expenses of approximately $49,200,000 and other long-term liabilities of approximately $45,964,000 as of December 31, 2004 relate to the 2004 Nortek Holdings, Inc. Deferred Compensation Plan, which was set up in connection with the Acquisition. Refer to Note 2 of the Notes to the Nortek Holdings, Inc. and Subsidiaries Consolidated Financial Statements for a more complete discussion of the deferred compensation plan and 7. below for payments made in fiscal 2005 under the Plan.
      Descriptions of material contingencies, significant provisions of long-term debt obligations and commitments of Nortek Holdings and its subsidiaries are included in Notes 1, 2, 6 and 9 of the Notes to the Nortek Holdings, Inc. and Subsidiaries Consolidated Financial Statements, which are incorporated herein by reference, including information related to debt issued and repaid in connection with the Acquisition.
      4. At December 31, 2004, Nortek Holdings’ subsidiaries, principally Nortek, had unrestricted cash and investments of approximately $94,955,000.
      5. Nortek is Nortek Holdings only directly owned subsidiary and all of Nortek Holding’s other subsidiaries are either directly or indirectly owned by Nortek. As a result, Nortek Holdings’ ability to receive cash from Nortek is limited to the amount of cash transfers or dividends that can be paid by Nortek, which are restricted under the terms of certain of Nortek’s indebtedness. At March 25, 2005, approximately $32,800,000 was available for the payment of cash dividends, stock purchases or other restricted payments as defined under the terms of Nortek’s most restrictive indenture. See Note 6 of the Notes to the Nortek Holdings, Inc. and Subsidiaries Consolidated Financial Statements, which are incorporated herein by reference.
      6. The combined liabilities, excluding deferred income taxes, of Nortek Holdings’ subsidiaries as of December 31, 2004 were approximately $1,847,630,000 consisting of $1,369,988,000 of short and long-term

NORTEK HOLDINGS, INC. (PARENT COMPANY)
SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF NORTEK HOLDINGS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)
debt, $137,343,000 of accounts payable and $340,299,000 of short and long-term accruals, taxes and other obligations (of which approximately $171,591,000 are classified as short-term).
      7. On February 15, 2005, NTK Holdings completed the sale of $403,000,000 aggregate principal amount at maturity ($250,408,080 gross proceeds) of its 10 3/4% Senior Discount Notes. The 10 3/4% Senior Discount Notes, which are structurally subordinate to all debt and liabilities of subsidiaries, including Nortek Holdings and Nortek, were issued and sold in a private Rule 144A offering to institutional investors.
      The accreted value of the 10 3/4% Senior Discount Notes will increase from the date of issuance at a rate of 10 3/4% per annum compounded semi-annually such that the accreted value would, if no prior redemptions are made, equal the principal amount of $403,000,000 in September 2009. No cash interest will accrue on the 10 3/4% Senior Discount Notes prior to September 1, 2009 and, thereafter, cash interest will accrue at 10 3/4% per annum payable semi-annually in arrears on March 1 and September 1 of each year, commencing on March 1, 2010, until maturity. The 10 3/4% Senior Discount Notes are unsecured obligations of NTK Holdings, which mature on March 1, 2014, and may be redeemed in whole or in part at the redemption prices as defined in the indenture governing the 10 3/4% Senior Discount Notes (the “Indenture”). The Indenture contains covenants that limit NTK Holdings’ ability to engage in certain transactions, including incurring additional indebtedness and paying dividends or distributions. The terms of the 10 3/4% Senior Discount Notes require NTK Holdings to register notes having substantially identical terms with the SEC within 270 days after the issue date of the 10 3/4% Senior Discount Notes. The 10 3/4% Senior Discount Notes have not been registered with the SEC as of December 31, 2004 but are expected to be registered during the second or third quarter of 2005.
      The net proceeds of the offering were used by NTK Holdings to pay a dividend of approximately $187,000,000 to its sole stockholder, Investors LLC. In turn, Investors LLC authorized a distribution of approximately $187,000,000 to the equity holders of Investors LLC in accordance with the terms of the LLC agreement by and among Investors LLC and its members. In addition, on February 18, 2005, NTK Holdings contributed approximately $57,700,000 to Nortek Holdings for the purpose of making payments under the 2004 Nortek Holdings, Inc. Deferred Compensation Plan to the participants in the plan. Nortek Holdings made such payments prior to April 2, 2005.

THE FORMER NORTEK HOLDINGS, INC. (PARENT COMPANY)
SCHEDULE I CONDENSED FINANCIAL INFORMATION
OF THE FORMER NORTEK HOLDINGS
CONDENSED BALANCE SHEET

December 31,
2003

(Dollar amounts
in thousands,
except share data)
ASSETS
Current Assets:
Cash and cash equivalents	$11,771

Investments and Other Assets:
Net intercompany balance and investment in subsidiaries	537,290
Deferred debt expense, net	9,801

547,091

$558,862

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current Liabilities:
Accounts payable	$8
Accrued expenses	5,730

5,738

10% Senior Discount Notes due 2011	352,916

Commitments and Contingencies (Note 3)
Stockholders’ Investment:
Preference stock, $1.00 par value; authorized 7,000,000 shares; none issued as of December 31, 2002	—
Series B preference stock, $1.00 par value; authorized 19,000,000 shares; 8,130,442 shares issued and outstanding as of December 31, 2003	8,130
Class A common stock, $1.00 par value; authorized 19,000,000 shares; 397,380 shares issued and outstanding as of December 31, 2003	397
Additional paid-in capital	172,244
Retained earnings	—
Accumulated other comprehensive income	19,437

Total stockholders’ investment	200,208

$558,862

The accompanying notes are an integral part of these condensed financial statements.

THE FORMER NORTEK HOLDINGS, INC. (PARENT COMPANY)
SCHEDULE I CONDENSED FINANCIAL INFORMATION
OF THE FORMER NORTEK HOLDINGS
CONDENSED STATEMENT OF OPERATIONS

	For the Periods

	Jan. 1, 2004 to	Jan. 10, 2003 to	Jan. 1, 2003 to	Nov. 21, 2002 to
	Aug. 27, 2004	Dec. 31, 2003	Jan. 9, 2003	Dec. 31, 2002

	(Amounts in thousands)
Revenues:
Investment income	$40	$131	$—	$—
Expenses:
Selling, general and administrative expense	4	37	—	—
Interest expense	24,206	3,594	—	—
Loss on debt redemption	67,030	—	—	—

	91,240	3,631	—	—

Loss from continuing operations before equity in subsidiaries’ earnings (loss)	(91,200)	(3,500)	—	—
Equity in subsidiaries’ (loss) earnings before (benefit) provision for income taxes	(61,500)	107,000	(82,700)	7,100

(Loss) earnings from continuing operations before (benefit) provision for income taxes	(152,700)	103,500	(82,700)	7,100
(Benefit) provision for income taxes	(41,400)	41,400	(21,800)	2,900

(Loss) earnings from continuing operations	(111,300)	62,100	(60,900)	4,200
Earnings (loss) from discontinued operations	67,400	12,100	(1,000)	(5,900)

Net (loss) earnings	$(43,900)	$74,200	$(61,900)	$(1,700)

The accompanying notes are an integral part of these condensed financial statements.

THE FORMER NORTEK HOLDINGS, INC. (PARENT COMPANY)
SCHEDULE I CONDENSED FINANCIAL INFORMATION
OF THE FORMER NORTEK HOLDINGS
CONDENSED STATEMENT OF CASH FLOWS

	For the Periods

	Jan. 1, 2004 to	Jan. 10, 2003 to	Jan. 1, 2003 to	Nov. 21, 2002 to
	Aug. 27, 2004	Dec. 31, 2003	Jan. 9, 2003	Dec. 31, 2002

	(Amount in thousands)
Cash flows from operating activities:
(Loss) earnings from continuing operations	$(111,300)	$62,100	$(60,900)	$4,200
(Loss) earnings from discontinued operations	67,400	12,100	(1,000)	(5,900)

Net (loss) earnings	(43,900)	74,200	(61,900)	(1,700)

Adjustments to reconcile net (loss) earnings to cash:
Non-cash interest expense	24,206	3,593	—	—
Loss on debt retirement	67,030	—	—	—
Equity in subsidiaries’ (earnings) loss before provision (benefit) for income taxes	61,500	(107,000)	82,700	(7,100)
(Earnings) loss from discontinued operations before provision (benefit) for income taxes	(112,900)	(19,500)	1,600	8,800
Current income tax provision (benefit) from continuing operations	5,500	47,400	(27,700)	2,900
Deferred income tax (credit) provision from continuing operations	(46,900)	(4,800)	5,900	(2,100)
Current income tax provision (benefit) from discontinued operations	64,000	6,900	(600)	(800)
Deferred income tax provision (credit) from discontinued operations	(18,500)	500	—	—
Changes in certain assets and liabilities, net of effects from acquisitions and dispositions:
Accounts payable	23	8	—	—
Accrued expenses and taxes	(11,796)	3,995	—	—

Total adjustments to net (loss) earnings	32,163	(68,904)	61,900	1,700

Net cash (used in) provided by operating activities	(11,737)	5,296	—	—

Cash flows from investing activities:
Redemption of publicly held shares in connection with the Recapitalization	—	(469,655)	—	—
Payment of fees and expenses in connection with the Recapitalization	—	(27,900)	—	—

Net cash used in investing activities	$—	$(497,555)	$—	$—

Cash flows from financing activities:
Sale of 10% Senior Discount Notes, net of fees	$—	$339,522	$—	$—
Issuance of Series B preference stock in connection with the Recapitalization	—	355,923	—
Issuance of Class A common stock in connection with the Recapitalization	—	3,262	—
Issuance of Class A common stock	—	1,500	—	—
Dividend to preferred and common stockholders	—	(298,474)	—	—
Dividends and distributions received from Nortek, Inc.	—	—	147,900	—
Purchase of Nortek, Inc. common stock	—	(41,000)	(4,603)	—

Net cash provided by financing activities	—	360,733	143,297	—

Net (decrease) increase in cash and cash equivalents	(11,737)	(131,526)	143,297	—
Cash and cash equivalents at the beginning of the period	11,771	143,297	—	—

Cash and cash equivalents at the end of the period	$34	$11,771	$143,297	$—

The accompanying notes are an integral part of these condensed financial statements.

THE FORMER NORTEK HOLDINGS, INC. (PARENT COMPANY)
SCHEDULE I CONDENSED FINANCIAL INFORMATION OF
THE FORMER NORTEK HOLDINGS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
For the period from January 1, 2004 to August 27, 2004 and the year ended December 31, 2003
      1. On July 15, 2004, THL Buildco Holdings, Inc. (“THL Buildco Holdings”) and THL Buildco, Inc. (“THL Buildco”), newly formed Delaware corporations affiliated with Thomas H. Lee Partners, L.P., entered into a stock purchase agreement with the owners of Nortek Holdings, Inc., Nortek Inc.’s (“Nortek’) former parent company (referred to herein as “the former Nortek Holdings”), including affiliates of Kelso & Company, L.P. (“Kelso”) and certain members of Nortek’s management, pursuant to which THL Buildco agreed to purchase all the outstanding capital stock of the former Nortek Holdings. Prior to the completion of the THL Transactions described below, Nortek was a wholly-owned direct subsidiary of the former Nortek Holdings and THL Buildco was a wholly-owned direct subsidiary of THL Buildco Holdings. On January 9, 2003, the former Nortek Holdings was acquired by Kelso and certain members of Nortek’s management in a transaction valued at approximately $1,600,000,000 including all of the Company’s indebtedness (the “Recapitalization”).
      On August 27, 2004, THL Buildco purchased all of the outstanding capital stock of the former Nortek Holdings pursuant to the stock purchase agreement in a transaction valued at approximately $1,740,000,000 (the “Acquisition”). Immediately upon the completion of the Acquisition, THL Buildco was merged with and into the former Nortek Holdings with the former Nortek Holdings continuing as the surviving corporation. The former Nortek Holdings was then merged with and into Nortek with Nortek continuing as the surviving corporation and a wholly-owned subsidiary of THL Buildco Holdings. THL Buildco Holdings was then renamed Nortek Holdings, Inc. (“Nortek Holdings”), which was wholly-owned by THL-Nortek Investors, LLC, a Delaware limited liability company (“Investors LLC”). In connection with the Acquisition, members of Nortek management reinvested a portion of their equity interest in the former Nortek Holdings for an equity interest in Investors LLC and interests in a deferred compensation plan established by Nortek Holdings (the Acquisition and the above events are collectively referred to herein as the “THL Transactions”).
      On February 10, 2005, NTK Holdings, Inc (“NTK Holdings”), a newly formed Delaware Corporation, issued 3,000 shares of capital stock to Investors LLC in exchange for Investor LLC’s shares of capital stock of Nortek Holdings. As a result of this exchange, Nortek Holdings became a wholly-owned subsidiary of NTK Holdings and NTK Holdings became a wholly-owned subsidiary of Investors LLC.
      On November 20, 2002, Nortek reorganized into a holding company structure and each outstanding share of capital stock of Nortek was converted into an identical share of capital stock of the former Nortek Holdings with the former Nortek Holdings becoming the successor public company and Nortek becoming a wholly-owned subsidiary of the former Nortek Holdings (the “Holdings Reorganization”). From June 19, 2002 through November 20, 2002, the former Nortek Holdings was a wholly-owned subsidiary of Nortek, which had no operating or cash flow activity.
      Although NTK Holdings was not formed until fiscal 2005, its predecessor company, Nortek Holdings, met the restricted net asset requirements under the Securities and Exchange Commission’s (“SEC”) rules and regulations for financial statement schedules as of December 31, 2004. Prior to the THL Transactions and subsequent to the Holdings Reorganization, the former Nortek Holdings was the Registrant and parent company for all filings required by the SEC. Prior to the Holdings Reorganization, Nortek was the Registrant and parent company for all filings required by the SEC. Previously both the former Nortek Holdings and Nortek had met the restricted net asset requirements under the SEC’s rules and regulations for financial statement schedules for the respective applicable periods as of December 31, 2003 and 2002.
      The Former Nortek Holdings (Parent Company) — Schedule I — Condensed Financial Information of the Former Nortek Holdings, included in this Form S-4, provides all parent company information for

THE FORMER NORTEK HOLDINGS, INC. (PARENT COMPANY)
SCHEDULE I CONDENSED FINANCIAL INFORMATION OF
THE FORMER NORTEK HOLDINGS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)
the periods prior to the THL Transactions and subsequent to the Holdings Reorganization, when the former Nortek Holdings was the parent company, that are required to be presented in accordance with SEC rules and regulations for financial statement schedules. The Nortek Holdings, Inc. (Parent Company) — Schedule I — Condensed Financial Information of Nortek Holdings, which cover the required periods subsequent to the THL Transactions, and the Nortek, Inc. (Parent Company) — Schedule I — Condensed Financial Information of Nortek, Inc., which cover the required periods prior to the Holdings Reorganization, are included elsewhere in this Form S-4 and are incorporated herein by reference. The accompanying condensed financial statements have been prepared in accordance with the reduced disclosure requirements permitted by Form S-4, Item 21, Schedule I — Condensed Financial Information of the Registrant. The Nortek Holdings, Inc. and Subsidiaries Consolidated Financial Statements are included elsewhere in this Registration Statement and are incorporated herein by reference.
      Refer to Notes 1 and 2 of the Notes to the Nortek Holdings, Inc. and Subsidiaries Consolidated Financial Statements, which are incorporated herein by reference for a complete discussion of the Acquisition and the Recapitalization.
      2. Refer to Notes 1 and 10 of the Notes to the Nortek Holdings, Inc. and Subsidiaries Consolidated Financial Statements, which are incorporated herein by reference, for information pertaining to the accounting for discontinued operations, including the sale of La Cornue SAS and Ply Gem Industries, Inc. during fiscal 2004.
      3. On August 27, 2004, in connection with the Acquisition, the former Nortek Holdings redeemed for cash pursuant to the applicable indenture governing such notes all of the former Nortek Holdings’ Senior Discount Notes (approximately $376,500,000 of accreted principal as of August 27, 2004) and recorded a pre-tax loss from debt retirement of approximately $67,030,000 in the period from January 1, 2004 to August 27, 2004.
      Descriptions of material contingencies, significant provisions of long-term debt obligations and commitments of Nortek Holdings and its subsidiaries are included in Notes 1, 2, 6 and 9 of the Notes to the Nortek Holdings, Inc. and Subsidiaries Consolidated Financial Statements, which are incorporated herein by reference.

NORTEK, INC. (PARENT COMPANY)
SCHEDULE I CONDENSED FINANCIAL INFORMATION OF NORTEK INC.
CONDENSED STATEMENT OF OPERATIONS

For the Period from
January 1, 2002 to
November 20, 2002

(Amounts in thousands)
Revenues:
Charges and allocations to subsidiaries	$21,307
Investment income	2,586
Other income	48

Total revenues	23,941

Expenses:
Selling, general and administrative expense	59,275
Interest expense	52,712
Other expense	885

Total expenses	112,872

Loss from continuing operations before equity in subsidiaries’ earnings	(88,931)
Equity in subsidiaries’ earnings before provision for income taxes	155,831

Earnings from continuing operations before provision for income taxes	66,900
Provision for income taxes	26,900

Earnings from continuing operations	40,000
Earnings from discontinued operations	24,200

Net earnings	$64,200

The accompanying notes are an integral part of these condensed financial statements.

NORTEK, INC. (PARENT COMPANY)
SCHEDULE I CONDENSED FINANCIAL INFORMATION OF NORTEK INC.
CONDENSED STATEMENT OF CASH FLOWS

For the Period from
January 1, 2002 to
November 20, 2002

(Amounts in thousands)
Cash Flows from operating activities:
Earnings from continuing operations	$40,000
Earnings from discontinued operations	24,200

Net earnings	64,200

Adjustments to reconcile net earnings to cash:
Depreciation and amortization expense	313
Non-cash interest expense, net	3,351
Equity in subsidiaries’ earnings before provision for income taxes	(155,831)
Charges and allocations to subsidiaries	(21,307)
Net transfers from subsidiaries, principally cash	206,090
Changes in certain assets and liabilities, net of effects from acquisitions and dispositions:
Notes and accounts receivable and other current assets	(252)
Other assets	(4,777)
Accounts payable	(5,352)
Accrued expenses and taxes	51,482
Long-term liabilities	6,580
Other, net	738

Total adjustments to net earnings	81,035

Net cash provided by operating activities	145,235

Cash Flows from investing activities:
Capital expenditures	(120)
Purchases of investments and marketable securities	(236,926)
Proceeds from the sale of investments and marketable securities	148,227
Change in restricted cash, investments and marketable securities	(2)

Net cash used in investing activities	(88,821)

Cash Flows from financing activities:
Repayment of other long-term debt	(5)
Payment of fees associated with Nortek’s former Senior Secured Credit Facility	(3,873)
Exercise of stock options	615
Other, net	27

Net cash used in financing activities	(3,236)

Net increase in unrestricted cash and investments	53,178
Unrestricted cash and investments at the beginning of the year	83,260

Unrestricted cash and investments at the end of the year	$136,438

Interest paid on indebtedness	$38,277

Net income taxes paid, including amounts paid by subsidiaries	$16,900

The accompanying notes are an integral part of these condensed financial statements.

NORTEK, INC. (PARENT COMPANY)
SCHEDULE I CONDENSED FINANCIAL INFORMATION OF NORTEK, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
For the Period from January 1, 2002 to November 20, 2002
      1. On July 15, 2004, THL Buildco Holdings, Inc. (“THL Buildco Holdings”) and THL Buildco, Inc. (“THL Buildco”), newly formed Delaware corporations affiliated with Thomas H. Lee Partners, L.P., entered into a stock purchase agreement with the owners of Nortek Holdings, Inc., Nortek Inc.’s (“Nortek’) former parent company (referred to herein as “the former Nortek Holdings”), including affiliates of Kelso & Company, L.P. (“Kelso”) and certain members of Nortek’s management, pursuant to which THL Buildco agreed to purchase all the outstanding capital stock of the former Nortek Holdings. Prior to the completion of the THL Transactions described below, Nortek was a wholly-owned direct subsidiary of the former Nortek Holdings and THL Buildco was a wholly-owned direct subsidiary of THL Buildco Holdings. On January 9, 2003, the former Nortek Holdings was acquired by Kelso and certain members of Nortek’s management in a transaction valued at approximately $1,600,000,000 including all of the Company’s indebtedness (the “Recapitalization”).
      On August 27, 2004, THL Buildco purchased all of the outstanding capital stock of the former Nortek Holdings pursuant to the stock purchase agreement in a transaction valued at approximately $1,740,000,000 (the “Acquisition”). Immediately upon the completion of the Acquisition, THL Buildco was merged with and into the former Nortek Holdings with the former Nortek Holdings continuing as the surviving corporation. The former Nortek Holdings was then merged with and into Nortek with Nortek continuing as the surviving corporation and a wholly-owned subsidiary of THL Buildco Holdings. THL Buildco Holdings was then renamed Nortek Holdings, Inc. (“Nortek Holdings”), which was wholly-owned by THL-Nortek Investors, LLC, a Delaware limited liability company (“Investors LLC”). In connection with the Acquisition, members of Nortek management reinvested a portion of their equity interest in the former Nortek Holdings for an equity interest in Investors LLC and interests in a deferred compensation plan established by Nortek Holdings (the Acquisition and the above events are collectively referred to herein as the “THL Transactions”).
      On February 10, 2005, NTK Holdings, Inc (“NTK Holdings”), a newly formed Delaware Corporation, issued 3,000 shares of capital stock to Investors LLC in exchange for Investor LLC’s shares of capital stock of Nortek Holdings. As a result of this exchange, Nortek Holdings became a wholly-owned subsidiary of NTK Holdings and NTK Holdings became a wholly-owned subsidiary of Investors LLC.
      On November 20, 2002, Nortek reorganized into a holding company structure and each outstanding share of capital stock of Nortek was converted into an identical share of capital stock of the former Nortek Holdings with the former Nortek Holdings becoming the successor public company and Nortek becoming a wholly-owned subsidiary of the former Nortek Holdings (the “Holdings Reorganization”). From June 19, 2002 through November 20, 2002, the former Nortek Holdings was a wholly-owned subsidiary of Nortek, which had no operating or cash flow activity.
      Although NTK Holdings was not formed until fiscal 2005, its predecessor company, Nortek Holdings, met the restricted net asset requirements under the Securities and Exchange Commission’s (“SEC”) rules and regulations for financial statement schedules as of December 31, 2004. Prior to the THL Transactions and subsequent to the Holdings Reorganization, the former Nortek Holdings was the Registrant and parent company for all filings required by the SEC. Prior to the Holdings Reorganization, Nortek was the Registrant and parent company for all filings required by the SEC. Previously both the former Nortek Holdings and Nortek had met the restricted net asset requirements under the SEC’s rules and regulations for financial statement schedules for the respective applicable periods as of December 31, 2003 and 2002.
      Nortek, Inc. (Parent Company) — Schedule I — Condensed Financial Information of Nortek, Inc., included in this Form S-4, provides all parent company information for the periods prior to the Holdings Reorganization, when Nortek was the parent company, that are required to be presented in accordance

NORTEK, INC. (PARENT COMPANY)
SCHEDULE I CONDENSED FINANCIAL INFORMATION OF NORTEK, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)
with SEC rules and regulations for financial statement schedules. The Nortek Holdings, Inc. (Parent Company) — Schedule I — Condensed Financial Information of Nortek Holdings, which cover the required periods subsequent to the THL Transactions, and the former Nortek Holdings (Parent Company) — Schedule I — Condensed Financial Information of the former Nortek Holdings, which cover the required periods prior to the THL Transactions and subsequent to the Holdings Reorganization, are included elsewhere in this Form S-4 and are incorporated herein by reference. The accompanying condensed financial statements have been prepared in accordance with the reduced disclosure requirements permitted by Form S-4, Item 21, Schedule I — Condensed Financial Information of the Registrant. The Nortek Holdings, Inc. and Subsidiaries Consolidated Financial Statements are included elsewhere in this Registration Statement and are incorporated herein by reference.
      Refer to Notes 1 and 2 of the Notes to the Nortek Holdings, Inc. and Subsidiaries Consolidated Financial Statements, which are incorporated herein by reference for a complete discussion of the Acquisition and the Recapitalization.
      2. Refer to Notes 1 and 10 of the Notes to the Nortek Holdings, Inc. and Subsidiaries Consolidated Financial Statements, which are incorporated herein by reference, for information pertaining to the accounting for discontinued operations, including the sale of La Cornue SAS and Ply Gem Industries, Inc. during fiscal 2004.
      3. Descriptions of material contingencies, significant provisions of long-term debt obligations and commitments of Nortek and Nortek Holdings are included in Notes 1, 2, 6 and 9 of the Notes to the Nortek Holdings, Inc. and Subsidiaries Consolidated Financial Statements, which are incorporated herein by reference.
      4. Included in interest expense in the accompanying condensed statement of operations for the period from January 1, 2002 to November 20, 2002 is approximately $6,900,000 related to notes payable to a subsidiary of Nortek that bear interest at rates ranging from 8% to 10%. Interest expense allocated to discontinued operations in the accompanying condensed statement of operations for the period from January 1, 2002 to November 20, 2002 is approximately $37,800,000.

SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS

	Balance at	Charged to	Charged to		Deduction		Balance at
	Beginning	Cost and	Other		from		End of
Classification	of Year	Expense	Accounts		Reserves		Year

	(Amounts in thousands)
For the year-ended December 31, 2002:
Allowance for doubtful accounts and sales allowances	$4,730	$2,978	$70	(b)	$(1,810	)(a)	$5,968
For the year-ended December 31, 2003:
Allowance for doubtful accounts and sales allowances	$5,968	$3,397	$711	(b)	$(4,265	)(a)	$5,811
For the year-ended December 31, 2004:
Allowance for doubtful accounts and sales allowances	$5,811	$1,573	$509	(b)	$(2,426	)(a)	$5,467

(a)	Amounts written off, net of recoveries

(b)	Other including acquisitions

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We have audited the consolidated financial statements of Nortek Holdings, Inc. and subsidiaries as of December 31, 2004 and 2003, and for the period from August 28, 2004 to December 31, 2004, the period from January 1, 2004 to August 27, 2004, the period from January 10, 2003 to December 31, 2003, the period from January 1, 2003 to January 9, 2003, and for the year ended December 31, 2002 and have issued our report thereon dated March 25, 2005 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 21b of this Registration Statement. These schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.
      In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

ERNST & YOUNG, LLP
Boston, Massachusetts
March 25, 2005

EXHIBIT INDEX
      Exhibits marked with an asterisk are filed herewith. The remainder of the exhibits have theretofore been filed with the SEC and are incorporated herein by reference. Exhibits marked with a double asterisk identify each management contract or compensatory plan or arrangement.

Exhibit
No.

2.1	Agreement and Plan of Recapitalization, dated as of June 20, 2002, by and among Nortek, Inc., Nortek Holdings, Inc. and K Holdings, Inc. (Exhibit 2 to former Nortek Holdings, Inc.’s Form 8-K filed June 24, 2002 (Commission File No. 001-06112)).

2.2	Amendment No. 1 to Agreement and Plan of Recapitalization, dated as of September 16, 2002, by and among Nortek, Inc., Nortek Holdings, Inc. and K Holdings, Inc. (Exhibit 2 to former Nortek Holdings, Inc.’s Form 8-K filed September 16, 2002 (Commission File No. 001-06112)).

2.3	Agreement and Plan of Merger by and among Nortek, Inc. and Nortek Holdings, Inc. and Nortek Holdings Merger Sub, Inc., dated as of November 20, 2002. (Exhibit 2.1 to former Nortek Holdings, Inc.’s Form 8-K filed November 21, 2002 (Commission File No. 001-06112)).

2.4	Amendment No. 2 to Agreement and Plan of Recapitalization, dated November 20, 2002, by and among Nortek, Inc., Nortek Holdings, Inc. and K Holdings, Inc. (Exhibit(d)(13) to former Nortek Holdings, Inc.’s Amendment No. 3 to Schedule 13E-3 filed November 27, 2002 (Commission File No. 005-30364)).

2.5	Amendment No. 3 to Agreement and Plan of Recapitalization, dated December 4, 2002, by and among Nortek, Inc., Nortek Holdings, Inc. and K Holdings, Inc. (Exhibit(d)(15) to former Nortek Holdings, Inc.’s Amendment No. 4 to Schedule 13E-3 filed December 4, 2002 (Commission File No. 005-30364)).

2.6	Stock Purchase Agreement among CI Investment Holdings, Inc., Nortek, Inc. and WDS LLC dated as of December 19, 2003 (Exhibit 2.1 to Nortek, Inc.’s Form 8-K filed December 22, 2003).

2.7	Stock Purchase Agreement by and among Kelso Investment Associates VI, L.P., the other sellers named therein, THL Buildco Holdings, Inc. and THL Buildco, Inc. dated as of July 15, 2004 (Exhibit 2.1 to Nortek, Inc.’s Form 8-K filed July 16, 2004).

2.8	Amendment No. 1 to the Stock Purchase Agreement by and among Kelso & Company, L.P., third party stockholders, Richard L. Bready, as the management representative on behalf of the management stockholders and the option sellers, and THL Buildco, Inc. dated as of August 27, 2004 (Exhibit 10.1 to Nortek, Inc.’s Form 8-K filed September 1, 2004).

2.9	Purchase Agreement for Nortek, Inc.’s $625,000,000 8 1/2% Senior Subordinated Notes due 2014 by and among THL Buildco, Inc., as Initial Issuer, and the Representative of the Initial Purchasers named therein dated August 12, 2004 (Exhibit 2.9 to Nortek, Inc.’s Form S-4 filed October 22, 2004).

2.10	Purchase Agreement, dated as of February 10, 2005, by and among NTK Holdings, Inc. and Credit Suisse First Boston LLC as Representative of the Initial Purchasers. (Exhibit 2.10 to NTK Holdings, Inc.’s Form S-4 filed July 5, 2005).

3.1	Certificate of Incorporation of NTK Holdings, Inc. (Exhibit 3.1 to NTK Holdings, Inc.’s Form S-4 filed July 5, 2005).

3.2	By-Laws of NTK Holdings, Inc. (Exhibit 3.2 to NTK Holdings, Inc.’s Form S-4 filed July 5, 2005).

4.1	Indenture dated as of June 12, 2001 between Nortek, Inc. and State Street Bank and Trust Company, as Trustee, relating to the 9 7/8% Senior Subordinated Notes due 2011 (Exhibit 4.1 to former Nortek Holdings, Inc.’s Registration Statement No. 333-64130 filed June 29, 2001).

4.2	Indenture dated as of August 27, 2004 by and between THL Buildco, Inc., the guarantors named therein, and U.S. Bank National Association relating to the 8 1/2% Senior Subordinated Notes due 2014 (Exhibit 4.1 to Nortek, Inc.’s Form 8-K filed September 1, 2004).

Exhibit
No.

4.3		First Supplemental Indenture dated as of August 5, 2004 between Nortek, Inc. and U.S. Bank National Association, as successor-in-interest to State Street Bank and Trust Company, as trustee under the Indenture dated June 12, 2001 (Exhibit 4.3 to Nortek, Inc.’s Form S-4 filed October 22, 2004).

4.4		Registration Rights Agreement dated as of August 27, 2004 for Nortek, Inc.’s 8 1/2% Senior Subordinated Notes due 2014 by and among THL Buildco, Inc., Nortek, Inc., the Guarantors named therein and the Initial Purchasers named therein (Exhibit 4.1 to Nortek, Inc.’s Form 8-K filed September 1, 2004).

4.5		Indenture dated as of February 15, 2005 between NTK Holdings, Inc. and U.S. Bank National Association, as trustee, relating to the 10 3/4% senior discount notes due 2014 (Exhibit 4.5 to NTK Holdings, Inc.’s Form S-4 filed July 5, 2005).

4.6		Registration Rights Agreement dated as of February 15, 2005 by and among NTK Holdings, Inc. and Credit Suisse First Boston LLC as Representative and Bank of America Securities LLC and UBS Securities LLC as Initial Purchasers relating to the 10 3/4% senior discount notes due 2014 (Exhibit 4.6 to NTK Holdings, Inc.’s Form S-4 filed July 5, 2005).

*5	.1	Opinion of Ropes & Gray LLP.

**10	.1	Form of Indemnification Agreement between Nortek, Inc. and its directors and certain officers (Appendix C to Proxy Statement dated March 23, 1987 for Annual Meeting of Nortek Stockholders, File No. 1-6112).

**10	.2	Nortek, Inc. Supplement Executive Retirement Plan C, dated December 18, 2003 (Exhibit 10.23 to Nortek, Inc.’s Form 10-K filed March 30, 2004).

**10	.3	Amended and Restated Employment Agreement of Richard L. Bready, dated as of August 27, 2004 (Exhibit 10.2 to Nortek, Inc.’s Form 8-K filed September 1, 2004).

**10	.4	Amended and Restated Employment Agreement of Almon C. Hall, III, dated as of August 27, 2004 (Exhibit 10.3 to Nortek, Inc.’s Form 8-K filed September 1, 2004).

**10	.5	Amended and Restated Employment Agreement of Kevin W. Donnelly, dated as of August 27, 2004 (Exhibit 10.4 to Nortek, Inc.’s Form 8-K filed September 1, 2004).

**10	.6	Consulting Agreement with David B. Hiley, dated as of August 27, 2004 (Exhibit 10.5 to Nortek, Inc.’s Form 8-K filed September 1, 2004).

**10	.7	Agreement with Robert E.G. Ractliffe, dated as of August 26, 2004 (Exhibit 10.6 to Nortek, Inc.’s Form 8-K filed September 1, 2004).

**10	.8	Second Amended and Restated Change in Control Severance Benefit Plan for Key Employees, dated as of August 27, 2004 (Exhibit 10.7 to Nortek, Inc.’s Form 8-K filed September 1, 2004).

**10	.9	Deferred Compensation Plan of Nortek Holdings, Inc., dated as of August 27, 2004 (Exhibit 10.8 to Nortek, Inc.’s Form 8-K filed September 1, 2004).

**10	.10	Management Agreement among THL Managers V, LLC, Nortek, Inc. and Nortek Holdings, Inc., dated as of August 27, 2004 (Exhibit 10.9 to Nortek, Inc.’s Form 8-K filed September 1, 2004).

10.11		Credit Agreement dated August 27, 2004 among Nortek, Inc., Nortek Holdings, Inc. (f/k/a THL Buildco, Inc., THL Buildco Holdings, Inc.), UBS AG, Stamford Branch, UBS AG Canada Branch, Bank of America N.A., Bank of America N.A. (Canada Branch), and certain other Lenders Party thereto (Exhibit 10.10 to Nortek, Inc.’s Form 10-K filed September 1, 2004).

**10	.12	First Amendment to Nortek, Inc. Supplemental Executive Retirement Plan C dated December 6, 2004 (Exhibit 10.12 to Nortek, Inc.’s Form 10-K filed March 29, 2005).

**10	.13	Agreement with Bryan L. Kelln dated May 23, 2005 (Exhibit 99 to Nortek, Inc.’s Form 8-K filed June 6, 2005).

**10	.14	Nortek, Inc. Supplemental Executive Retirement Plan C Trust Agreement dated as of July 19, 2004 and the First Amendment to the Supplemental Executive Retirement Plan Trust Agreement C dated as of April 18, 2005 (Exhibit 10.12 to Nortek, Inc.’s Form 10-Q filed May 10, 2005).

Exhibit
No.

10.15		Amendment No. 1, dated as of March 29, 2005, to the Credit Agreement dated as of August 27, 2004 among Nortek, Inc., each of the Canadian Borrowers, Nortek Holdings, Inc., UBS AG, Stamford Branch, the Lenders, Credit Suisse First Boston, UBS Securities LLC, Bank of America, N.A. and Bear Stearns Corporate Lending Inc. (Exhibit 10.15 to NTK Holdings, Inc.’s Form S-4 filed July 5, 2005).

12.1		Statement regarding Computation of Ratios (Exhibit 12.1 to NTK Holdings, Inc.’s Form S-4 filed on July 5, 2005).

14.1		Nortek, Inc. Code of Ethics for Senior Management (Exhibit 14.1 to Nortek, Inc.’s Form 10-K filed March 29, 2005)

16.1		Letter from Nortek, Inc.’s former independent accountant regarding its concurrence or disagreement with statements made by Nortek, Inc. in the current report concerning the resignation or dismissal as Nortek, Inc.’s principal accountants (Exhibit 16 to former Nortek Holdings, Inc.’s Form 8-K filed June 28, 2002).

*21	.1	List of Subsidiaries

*23	.1	Consent of Ernst & Young, LLP.

*23	.2	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1).

24.1		Power of attorney pursuant to which amendments to this registration statement may be filed (Exhibit 24.1 to NTK Holdings, Inc.’s Form S-4 filed on July 5, 2005).

25.1		Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of U.S. Bank National Association (Exhibit 25.1 to NTK Holdings, Inc.’s Form S-4 filed on July 5, 2005).

99.1		Form of Letter of Transmittal (Exhibit 99.1 to Form S-4 filed July 5, 2005).

99.2		Form of Notice of Guaranteed Delivery (Exhibit 99.2 to Form S-4 filed July 5, 2005).

99.3		Form of Exchange Agency Agreement (Exhibit 99.3 to NTK Holdings, Inc.’s Form S-4 filed July 5, 2005).